As filed with the Securities and Exchange Commission on March 21, 2007

Registration No. 333-[__]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New Hampshire Thrift Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6035	02-0430695
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9 Main St., PO Box 9

Newport, New Hampshire 03773

603-863-0886

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

Mr. Stephen W. Ensign

President and Chief Executive Officer

New Hampshire Thrift Bancshares, Inc.

9 Main Street, P.O. Box 29

Newport, New Hampshire 03773

(603) 863-0886

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Agent for Service)

Copies to:

Richard A. Schaberg, Esq. Matthew Dyckman, Esq. Thacher Proffitt & Wood LLP 1700 Pennsylvania Ave., NW Suite 800 Washington, D.C. 20006 Phone: (202) 626-5630	J.J. Cranmore, Esq. Thomas A. Klee, Esq. Cranmore, FitzGerald & Meaney 49 Wethersfield Avenue Hartford, Connecticut 06114-1102 Phone: (860) 522-9100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	1,067,701 shares (1)	(2)	$20,494,260(2)	$494.10

(1)	Represents the maximum number of shares of New Hampshire Thrift Bancshares, Inc. common stock that may be issued in connection with the proposed merger to which this Registration Statement relates.

(2)	Pursuant to Rule 457(f), the registration fee was computed on the basis of the aggregate market value of the common stock of First Brandon Financial Corporation to be exchanged or cancelled in connection with the merger and computed by (a) multiplying (i) the average of the high and low price per share of such common stock quoted on the Pink Sheets on March 19, 2007 by (ii) 499,860, representing the maximum number of shares of First Brandon Financial Corporation Common Stock expected to be exchanged or cancelled in connection with the merger, and from that total ($20,494,260) (b) subtracting $4,399,767.70, representing the estimated amount of cash to be paid to stockholders of First Brandon Financial Corporation.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Proxy Statement/Prospectus is not complete and may be changed. Holders of the securities covered by the registration statement, of which this Proxy Statement/Prospectus is a part, may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This Proxy Statement/Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities nor shall there be any sale of these securities in any state where the offer, solicitation or sale is not permitted.

[New Hampshire Thrift Bancshares, Inc. Logo]	[First Brandon Financial Corporation Logo]

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The Boards of Directors of New Hampshire Thrift Bancshares, Inc. and First Brandon Financial Corporation have both unanimously approved a merger of First Brandon Financial with and into New Hampshire Thrift Bancshares. First Brandon Financial stockholders will have the opportunity to elect to receive merger consideration in the form of 2.67 shares of New Hampshire Thrift Bancshares common stock, $44.01 in cash, or a combination of New Hampshire Thrift Bancshares common stock and cash, for each share of First Brandon Financial common stock they own. However, because 80% of the total number of shares of First Brandon Financial common stock outstanding at the closing will be converted into New Hampshire Thrift Bancshares common stock and the remaining 20% of the outstanding shares will be converted into cash, First Brandon Financial stockholders may receive a combination of cash and shares of New Hampshire Thrift Bancshares common stock for their First Brandon Financial shares that is different than what they elected depending on the elections made by other First Brandon Financial stockholders.

Based on the closing price of $[__] per share of New Hampshire Thrift Bancshares common stock on [__], each share of First Brandon Financial common stock that is exchanged solely for New Hampshire Thrift Bancshares common stock would be converted into 2.67 shares of New Hampshire Thrift Bancshares common stock having a value of $[__]. The market price of New Hampshire Thrift Bancshares common stock will fluctuate over time, which will cause the value of the stock component of the merger consideration to fluctuate. Stockholders should obtain current market quotations for the shares of both companies from a newspaper, the internet or their broker. New Hampshire Thrift Bancshares common stock is listed on the Nasdaq Global Market under the symbol “NHTB.” First Brandon Financial common stock is quoted on the Pink Sheets under the symbol “FBDN.” New Hampshire Thrift Bancshares and First Brandon Financial expect that the merger will generally be tax-free to First Brandon Financial stockholders with respect to any New Hampshire Thrift Bancshares common stock received and will generally be taxable with respect to any cash received.

The merger cannot be completed unless the stockholders of both New Hampshire Thrift Bancshares and First Brandon Financial approve the merger agreement. New Hampshire Thrift Bancshares and First Brandon Financial have scheduled an annual meeting and a special meeting, respectively, so the stockholders of each can vote on the merger agreement. New Hampshire Thrift Bancshares’ stockholders will also vote on the election of directors and ratify the appointment of the independent registered public accounting firm for the year ending December 31, 2007. The Boards of Directors of each of New Hampshire Thrift Bancshares and First Brandon Financial unanimously recommend that their stockholders vote “FOR” the merger agreement. The Board of Directors of New Hampshire Thrift Bancshares unanimously recommends that its stockholders vote “FOR” the nominees to the Board of Directors and “FOR” the ratification of the independent registered public accounting firm for the year ending December 31, 2007.

New Hampshire Thrift Bancshares will hold its annual meeting of stockholders on May 10, 2007 at 10:00 a.m., Eastern Time, at the Lake Sunapee Bank Building, the 1868 Room, 9 Main Street, Newport, New Hampshire. First Brandon Financial will hold its special meeting of stockholders on May 11, 2007 at 9:00 a.m., Eastern Time, at The Lilac Inn, 53 Park Street, Brandon, Vermont.

This document serves as the proxy statement for the annual meeting of stockholders of New Hampshire Thrift Bancshares, the proxy statement for the special meeting of stockholders of First Brandon Financial and the prospectus for the shares of New Hampshire Thrift Bancshares to be issued in the merger. This document describes the annual meeting, the special meeting, the merger, the documents related to the merger, and other related matters. New Hampshire Thrift Bancshares and First Brandon Financial urge you to read this entire document carefully. In particular, you should carefully consider the discussion in the section titled “Risks Related to the Merger” beginning on page [__]. You can also obtain information about New Hampshire Thrift Bancshares from documents filed with the Securities and Exchange Commission. Additional information about First Brandon Financial is provided in Appendix F to this Proxy Statement/Prospectus.

Your vote is very important. Whether or not you plan to attend the annual meeting of New Hampshire Thrift Bancshares or the special meeting of First Brandon Financial, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger agreement and the other proposals being considered at the annual meeting. If you do not return the proxy card, it will have the same effect as a vote against the merger agreement.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any other bank regulatory agency, nor any state securities regulator has approved or disapproved of these securities or determined if this Proxy Statement/Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This Proxy Statement/Prospectus is dated [__] and is first being mailed to stockholders of New Hampshire Thrift Bancshares and to stockholders of First Brandon Financial on or about [__].

HOW TO GET COPIES OF RELATED DOCUMENTS

This Proxy Statement Prospectus is accompanied by a copy of the annual report to stockholders of New Hampshire Thrift Bancshares for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission on March 20, 2007. You should carefully review and consider the information in the annual report as it includes important business and financial information about New Hampshire Thrift Bancshares.

This document incorporates important business and financial information about New Hampshire Thrift Bancshares, Inc. that is not included in or delivered with this document. Stockholders may receive the information free of charge by writing or calling the persons listed below. Make your request to New Hampshire Thrift Bancshares, Inc., 9 Main St., PO Box 9, Newport, New Hampshire 03773, Attention: Stephen R. Theroux; telephone number (603) 863-0886. New Hampshire Thrift Bancshares will respond to your request within one business day by sending the requested documents by first class mail or other equally prompt means. In order to ensure timely delivery of the documents in advance of New Hampshire Thrift Bancshares’ stockholders’ meeting, any request should be made by [date 5 business days prior to annual meeting date]. Additional information about First Brandon Financial and its subsidiary is provided in Appendix F to this Proxy Statement/Prospectus.

Also see “Where You Can Find More Information” on page [__].

HOW TO GET COPIES OF RELATED DOCUMENTS	iii
SUMMARY	1
QUESTIONS AND ANSWERS ABOUT THE VOTING PROCEDURES FOR THE NEW HAMPSHIRE THRIFT BANCSHARES ANNUAL MEETING AND FOR THE FIRST BRANDON FINANCIAL ANNUAL MEETING	10
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	12
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF NEW HAMPSHIRE THRIFT BANCSHARES, INC.	13
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FIRST BRANDON FINANCIAL CORPORATION	15
SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL DATA	16
Unaudited Pro Forma Condensed Consolidated Financial Information	17
Comparative Pro Forma Per Share Data	21
RISK FACTORS	23
Risks Related to the Merger	23
Risks About New Hampshire Thrift Bancshares	25
THE NEW HAMPSHIRE THRIFT BANCSHARES, INC. ANNUAL MEETING	29
Matters to Be Considered	29
Proxies	29
Solicitation of Proxies	30
Record Date	30
Voting Rights and Vote Required	30
Recommendation of the Board of Directors	31
Attending the New Hampshire Thrift Bancshares Annual Meeting	31
Security Ownership of Certain Beneficial Owners of New Hampshire Thrift Bancshares	32
Beneficial Stock Ownership of Management	33
THE FIRST BRANDON FINANCIAL CORPORATION SPECIAL MEETING	34
Matters to Be Considered	34
Proxies	34
Solicitation of Proxies	35
Record Date	35
Voting Rights and Vote Required	35
Recommendation of the Board of Directors	36
Attending the First Brandon Financial Special Meeting	36
Participants in First Brandon Financial’s Benefit Plans	36
Security Ownership of Certain Beneficial Owners of First Brandon Financial	37
Beneficial Stock Ownership of Management	38
INFORMATION ABOUT THE COMPANIES	39
PROPOSAL I—THE PROPOSED MERGER	41
General	41
Background of the Merger	41
First Brandon Financial’s Reasons for the Merger; Recommendation of First Brandon Financial’s Board of Directors	44
Opinion of First Brandon Financial’s Financial Advisor	46
New Hampshire Thrift Bancshares’ Reasons for the Merger	50
Opinion of New Hampshire Thrift Bancshares’ Financial Advisor	51
Summary of Analyses by Keefe, Bruyette & Woods	54
Merger Consideration; Cash or Stock Election	60
Election Procedures; Surrender of Stock Certificates	61
Employee Matters	63
Interests of Directors and Executive Officers in the Merger	64
Conduct of Business Pending the Merger	66
Representations and Warranties	68
Conditions to the Merger	69

Regulatory Approvals Required for the Merger	70
No Solicitation	71
Termination; Amendment; Waiver	71
Management and Operations After the Merger	73
Effective Date of Merger	73
Public Trading Markets	73
New Hampshire Thrift Bancshares Dividends	74
Fees and Expenses	74
Material United States Federal Income Tax Consequences of the Merger	74
Resale of New Hampshire Thrift Bancshares Common Stock	77
Accounting Treatment	78
Dissenters’ Rights	78
First Brandon Financial Stock Trading and Dividend Information	82
New Hampshire Thrift Bancshares Stock Trading and Dividend Information	83
Comparison of Stockholders’ Rights for Existing Stockholders of First Brandon Financial	83
Description of Capital Stock of New Hampshire Thrift Bancshares	88
Provisions of the New Hampshire Thrift Bancshares’ Certificate of Incorporation and Bylaws	89
NEW HAMPSHIRE THRIFT BANCSHARES PROPOSAL II—ELECTION OF DIRECTORS OF NEW HAMPSHIRE THRIFT BANCSHARES, INC.	93
General	93
Information as to Nominees and Continuing Directors	93
Class III Director Nominees – Terms to Expire in 2010	94
Class I Directors – Terms to Expire in 2008	94
Class II Directors – Terms to Expire in 2009	94
Board Meetings, Board Committees and Corporate Governance Matters	95
Committees of the Board	95
Relationship with Independent Registered Public Accounting Firm	97
Stockholder Communications with the Board of Directors	98
Executive Officers	98
Compensation Discussion and Analysis	99
Executive Compensation	101
Directors’ Compensation	104
Certain Transactions With Management And Others	106
Section 16(a) Beneficial Ownership Reporting Compliance	106
NEW HAMPSHIRE THRIFT BANCSHARES PROPOSAL III—RATIFICATION OF APPOINTMENT OF NEW HAMPSHIRE THRIFT BANCSHARES, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	108
NEW HAMPSHIRE THRIFT BANCSHARES PROPOSAL IV – AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS	108
ADDITIONAL INFORMATION	108
Stockholder Proposals For 2008 Annual Meeting	108
Notice of Business to be Conducted at an Annual Meeting	109
FIRST BRANDON FINANCIAL PROPOSAL II—AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS	110
ADDITIONAL INFORMATION	110
Stockholder Proposals For 2008 Annual Meeting	110
EXPERTS	111
LEGAL OPINIONS	111
WHERE YOU CAN FIND MORE INFORMATION	111

APPENDICES
A.	Agreement and Plan of Merger by and between New Hampshire Thrift Bancshares, Inc. and First Brandon Financial Corporation. dated as of December 14, 2006	A-1
B.	Opinion of FinPro, Inc.	B-1
C.	Opinion of Keefe, Bruyette & Woods, Inc.	C-1
D.	Chapter 13 of the Vermont Business Corporations Act – Dissenters’ Rights	D-1

v

E.	Audit Committee Charter of New Hampshire Thrift Bancshares, Inc.	E-1
F.	First Brandon Financial Corporation Financial Information	F-1

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

9 Main Street, PO Box 9

Newport, New Hampshire 03773

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 10, 2007

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of New Hampshire Thrift Bancshares, Inc. will be held at the Lake Sunapee Bank Building, 1868 Room, 9 Main Street, Newport, New Hampshire, at 10:00 a.m., Eastern Time, on May 10, 2007, for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger, by and between New Hampshire Thrift Bancshares, Inc. and First Brandon Financial Corporation, dated as of December 14, 2006, and all of the matters contemplated in the agreement, pursuant to which First Brandon Financial will merge with and into New Hampshire Thrift Bancshares, with New Hampshire Thrift Bancshares being the surviving corporation;

2.	To elect three persons to serve as directors of New Hampshire Thrift Bancshares for the terms specified in the attached Proxy Statement/Prospectus;

3.	To ratify the appointment of Shatswell, MacLeod & Co., P.C. as New Hampshire Thrift Bancshares’ independent registered public accounting firm for the year ending December 31, 2007; and

4.	To vote on such other matters as may properly come before the New Hampshire Thrift Bancshares annual meeting or any adjournment or postponement of the meeting, including any proposal to approve the adjournment of the annual meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the annual meeting to approve the proposals. As of the date of this Proxy Statement/Prospectus, management of New Hampshire Thrift Bancshares is not aware of any other business to be considered.

The merger with First Brandon Financial and the other proposals are more fully described in the attached Proxy Statement/Prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Appendix A to the accompanying Proxy Statement/Prospectus.

The Board of Directors of New Hampshire Thrift Bancshares has established March 16, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting. Only record holders of New Hampshire Thrift Bancshares common stock as of the close of business on that date will be entitled to vote at the annual meeting or any adjournment or postponement of the meeting. If there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies by New Hampshire Thrift Bancshares. A list of stockholders entitled to vote at the annual meeting will be available at New Hampshire Thrift Bancshares, Inc., 9 Main Street, Newport, New Hampshire, for ten days prior to the annual meeting and also will be available at the annual meeting.

The Board of Directors of New Hampshire Thrift Bancshares unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated in the merger agreement, “FOR” each of the nominees for director listed in the Proxy Statement/Prospectus and “FOR” ratification of the appointment of Shatswell, MacLeod & Co., P.C. as New Hampshire Thrift Bancshares’ independent registered public accounting firm for the year ending December 31, 2007.

Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person at New Hampshire Thrift Bancshares’ annual meeting, but will assure that your vote is counted if you are unable to attend.

By Order of the Board of Directors,

Newport, New Hampshire [ ], 2007	Stephen R. Theroux Vice Chairman, Executive Vice President, Chief Financial Officer & Corporate Secretary

FIRST BRANDON FINANCIAL CORPORATION

2 Park Street, PO Box 9

Brandon, Vermont 05733

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on May 11, 2007

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of First Brandon Financial Corporation will be held at The Lilac Inn, 53 Park Street, Brandon, Vermont, at 9:00 a.m., Eastern Time, on May 11, 2007 for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger, by and between New Hampshire Thrift Bancshares, Inc. and First Brandon Financial Corporation, dated as of December 14, 2006, and all of the matters contemplated in the agreement, pursuant to which First Brandon Financial will merge with and into New Hampshire Thrift Bancshares, with New Hampshire Thrift Bancshares being the surviving corporation; and

2.	To vote on such other matters as may properly come before the First Brandon Financial special meeting or any adjournment or postponement of the meeting, including any proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposals. As of the date of this Proxy Statement/Prospectus, management of First Brandon Financial is not aware of any other business to be considered.

The merger with New Hampshire Thrift Bancshares is more fully described in the attached Proxy Statement/Prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Appendix A to the accompanying Proxy Statement/Prospectus.

The Board of Directors of First Brandon Financial has established [__] as the record date for determining the stockholders entitled to notice of and to vote at the special meeting. Only record holders of First Brandon Financial common stock as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement of the meeting. If there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the special meeting, the special meeting may be adjourned in order to permit further solicitation of proxies by First Brandon Financial. A list of stockholders entitled to vote at the special meeting will be available at First Brandon Financial Corporation, 2 Park Street, Brandon, Vermont, beginning two business days after the date of this notice, [__], 2007, and continuing through the meeting and also will be available at the special meeting.

The Board of Directors of First Brandon Financial unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated in the merger agreement as described in the Proxy Statement/Prospectus.

Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person at First Brandon Financial’s special meeting, but will assure that your vote is counted if you are unable to attend.

By Order of the Board of Directors,

Brandon, Vermont [ ], 2007	Charles S. Jakiela Secretary

SUMMARY

This is a summary of certain information regarding the proposed merger and the stockholder meetings to vote on the merger agreement contained in this document. It does not contain all of the information that may be important to you. New Hampshire Thrift Bancshares and First Brandon Financial urge you to carefully read the entire document, including the Appendices, before deciding how to vote.

WHAT THIS DOCUMENT IS ABOUT

The Boards of Directors of New Hampshire Thrift Bancshares, Inc. and First Brandon Financial Corporation have approved the merger agreement between New Hampshire Thrift Bancshares and First Brandon Financial pursuant to which First Brandon Financial will merge with and into New Hampshire Thrift Bancshares. The merger cannot be completed unless the stockholders of New Hampshire Thrift Bancshares and the stockholders of First Brandon Financial approve the merger agreement. New Hampshire Thrift Bancshares’ stockholders will vote on the merger agreement at New Hampshire Thrift Bancshares’ annual meeting. They will also vote on the election of three directors and the ratification of Shatswell, MacLeod & Co., P.C. as New Hampshire Thrift Bancshares’ independent registered public accounting firm for the year ending December 31, 2007. First Brandon Financial’s stockholders will vote on the merger agreement at First Brandon Financial’s special meeting. This document is the Proxy Statement used by New Hampshire Thrift Bancshares’ Board and by First Brandon Financial’s Board to solicit proxies for the annual meeting of New Hampshire Thrift Bancshares and the special meeting of First Brandon Financial, respectively. It is also the Prospectus of New Hampshire Thrift Bancshares regarding the shares of New Hampshire Thrift Bancshares common stock to be issued to First Brandon Financial stockholders if the merger is completed.

THE NEW HAMPSHIRE THRIFT BANCSHARES ANNUAL MEETING

Date, Time and Place

New Hampshire Thrift Bancshares will hold its annual meeting of stockholders at the Lake Sunapee Bank Building, 1868 Room, 9 Main Street, Newport, New Hampshire, at 10:00 a.m., Eastern Time, on May 10, 2007.

Record Date

The record date for stockholders entitled to vote at the annual meeting of stockholders of New Hampshire Thrift Bancshares is March 16, 2007.

Shares Entitled to Vote

4,328,538 shares of New Hampshire Thrift Bancshares common stock were outstanding on the record date and entitled to vote at the New Hampshire Thrift Bancshares annual meeting.

Purpose of the Annual Meeting

The purpose of the annual meeting is to consider and vote on the merger agreement, the election of three directors and the ratification of Shatswell, MacLeod & Co., P.C. as New Hampshire Thrift Bancshares’ independent registered public accounting firm for the year ending December 31, 2007.

Vote Required

A majority of the outstanding shares of New Hampshire Thrift Bancshares common stock entitled to vote must be cast in favor of the merger agreement for it to be approved. Therefore, your failure to vote, your failure to instruct your broker to vote your shares (a broker non-vote), or your abstaining from voting will have the same effect as a vote against the merger agreement. Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld. The ratification of

Shatswell, MacLeod & Co., P.C. as independent registered public accounting firm is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”

As of the record date, the directors and executive officers of New Hampshire Thrift Bancshares and their affiliates beneficially owned 607,918 shares, or approximately 13.25% of the outstanding shares of New Hampshire Thrift Bancshares common stock.

New Hampshire Thrift Bancshares’ Board of Directors has unanimously approved the merger agreement and unanimously recommends that New Hampshire Thrift Bancshares stockholders vote “FOR” the merger agreement, “FOR” each of the nominees listed in this Proxy Statement/Prospectus for the New Hampshire Thrift Bancshares Board and “FOR” the ratification of Shatswell, MacLeod & Co., P.C. as New Hampshire Thrift Bancshares’ independent registered public accounting firm for the year ending December 31, 2007.

THE FIRST BRANDON FINANCIAL SPECIAL MEETING

Date, Time and Place

First Brandon Financial will hold its special meeting of stockholders at The Lilac Inn, 53 Park Street, Brandon, Vermont, at 9:00 a.m., Eastern Time, on May 11, 2007.

Record Date

The record date for stockholders entitled to vote at the special meeting of stockholders of First Brandon Financial is [__], 2007.

Shares Entitled to Vote

499,860 shares of First Brandon Financial common stock were outstanding on the record date and entitled to vote at the First Brandon Financial special meeting.

Purpose of the Special Meeting

The purpose of the special meeting is to consider and vote on the merger agreement.

Vote Required

A majority of the outstanding shares of First Brandon Financial common stock entitled to vote must be cast in favor of the merger agreement for it to be approved. Therefore, your failure to vote, your failure to instruct your broker to vote your shares (a broker non-vote), or your abstaining from voting will have the same effect as a vote against the merger agreement.

As of the record date, the directors and executive officers of First Brandon Financial and their affiliates beneficially owned 28,381 shares, or approximately 5.7% of the outstanding shares of First Brandon Financial common stock. Pursuant to voting agreements entered into at the time the merger agreement with New Hampshire Thrift Bancshares was signed, each director and person then an executive officer of First Brandon Financial has agreed, among other things, to vote or cause to be voted all shares over which they maintain sole or shared voting power in favor of approval and adoption of the merger agreement.

First Brandon Financial’s Board of Directors has unanimously approved the merger agreement and unanimously recommends that First Brandon Financial stockholders vote “FOR” the merger agreement described in this Proxy Statement/Prospectus.

THE COMPANIES

New Hampshire Thrift Bancshares

New Hampshire Thrift Bancshares, a Delaware corporation, is the holding company for Lake Sunapee Bank, fsb. Lake Sunapee Bank is a federally chartered savings bank that operates nineteen branches in New Hampshire, in Grafton, Hillsborough, Merrimack and Sullivan counties. The area served by Lake Sunapee Bank is best known for its recreational facilities and its resort/retirement environment. Within the market area are two major ski areas, several lakes, retirement communities, a four-season recreational development center designed to support 3,500 families, Dartmouth-Hitchcock Medical Center, Colby-Sawyer College, New England College, and Dartmouth College and several industrial manufacturing employers. The Federal Deposit Insurance Corporation insures the deposits of Lake Sunapee Bank. At December 31, 2006, New Hampshire Thrift Bancshares had $672 million in total consolidated assets. New Hampshire Thrift Bancshares’ principal executive offices are located at 9 Main Street, Newport, New Hampshire 03773. New Hampshire Thrift Bancshares’ telephone number is (603) 863-0886.

First Brandon Financial

First Brandon Financial, a Vermont corporation, on September 30, 2005 became the holding company for First Brandon National Bank, a national banking association chartered by the Office of the Comptroller of the Currency that operates three full service banking offices, a drive up facility, and a limited service facility in Brandon, Pittsford and West Rutland, Vermont. The Federal Deposit Insurance Corporation insures the deposits of First Brandon National Bank. At December 31, 2006, First Brandon Financial had $104.2 million in total consolidated assets. First Brandon Financial’s principal executive offices are located at 2 Park Street, Brandon, Vermont 05733. First Brandon Financial’s telephone number is (802) 247-5771.

THE MERGER

General Description (See page [__])

First Brandon Financial will merge with and into New Hampshire Thrift Bancshares, with New Hampshire Thrift Bancshares as the surviving entity. Immediately thereafter, First Brandon National Bank will merge with and into Lake Sunapee Bank, with Lake Sunapee Bank as the surviving institution. However, New Hampshire Thrift Bancshares will operate the branches of the former First Brandon National Bank under the name “First Brandon Bank, a division of Lake Sunapee Bank, fsb,” hereinafter referred to as the First Brandon Division. Following the merger, the current President and Chief Executive Officer of First Brandon Financial will be employed as a Senior Officer of Lake Sunapee Bank, in the position of Regional President of the First Brandon Division. Two members of the current Board of Directors of First Brandon Financial, including the current President and Chief Executive Officer of First Brandon Financial, will be invited to join the Board of Directors of New Hampshire Thrift Bancshares and Lake Sunapee Bank, to serve until at least the third anniversary of the merger. The remaining members of the current Board of Directors of First Brandon Financial will be invited to serve as members of the First Brandon Division Advisory Board to be established and maintained by New Hampshire Thrift Bancshares for at least three years following the merger. A copy of the merger agreement is attached as Appendix A to this document and is incorporated by reference.

Consideration Payable to First Brandon Financial Stockholders (See page [__])

First Brandon Financial stockholders will be offered the opportunity to elect to receive merger consideration in the form of 2.67 shares of New Hampshire Thrift Bancshares common stock, $44.01 in cash or a combination of New Hampshire Thrift Bancshares common stock and cash in exchange for their shares of First Brandon Financial common stock. However, because the merger agreement generally provides that 80% of the total number of shares of First Brandon Financial common stock outstanding at the closing will be converted into New Hampshire Thrift Bancshares common stock and the remaining 20% of the outstanding shares will be converted into cash, a First Brandon Financial stockholder may actually receive a combination of cash and shares of New Hampshire Thrift Bancshares common stock that is different than what such stockholder elected depending on the elections made by other First Brandon Financial stockholders. All elections will be subject to the allocation and proration procedures described in the merger agreement.

Election of Cash or Stock Consideration (See page [__])

No more than 40 business days and no less than 20 business days before the expected date of completion of the merger, New Hampshire Thrift Bancshares will send an election form to First Brandon Financial stockholders which may be used to indicate whether the stockholder’s preference is to receive cash, New Hampshire Thrift Bancshares common stock or a combination of cash and New Hampshire Thrift Bancshares common stock, or whether the stockholder has no preference for either shares of New Hampshire Thrift Bancshares common stock or cash.

First Brandon Financial stockholders should not send in their stock certificates until they receive the election form or subsequent instructions from the New Hampshire Thrift Bancshares exchange agent.

The merger agreement contains allocation and proration provisions that are designed to ensure that 80% of the outstanding shares of common stock of First Brandon Financial will be exchanged for shares of New Hampshire Thrift Bancshares common stock and the remaining 20% of the outstanding shares of common stock of First Brandon Financial will be exchanged for cash.

Therefore, if the holders of more than 80% of the outstanding First Brandon Financial common stock elect to receive New Hampshire Thrift Bancshares common stock for such shares, the amount of New Hampshire common stock that each such stockholder would receive from New Hampshire Thrift Bancshares will be reduced on a pro rata basis. As a result, these First Brandon Financial stockholders will receive cash consideration for any First Brandon Financial shares for which they do not receive New Hampshire Thrift Bancshares common stock.

Similarly, if the holders of more than 20% of the outstanding First Brandon Financial common stock elect to receive cash for such shares, the amount of cash that each such stockholder would receive from New Hampshire Thrift Bancshares will be reduced on a pro rata basis. As a result, such stockholders will receive New Hampshire Thrift Bancshares common stock for any First Brandon Financial shares for which they do not receive cash.

The deadline for returning the election form is the close of business on the twenty-fifth day following the mailing date of the election form, not including the date of mailing, unless First Brandon Financial and New Hampshire Thrift Bancshares mutually agree upon another deadline date. If a First Brandon Financial stockholder does not make an election, either cash or shares of New Hampshire Thrift Bancshares common stock, or a combination of cash and shares of New Hampshire Thrift Bancshares common stock will be allocated to the stockholder, depending on the elections made by other First Brandon Financial stockholders.

Comparative Market Prices and Share Information (See page [__])

New Hampshire Thrift Bancshares common stock is listed on the Nasdaq Global Market under the symbol “NHTB.” First Brandon Financial common stock is quoted on the Pink Sheets under the symbol “FBDN.pk.” The table below presents the per share closing prices of New Hampshire Thrift Bancshares’ and First Brandon Financial’s common stock and the equivalent per share price for First Brandon Financial common stock on (1) December 14, 2006, the last trading date before public announcement of the merger agreement, and (2) [__], the latest practicable date before printing of this Proxy Statement/Prospectus. The equivalent price per share column represents the aggregate consideration to be received by all First Brandon Financial stockholders on a per share basis and is calculated by valuing New Hampshire Thrift Bancshares common stock at the last reported sale price on the indicated date and multiplying this value by the estimated number of shares of New Hampshire Thrift Bancshares being issued in the merger (1,067,701 shares). This amount is added to the current estimated cash consideration of $4,399,767.70, calculated by multiplying the per share cash consideration, $44.01, by 20% of the number of shares of First Brandon Financial common stock outstanding as of March 16, 2007 and [    ], the latest practicable date before printing. This total is then divided by the total number of shares of First Brandon Financial common stock outstanding as of each of such dates (499,860 shares). For more information about the exchange ratio, see “Proposal I—The Proposed Merger—Merger Consideration; Cash or Stock Election,” and for more information about the stock prices and dividends of New Hampshire Thrift Bancshares and First Brandon Financial, see “New Hampshire Thrift Bancshares Stock Trading and Dividend Information” and “First Brandon Financial Stock Trading and Dividend Information.”

	Last Reported Sale Price for Shares of
	New Hampshire Thrift Bancshares Common Stock		First Brandon Financial Common Stock		Equivalent Per Share Price
December 14, 2006	$15.76		$32.50		$42.46
[__], 2007	[__	]	[__	]	[__	]

Individual stockholders of First Brandon Financial will receive consideration based on their individual elections and the election procedures described under “The Proposed Merger-Merger Consideration; Cash or Stock Election.” Stockholders who receive only cash will receive $44.01 per share and stockholders who receive only shares of New Hampshire Thrift Bancshares common stock will receive shares that have an equivalent value of $42.08 and $[        ] per share, based on the price of the New Hampshire Thrift Bancshares on December 14, 2006 and [        ], 2007, respectively. Stockholders could also receive a combination of cash and shares of New Hampshire Thrift Bancshares common stock. However, the market price of New Hampshire Thrift Bancshares’ common stock will fluctuate between the date of this Proxy Statement/Prospectus and the date on which the merger takes place, as well as after completion of the merger. First Brandon Financial stockholders are advised to obtain current market quotations for New Hampshire Thrift Bancshares’ common stock. No assurance can be given as to the market price of New Hampshire Thrift Bancshares’ common stock at the time of the merger or thereafter.

New Hampshire Thrift Bancshares Dividends (See page [__])

In the first and second quarters of 2006, New Hampshire Thrift Bancshares paid on its common stock a quarterly cash dividend of $0.125 per share. The quarterly dividend increased to $0.13 per share for the third and fourth quarters of 2006. New Hampshire Thrift Bancshares currently expects to continue to pay a quarterly cash dividend of at least $0.13 per share of common stock. Although there is no present plan or intention to decrease these dividends, the payment and magnitude of any future dividends will be considered in light of changing opportunities to deploy capital effectively, operating trends, future income tax rates and general economic conditions, as well as various legal and regulatory limitations.

Dissenters’ Rights for First Brandon Financial Stockholders (See page [__])

Under Chapter 13 of the Vermont Business Corporation Act, holders of First Brandon Financial common stock have the right to dissent from, and obtain payment of the fair value of their shares of First Brandon Financial common stock in connection with, the merger. To perfect such dissenters’ rights, a First Brandon Financial stockholder must not vote for the adoption of the merger agreement and must strictly comply with all of the procedures required under Chapter 13 of Vermont Business Corporation Act. These procedures are described more fully beginning on page [__].

A copy of Chapter 13 of the Vermont Business Corporation Act—Dissenters’ Rights is included as Appendix D to this document.

Material Federal Income Tax Consequences of the Merger (See page [__])

The merger has been structured to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes. It is a condition to the respective obligations of the parties to complete the merger that New Hampshire Thrift Bancshares and First Brandon Financial each receive a legal opinion to the effect that the merger will so qualify. The consequences described below assume that, as expected, the merger will qualify as a tax-free reorganization for federal income tax purposes. The federal income tax consequences of the merger to First Brandon Financial stockholders will depend on the form of consideration they receive in the merger.

If a First Brandon Financial stockholder receives solely New Hampshire Thrift Bancshares common stock in exchange for their First Brandon Financial common stock, they will generally not recognize any gain or loss for federal income tax purposes (except with respect to cash received in lieu of any fractional shares). If a First Brandon Financial stockholder receives solely cash in exchange for their First Brandon Financial common stock, they will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and their tax basis in their shares of First Brandon Financial common stock exchanged.

If a First Brandon Financial stockholder receives a combination of New Hampshire Thrift Bancshares common stock and cash in exchange for their shares of First Brandon Financial common stock, and their tax basis in their shares of First Brandon Financial common stock is less than the sum of the amount of cash and the fair market value of the New Hampshire Thrift Bancshares common stock received, they generally will recognize gain in an amount equal to the lesser of:

(1) the sum of the amount of cash and the fair market value of the New Hampshire Thrift Bancshares common stock received minus their tax basis in First Brandon Financial common stock exchanged in the merger; or

(2) the amount of cash received in the merger.

However, if a First Brandon Financial stockholder receives a combination of New Hampshire Thrift Bancshares common stock and cash in exchange for their shares of First Brandon Financial and they realize a loss because their tax basis in their shares of First Brandon Financial common stock is greater than the sum of the amount of cash and the fair market value of the New Hampshire Thrift Bancshares common stock received, the loss will not be recognized for tax purposes until such time as they dispose of the shares received in the merger.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO FIRST BRANDON FINANCIAL STOCKHOLDERS WILL DEPEND UPON EACH STOCKHOLDER’S SITUATION. IN ADDITION, STOCKHOLDERS MAY BE SUBJECT TO STATE, LOCAL OR FOREIGN TAX LAWS THAT ARE NOT DISCUSSED IN THIS DOCUMENT. FIRST BRANDON FINANCIAL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM.

Reselling the Stock You Receive in the Merger (See page [__])

The shares of New Hampshire Thrift Bancshares common stock to be issued in the merger will be registered under the Securities Act of 1933. Except as noted below, stockholders may freely transfer those shares after they receive them. First Brandon Financial has identified certain of its directors and executive officers who may be deemed “affiliates” of First Brandon Financial, and those persons have entered into agreements with New Hampshire Thrift Bancshares restricting their ability to transfer the shares they will receive in the merger.

Differences in Stockholders’ Rights (See page [__])

In the merger, each First Brandon Financial stockholder who receives New Hampshire Thrift Bancshares common stock will become a New Hampshire Thrift Bancshares stockholder. The rights of First Brandon Financial stockholders are currently governed by the Vermont Business Corporation Act, and First Brandon Financial’s articles of incorporation and by-laws. The rights of New Hampshire Thrift Bancshares stockholders are currently governed by the Delaware General Corporation Law and New Hampshire Thrift Bancshares’ certificate of incorporation and by-laws. There are differences in the rights of stockholders of First Brandon Financial and New Hampshire Thrift Bancshares stockholders with respect to special meetings of stockholders, stockholder action by written consent, classification of the Board of Directors, director qualifications, filling vacancies on the Board of Directors, and various other matters.

Reasons for the Merger (See pages [__] and [__])

First Brandon Financial entered into the merger agreement at the conclusion of a process in which First Brandon Financial determined that a merger with New Hampshire Thrift Bancshares was in the best interests of its stockholders. The reasons of the First Brandon Financial Board are discussed in more detail in the body of this document, and include among others the expectation that joining forces with New Hampshire Thrift Bancshares will enable First Brandon Financial to better serve existing and prospective customers through access to expanded resources and markets, without compromising First Brandon Financial’s commitment to community banking principals. The First Brandon Financial Board of Directors believes that the merger is fair to First Brandon Financial stockholders and urges stockholders to vote “FOR” approval of the merger agreement.

Since the formation of New Hampshire Thrift Bancshares as a Delaware Corporation on July 5, 1989, the Board of Directors of New Hampshire Thrift Bancshares has regularly reviewed its strategic alternatives and assessed various opportunities for increasing long-term stockholder value, including opportunities for enhancing earnings internally, opportunistic de novo branching, and acquiring and/or affiliating with other financial institutions. Since its formation, New Hampshire Thrift Bancshares has opened 8 de novo branches. In January 1997 New Hampshire Thrift Bancshares acquired Landmark Bank and in October 1999, New Hampshire Thrift Bancshares acquired 3 branches from New London Trust, fsb. New Hampshire Thrift Bancshares has entered into the merger agreement in order to expand its New Hampshire-based banking franchise into the state of Vermont and, in so doing, to further broaden and diversify the geographic and economic communities served by the combination of Lake Sunapee Bank and First Brandon National Bank.

Opinion of First Brandon Financial’s Financial Advisor (See page [__])

Among other factors considered in deciding to approve the merger agreement, the Board of Directors of First Brandon Financial considered the opinion of FinPro, Inc., its financial advisor, provided to the First Brandon Financial Board of Directors on December 14, 2006 that as of that date, and based on and subject to the assumptions made, matters considered and qualifications and limitations in its opinion, the per share merger consideration provided for in the merger agreement was fair from a financial point of view to holders of First Brandon Financial common stock. This opinion was subsequently confirmed in writing as of December 14, 2006, the date of the merger agreement. Holders of First Brandon Financial common stock should carefully read FinPro’s opinion in its entirety. A copy of the full text of FinPro’s fairness opinion dated as of December 14, 2006 is included as Appendix B to this Proxy Statement/Prospectus. FinPro’s opinion is not intended to be and does not constitute a recommendation to any holder of First Brandon Financial or New Hampshire Thrift Bancshares common stock as to how such holder should vote in connection with the merger transaction.

Pursuant to an engagement letter between First Brandon Financial and FinPro, First Brandon Financial agreed to pay FinPro a fee of approximately $220,000 for its financial advisory services, including rendering its fairness opinion. The principal portion of the fee is payable upon completion of the merger.

Opinion of New Hampshire Thrift Bancshares’ Financial Advisor (See page [__])

Among other factors considered in deciding to approve the merger agreement, the Board of Directors of New Hampshire Thrift Bancshares considered the opinion of Keefe, Bruyette & Woods, Inc., its financial advisor, provided to the New Hampshire Thrift Bancshares Board of Directors on December 14, 2006 that as of that date, and based on and subject to the assumptions made, matters considered and qualifications and limitations in its opinion, the per share merger consideration provided for in the merger agreement was fair from a financial point of view. This opinion was subsequently confirmed in writing as of December 14, 2006, the date of the merger agreement. Holders of New Hampshire Thrift Bancshares common stock should carefully read Keefe, Bruyette & Woods’ opinion in its entirety. A copy of the full text of Keefe, Bruyette & Woods fairness opinion dated as of December 14, 2006 is included as Appendix C to this Proxy Statement/Prospectus. Keefe, Bruyette & Woods’ opinion is not intended to be and does not constitute a recommendation to any holder of New Hampshire Thrift Bancshares or First Brandon Financial common stock as to how such holder should vote in connection with the merger transaction.

Pursuant to an engagement letter between New Hampshire Thrift Bancshares and Keefe, Bruyette & Woods, New Hampshire Thrift Bancshares agreed to pay Keefe, Bruyette & Woods a fee of $150,000, plus reimbursement for reasonable out of pocket expenses, for its financial advisory services, including rendering its fairness opinion. The principal portion of the fee is payable upon completion of the merger.

Financial Interests of First Brandon Financial’s Directors and Executive Officers in the Merger (See page [__])

First Brandon Financial’s directors and executive officers have financial interests in the merger that are in addition to their interests as stockholders. The First Brandon Financial Board of Directors considered these interests in deciding to approve the merger agreement.

In connection with the merger agreement, New Hampshire Thrift Bancshares and First Brandon Financial’s current President and Chief Executive Officer, Scott A. Cooper, have entered into an Employment Agreement providing that Mr. Cooper will be employed as a Senior Officer of Lake Sunapee Bank, serving as the Regional President of the First Brandon Division. The Employment Agreement is effective on the effective date of the merger for an initial three year term. Beginning with the first anniversary of the effective date and each anniversary thereafter, the Employment Agreement may be extended an additional year, after review and approval of the Board of Directors of New Hampshire Thrift Bancshares.

New Hampshire Thrift Bancshares has agreed that two current directors of First Brandon Financial, one of whom will be Mr. Scott A. Cooper, the current President and Chief Executive Officer of First Brandon Financial, will be appointed directors of New Hampshire Thrift Bancshares and Lake Sunapee Bank when the merger is completed. As an employee of Lake Sunapee Bank, Mr. Cooper will not receive any additional compensation for serving as a member of the Board of Directors of New Hampshire Thrift Bancshares and the Board of Directors of Lake Sunapee Bank. The other director will receive compensation commensurate with his or her duties and responsibilities in the same amounts and subject to the same conditions as paid to the other members of the Board of Directors of the New Hampshire Thrift Bancshares and Lake Sunapee Bank.

The members of the current Board of Directors of First Brandon Financial, other than the two directors invited to serve on the Board of Directors of New Hampshire Thrift Bancshares and Lake Sunapee Bank, will be invited to serve as members of the First Brandon Division Advisory Board to be established and maintained by New Hampshire Thrift Bancshares for at least three years following the merger. Each member of the First Brandon Division Advisory Board will receive an annual retainer of $5,525.

Prior to entry into the Merger Agreement, First Brandon Financial had entered into change of control agreements with each of the President and Chief Executive Officer, the Chief Financial Officer and Chief Operating Officer, the Senior Lending and Credit Officer, and the Senior Vice President of Retail and Marketing of First Brandon Financial, providing for certain severance benefits upon a change of control. In connection with the merger agreement, each of the above listed officers entered into a settlement agreement with New Hampshire Thrift Bancshares and First Brandon Financial, agreeing to the termination of each officer’s existing change of control agreement, in exchange for certain severance benefits. Mr. Scott A. Cooper, the current President and CEO of First Brandon Financial, will receive a payment at closing of $100,000. Ms. Brenda S. Fiorante, the current Chief Financial Officer and Chief Operating Officer of First Brandon Financial, Ms. Karen D. Lynch, the current Senior Lending and Credit Officer of First Brandon Financial, and Mr. Stephen P. Pelletier, the current Senior Vice President of Retail and Marketing of First Brandon Financial, will each receive a payment at closing amounting to $278,728 in the aggregate and one year of continued insurance coverage.

New Hampshire Thrift Bancshares has agreed to indemnify the directors and officers of First Brandon Financial against certain liabilities following the merger. New Hampshire Thrift Bancshares has also agreed to provide directors’ and officers’ liability insurance for a period of six years following the merger.

On the Record Date, directors and executive officers of First Brandon Financial and their affiliates beneficially owned 28,381 shares or 5.7% of the First Brandon Financial common stock.

Conditions to the Merger (See page [__])

Completion of the merger is contingent on a number of customary conditions, including approval of the merger agreement by New Hampshire Thrift Bancshares and First Brandon Financial stockholders at the annual meetings of each and receipt of the required regulatory approvals.

Regulatory Approvals (See page [__])

The merger and related transactions are subject to the approval of the Office of Thrift Supervision, and the non-objection of the Federal Reserve Bank of Boston. A Notice of Termination of National Bank Status must also be filed with the Office of the Comptroller of the Currency with respect to First Brandon National Bank. New Hampshire Thrift Bancshares and First Brandon Financial have filed the applications required to obtain the necessary regulatory approvals or non-objections. As of the date of this document, the required approvals [have not]

been received. Approval or non-objection by any of these entities does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to First Brandon Financial stockholders.

Terminating the Merger Agreement (See page [__])

First Brandon Financial will be required to pay New Hampshire Thrift Bancshares a termination fee in the amount of 4% of the aggregate transaction value if, among other things, in connection with First Brandon Financial’s receipt of a superior proposal (as defined in the merger agreement), the merger agreement is terminated because First Brandon Financial (i) enters into an acquisition agreement with respect to such superior proposal, (ii) terminates the merger agreement, or (iii) withdraws or adversely modifies its recommendation to its stockholders to vote in favor of the merger agreement.

The merger agreement may be terminated by First Brandon Financial if the average of the daily closing sales prices of New Hampshire Thrift Bancshares common stock for the twenty consecutive trading days immediately preceding the date of final regulatory approval of the merger is less than $13.19 and the decrease in the trading price of New Hampshire Thrift Bancshares common stock over a specified period exceeds by 15% or more the decrease in the trading prices of an index group of financial institution holding companies over that period. If First Brandon Financial elects to exercise its termination right, it must give prompt written notice to New Hampshire Thrift Bancshares which will have the option to increase the consideration to be received by the holders of First Brandon Financial common stock who elect to receive New Hampshire Thrift Bancshares common stock by adjusting the ratio of New Hampshire Thrift Bancshares shares to be received for each First Brandon Financial share pursuant to either of two formulas prescribed in the merger agreement, in which case no termination will be deemed to have occurred.

The merger agreement also may be terminated by mutual consent, by either First Brandon Financial or New Hampshire Thrift Bancshares if the merger has not occurred by September 30, 2007 and under other limited circumstances described in the merger agreement.

Amending the Merger Agreement (See page [__])

The merger agreement may be amended by the written consent of New Hampshire Thrift Bancshares and First Brandon Financial at any time prior to the Annual Meetings of New Hampshire Thrift Bancshares and First Brandon Financial. After the stockholders of New Hampshire Thrift Bancshares and First Brandon Financial have voted to approve the merger agreement, no amendment may be made which requires further approval of the stockholders without obtaining such approval.

Accounting Treatment of the Merger (See page [__])

New Hampshire Thrift Bancshares expects to account for the merger as a purchase for financial reporting purposes. Under the purchase method of accounting, the tangible and identifiable intangible assets and liabilities of First Brandon Financial will be recorded, as of completion of the merger, at their respective fair values. The excess of the purchase price over the net assets acquired will be recorded as goodwill. Goodwill resulting from the merger will not be amortized, but will be reviewed for impairment at least annually. Core deposit and other intangibles with finite useful lives recorded in connection with the merger will be amortized.

First Brandon Financial has Agreed Not to Solicit Alternative Transactions (See page [__])

In the merger agreement, First Brandon Financial has agreed not to solicit, initiate or encourage, or take any other action designed to facilitate or that is likely to result in any inquiries or the making of any proposal by any person other than New Hampshire Thrift Bancshares concerning an acquisition transaction involving First Brandon Financial or First Brandon National Bank. This restriction may deter other potential acquirors of control of First Brandon Financial. However, First Brandon Financial may take certain of these actions if its Board of Directors determines that it must do so in order to properly discharge its fiduciary duties following consultation with its legal counsel.

QUESTIONS AND ANSWERS ABOUT THE VOTING PROCEDURES

FOR THE NEW HAMPSHIRE THRIFT BANCSHARES ANNUAL MEETING AND

FOR THE FIRST BRANDON FINANCIAL SPECIAL MEETING

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this Proxy Statement/Prospectus, indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the New Hampshire Thrift Bancshares annual meeting or at the First Brandon Financial special meeting, as applicable. If you sign and send in your proxy card and do not indicate how you want to vote, your shares will be voted in favor of the merger agreement and the other proposals to be voted on at the meetings.

Q: WHY IS MY VOTE IMPORTANT?

A: The merger agreement must be approved by the holders of a majority of the outstanding shares of New Hampshire Thrift Bancshares common stock entitled to vote at the New Hampshire Thrift Bancshares annual meeting and by a majority of the outstanding shares of First Brandon Financial common stock entitled to vote at the First Brandon Financial special meeting. Therefore, the failure of a New Hampshire Thrift Bancshares stockholder or a First Brandon Financial stockholder to vote, by proxy or in person, will have the same effect as a vote against the merger agreement. If you do not return your proxy card at or prior to the meetings, it will be more difficult for New Hampshire Thrift Bancshares and for First Brandon Financial to obtain the necessary votes to approve the merger agreement.

Q: HOW DO I VOTE?

A: You can vote by mail. For this method you will need to complete, sign, date and return your proxy card in the postage-paid envelope provided. You can also vote in person at the meetings. Even if you plan to attend the meetings in person, please take the time to properly return the proxy card to ensure that your vote is counted.

Q: IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker cannot vote on the merger proposal on your behalf without specific instructions from you. Your broker will vote your shares on the merger proposal only if you provide instructions on how to vote. You should follow the directions provided by your broker. Your broker can vote your shares on all other proposals without your instructions.

Q: WHAT IF I FAIL TO INSTRUCT MY BROKER?

A: If you fail to instruct your broker how to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at the annual meeting of New Hampshire Thrift Bancshares or the special meeting of First Brandon Financial, as applicable, but it will have the same effect as a vote against the merger agreement.

Q: CAN I ATTEND THE ANNUAL MEETING AND VOTE MY SHARES IN PERSON?

A: Yes. Stockholders of New Hampshire Thrift Bancshares are invited to attend the New Hampshire Thrift Bancshares annual meeting and stockholders of First Brandon Financial are invited to attend the First Brandon Financial special meeting. Stockholders of record can vote in person at the meetings. If a broker holds your shares in street name, then you are not the stockholder of record and you must ask your broker how you can vote at the meetings in person.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. If you have not voted through your broker, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to the Corporate Secretary of New Hampshire Thrift Bancshares or to the President and Chief Executive Officer of First Brandon Financial, as applicable, stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the meetings. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

Q: I AM A FIRST BRANDON FINANCIAL STOCKHOLDER. SHOULD I SEND IN MY FIRST BRANDON FINANCIAL STOCK CERTIFICATES NOW?

A: No. You should not send in your stock certificates at this time. New Hampshire Thrift Bancshares will separately send you an election form with instructions for exchanging your First Brandon Financial stock certificates.

Q: WHEN DO YOU EXPECT TO MERGE?

A: New Hampshire Thrift Bancshares and First Brandon Financial are working toward completing the merger as quickly as possible. New Hampshire Thrift Bancshares and First Brandon Financial expect to complete the merger in the second quarter of 2007. However, New Hampshire Thrift Bancshares and First Brandon Financial cannot assure you when or if the merger will occur. The approvals of stockholders of New Hampshire Thrift Bancshares and of First Brandon Financial and all necessary regulatory approvals must first be obtained.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS PROXY STATEMENT/PROSPECTUS?

New Hampshire Thrift Bancshares stockholders should contact:

New Hampshire Thrift Bancshares, Inc.

9 Main Street, PO Box 9

Newport, New Hampshire 03773

Attention: Stephen R. Theroux, Corporate Secretary

Phone Number: (603) 863-0886

First Brandon Financial stockholders should contact:

First Brandon Financial Corporation

2 Park Street, PO Box 9

Brandon, Vermont 05733

Attention: Scott A. Cooper, President and Chief Executive Officer

Phone Number: (802) 247-5771

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations and business of New Hampshire Thrift Bancshares and First Brandon Financial, and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential” or other similar expressions.

The ability of New Hampshire Thrift Bancshares and First Brandon Financial to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following:

•	difficulties related to the consummation of the merger and the integration of the businesses of New Hampshire Thrift Bancshares and First Brandon Financial;

•	the level and timeliness of realization, if any, of expected cost savings from the merger;

•	lower than expected revenues following the merger;

•	difficulties in obtaining required stockholder and regulatory approvals for the merger;

•	limitations imposed by the merger agreement on First Brandon Financial’s ability to pursue alternatives to the merger;

•	loans with a higher risk of loss included in New Hampshire Thrift Bancshares’ loan portfolio;

•	the possibility that New Hampshire Thrift Bancshares’ allowance for loan losses might not be sufficient to cover actual loan losses;

•	changes in the interest rate environment;

•

changes in general economic conditions, either nationally or in some or all of the operating areas in which the combined company will be doing business, or conditions in securities markets or the banking industry;

•	New Hampshire Thrift Bancshares’ dependence on its executive officers and key personnel;

•	legislative or regulatory changes;

•	increases in competitive pressure among financial institutions or from non-financial institutions;

•	the need for New Hampshire Thrift Bancshares to maintain an effective system of internal control over financial reporting;

•	limitations on certain transactions imposed by New Hampshire Thrift Bancshares’ certificate of incorporation and bylaws;

•

a possible change in New Hampshire Thrift Bancshares’ ability to pay dividends in the future in accordance with past practice, due to dependence on Lake Sunapee Bank’s earnings and certain legal and regulatory restrictions;

•	other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting operations, pricing and services.

Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. New Hampshire Thrift Bancshares and First Brandon Financial stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference, or such other relevant historical date in this or incorporated documents.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to New Hampshire Thrift Bancshares or First Brandon Financial or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, New Hampshire Thrift Bancshares and First Brandon Financial undertake no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of anticipated or unanticipated events.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

The following tables set forth selected consolidated historical financial and other data of New Hampshire Thrift Bancshares for the periods and at the dates indicated. The information at December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of New Hampshire Thrift Bancshares, incorporated by reference into this Proxy Statement/Prospectus. The information at December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002 was derived in part from audited consolidated financial statements that are not included or incorporated in this document. You should read this information in conjunction with consolidated financial statements and related notes of New Hampshire Thrift Bancshares included in its Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this Proxy Statement/Prospectus and from which certain of this information is derived. See “Where You Can Find More Information” on page [__].

	At December 31,
	2006	2005	2004	2003	2002
	(In thousands, except per share data)
Selected Financial Condition Data:
Total assets	$672,031	$650,179	$595,514	$526,246	$496,645
Total deposits	465,506	464,637	433,072	428,477	429,328
Total securities(1)	99,063	119,303	123,421	126,179	85,828
Loans, net	492,712	463,151	413,808	344,573	317,144
Loans held for sale	1,771	2,263	1,295	870	5,556
Federal Home Loan Bank Advances	120,000	100,000	75,000	22,000	—
Stockholders’ equity	48,409	46,727	43,835	39,125	33,766
Allowance for loan losses	3,975	4,022	4,019	3,899	3,876
Nonperforming loans	754	278	293	1,158	664
Shares outstanding	4,180,080	4,219,980	4,167,180	4,017,380	3,917,848
Book value per share	$11.58	$11.07	$10.52	$9.74	$8.62

(1)	Includes available for sale securities show at fair value, held to maturity securities at cost and Federal Home Loan Bank stock at cost

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$33,674	$28,631	$25,284	$21,494	$25,133
Interest expense	15,261	8,916	6,517	5,736	10,323

Net interest and dividend income	18,413	19,715	18,767	15,758	14,810
Provision for loan losses	230	89	75	100	120

Net interest and dividend income after provision for loan losses	18,183	19,626	18,692	15,658	14,690
Total noninterest income	5,875	4,108	4,075	6,331	4,965
Total noninterest expense	16,518	14,952	14,505	12,711	12,880
Income before income taxes	7,540	8,782	8,262	9,278	6,775
Income taxes	2,500	3,258	3,164	3,507	2,475

Net income	$5,040	$5,524	$5,098	$5,771	$4,300

Per Share Data
Basic earnings	$1.20	$1.31	$1.23	$1.46	$1.10
Diluted earnings	$1.17	$1.29	$1.20	$1.42	$1.09
Dividends paid	$0.52	$0.50	$0.45	$0.36	$0.32

	At or For the Year Ended December 31,
	2006	2005	2004	2003	2002
Performance Ratios:
Return on average assets	0.76%	0.89%	0.87%	1.15%	0.88%
Return on average equity	11.08	13.10	12.17	15.83	13.94
Average equity as a percent of average assets	6.91	6.80	7.15	7.28	6.35
Interest rate spread	2.87	3.40	3.48	3.43	3.34
Net interest margin	3.02	3.49	3.54	3.50	3.42
Average interest-earning assets to average interest-bearing liabilities	106.09	105.47	105.10	105.94	103.34
Operating expense as a percent of average total assets	2.51	2.41	2.48	2.54	2.65
Dividend payout ratio	43.33	38.17	36.59	24.66	29.09
Capital Ratios (Bank Only):
Tier 1 leverage capital ratio	8.12	7.80	7.87	7.56	7.02
Total risk based capital ratio	11.92	11.31	12.04	11.88	12.12
Asset Quality Ratios:
Nonperforming loans as a percent of loans, net	0.15	0.06	0.07	0.34	0.21
Nonperforming assets as a percent of total assets	0.11	0.04	0.05	0.22	0.14
Allowance for loan losses as a percent of loans before allowance for loan losses	0.80	0.86	0.97	1.12	1.21
Allowance for loan losses as a percent of nonperforming loans	527.21	1,446.76	1,371.67	336.70	583.73
Other Data:
Number of branch locations	18	17	15	14	14

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF

FIRST BRANDON FINANCIAL CORPORATION

The summary information presented below at December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005, and 2004 is derived in part from and should be read in conjunction with the audited consolidated financial statements and notes thereto of First Brandon Financial for the years ended December 31, 2006, 2005, and 2004 presented elsewhere in this Proxy Statement/Prospectus. The information at December 31, 2004, 2003 and 2002 and for the years ended December 31, 2003 and 2002 is derived in part from audited consolidated financial statements that are not included or incorporated in this document.

	At December 31,
	2006	2005	2004	2003	2002
	(In thousands, except per share data)
Selected Financial Condition Data:
Total assets	$104,181	$98,942	$97,975	$89,464	$87,778
Total deposits	87,869	81,698	81,622	77,182	72,643
Total securities (1)	19,992	22,474	23,232	27,369	18,464
Loans, net	64,434	65,130	64,317	55,759	53,539
Securities sold under agreements to repurchase	3,857	5,046	3,893	837	538
Federal Home Loan Bank Advances	524	1,442	2,446	2,311	2,725
Stockholders’ equity	10,910	9,935	9,276	8,445	7,988
Allowance for loan losses	588	854	852	847	780
Nonperforming loans	916	318	179	928	791
Shares outstanding	499,860	500,000	500,000	500,000	500,000
Book value per share	$21.83	$19.87	$18.55	$16.89	$15.98

(1)	Includes available for sale securities show at fair value, Federal Home Loan Bank stock at cost, and Federal Reserve Bank stock, at cost.

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$5,796	$5,298	$4,904	$4,586	$5,073
Interest expense	1,572	970	763	1,082	1,565

Net interest and dividend income	$4,224	$4,328	$4,141	$3,504	$3,508
(Benefit) provision for loan losses	(275)	130	30	90	120

Net interest and dividend income after provision for loan losses	4,499	4,198	4,111	3,414	3,388
Total noninterest income	799	777	711	691	636
Total noninterest expense	3,472	3,293	3,317	2,710	2,630

Income before income taxes	1,826	1,682	1,505	1,395	1,394

Income taxes	524	473	391	410	432

Net income	$1,302	$1,209	$1,114	$985	$962

Per Share Data
Basic earnings	$2.60	$2.42	$2.23	$1.97	$1.92
Diluted earnings	$2.60	$2.42	$2.23	$1.97	$1.92
Dividends paid	$.68	$.60	$.56	$.52	$.49

	At or For the Year Ended December 31,
	2006	2005	2004	2003	2002
Performance Ratios:
Return on average assets	1.33%	1.25%	1.21%	1.19%	1.19%
Return on average equity	12.56	12.61	12.65	12.89	12.89
Average equity as a percent of average assets	10.60	9.89	9.55	9.51	9.27
Interest rate spread	4.19	4.51	4.60	4.03	4.05
Net interest margin	4.61	4.77	4.79	4.25	4.46
Average interest-earning assets to average interest-bearing liabilities	124.75	123.55	121.99	120.50	120.73
Operating expense as a percent of average total assets	3.53	3.34	3.60	3.15	3.26
Dividend payout ratio	32.63	24.81	25.13	26.40	25.47
Capital Ratios: (Bank Only)
Tier 1 leverage capital ratio	10.71	10.31	9.57	9.29	9.10
Total risk based capital ratio	20.71	20.29	18.41	17.63	17.53
Asset Quality Ratios:
Nonperforming loans as a percent of loans, net	1.42	0.49	0.28	1.66	1.48
Nonperforming assets as a percent of total assets	.88	.32	.18	1.04	.90
Allowance for loan losses as a percent of loans before allowance for loan losses	0.90	1.29	1.31	1.50	1.44
Allowance for loan losses as a percent of nonperforming loans	64.19	268.55	475.98	91.27	98.61
Other Data:
Number of branch locations	5	5	5	4	4

SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL DATA

Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated balance sheet at December 31, 2006 and unaudited pro forma condensed consolidated statements of income for the years ended December 31, 2006 and 2005 give effect to the merger of New Hampshire Thrift Bancshares and First Brandon Financial based on the assumptions set forth below. The unaudited pro forma consolidated financial information is based on audited consolidated financial information of New Hampshire Thrift Bancshares at and for the year ended December 31, 2006 and the audited consolidated financial information of First Brandon Financial for the year ended December 31, 2006. The unaudited pro forma consolidated financial information gives effect to the merger of New Hampshire Thrift Bancshares and First Brandon Financial using the purchase method of accounting under accounting principles generally accepted in the United States of America. However, no pro forma adjustments have been included herein that reflect potential effects of cost savings or synergies which may be obtained by combining the operations of New Hampshire Thrift Bancshares and First Brandon Financial, or the costs of combining the companies and their operations.

The unaudited pro forma information is provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the merger been consummated on the dates or at the beginning of the periods presented, and is not necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with the audited consolidated financial statements and the notes thereto of New Hampshire Thrift Bancshares incorporated by reference into this document from its Annual Report on Form 10-K for the year ended December 31, 2006.

The unaudited pro forma net income derived from the above assumptions is qualified by the statements set forth above and should not be considered indicative of the market value of New Hampshire Thrift Bancshares common stock or the actual or future results of operations of New Hampshire Thrift Bancshares for any period.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	At December 31, 2006(1)
	New Hampshire Thrift Historical	First Brandon Financial Historical	First Brandon Financial Acquisition Adjustments(2)(3)		Combined Pro Forma
	(In thousands)
Assets
Cash and cash equivalents	$34,946,780	$14,600,173		$(5,214,266)	$44,332,687
Securities available for sale	91,522,303	19,583,336			111,105,639
Restricted equity securities	7,540,600	408,700			7,949,300
Loans, net	494,482,297	64,433,586			558,915,883
Premises and equipment, net	12,830,316	1,782,267			14,612,583
Goodwill	12,140,016	—		7,458,378 (4)	19,598,394
Other identifiable intangible assets	—	—		4,440,000	4,440,000
Other assets	18,568,718	3,373,227			21,941,945

Total assets	$672,031,030	$104,181,289		$6,684,112	$782,896,431

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$465,505,820	$87,868,653	$		$553,374,473
Borrowed funds	128,881,864	4,380,328			133,262,192
Subordinated debt	20,620,000	—			20,620,000
Other liabilities	8,613,940	1,021,847			9,635,787

Total liabilities	623,621,624	93,270,828		—	716,892,452

Stockholders’ equity:
Common stock	42,936	200,000		(189,323)	53,613
Additional paid-in capital	17,930,597	200,000		6,707,774	24,838,371
Retained earnings	33,941,729	10,676,122			44,617,851
Accumulated other comprehensive loss	(1,707,556)	(157,961)		157,961	(1,707,556)
Treasury stock	(1,798,300)	(7,700)		7,700	(1,798,300)
					—
					—

Total stockholders’ equity	48,409,406	10,910,461		6,684,112	66,003,979

Total liabilities and stockholders’ equity	$672,031,030	$104,181,289		$6,684,112	$782,896,431

(1)	Assumes that the acquisition of First Brandon Financial was completed at December 31, 2006.

(2)	Assumes purchase accounting adjustments as of December 31, 2006. Actual adjustments will be based on the fair value of First Brandon Financial’s assets and liabilities as of the closing date of the acquisition.

(3)

Assumes a purchase price for First Brandon Financial of $22,808,839 comprised of the following: 20% of the shares of First Brandon Financial paid for in cash ($4,404,266), 80% of the shares of First Brandon Financial exchanged for 1,067,701 shares of New Hampshire Thrift Bancshares and a cash payment of $16.50 per share in lieu of fractional shares. The total of (a) the purchase price to be paid in cash to holders of First Brandon Financial stock ($4,404,266), (b) the cash to be paid in lieu of fractional shares ($16.50 per share), (c) estimated non-tax deductible transaction costs of $810,000 and (d) no estimated tax deductible transaction costs related to the acquisition is assumed will come from the redemption or sale of certain debt securities classified as available for sale.

(4)	A reconciliation of the excess consideration paid by New Hampshire Thrift Bancshares over First Brandon Financial’s net assets acquired (“goodwill”) is as follows (dollars in thousands, except per share data):

Purchase price per share			$44.01
Number of shares acquired			499,860
Cost of shares acquired:
20% of purchase price—cash ($44.01 per share)			$4,404,266
80% of purchase price—New Hampshire Thrift Bancshares common stock (based on exchange ratio of 2.67 per share)			$17,594,573

Total cost of shares acquired		$
Plus estimated non-tax deductible transaction costs			$810,000
Less: Acquired stockholders’ equity	$10,910,461

Core deposit intangible	$4,440,000

Estimated goodwill			$7,458,378

Unaudited Pro Forma Condensed Consolidated Statement of Income

	For the Year Ended December 31, 2006 (1)
	New Hampshire Thrift Historical	First Brandon Financial Historical	Acquisition Adjustments	Combined Pro Forma
	(Dollars in thousands, except per share data)
Interest and dividend income	$33,673,767	$5,796,426	$—	$39,470,193
Interest expense	15,260,587	1,572,350		16,832,937

Net interest and dividend income	18,413,180	4,224,076	—	22,637,256
Provision/(benefit) for loan losses	230,011	(275,000)		(44,989)

Net interest and dividend income after provision/(benefit) for loan losses	18,183,169	4,499,076	—	22,682,245
Non-interest income	5,874,560	799,165		6,673,725
Non-interest expense (2)	16,517,949	3,472,689		19,990,638

Income before provision for income taxes	7,539,780	1,825,552	—	9,365,332

Provision for income taxes	2,499,921	523,502		3,023,423

Net income	$5,039,859	$1,302,050	$—	$6,341,909

Earnings per share:
Basic	$1.20	$2.60		$1.20
Diluted	$1.17	$2.60		$1.18
Shares used for earnings per share calculation:
Basic	4,207,679	499,860	567,841	5,275,380
Diluted	4,325,170	499,860	567,841	5,392,871

(1)	Assumes that the acquisition of First Brandon Financial was completed at the beginning of the period presented.

(2)	Noninterest expense does not reflect charges or cost savings anticipated from the merger of the two entities.

Comparative Pro Forma Per Share Data

The table below summarizes selected per share information about New Hampshire Thrift Bancshares and First Brandon Financial. The New Hampshire Thrift Bancshares per share information is presented on a historical basis and on a pro forma adjusted basis to reflect the acquisition of First Brandon Financial. The First Brandon Financial per share information is presented on a historical and on a pro forma equivalent basis to reflect the acquisition.

The data in the table should be read together with the financial information and the financial statements of New Hampshire Thrift Bancshares and First Brandon Financial incorporated by reference into this document and included elsewhere in this document, respectively. The pro forma per common share data is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the acquisition had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included herein which reflect potential effects of cost savings or synergies that may be obtained by combining the operations of New Hampshire Thrift Bancshares and First Brandon Financial or the costs of combining the companies and their operations.

	New Hampshire Thrift Historical	First Brandon Financial Historical	New Hampshire Thrift Combined Pro Forma Amounts	First Brandon Financial Per Share Equivalent Amounts (80% Stock Allocation)(1)	Pro Forma First Brandon Financial Per Share Equivalent Amounts (100% Stock Allocation)(2)(3)(4)(5)
Book value per share at December 31, 2006	$11.58	$21.83	$12.58	$26.87	$33.59
Cash dividends paid per share for the year ended December 31, 2006	0.52	0.68	0.52	1.11	1.39
Basic earnings per share for the year ended December 31, 2006	1.20	2.60	1.20	2.56	3.20
Diluted earnings per share for the year ended December 31, 2006	1.17	2.60	1.18	2.52	3.15

(1)	Per equivalent share amounts of First Brandon Financial’s common stock are calculated by multiplying New Hampshire Thrift Bancshares combined pro forma amounts by 2.67, which represents the number of shares of New Hampshire Thrift Bancshares common stock a First Brandon Financial stockholder would receive for each share of stock owned based upon an 80% stock allocation. This exchange ratio does not consider the 20% cash portion of the merger consideration.

(2)	Per equivalent share amounts of First Brandon Financial’s common stock are calculated by multiplying New Hampshire Thrift Bancshares combined pro forma amounts by 2.67, which represents the number of shares of New Hampshire Thrift Bancshares common stock a First Brandon Financial stockholder would receive for each share of stock owned if that stockholder elected, and was allocated, a 100% stock allocation. However, pursuant to the allocation and proration provisions contained in the merger agreement, only 80% of the total shares of First Brandon Financial common stock outstanding at the closing will be converted into New Hampshire Thrift Bancshares common stock and the remaining 20% of the outstanding shares will be converted into cash.

(3)	Pro forma book value per share is based on the pro forma stockholders’ equity of the combined entity divided by the total pro forma common shares of the combined entity (4,180,080 shares outstanding of New Hampshire Thrift Bancshares plus 1,067,701 shares of New Hampshire Thrift Bancshares to be issued in connection with the acquisition of First Brandon Financial).

(footnotes continued on following page)

(4)	Pro forma cash dividends represent the historical dividends of New Hampshire Thrift Bancshares.

(5)	Reflects the issuance of 1,067,701 shares of New Hampshire Thrift Bancshares in exchange for the shares of First Brandon Financial in connection with the acquisition of First Brandon Financial.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this Proxy Statement/Prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

Risks Related to the Merger

New Hampshire Thrift Bancshares May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on, among other things, New Hampshire Thrift Bancshares’ ability to realize anticipated cost savings and to combine the businesses of Lake Sunapee Bank and First Brandon National Bank in a manner that does not materially disrupt the existing customer relationships of Lake Sunapee Bank or First Brandon National Bank or result in decreased revenues from any loss of customers. If New Hampshire Thrift Bancshares is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

New Hampshire Thrift Bancshares and First Brandon Financial have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of New Hampshire Thrift Bancshares’ or First Brandon Financial’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of New Hampshire Thrift Bancshares to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

First Brandon Financial Stockholders May Not Receive the Form of Merger Consideration Elected.

The merger agreement contains provisions that are generally designed to ensure that 20% of the outstanding shares of First Brandon Financial common stock are exchanged for cash and the other 80% of the shares are exchanged for shares of New Hampshire Thrift Bancshares common stock. If elections are made by First Brandon Financial stockholders that would otherwise result in more or less than 80% of such shares being converted into New Hampshire Thrift Bancshares stock, either those electing to receive all or a portion of their consideration in cash or those electing to receive all or a portion of their consideration in shares of New Hampshire Thrift Bancshares common stock, will have the consideration of the type they selected reduced by a pro rata amount and will receive a portion of their consideration in the form that they did not elect to receive. Accordingly, there is a risk that First Brandon Financial stockholders will not receive a portion of the merger consideration in the form elected, which could result in, among other things, tax consequences that differ from those that would have resulted had the stockholders received the form of consideration elected (including the recognition of gain for federal income tax purposes with respect to the cash received). If a First Brandon Financial stockholder does not make an election, that stockholder will be deemed to have made an election to receive the merger consideration in such form of cash and/or shares of common stock as determined in accordance with the terms of the merger agreement.

Because the Market Price of New Hampshire Thrift Bancshares Common Stock May Fluctuate, First Brandon Financial Stockholders Cannot Be Sure of the Value of the Merger Consideration That They Will Receive.

Upon completion of the merger, each share of First Brandon Financial common stock will be converted into merger consideration consisting of shares of New Hampshire Thrift Bancshares common stock or cash pursuant to the terms of the merger agreement. The price of New Hampshire Thrift Bancshares common stock may increase or decrease before or after completion of the merger and, therefore, the implied value of the stock portion of the merger consideration may be higher or lower than the implied value of the stock portion of the merger consideration on [__], the date of this Proxy Statement/Prospectus, or the closing date of the merger, and the market price of the stock component of the merger consideration may be more or less than the cash component of the merger consideration.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the businesses of New Hampshire Thrift Bancshares and First Brandon Finanical, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of New Hampshire Thrift Bancshares and First Brandon Financial.

First Brandon Financial Stockholders Who Make Elections Will Be Unable to Sell Their Shares in the Market After Making Their Election.

First Brandon Financial stockholders may elect to receive the merger consideration in the form of cash or stock. Stockholders making an election must turn in their First Brandon Financial stock certificates with their election form. During the time between when the election is made and when stock certificates for shares of New Hampshire Thrift Bancshares are received by stockholders following the completion of the merger, First Brandon Financial stockholders will be unable to sell their First Brandon Financial common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Elections received after the close of the election period will not be accepted or honored.

First Brandon Financial Directors and Executive Officers Have Interests in the Merger Besides Those of a Stockholder.

Some of First Brandon Financial’s executive officers participated in negotiations of the merger agreement with New Hampshire Thrift Bancshares, and the Board of Directors approved the merger agreement and is recommending that First Brandon Financial stockholders vote for the merger agreement. In considering these facts and the other information contained in this Proxy Statement/Prospectus, you should be aware that First Brandon Financial’s executive officers and directors have financial interests in the merger besides being First Brandon Financial stockholders. See “Interests of Directors and Executive Officers in the Merger.” These interests include:

•	the payment of certain benefits in consideration of the termination of existing change of control agreements.

•

the appointment of two directors of First Brandon Financial to the Boards of Directors of New Hampshire Thrift Bancshares and Lake Sunapee Bank upon the closing of the merger, one of whom will be Scott A. Cooper, President and Chief Executive Officer of First Brandon Financial.

•

the establishment of the First Brandon Division Advisory Board by New Hampshire Thrift Bancshares, of which the members of the current Board of Directors of First Brandon Financial, other than the two directors invited to serve on the Board of Directors of New Hampshire Thrift Bancshares and Lake Sunapee Bank, will be invited to serve as members.

•

the employment of First Brandon Financial’s current President and Chief Executive Officer, Scott A. Cooper, as a Senior Officer of Lake Sunapee Bank, serving as the Regional President of the First Brandon Division following completion of the merger.

•	the agreement by New Hampshire Thrift Bancshares to indemnify First Brandon Financial directors and officers and to provide such persons with directors’ and officers’ liability insurance.

New Hampshire Thrift Bancshares May Not Receive Required Regulatory Approvals or Non-Objections. Such Approvals or Non-Objections, if Received, May Be Subject to Adverse Regulatory Conditions.

Before the merger may be completed, various approvals or non-objections must be obtained from the Office of Thrift Supervision and the Federal Reserve Bank of Boston. New Hampshire Thrift Bancshares and First Brandon Financial cannot guarantee receipt of all required regulatory approvals or non-objections in order to complete the merger. In addition, some of the governmental authorities from whom those approvals or non-objections must be obtained may impose conditions on the completion of the merger or require changes in the terms of the merger. These conditions or changes could have the effect of delaying the merger or imposing additional costs or limiting the possible revenues of the combined company.

The Merger Agreement Limits First Brandon Financial’s Ability to Pursue Alternatives to the Merger.

The merger agreement contains terms and conditions that make it more difficult for First Brandon Financial to sell its business to a party other than New Hampshire Thrift Bancshares. First Brandon Financial has agreed to take action necessary to convene and to hold a meeting of stockholders of First Brandon Financial to consider and vote upon the approval and adoption of the merger agreement and the merger as promptly as practicable following the execution of the merger agreement. Subject to certain limited exceptions, First Brandon Financial’s Board of Directors is required to recommend such approval. The Board of Directors may, however, pursue certain bona fide written acquisition proposals, if and only to the extent that, (i) the Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, and (ii) the Board of Directors determines in good faith that such written acquisition proposal is a “Superior Proposal”, as defined in the merger agreement. If the Board of Directors determines that an acquisition proposal satisfies the criteria described above, First Brandon Financial is required to notify New Hampshire Thrift Bancshares of the receipt of the proposal and negotiate in good faith with New Hampshire Thrift Bancshares to make adjustments to the terms and conditions of the merger agreement such that the proposal would no longer constitute a “Superior Proposal.” If the Board of Directors determines that it desires to accept a written acquisition proposal from a party other than New Hampshire Thrift Bancshares, First Brandon Financial may terminate the merger agreement, subject to the obligation to pay a termination fee in the amount of 4% of the aggregate transaction value to New Hampshire Thrift Bancshares.

New Hampshire Thrift Bancshares required First Brandon Financial to agree to these provisions as a condition to New Hampshire Thrift Bancshares’ willingness to enter into the merger agreement. However, these provisions might discourage a third party that might have an interest in acquiring all or a significant part of First Brandon Financial from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share price than the current proposed merger consideration, and the termination fee might result in a potential competing acquirer proposing to pay a lower per share price to acquire First Brandon Financial than it might otherwise have proposed to pay.

Risks About New Hampshire Thrift Bancshares

You should consider carefully the following risk factors in evaluating an investment in the shares of New Hampshire Thrift Bancshares common stock.

New Hampshire Thrift Bancshares’ loan portfolio includes loans with a higher risk of loss.

New Hampshire Thrift Bancshares originates commercial mortgage loans, commercial business loans, consumer loans, and residential mortgage loans primarily within its market area. Commercial mortgage, commercial business, and consumer loans may expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans may not be sold as easily as residential real estate. In addition, commercial real estate and commercial business loans may also involve relatively large loan balances to individual borrowers or groups of borrowers. These loans also have greater credit risk than residential real estate for the following reasons:

•	Commercial Mortgage Loans. Repayment is dependent upon income being generated in amounts sufficient to cover operating expenses and debt service.

•	Commercial Loans. Repayment is generally dependent upon the successful operation of the borrower’s business.

•

Consumer Loans. Consumer loans (such as personal lines of credit) may or may not be collateralized with assets that provide an adequate source of payment of the loan due to depreciation, damage, or loss.

Any downturn in the real estate market or local economy could adversely affect the value of the properties securing the loans or revenues from the borrower’s business thereby increasing the risk of non-performing loans.

If New Hampshire Thrift Bancshares’ allowance for loan losses is not sufficient to cover actual loan losses, earnings could decrease.

New Hampshire Thrift Bancshares’ loan customers may not repay their loans according to their terms and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. New Hampshire Thrift Bancshares therefore may experience significant loan losses, which could have a material adverse effect on operating results.

Material additions to the allowance for loan losses also would materially decrease net income, and the charge-off of loans may cause management to increase the allowance. Management makes various assumptions and judgments about the collectibility of the loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of the loans. New Hampshire Thrift Bancshares relies on loan quality reviews, experience and evaluation of economic conditions, among other factors, in determining the amount of the allowance for loan losses. If any of management’s assumptions prove to be incorrect, the allowance for loan losses may not be sufficient to cover losses inherent in the loan portfolio, resulting in additions to the allowance.

Changes in interest rates could adversely affect New Hampshire Thrift Bancshares’ results of operations and financial condition.

New Hampshire Thrift Bancshares’ profitability, like that of most financial institutions, depends substantially on net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense paid on interest-bearing liabilities. Increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans. In addition, as market interest rates rise, there will be competitive pressures to increase the rates paid on deposits, which will result in a decrease of net interest income.

New Hampshire Thrift Bancshares is also subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities as borrowers refinance to reduce borrowing costs. Under these circumstances, New Hampshire Thrift Bancshares is subject to reinvestment risk to the extent that it is unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities.

Earnings may be adversely impacted by an increase in interest rates because a significant portion of New Hampshire Thrift Bancshares’ interest-earning assets are long-term, fixed rate mortgage-related assets that will not reprice as long- term interest rates increase while a majority of interest-bearing liabilities are expected to reprice as interest rates increase. Therefore, in an increasing interest rate environment, the cost of funds is expected to increase more rapidly than the yields earned on the loan portfolio and securities portfolio. An increasing rate environment is expected to cause a narrowing of the net interest rate spread and a decrease in net interest income.

The local economy may affect future growth possibilities.

New Hampshire Thrift Bancshares’ current market area is principally located in Merrimack, Sullivan, Hillsboro, and Grafton Counties, which are located in west-central New Hampshire. Following the proposed merger, New Hampshire Thrift Bancshares’ market area would expand to include Rutland County, Vermont. Future growth opportunities depend on the growth and stability of the regional economy and New Hampshire Thrift Bancshares’ ability to expand its market area. A downturn in the local economy may limit funds available for deposit and may negatively affect borrowers’ ability to repay their loans on a timely basis, both of which could have an impact on profitability.

New Hampshire Thrift Bancshares depends on its executive officers and key personnel to continue the implementation of its long-term business strategy and could be harmed by the loss of their services.

Management believes that the continued growth and future success of New Hampshire Thrift Bancshares will depend in large part upon the skills of the management team. The competition for qualified personnel in the financial services industry is intense, and the loss of key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect the business. New Hampshire Thrift Bancshares cannot assure you that it will be able to retain existing key personnel or attract additional qualified personnel. The loss of the services of one or more of New Hampshire Thrift Bancshares’ executive officers and key personnel could impair its ability to continue to develop its business strategy.

New Hampshire Thrift Bancshares operates in a highly regulated environment, and changes in laws and regulations to which it is subject may adversely affect its results of operations.

New Hampshire Thrift Bancshares is subject to extensive regulation, supervision and examination by the OTS, as Lake Sunapee Bank’s chartering authority and the regulator of New Hampshire Thrift Bancshares as a savings and loan holding company, by the Federal Deposit Insurance Corporation (the “FDIC”) as the insurer of Lake Sunapee Bank’s deposits up to certain limits. Lake Sunapee Bank also belongs to the Federal Home Loan Bank System and, as a member of such system, is subject to certain limited regulations promulgated by the Federal Home Loan Bank of Boston. This regulation and supervision limits the activities in which New Hampshire Thrift Bancshares and Lake Sunapee Bank may engage. The purpose of regulation and supervision is primarily to protect Lake Sunapee Bank’s depositors and borrowers and, in the case of FDIC regulation, the FDIC’s insurance fund. Regulatory authorities have extensive discretion in the exercise of their supervisory and enforcement powers. They may, among other things, impose restrictions on the operation of a banking institution, the classification of assets by such institution and such institution’s allowance for loan losses. Regulatory and law enforcement authorities also have wide discretion and extensive enforcement powers under various consumer protection and civil rights laws, including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, and the Real Estate Settlement Procedures Act. Any change in the laws or regulations applicable to New Hampshire Thrift Bancshares or Lake Sunapee Bank, or in banking regulators’ supervisory policies or examination procedures, whether by the OTS, the FDIC, other state or federal regulators, or the United States Congress could have a material adverse effect on New Hampshire Thrift Bancshares’ business, financial condition, results of operations and cash flows.

Competition in Lake Sunapee Bank’s primary market area may reduce its ability to attract and retain deposits and originate loans.

New Hampshire Thrift Bancshares contends with considerable competition both in generating loans and attracting deposits. New Hampshire Thrift Bancshares’ competition for loans is primarily from other thrift institutions, commercial banks, and mortgage banking companies. Competitive factors considered for loan generation include interest rates offered, loan fees charged, loan products offered, services provided, and geographic locations.

In attracting deposits, New Hampshire Thrift Bancshares’ primary competitors are other thrift institutions and commercial banks. Lake Sunapee Bank faces additional significant competition for investors’ funds from mutual funds and other corporate and government securities. Competitive factors considered in attracting and retaining deposits include deposit and investment products and their respective rate of return, liquidity, and risk among other factors, convenient branch location and hours of operation, personalized customer service, online access to accounts, and automated teller machines.

If New Hampshire Thrift Bancshares is unable to compete successfully, the business and operations could be adversely affected. Competition for loan originations and deposits may limit future growth and earnings prospects.

If New Hampshire Thrift Bancshares fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report financial results or prevent fraud, and, as a result, investors and depositors could lose confidence in New Hampshire Thrift Bancshares’ financial reporting, which could adversely affect its business, the trading price of its stock and its ability to attract additional deposits.

Beginning with New Hampshire Thrift Bancshares’ annual report for the fiscal year ending December 31, 2007, New Hampshire Thrift Bancshares will have to include in its annual reports filed with the Securities and Exchange Commission a report of management regarding internal control over financial reporting. As a result, New Hampshire Thrift Bancshares recently began to document and evaluate its internal control over financial reporting in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and

Securities and Exchange Commission rules and regulations, which require an annual management report on internal control over financial reporting, including, among other matters, management’s assessment of the effectiveness of internal control over financial reporting and an attestation report by New Hampshire Thrift Bancshares’ independent auditors addressing these assessments. Accordingly, management has retained outside consultants to assist in (i) assessing and documenting the adequacy of internal control over financial reporting, (ii) improving control processes, where appropriate, and (iii) verifying through testing that controls are functioning as documented. If New Hampshire Thrift Bancshares fails to identify and correct any significant deficiencies in the design or operating effectiveness of its internal control over financial reporting or fails to prevent fraud, current and potential stockholders and depositors could lose confidence in New Hampshire Thrift Bancshares’ financial reporting, which could adversely affect its business, financial condition and results of operations, the trading price of its stock and its ability to attract additional deposits.

New Hampshire Thrift Bancshares’ Certificate of Incorporation and bylaws may prevent a transaction you may favor or limit growth opportunities, which could cause the market price of New Hampshire Thrift Bancshares’ common stock to decline.

Certain provisions of New Hampshire Thrift Bancshares’ Certificate of Incorporation and bylaws and applicable provisions of Delaware or federal law and regulations may delay, inhibit or prevent an organization or person from gaining control of New Hampshire Thrift Bancshares though a tender offer, business combination, proxy contest or some other method, even though you might be in favor of the transaction.

New Hampshire Thrift Bancshares may not be able to pay dividends in the future in accordance with past practice.

New Hampshire Thrift Bancshares pays a quarterly dividend to stockholders. However, New Hampshire Thrift Bancshares is dependent primarily upon Lake Sunapee Bank for its earnings and funds to pay dividends on its common stock. The payment of dividends also is subject to legal and regulatory restrictions. Any payment of dividends in the future will depend, in large part, on Lake Sunapee Bank’s earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors.

THE NEW HAMPSHIRE THRIFT BANCSHARES, INC. ANNUAL MEETING

This section contains information for New Hampshire Thrift Bancshares stockholders about the annual meeting of stockholders New Hampshire Thrift Bancshares has called to consider and approve the merger agreement as well as vote on the election of three directors and the ratification of the appointment of Shatswell, MacLeod & Co., P.C. as New Hampshire Thrift Bancshares’ independent registered public accounting firm for the year ending December 31, 2007.

Together with this document, New Hampshire Thrift Bancshares is also sending you a notice of the New Hampshire Thrift Bancshares annual meeting of stockholders and a form of proxy that is solicited by its Board of Directors. The annual meeting of stockholders will be held at the Lake Sunapee Bank Building, 1868 Room, 9 Main Street, Newport, New Hampshire, at 10:00 a.m., Eastern Time, on May 10, 2007. This Proxy Statement/ Prospectus is first being mailed to stockholders of New Hampshire Thrift Bancshares on or about [__], 2007.

Matters to Be Considered

The purpose of the New Hampshire Thrift Bancshares annual meeting of stockholders is to vote on a proposal to approve the merger agreement as well as vote on the election of three directors and ratify the appointment of Shatswell, MacLeod & Co., P.C. as New Hampshire Thrift Bancshares’ independent registered public accounting firm for the year ending December 31, 2007.

You may be asked to vote upon any other matters that may properly be submitted to a vote at the New Hampshire Thrift Bancshares annual meeting. You also may be asked to vote upon a proposal to adjourn or postpone the New Hampshire Thrift Bancshares annual meeting. New Hampshire Thrift Bancshares could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

Proxies

Each copy of this document mailed to New Hampshire Thrift Bancshares stockholders is accompanied by a proxy card with voting instructions for submission by mail. You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the New Hampshire Thrift Bancshares annual meeting, or at any adjournment or postponement of the meeting, regardless of whether you plan to attend the New Hampshire Thrift Bancshares annual meeting. You can revoke your proxy at any time before the vote is taken at the New Hampshire Thrift Bancshares annual meeting. If your shares are held in “street name,” your broker will vote your shares on Proposal I only if you provide instructions to your broker on how to vote. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of New Hampshire Thrift Bancshares prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date; or

•	voting in person at the annual meeting; however, simply attending the annual meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

New Hampshire Thrift Bancshares, Inc.

9 Main Street, PO Box 9

Newport, New Hampshire 03773

Attention: Stephen R. Theroux, Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

All shares represented by valid proxies that New Hampshire Thrift Bancshares receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the merger agreement, as well as voted “FOR” the election of three directors and the ratification of the appointment of Shatswell, MacLeod & Co., P.C. as New Hampshire Thrift Bancshares’ independent registered public accounting firm for the year ending December 31, 2007. The New Hampshire Thrift Bancshares Board of Directors is presently unaware of any other matters that may be presented for action at the annual meeting. If other matters do properly come before the annual meeting, or at any adjournment or postponement thereof, New Hampshire Thrift Bancshares intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of adjourning or postponing the annual meeting to solicit additional proxies.

Solicitation of Proxies

New Hampshire Thrift Bancshares will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, New Hampshire Thrift Bancshares will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of New Hampshire Thrift Bancshares common stock and secure their voting instructions, if necessary. New Hampshire Thrift Bancshares will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, New Hampshire Thrift Bancshares may use several employees of Lake Sunapee Bank, who will not be specially compensated, to solicit proxies from New Hampshire Thrift Bancshares stockholders, either personally or by telephone, facsimile or letter. New Hampshire Thrift Bancshares may also make arrangements with Morrow & Co., Inc. to assist it in soliciting proxies. If such arrangements were made, New Hampshire Thrift Bancshares would agree to pay them a set fee, to be agreed upon by New Hampshire Thrift Bancshares and Morrow & Co., Inc., plus out-of-pocket expenses for these services.

Record Date

The New Hampshire Thrift Bancshares Board of Directors has fixed the close of business on March 16, 2007 as the record date for determining the New Hampshire Thrift Bancshares stockholders entitled to receive notice of and to vote at the New Hampshire Thrift Bancshares annual meeting of stockholders. On March 16, 2007, 4,328,838 shares of New Hampshire Thrift Bancshares common stock were outstanding and held by approximately 527 holders of record.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of New Hampshire Thrift Bancshares common stock is necessary to constitute a quorum at the New Hampshire Thrift Bancshares annual meeting of stockholders. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of New Hampshire Thrift Bancshares common stock entitled to vote at the New Hampshire Thrift Bancshares annual meeting. Because the affirmative vote of the holders of a majority of the outstanding shares of New Hampshire Thrift Bancshares common stock entitled to vote at the New Hampshire Thrift Bancshares annual meeting is needed to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger agreement. Accordingly, the New Hampshire Thrift Bancshares Board of Directors urges New Hampshire Thrift Bancshares stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which the authority to vote the nominees being proposed is withheld. Stockholders may not vote their shares cumulatively for the election of directors. The ratification of the independent registered public accounting firm is determined by a majority of the votes cast, without regard to broker non-votes; however, proxies marked “Abstain” will have the same effect as a vote against ratification.

You are entitled to one vote for each share of New Hampshire Thrift Bancshares common stock you held as of the record date. However, New Hampshire Thrift Bancshares’ provides that any person who acquires more than 10% of the stock of New Hampshire Thrift Bancshares without approval of the Board of Directors and the applicable regulatory agency is not entitled to vote any of the shares held in excess of the 10% limit.

As of the record date, directors and executive officers of New Hampshire Thrift Bancshares and their affiliates had the right to vote 607,918 shares of New Hampshire Thrift Bancshares common stock, or 13.25% of the outstanding New Hampshire Thrift Bancshares common stock at that date. As of that date, none of the directors and executive officers of First Brandon Financial or their affiliates had the right to vote shares of New Hampshire Thrift Bancshares common stock. It is currently anticipated that New Hampshire Thrift Bancshares’ directors and executive officers will vote their shares of New Hampshire Thrift Bancshares common stock in favor of the merger agreement, although none of such persons have entered into any agreements with respect to the voting of their shares.

Recommendation of the Board of Directors

The New Hampshire Thrift Bancshares Board of Directors has unanimously approved the merger agreement and the transactions contemplated in the merger agreement. The New Hampshire Thrift Bancshares Board of Directors has determined that the merger agreement and the transactions contemplated in the merger agreement are advisable and in the best interests of New Hampshire Thrift Bancshares and its stockholders and unanimously recommends that you vote “FOR” approval of the merger agreement, “FOR” each of the New Hampshire Thrift Bancshares nominees for directors listed in this Proxy Statement/Prospectus and “FOR” the ratification of the appointment of Shatswell, MacLeod & Co., P.C. as New Hampshire Thrift Bancshares’ independent registered public accounting firm for the year ending December 31, 2007.

See “Proposal I—The Proposed Merger— New Hampshire Thrift Bancshares’ Reasons for the Merger; Recommendation of New Hampshire Thrift Bancshares’ Board of Directors” on page [__] for a more detailed discussion of the New Hampshire Thrift Bancshares Board of Directors’ recommendation.

Attending the New Hampshire Thrift Bancshares Annual Meeting

If you want to vote your shares of New Hampshire Thrift Bancshares common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Security Ownership of Certain Beneficial Owners of New Hampshire Thrift Bancshares

The following table sets forth certain information as to those persons that New Hampshire Thrift Bancshares believes are beneficial owners of more than 5% of New Hampshire Thrift Bancshares’ outstanding common stock as of March 16, 2007. Persons and groups that beneficially own in excess of 5% of New Hampshire Thrift Bancshares’ common stock are required to file certain reports with New Hampshire Thrift Bancshares and with the Securities and Exchange Commission regarding such beneficial ownership. For purposes of the table below and the table set forth under “Beneficial Stock Ownership of Management,” a person is deemed to be the beneficial owner of any shares of common stock (1) over which the person has or shares, directly or indirectly, voting or investment power, or (2) of which the person has a right to acquire beneficial ownership at any time within 60 days after March 16, 2007. “Voting Power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. As of March 16, 2007, there were 4,328,538 shares of New Hampshire Thrift Bancshares common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
Jeffrey L. Gendell Tontine Financial Partners, L.P. Tontine Management, L.L.C. 200 Park Avenue, Suite 3900 New York, NY 10166	381,640	(1)	8.82	%(2)

(1)	As reported by Jeffrey L. Gendell, Tontine Financial Partners, L.P. and Tontine Management, L.L.C. in a Schedule 13D, Amendment No. 3, dated September 2, 2003, which reported shared voting power and shared investment power with respect to 190,820 shares of Common Stock as of September 2, 2003. Tontine Financial Partners, L.P. is a private investment limited partnership. Tontine Management, L.L.C. is the general partner of Tontine Financial Partners, L.P. Mr. Gendell serves as Managing Member of Tontine Management, L.L.C.

(2)	This percentage has been calculated based upon 4,328,538 shares of Common Stock, the number of shares outstanding as of March 16, 2007.

Beneficial Stock Ownership of Management

The following table shows the number of shares of New Hampshire Thrift Bancshares’ common stock beneficially owned by each director, by each named executive officer of New Hampshire Thrift Bancshares identified in the Summary Compensation Table included elsewhere in this Proxy Statement/Prospectus, and by all directors and executive officers of New Hampshire Thrift Bancshares as a group, as of March 16, 2007. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to their name.

Name	Position with New Hampshire Thrift Bancshares	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock Outstanding(2)
Leonard R. Cashman	Director	42,962	(3)	*
Stephen W. Ensign	Director, Chairman, President and Chief Executive Officer	192,640	(4)	4.19%
William C. Horn	Director	10,092	(5)	*
Peter R. Lovely	Director	75,028	(6)	1.63%
Dennis A. Morrow	Director	50,500	(7)	1.10%
Jack H. Nelson	Director	33,316	(8)	*
Stephen R. Theroux	Director, Vice Chairman, Executive Vice President, Chief Financial Officer & Corporate Secretary	106,886	(9)	2.33%
Joseph B. Willey	Director	96,494	(10)	2.10%
Total owned by Directors and Executive Officers as a group (8 persons)		607,918		13.25%

*	Less than 1% of common stock outstanding.

(1)	See “Security Ownership of Certain Beneficial Owners of New Hampshire Thrift Bancshares” for a definition of “beneficial ownership.”

(2)	Percentages with respect to each person or group of persons have been calculated based upon 4,328,538 shares of common stock, the number of shares outstanding as of March 16, 2007, plus shares of common stock which such person or group has the right to acquire within 60 days after March 16, 2007, by the exercise of stock options.

(3)	Includes 7,434 shares held jointly by Mr. Cashman and his wife with shared voting and investment power, 7,418 shares for which he has sole voting and investment power in addition to 1,310 shares held individually by his wife, 800 shares held individually by his wife in her SEP Plan and 26,000 shares subject to outstanding options.

(4)	Includes 67,246 shares for which Mr. Ensign has sole voting and investment power, additionally, 26,238 shares are held in a Supplemental Executive Retirement Plan, 11,156 shares are held in the Company’s 401(k) plan and 88,000 shares are subject to outstanding options.

(5)	Includes 92 shares held in an IRA and 10,000 shares subject to outstanding options.

(6)	Includes 36,214 shares held jointly by Mr. Lovely and his wife with shared voting and investment power, 2,596 shares held in a spousal IRA for which his wife has sole voting and investment power to which Mr. Lovely disclaims beneficial ownership, and 26,218 shares held in an IRA for which he has sole voting and investment power and 10,000 shares subject to outstanding options.

(7)	Includes 24,500 shares for which he has sole voting and investment power and 26,000 shares subject to outstanding options.

(8)	Includes 7,316 for which he has sole voting and investment power and 26,000 shares subject to outstanding options.

(9)	Includes 26,662 shares held jointly by Mr. Theroux and his wife with shared voting and investment power, 22,128 shares held in a Supplemental Executive Retirement Plan, 9,054 shares held in the Company’s 401(k) plan and 49,042 shares subject to outstanding options.

(10)	Includes 30,646 shares held jointly by Mr. Willey and his wife with shared voting and investment power, 1,378 shares owned directly, 38,470 shares held in an IRA for which he has sole voting and investment power and 26,000 shares subject to outstanding options.

THE FIRST BRANDON FINANCIAL CORPORATION SPECIAL MEETING

This section contains information for First Brandon Financial stockholders about the special meeting of stockholders First Brandon Financial has called to consider and approve the merger agreement.

Together with this document, First Brandon Financial is also sending you a notice of the First Brandon Financial special meeting of stockholders and a form of proxy that is solicited by its Board of Directors. The annual meeting of stockholders will be held at The Lilac Inn, 53 Park Street, Brandon, Vermont, at 9:00 a.m., Eastern Time, on May 11, 2007. This Proxy Statement/ Prospectus is first being mailed to stockholders of First Brandon Financial on or about [__], 2007.

Matters to Be Considered

The purpose of the First Brandon Financial special meeting of stockholders is to vote on a proposal to approve the merger agreement.

You may be asked to vote upon any other matters that may properly be submitted to a vote at the First Brandon Financial special meeting. You also may be asked to vote upon a proposal to adjourn or postpone the First Brandon Financial special meeting. First Brandon Financial could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

Proxies

Each copy of this document mailed to First Brandon Financial stockholders is accompanied by a proxy card with voting instructions for submission by mail. You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the First Brandon Financial special meeting, or at any adjournment or postponement of the meeting, regardless of whether you plan to attend the First Brandon Financial special meeting. You can revoke your proxy at any time before the vote is taken at the First Brandon Financial special meeting. If your shares are held in “street name,” your broker will vote your shares on Proposal I only if you provide instructions to your broker on how to vote. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to the President and Chief Executive Officer of First Brandon Financial prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date; or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

First Brandon Financial Corporation

2 Part Street, PO Box 9

Brandon, Vermont 05733

Attention: Scott A. Cooper, President and Chief Executive Officer

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

All shares represented by valid proxies that First Brandon Financial receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the merger agreement. The First Brandon Financial Board of Directors is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, or at any adjournment or postponement thereof, First Brandon Financial intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies.

First Brandon Financial stockholders should NOT send stock certificates with their proxy cards. First Brandon Financial stockholders will be sent election forms and instructions, at which time they will be requested to submit their stock certificates. If the merger is completed, First Brandon Financial stockholders who did not make a timely or proper election will be mailed a transmittal form promptly following the completion of the merger with instructions on how to exchange their First Brandon Financial stock certificates for the merger consideration.

Solicitation of Proxies

First Brandon Financial will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, First Brandon Financial will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of First Brandon Financial common stock and secure their voting instructions, if necessary. First Brandon Financial will reimburse the record holders for their reasonable expenses in taking those actions. First Brandon Financial may use several employees of First Brandon National Bank, who will not be specially compensated, to solicit proxies from First Brandon Financial stockholders, either personally or by telephone, facsimile or letter.

Record Date

The First Brandon Financial Board of Directors has fixed the close of business on [__], 2007 as the record date for determining the First Brandon Financial stockholders entitled to receive notice of and to vote at the First Brandon Financial special meeting of stockholders. On [__], 2007, 499,860 shares of First Brandon Financial common stock were outstanding and held by approximately [__] holders of record.

Voting Rights and Vote Required

You are entitled to one vote for each share of First Brandon Financial common stock you held as of the record date. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of First Brandon Financial common stock is necessary to constitute a quorum at the First Brandon Financial special meeting of stockholders. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of First Brandon Financial common stock entitled to vote at the First Brandon Financial special meeting. Because the affirmative vote of the holders of a majority of the outstanding shares of First Brandon Financial common stock entitled to vote at the First Brandon Financial special meeting is needed to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger agreement. Accordingly, the First Brandon Financial Board of Directors urges First Brandon Financial stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

As of the record date, directors and executive officers of First Brandon Financial and their affiliates had the right to vote 28,381 shares of First Brandon Financial common stock, or 5.7% of the outstanding First Brandon Financial common stock at that date. As of that date, none of the directors and executive officers of New Hampshire Thrift Bancshares or their affiliates had the right to vote shares of First Brandon Financial common stock. First Brandon Financial’s directors and certain executive officers have agreed to vote their shares of First Brandon Financial common stock in favor of the merger agreement.

Recommendation of the Board of Directors

The First Brandon Financial Board of Directors has unanimously approved the merger agreement and the transactions contemplated in the merger agreement. The First Brandon Financial Board of Directors has determined that the merger agreement and the transactions contemplated in the merger agreement are advisable and in the best interests of First Brandon Financial and its stockholders and unanimously recommends that you vote “FOR” approval of the merger agreement described in this Proxy Statement/Prospectus.

See “Proposal I—The Proposed Merger—First Brandon Financial’s Reasons for the Merger; Recommendation of First Brandon Financial’s Board of Directors” on page [__] for a more detailed discussion of the First Brandon Financial Board of Directors’ recommendation.

Attending the First Brandon Financial Special Meeting

If you want to vote your shares of First Brandon Financial common stock held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Participants in First Brandon Financial’s Benefit Plans

Participants in the First Brandon Employee Stock Ownership Plan (“ESOP”) have the right to direct the voting of First Brandon Financial common stock allocated to their plan accounts but do not have the right to vote these shares personally at First Brandon Financial’s special meeting. Such participants should refer to the voting instructions provided by the plan trustees for information on how to direct the voting of these shares.

Security Ownership of Certain Beneficial Owners of First Brandon Financial

The following table sets forth certain information as to those persons that First Brandon Financial believes are beneficial owners of more than 5% of First Brandon Financial’s outstanding common stock as of March 16, 2007. For purposes of the table below and the table set forth under “Beneficial Stock Ownership of Management,” a person is deemed to be the beneficial owner of any shares of common stock (1) over which the person has or shares, directly or indirectly, voting or investment power, or (2) of which the person has a right to acquire beneficial ownership at any time within 60 days after March 16, 2007. “Voting Power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. As of March 16, 2007, there were 499,860 shares of First Brandon Financial common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
David H. Mills, Jr (1) 4960 West Creek Road Brandon, VT 05733	56,083	11.2%

Dale T. Bastian (2) 159 Orchard Lane Weybridge, VT 05753	54,284	10.9%

Kirk K. Thomas & Tracy Holden Joint Tenants (WROS) (2) P.O. Box 256 Brandon, VT 05733	56,483	11.3%

First Brandon National Bank, Trustee for First Brandon National Bank Employee Stock Ownership Plan (3) 2 Park Street, P.O. Box 9 Brandon, VT 05733	29,772	6.0%

(1)	2,500 shares are owned by Mr. Mills’ minor sons

(2)	Ms. Bastian and Mr. Thomas are siblings

(3)	The First Brandon Financial Corporation ESOP is administered by First Brandon National Bank. The ESOP’s assets are held in a trust (the “ESOP Trust”), for which First Brandon National Bank serves as trustee (the “ESOP Trustee”). The ESOP Trust purchased these shares with funds borrowed from First Brandon Financial and initially placed these shares in a suspense account for future allocation. The ESOP Trustee is the beneficial owner of the shares held in the ESOP Trust. The terms of the ESOP Trust Agreement provide that, subject to the ESOP Trustee’s fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the ESOP Trustee will vote, tender or exchange shares of common stock held in the ESOP Trust allocated to participants’ accounts in accordance with instructions received from the participants. As of March 16, 2007, 29,772 shares have been allocated to the accounts of the ESOP participants.

Beneficial Stock Ownership of Management

The following table sets forth information with respect to the shares of First Brandon Financial common stock beneficially owned by each director of First Brandon Financial, by each “named executive officer” and by all directors and executive officers as a group as of March 16, 2007. “Named executive officers” includes First Brandon Financial’s President and Chief Executive Officer, Mr. Cooper, and First Brandon Financial’s Chief Financial Officer, Ms. Fiorante. Three additional executive officers whose 2006 total compensation was under $100,000 are not listed individually, but are included in the group. Except as otherwise indicated, each person shown in the table has sole voting and investment power with respect to the shares of common stock indicated.

Name	Position with First Brandon Financial	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock Outstanding(2)
Scott A. Cooper	Director, President and Chief Executive Officer	3,842	(3)	*
Brenda S. Fiorante	Senior Vice President, Chief Financial Officer and Chief Operating Officer	711	(4)	*
Charles S. Jakiela	Director	4,915	(5)	*
Charles Memoe	Director	3,717	(6)	*
Charles J. Smid	Director	2,763		*
Peter D. Terwilliger	Director	5,400		1.1%
Carolyn B. Whittaker	Director	5,751	(7)	1.2%
Total owned by Directors, and Executive Officers as a group (10 persons)		28,381		5.7%

*	Less than 1% of common stock outstanding.

(1)	See “Security Ownership of Certain Beneficial Owners of First Brandon Financial” for a definition of “beneficial ownership.”

(2)	Percentages with respect to each person or group of persons have been calculated based upon 499,860 shares of common stock, the number of shares outstanding as of March 16, 2007.

(3)	500 shares are owned by Mr. Cooper, 1,487 shares are held in Mr. Cooper’s ESOP retirement account with First Brandon National Bank, 290 shares are held in trust for the benefit of his parents and Mr. Cooper’s wife owns 1,565 shares.

(4)	650 shares are owned jointly by Ms. Fiorante and her husband and 61 shares are held in Ms. Fiorante’s retirement account with First Brandon National Bank.

(5)	2,900 shares are owned by Mr. Jakiela, 615 shares are owned by Mr. Jakiela and his wife jointly and 1.400 shares are owned by Mr. Jakiela’s wife.

(6)	3,717 shares are owned jointly by Mr. Memoe and his wife.

(7)	3,751 shares are owned by Ms. Whittaker and 2,000 shares are owned by her husband.

INFORMATION ABOUT THE COMPANIES

New Hampshire Thrift Bancshares, Inc.

9 Main Street, PO Box 9

Newport, New Hampshire 03773

(603) 863-0886

New Hampshire Thrift Bancshares, Inc., formed on July 5, 1989, is a Delaware corporation and the savings and loan holding company for Lake Sunapee Bank, fsb. Currently, New Hampshire Thrift Bancshares’ activities consist solely of managing Lake Sunapee Bank. At December 31, 2006, New Hampshire Thrift Bancshares had total consolidated assets of $672 million, net loans of $494.5 million, total deposits of $465.5 million and total stockholders’ equity of $48.4 million.

Lake Sunapee Bank is a federally chartered savings bank that provides financial services to businesses, individuals and families. It operates nineteen branch offices in Grafton, Hillsborough, Merrimack and Sullivan counties in New Hampshire. The area served by Lake Sunapee Bank is best known for its recreational facilities and its resort/retirement environment. Within the market area are two major ski areas, several lakes, retirement communities, a four-season recreational development center designed to support 3,500 families, Dartmouth-Hitchcock Medical Center, Colby-Sawyer College, New England College, and Dartmouth College and several industrial manufacturing employers. Lake Sunapee Bank is a thrift institution established for the purposes of providing the public with a convenient and safe place to invest funds, for the financing of housing, consumer-oriented products and commercial loans, and for providing a variety of other consumer-oriented financial services. Lake Sunapee Bank is a full-service community institution promoting the ideals of thrift, security, home ownership and financial independence for its customers.

Lake Sunapee Bank has one subsidiary, Lake Sunapee Financial Services Corporation, through which Lake Sunapee Bank has offered brokerage services to its customers.

New Hampshire Thrift Bancshares regularly reviews its strategic alternatives and assesses various opportunities for increasing long-term stockholder value, including opportunities for enhancing earnings internally, opportunistic de novo branching, and acquiring and/or affiliating with other financial institutions. Since its formation, New Hampshire Thrift Bancshares has opened 8 de novo branches. In January 1997 New Hampshire Thrift Bancshares acquired Landmark Bank and in October 1999, New Hampshire Thrift Bancshares acquired 3 branches from New London Trust, fsb. Merger or acquisition discussions and, in some cases, negotiations may take place in the future, and mergers and acquisitions involving cash, debt or equity securities may occur.

Additional information about New Hampshire Thrift Bancshares and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See “Where You Can Find More Information” on page [__].

First Brandon Financial Corporation

2 Park Street, PO Box 9

Brandon, Vermont 05733

(802) 247-5771

First Brandon Financial, a Vermont corporation, on September 30, 2005 became the bank holding company for First Brandon National Bank. Currently, First Brandon Financial’s activities consist solely of managing First Brandon National Bank. At December 31, 2006, First Brandon Financial had total consolidated assets of $104.2 million, net loans of $64.4 million, total deposits of $87.9 million and total stockholders’ equity of $10.9 million.

First Brandon National Bank is a national banking association chartered by the Office of the Comptroller of the Currency in 1863 and an independent community bank serving the financial needs of the businesses, individuals and families in its community. First Brandon National Bank operates three full service banking offices and a drive up facility in Brandon, West Rutland and Pittsford, Vermont. Additionally, First Brandon National Bank has a limited service facility in Otter Valley Union High School and five ATM locations in Rutland and Addison Counties, Vermont. First Brandon National Bank provides traditional community banking services including commercial loans to small businesses, conforming and nonconforming 1-4 family residential mortgage loans, consumer loan products, including home equity and personal loans in its market area. First Brandon National Bank has no subsidiaries.

Additional information about First Brandon Financial and its subsidiary is provided elsewhere in this Proxy Statement/Prospectus. See “Where You Can Find More Information” on page [__].

PROPOSAL I—THE PROPOSED MERGER

The description of the merger and the merger agreement contained in this Proxy Statement/Prospectus describes the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement. A copy of the merger agreement is attached as Appendix A hereto.

New Hampshire Thrift Bancshares and First Brandon Financial encourage you to read the merger agreement.

General

Pursuant to the merger agreement, First Brandon Financial will merge with and into New Hampshire Thrift Bancshares, with New Hampshire Thrift Bancshares as the surviving entity. Outstanding shares of First Brandon Financial common stock will be converted into the right to receive cash, shares of New Hampshire Thrift Bancshares common stock or a combination of cash and stock. Cash will be paid in lieu of any fractional share of New Hampshire Thrift Bancshares common stock. See “—Merger Consideration; Cash or Stock Election” below. As a result of the merger, the separate corporate existence of First Brandon Financial will cease and New Hampshire Thrift Bancshares will succeed to all of the rights and be responsible for all of the obligations of First Brandon Financial. Following the merger of First Brandon Financial with and into New Hampshire Thrift Bancshares, First Brandon National Bank will merge with and into Lake Sunapee Bank, fsb and the separate corporate existence of First Brandon National Bank will cease. However, Lake Sunapee Bank will operate the branches of the former First Brandon National Bank under the name “First Brandon Bank, a division of Lake Sunapee Bank, fsb” (the “First Brandon Division”). A copy of the merger agreement is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated by reference.

Backgrou nd of the Merger

Since First Brandon Financial became the holding company for First Brandon National Bank on September 30, 2005, the Board of Directors of First Brandon Financial and its senior management have regularly reviewed First Brandon Financial’s strategic alternatives and assessed various opportunities for increasing long-term stockholder value, including opportunities to expand on a de novo basis within areas proximate to the communities served by First Brandon Financial as well as potential affiliation opportunities. During the fourth quarter of 2005 and the first quarter of 2006, several institutions of roughly similar size were identified and contacted by First Brandon Financial as prospective affiliation parties as a potential means for achieving the efficiencies to be derived through improved economies of scale and First Brandon Financial was also contacted by such institutions. During the first quarter of 2006, First Brandon Financial contacted FinPro, Inc., an investment banker, to assist the Board in strategic planning and evaluating potential strategic directions for First Brandon Financial and for evaluating the potential benefits and risks of affiliation with an institution with which First Brandon Financial was preliminarily discussing a potential affiliation.

Since the formation of New Hampshire Thrift Bancshares as a Delaware Corporation on July 5, 1989, the Board of Directors of New Hampshire Thrift Bancshares has regularly reviewed its strategic alternatives and assessed various opportunities for increasing long-term stockholder value, including opportunities for enhancing earnings internally, opportunistic de novo branching, and acquiring and/or affiliating with other financial institutions. Since its formation, New Hampshire Thrift Bancshares has opened 8 de novo branches. In January 1997 New Hampshire Thrift Bancshares acquired Landmark Bank and in October 1999, New Hampshire Thrift Bancshares acquired 3 branches from New London Trust, fsb.

Throughout February and March of 2006, the Board of First Brandon Financial consulted with FinPro to develop a strategic direction, assess the strengths and challenges faced by First Brandon Financial and understand the potential risks and benefits of possible affiliation transactions. On or about March 13, 2006, First Brandon Financial engaged FinPro to serve as its agent with respect to:

•	Providing ongoing capital markets, merger and acquisition and other consulting and financial advisory services to First Brandon Financial;

•	Assisting management in preparing a detailed valuation of organic opportunities, including a future and present value analysis of both remaining independent and a sale of First Brandon Financial; and

•	First Brandon Financial’s evaluation of a possible sale or merger.

During late April and May of 2006, preliminary due diligence was conducted with respect to a potential affiliation partner based in Vermont. However, discussions and preliminary due diligence did not progress to an agreement with this institution because changes to their current capital and ownership structure would have been necessary to facilitate a merger and they failed to offer an attractive premium for the stockholders of First Brandon Financial. In May and June 2006, preliminary discussions were held with a larger out of state bank, but it did not express an interest in proceeding with further discussions. Preliminary discussions occurred in June 2006 with another small community bank, which was not prepared to proceed with due diligence.

In July and August of 2006, FinPro and the management team of First Brandon Financial prepared a confidential information package of preliminary due diligence material with respect to First Brandon Financial and worked with the Board of First Brandon Financial to develop a list of potential affiliation parties. In August 2006, twelve institutions, including New Hampshire Thrift Bancshares, were contacted by FinPro and offered the opportunity to execute confidentiality agreements if they were interested in evaluating the affiliation opportunities presented by First Brandon Financial.

In response to FinPro’s inquiry, the Board of Directors of New Hampshire Thrift Bancshares assessed the opportunity to acquire First Brandon Financial and determined to further explore the possibility to expand New Hampshire Thrift Bancshares’ New Hampshire-based banking franchise into the state of Vermont and, in so doing, to further broaden and diversify the geographic and economic communities served by New Hampshire Thrift Bancshares.

Seven institutions, including New Hampshire Thrift Bancshares, executed confidentiality agreements with FinPro as the agent of First Brandon Financial and received the confidential information package on or about August 30, 2006.

In September, 2006, New Hampshire Thrift Bancshares contacted Keefe, Bruyette & Woods, Inc., an investment banker, with regard to the possible acquisition of First Brandon Financial and the confidential information package concerning First Brandon Financial provided by FinPro. On September 14, 2006, the Board of Directors of New Hampshire Thrift Bancshares formally engaged Keefe, Bruyette & Woods to serve as financial advisor to New Hampshire Thrift Bancshares.

Meetings of the Executive Committee of the Board of Directors of New Hampshire Thrift Bancshares were held on September 19 and 21, 2006 at which a potential business combination with First Brandon Financial was discussed, addressing the terms to be included in any written indication of interest submitted to First Brandon Financial, particularly the proposed pricing of the transaction.

At a special meeting of New Hampshire Thrift Bancshares’ Board of Directors on September 22, 2006, the Board of Directors discussed and analyzed the potential business combination with First Brandon Financial, including a detailed presentation and analysis by Keefe, Bruyette & Woods of the business operations, financial condition and prospects of First Brandon Financial, as well as the pro forma financial impact of a proposed acquisition of First Brandon Financial. After lengthy deliberations, New Hampshire Thrift Bancshares’ Board authorized the submission of a preliminary, non-binding indication of interest regarding a possible business combination with First Brandon Financial. On September 22, 2006, New Hampshire Thrift Bancshares submitted a non-binding expression of interest to First Brandon Financial, which included a proposal to pay a mixture of cash and stock at a per share price of $42.01.

Two other institutions, in addition to New Hampshire Thrift Bancshares, also submitted written expressions of interest.

On October 6, 2006, the Board of Directors of First Brandon Financial held a special meeting at which it reviewed with FinPro and Cranmore, FitzGerald & Meaney, First Brandon Financial’s special legal counsel, the expression of interest from New Hampshire Thrift Bancshares and two other financial institutions. FinPro summarized the expressions of interest and presented a financial comparison of the terms of each. After an extensive discussion, First Brandon Financial’s Board authorized its executive officers, Cranmore, FitzGerald & Meaney and FinPro to proceed with negotiations with New Hampshire Thrift Bancshares and another institution, whose expressions of interest offered the highest consideration, and to invite them to conduct due diligence. The third institution was not invited to conduct due diligence because its expression of interest represented a lower level of consideration and such consideration consisted entirely of cash.

Representatives of New Hampshire Thrift Bancshares and Keefe, Bruyette & Woods conducted due diligence onsite at the offices of First Brandon Financial on October 28 and 29, 2006. Following due diligence, First Brandon Financial requested that New Hampshire Thrift Bancshares submit a revised non-binding indication of interest to further clarify certain proposed terms.

At a meeting of the Executive Committee of the Board of Directors of New Hampshire Thrift Bancshares on November 2, 2006, the Executive Committee again discussed and analyzed the potential business combination with First Brandon Financial, including a detailed presentation and analysis by Keefe, Bruyette & Woods, incorporating the results of due diligence, of the business operations, financial condition and prospects of First Brandon Financial, as well as the pro forma financial impact of a proposed acquisition of First Brandon Financial. After extensive deliberations, New Hampshire Thrift Bancshares’ Board authorized the submission of a supplemental non-binding indication of interest, including an increase in the price at which First Brandon Financial’s common stock would be acquired, provided that First Brandon Financial confirmed that it would not engage in further discussions and/or negotiations with other prospective buyers, and that it would commit to negotiate the proposed business combination with New Hampshire Thrift Bancshares on an exclusive basis going forward, except to the extent that First Brandon Financial’s Board of Directors, in the good faith exercise of its fiduciary duties after consultation with its financial advisors and counsel, determined that such discussions and/or negotiations would be required in order for the Board of Directors to comply with its fiduciary duties under applicable law.

On November 2, 2006, New Hampshire Thrift Bancshares submitted a Supplemental Indication of Interest. New Hampshire Thrift Bancshares’ Supplemental Indication of Interest provided additional information with respect to certain terms of the proposed transaction and increased the price at which First Brandon Financial’s common stock would be acquired, from $42.01 per share, to $44.01 per share. The Supplemental Indication of Interest also requested, in consideration of the increase in the price at which First Brandon Financial’s common stock would be acquired, that First Brandon Financial confirm that it would not engage in further discussions and/or negotiations with other prospective buyers, and that it would commit to negotiate the proposed business combination with New Hampshire Thrift Bancshares on an exclusive basis going forward, with the exception of discussions and/or negotiations determined to be required in order for the Board of Directors to comply with its fiduciary duties.

On November 3, 2006, the Board of Directors of First Brandon Financial held a special meeting at which it reviewed with FinPro and Cranmore, FitzGerald & Meaney the expression of interest from New Hampshire Thrift Bancshares. FinPro summarized the expression of interest and presented a financial comparison of the terms of New Hampshire Thrift Bancshares’ proposal to the terms of the proposals received from each of the other two institutions. After an extensive discussion and reports from its legal and financial advisors with regard to the opportunities given to each institution to submit and enhance its expression of interest, First Brandon Financial’s Board authorized its executive officers, Cranmore, FitzGerald & Meaney and FinPro to proceed with negotiations exclusively with New Hampshire Thrift Bancshares, with the exception of discussions and/or negotiations determined to be required in order for the Board of Directors to comply with its fiduciary duties.

New Hampshire Thrift Bancshares was informed on November 3, 2006 by Keefe, Bruyette & Woods that First Brandon Financial wished to negotiate exclusively with New Hampshire Thrift Bancshares to consummate a business combination. On November 9, 2006, New Hampshire Thrift Bancshares’ counsel circulated an initial draft of the merger agreement. Through December 14, 2006, the parties and their advisors negotiated the terms of the merger agreement.

Additional due diligence was conducted during the week of December 11, 2006. First Brandon Financial and its advisors conducted due diligence onsite at the offices of New Hampshire Thrift Bancshares.

On December 14, 2006, First Brandon Financial’s Board held a special meeting to discuss the final terms of the transaction with NHTB. At this meeting, Cranmore, FitzGerald & Meaney and FinPro updated First Brandon Financial’s Board on the material terms that had been resolved and discussed the interests of certain persons in the proposed transaction. Cranmore, FitzGerald & Meaney reviewed for First Brandon Financial’s Board the material terms of the merger agreement, as well as the voting agreement to be entered into by each of the directors and certain of the executive officers of First Brandon Financial, the affiliate agreement to be entered into by each of the directors and executive officers of First Brandon Financial and the legal duties of First Brandon Financial’s Board with respect to First Brandon Financial’s stockholders. Cranmore, FitzGerald & Meaney also discussed the proposed employment agreement with Mr. Scott A. Cooper, First Brandon Financial’s President and Chief Executive Officer, and the proposed settlement agreements with certain of the executive officers of First Brandon Financial. FinPro delivered its oral opinion (subsequently confirmed in writing) that as of the date of its opinion and based upon and subject to the considerations described in its opinion, the per share merger consideration offered by New Hampshire Thrift Bancshares was “fair” from a financial point of view to First Brandon Financial’s stockholders. Following the presentations and a lengthy discussion, First Brandon Financial’s Board unanimously approved the merger agreement and the transactions contemplated thereby.

On December 14, 2006, New Hampshire Thrift Bancshares’ Board also held a special meeting to discuss the final terms and conditions of the transaction with First Brandon Financial. At this meeting, Thacher Proffitt & Wood LLP, NHTB’s special legal counsel and Keefe, Bruyette & Woods updated New Hampshire Thrift Bancshares’ Board on the material terms that had been resolved and discussed the material terms and conditions of the merger agreement, as well as the voting agreement to be entered into by each of the directors and certain of the executive officers of First Brandon Financial and the affiliate agreement to be entered into by each of the directors and executive officers of First Brandon Financial. Thacher Proffitt & Wood discussed the commitment to add First Brandon Financial Directors to the Board of Directors of New Hampshire Thrift Bancshares and Lake Sunapee Bank, fsb, and to establish the First Brandon Division Advisory Board. Thacher Proffitt & Wood also discussed the proposed employment agreement with Mr. Cooper and the proposed settlement agreements with certain of the executive officers of First Brandon Financial. Thacher Proffitt & Wood further discussed the legal duties of New Hampshire Thrift Bancshares’ Board with respect to New Hampshire Thrift Bancshares’ stockholders. Keefe, Bruyette & Woods presented its financial analysis with respect to the proposed merger consideration and delivered its oral opinion (subsequently confirmed in writing) that as of the date of its opinion and based upon and subject to the considerations described in its opinion, the per share merger consideration offered by New Hampshire Thrift Bancshares was “fair” from a financial point of view to New Hampshire Thrift Bancshares’ stockholders. In addition, Thacher Proffitt & Wood presented to the Board a favorable report concerning due diligence of the operations of First Brandon Financial. Following the presentations and a lengthy discussion, the Board of Directors of New Hampshire Thrift Bancshares approved the merger agreement and the transactions contemplated thereby.

First Brandon Financial and New Hampshire Thrift Bancshares executed the merger agreement on the evening of December 14, 2006 and issued a joint press release publicly announcing the transaction on the morning of December 15, 2006.

First Brandon Financial’s Reasons for the Merger; Recommendation of First Brandon Financial’s Board of Directors

First Brandon Financial’s Board of Directors believes that the merger is in the best interests of First Brandon Financial and its stockholders. Accordingly, First Brandon Financial’s Board of Directors has approved the merger agreement and recommends that stockholders vote “FOR” the approval of the merger agreement.

In reaching its decision to approve the merger agreement, First Brandon Financial’s Board of Directors consulted with its special legal counsel, Cranmore, FitzGerald & Meaney and its financial advisor FinPro and considered a variety of factors, including but not limited to the following which are not presented in order of priority:

•	a review of the historical financial statements of First Brandon Financial and New Hampshire Thrift Bancshares and certain other internal information, primarily financial in nature, relating to the respective businesses, earnings and balance sheets of First Brandon Financial and New Hampshire Thrift Bancshares;

•

the respective business strategies of First Brandon Financial and New Hampshire Thrift Bancshares, prospects for the future, including expected financial results, and expectations relating to the proposed merger, based on discussions with management of First Brandon Financial and New Hampshire Thrift Bancshares;

•	the historical performance of First Brandon Financial;

•	the current and prospective environment in which First Brandon Financial operates;

•

the merger consideration offered and the belief of the Board of Directors that the merger consideration is a fair amount and that the mixture of stock and cash is favorable and will result in long-term value for the First Brandon Financial’s stockholders;

•

the fact that First Brandon Financial’s stockholders will have the opportunity to elect to receive shares of New Hampshire Thrift Bancshares common stock or cash (subject to the requirement that 80% of First Brandon Financial’s common stock will be exchanged for New Hampshire Thrift Bancshares’ shares of common stock and 20% will be exchanged for cash);

•

the fact that the transaction is expected to be tax-free to First Brandon Financial’s stockholders, to the extent that First Brandon Financial’s stockholders receive shares of New Hampshire Thrift Bancshares’ common stock in exchange for shares of First Brandon Financial’s common stock;

•	the fact that New Hampshire Thrift Bancshares’ common stock has a favorable dividend yield;

•	the fact that New Hampshire Thrift Bancshares’ common stock is traded on the Nasdaq Global Market, which is expected to provide greater liquidity to First Brandon Financial stockholders;

•	the ability of New Hampshire Thrift Bancshares to pay the merger consideration;

•	the compatibility of the corporate cultures of First Brandon Financial and New Hampshire Thrift Bancshares;

•

the business and future prospects of New Hampshire Thrift Bancshares and the Board of Directors’ view of the quality of New Hampshire Thrift Bancshares’ common stock as an investment by First Brandon Financial’s stockholders;

•	the geographic fit of the branch networks of New Hampshire Thrift Bancshares and First Brandon Financial;

•

the anticipated effect of the acquisition on employees of First Brandon Financial (including the fact that First Brandon employees who do not continue as employees of New Hampshire Thrift Bancshares will be entitled to receive severance benefits);

•	the effect on First Brandon Financial’s customers and the communities served by First Brandon Financial;

•	advice from First Brandon Financial’s financial advisors, FinPro, that the per share merger consideration is fair to First Brandon Financial’s stockholders from a financial point of view;

•

the terms of the merger agreement, including but not limited to the representations and warranties of the parties, the covenants, the consideration, the benefits to employees, employee and executive termination benefit, and the ability of First Brandon Financial to terminate the merger agreement if required by the fiduciary duties of its Board of Directors;

•	the likelihood of obtaining the approvals necessary to complete the transaction;

•	a review of the terms, to the extent publicly available, of certain other transactions deemed by FinPro to be relevant to its review of the proposed merger; and

•	a review of the prospects of First Brandon Financial remaining independent.

In reaching its determination to approve and recommend the merger, First Brandon Financial’s Board did not assign any specific or relative weights to the factors under consideration, and individual directors may have given different weights to different factors.

On the basis of these considerations, First Brandon Financial’s Board of Directors unanimously approved the merger agreement.

Opinion of First Brandon Financial’s Financial Advisor

FinPro was retained by First Brandon Financial to act as its financial advisor in connection with a possible business combination with select other financial institutions. First Brandon Financial selected FinPro because of their knowledge of, experience with, and reputation in the financial services industry. FinPro agreed to assist First Brandon Financial in analyzing, structuring, negotiating and effecting a possible merger. FinPro is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

First Brandon Financial’s Board of Directors considered and approved the merger agreement at a Board meeting held on December 14, 2006. FinPro delivered to the Board their oral and written opinions that, as of December 14, 2006, the merger consideration was fair to First Brandon Financial’s stockholders from a financial point of view.

The text of FinPro’s written opinion is attached as Appendix B to this document and is incorporated herein by reference. First Brandon Financial stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by FinPro.

FinPro’s opinion speaks only as of the date of such opinion. FinPro’s opinion is directed to the First Brandon Financial’s Board of Directors and addresses only the fairness, from a financial point of view, of the consideration offered in the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any First Brandon Financial stockholder as to how the stockholder should vote at the First Brandon Financial special meeting on the merger or any related matter.

In rendering its opinion, FinPro has considered, among other things:

•	the Agreement and the exhibits thereto;

•	historic changes in the market for bank and thrift stocks;

•	the trading history and performance of New Hampshire Thrift Bancshares’s and First Brandon Financial’s common stock;

•	trends and changes in the financial condition of First Brandon Financial and New Hampshire Thrift Bancshares beginning with the twelve month period ended December 31, 2001;

•	the most recent annual report to stockholders of First Brandon Financial and New Hampshire Thrift Bancshares;

•	the most recent 10-K of New Hampshire Thrift Bancshares;

•	quarterly reports on Form 10-Q of New Hampshire Thrift Bancshares and quarterly earnings reports of First Brandon Financial;

•	the most recent audit letter to First Brandon Financial and New Hampshire Thrift Bancshares; and

•	recent regulatory exam reports of First Brandon Financial and New Hampshire Thrift Bancshares.

In performing its review and in rendering its opinion, FinPro has relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by First Brandon Financial or New Hampshire Thrift Bancshares or their respective representatives or that was otherwise reviewed by FinPro, as the case may be, and has assumed such accuracy and completeness for purposes of rendering its opinion. FinPro has further relied on the assurances of management of First Brandon Financial and New Hampshire Thrift Bancshares that they are not aware of any facts or circumstances not within the actual knowledge of FinPro, as the case may be, that would make any of such information inaccurate or misleading. FinPro has not been asked to and has not undertaken any independent verification of any of such information and FinPro does not assume any responsibility or liability for the accuracy or completeness thereof. FinPro has not made an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Brandon Financial or New Hampshire Thrift Bancshares or any of their subsidiaries, or the collectibility of any such assets, nor has FinPro been furnished with any such evaluations or appraisals. FinPro has not made any independent evaluation of the adequacy of the allowance for loan losses of First Brandon Financial or New Hampshire Thrift Bancshares or any of their subsidiaries nor has FinPro reviewed any individual credit files and FinPro has assumed that their respective allowance for loan losses are adequate to cover such losses and will be adequate on a pro forma basis.

The following is a summary of the material analyses performed by FinPro and presented to the First Brandon Financial Board of Directors on December 14, 2006. The summary is not a complete description of all the analyses underlying FinPro’s opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. FinPro believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. The financial analyses summarized below include information presented in a tabular format. In order to understand fully the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses.

New Hampshire Thrift Bancshares’s Comparable Trading Multiple Comparison. FinPro analyzed New Hampshire Thrift Bancshares’ trading multiples relative to the trading multiples of other banks and thrifts and their holding companies located in New Hampshire, Vermont and Maine with market capitalization less than $1.0B that traded on the NYSE, AMEX or NASDAQ exchanges.

As of Closing on 12/12/2006	Price to Most Recent Quarter’s Earnings per Share		Price to Most Recent Quarter’s Core* Earnings per Share		Price to Last Twelve Months’ Earnings per Share		Price to Last Twelve Months’ Core* Earnings per Share		Price to Book Value Per Share	Price to Tangible Book Value Per Share	Dividend Yield
New Hampshire Thrift Bancshares’ Trading Multiples	14.5	x	14.5	x	12.5	x	12.5	x	140.2%	186.9%	3.2%
Comparable Trading Group Average	15.4	x	15.6	x	14.7	x	14.4	x	187.6%	201.8%	3.2%
Comparable Trading Group Median	14.3	x	14.1	x	14.6	x	14.6	x	187.3%	214.4%	2.9%

Source: SNL Securities’ market data

*	Note: Core earnings were defined as: net income before extraordinary items less the after-tax portion of investment securities and nonrecurring items and other gains on sale. The assumed tax rate is 35%.

The selected Comparable Trading Group was composed of: Bar Harbor Bankshares (BHB), Camden National Corporation (CAC), First National Lincoln Corporation (FNLC), Merchants Bancshares, Inc. (MBVT), Merrill Merchants Bancshares, Inc. (MERB), Union Bankshares, Inc. (UNB), Northeast Bancorp (NBN) and Northway Financial, Inc. (NWFI).

Valuation. FinPro analyzed the consideration using standard evaluation techniques (as discussed below) including, but not limited to: comparable trading multiples, comparable acquisition multiples, the net present value of cash dividends and terminal value and the potential pro forma financial impact of the merger on First Brandon Financial’s financials based on certain assumptions.

Market Value. Market value is generally defined as the price, established on an “arms-length” basis, at which knowledgeable, unrelated buyers and sellers would agree to transfer shares. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the “comparable” data are deemed sufficient. The market value for a financial institution can be determined by comparison to the median price to earnings and price to tangible book value of publicly-traded financial institutions, adjusting for significant differences in financial performance criteria. The market value in connection with the evaluation of control of a financial institution is determined by the previous sales of financial institutions.

Market Value – Trading. FinPro selected a Comparable Trading Group which was comprised of New England banks and their holding companies with assets less than $750 million that traded on the NYSE, AMEX or NASDAQ exchanges. Any bank or holding company known to be a merger target as of December 12, 2006 was eliminated from the Comparable Trading Group.

As of Closing on 12/12/2006	Price to Most Recent Quarter’s Earnings per Share		Price to Most Recent Quarter’s Core* Earnings per Share		Price to Last Twelve Months’ Earnings per Share		Price to Last Twelve Months’ Core* Earnings per Share		Price to Book Value Per Share	Price to Tangible Book Value Per Share	Dividend Yield
First Brandon Financial’s Trading Multiples	12.3	x	12.5	x	13.0	x	13.1	x	161.0%	161.0%	2.1%
First Brandon Financial’s Acquisition Multiples	16.5	x	16.7	x	17.4	x	17.5	x	205.6%	205.6%	NA
Comparable Trading Group Average	19.2	x	19.7	x	19.4	x	19.1	x	153.7%	163.4%	2.1%
Comparable Trading Group Median	15.9	x	16.6	x	16.2	x	15.8	x	139.5%	142.6%	2.3%
Vermont Bank Average	14.9	x	14.5	x	15.1	x	15.0	x	216.7%	252.3%	4.2%
Vermont Bank Median	14.7	x	14.8	x	15.0	x	15.2	x	213.4%	232.2%	4.8%
National Bank Average	17.8	x	18.8	x	18.1	x	18.7	x	192.7%	238.9%	2.0%
National Bank Median	15.9	x	16.1	x	16.5	x	16.6	x	185.0%	227.3%	2.0%

Sources: SNL Securities’ market data and FinPro calculations.

*	Note: Core earnings were defined as: net income before extraordinary items less the after-tax portion of investment securities and nonrecurring items and other gains on sale. The assumed tax rate is 35%.

The selected Comparable Trading Group was composed of: Beverly National Corporation (BNV), Connecticut Bank & Trust Company (CTBC), Merrill Merchants Bancshares, Inc. (MERB), Northeast Bancorp (NBN), Northway Financial, Inc. (NWFI), Patriot National Bancorp, Inc. (PNBK), Salisbury Bancorp, Inc. (SAL), Slade’s Ferry Bancorp (SFBC), Southern Connecticut Bancorp, Inc. (SSE) and Union Bankshares, Inc. (UNB).

Market Value – Acquisition. In analyzing the consideration value to be paid for First Brandon Financial, FinPro considered the market approach and evaluated price to earnings, price to core earnings, price to tangible and franchise premium to core deposits multiples for recently announced bank mergers. FinPro examined four sets of merger groups as follows:

•	Similar Capitalization – Bank mergers which a deal value between $10 and $50 million where the target had a tangible equity to assets ratio between 8% and 12%.

•	Similar Performance – Bank mergers which a deal value between $10 and $50 million where the target had a ROAE between 8% and 15%.

•	Regional Group – New England bank mergers

•	Northern New England – Bank mergers in VT, NH, and ME

The following table illustrates the minimum, maximum and median pricing multiples of the four merger groups.

	Price to Last Twelve Months’ Earnings per Share		Price to Last Twelve Months’ Core* Earnings per Share		Price to Tangible Book Value Per Share	Franchise Premium to Core Deposits	Premium to Prior Month’s Trading Price
First Brandon Financial Acquisition Multiples	17.4	x	17.5	x	205.6%	14.0%	39.2%
Similar Capitalization Median	25.0	x	25.8	x	225.9%	18.4%	40.8%
Similar Capitalization Minimum	8.8	x	14.6	x	120.2%	3.0%	7.3%
Similar Capitalization Maximum	242.7	x	58.6	x	363.6%	33.3%	105.8%
Similar Performance Median	23.1	x	23.6	x	226.6%	18.4%	38.0%
Similar Performance Minimum	12.8	x	14.6	x	113.5%	3.6%	(1.9%)
Similar Performance Maximum	37.6	x	31.4	x	361.1%	37.8%	59.4%
Regional Group Median	24.9	x	22.7	x	211.7%	12.9%	30.8%
Regional Group Minimum	13.0	x	13.0	x	74.3%	(42.1%)	7.3%
Regional Group Maximum	34.2	x	24.9	x	324.0%	17.6%	89.6%
Northern New England Median	25.7	x	NA		166.0%	7.5%	56.3%**
Northern New England Minimum	14.3	x	NA		74.3%	(42.1%)	56.3%**
Northern New England Maximum	27.2	x	NA		215.3%	15.8%	56.3%**

Sources: SNL Securities data and FinPro calculations.

*	Note: Core earnings were defined as: net income before extraordinary items less the after-tax portion of investment securities and nonrecurring items and other gains on sale. The assumed tax rate is 35%.

**	Note: Only one company in the Northern New England Group had data for the premium to the prior month’s trading price and, as such, the median, minimum and maximum for that information reflect that piece of data.

Investment Value. The investment value of any bank institution’s stock is an estimate of present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. FinPro calculated a net present value of dividends and terminal value through 2011. Earnings projections were based upon discussions with management and the earnings growth rate for years 2008 through 2011 was assumed to be 7%. FinPro assumed that the First Brandon Financial paid out 27% of earnings as cash dividends. The terminal value was calculated using the projected 2011 earnings and tangible book value per share and applying average long term bank acquisition multiples in the New England Region. The price to earnings multiples ranged between 19x to 21x and price to tangible book multiples ranged between 200% and 250%. FinPro utilized discount rates between 10% and 11%.

Based on these assumptions, FinPro calculated the present value of dividends and terminal value to be between $41.05 per share and $47.07 per share on an earnings basis and between $39.92 per share and $51.34 per share on a tangible book basis. FinPro’s computations were based on an analysis of the financial services industry, the economic and competitive situations currently existing in First Brandon Financial’s market area and its current financial condition.

Pro Forma Financial Impact Analysis. FinPro analyzed the merger in terms of its effect on First Brandon Financial’s stand alone projected fiscal 2007 and 2008 earnings per share. The projected 2007 earnings per share for both companies assumed 4% annual growth over the EPS for the twelve months ended September 30, 2006. The projected 2008 earnings per share for First Brandon Financial assumed 7% growth over the 2007 projection. The projected 2008 earnings per share for New Hampshire Thrift Bancshares assumed 9% growth over the 2007 projection. Based upon certain assumptions, including those with respect to cost savings and other synergies from the merger and the stand-alone earnings projections, the analysis indicated that the merger is projected to be accretive to both New Hampshire Thrift Bancshares’ and First Brandon Financial’s equivalent earnings per share.

These forward looking projections may be affected by many factors beyond the control of First Brandon Financial and/or New Hampshire Thrift Bancshares, including the future direction of interest rates, economic conditions in the companies’ market place, the actual amount and timing of cost savings achieved through the merger, the actual level of revenue enhancements brought about through the merger, future regulatory changes and various other factors. The actual results achieved may vary from the projected results and the variations may be material.

FinPro acted as financial advisor to First Brandon Financial in connection with the merger and will receive fees approximating $220,000 for its services, the majority of which are contingent upon the consummation of the merger.

New Hampshire Thrift Bancshares’ Reasons for the Merger

The New Hampshire Thrift Bancshares Board of Directors expects the merger to enhance New Hampshire Thrift Bancshares’ banking franchise and competitive position, through expansion of its New Hampshire-based banking franchise into the state of Vermont and resulting diversification of the geographic and economic communities served by the combination of Lake Sunapee Bank and First Brandon National Bank. The merger also increases New Hampshire Thrift Bancshares’ operating and marketing scale.

The New Hampshire Thrift Bancshares Board of Directors consulted with New Hampshire Thrift Bancshares management as well as financial and legal advisors and determined that the merger is in the best interest of New Hampshire Thrift Bancshares and New Hampshire Thrift Bancshares’ stockholders. In reaching its conclusion to approve the merger agreement, the New Hampshire Thrift Bancshares Board considered the following factors as generally supporting its decision to enter into the merger agreement:

•	The effectiveness of the merger as a method of implementing and accelerating New Hampshire Thrift Bancshares’ strategies for expanding New Hampshire Thrift Bancshares’ franchise;

•

Its understanding of New Hampshire Thrift Bancshares’ business, operations, financial condition, earnings and prospects and of First Brandon Financial’s business, operations, financial condition, earnings and prospects;

•

The reports of New Hampshire Thrift Bancshares’ management and the financial presentations by Keefe, Bruyette & Woods, financial advisor to New Hampshire Thrift Bancshares, concerning the operations, financial condition and prospects of First Brandon Financial and the expected financial impact of the merger on the combined company; and

•

The proposed appointment of two First Brandon Financial directors as directors of New Hampshire Thrift Bancshares and Lake Sunapee Bank, the operation of the former First Brandon National Bank branches under the name “First Brandon Bank, a division of Lake Sunapee Bank, fsb,” the creation of the First Brandon Division Advisory Board, and the employment of First Brandon Financial’s current President and Chief Executive Officer as Regional President of the First Brandon Division, all of which would help assure the likelihood of successful integration of the two companies.

The New Hampshire Thrift Bancshares Board of Directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating First Brandon Financial’s business, operations and workforce with those of New Hampshire Thrift Bancshares, the added credit risk exposure related to First Brandon Financial’s loan portfolio, the added interest rate risk exposure related to First Brandon Financial’s interest-earning assets and interest-bearing liabilities, the need to obtain New Hampshire Thrift Bancshares stockholders’ and First Brandon Financial stockholders’ approval and regulatory approvals in order to complete the transaction, and the risks associated with achieving the anticipated cost savings.

The New Hampshire Thrift Bancshares Board of Directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement.

The foregoing discussion of the information and factors considered by the New Hampshire Thrift Bancshares Board of Directors is not exhaustive, but includes the material factors considered by the New Hampshire Thrift Bancshares Board of Directors. In view of the wide variety of factors considered by the New Hampshire Thrift Bancshares Board of Directors in connection with its evaluation of the merger and the complexity of these matters, the New Hampshire Thrift Bancshares Board of Directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the New Hampshire Thrift Bancshares Board of Directors may have given different weights to different factors.

On the basis of these considerations, the merger agreement was unanimously approved by New Hampshire Thrift Bancshares Board of Directors.

Opinion of New Hampshire Thrift Bancshares’ Financial Advisor

On November 27, 2006, New Hampshire Thrift Bancshares engaged Keefe, Bruyette & Woods, Inc. to act as its financial advisor in connection with the transaction. Keefe, Bruyette & Woods agreed to assist New Hampshire Thrift Bancshares in analyzing, structuring, negotiating and effecting a transaction with First Brandon Financial. New Hampshire Thrift Bancshares selected Keefe, Bruyette & Woods because Keefe, Bruyette & Woods is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with New Hampshire Thrift Bancshares and its business. As part of its investment banking business, Keefe, Bruyette & Woods is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On December 14, 2006, the New Hampshire Thrift Bancshares Board held a meeting to evaluate the proposed merger of First Brandon Financial with and into New Hampshire Thrift Bancshares. At this meeting, Keefe, Bruyette & Woods reviewed the financial aspects of the proposed merger and rendered an oral opinion (subsequently confirmed in writing) to New Hampshire Thrift Bancshares as to the fairness from a financial point of view of the consideration to be offered in the merger.

The text of Keefe, Bruyette & Woods’ written opinion is attached as Appendix C to this document and is incorporated herein by reference. New Hampshire Thrift Bancshares’ stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Keefe, Bruyette & Woods.

Keefe, Bruyette & Woods’ opinion is directed to the New Hampshire Thrift Bancshares Board and addresses only the fairness, from a financial point of view, of the consideration offered in the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any New Hampshire Thrift Bancshares stockholder as to how the stockholder should vote at the New Hampshire Thrift Bancshares annual meeting on the merger or any related matter.

In arriving at its opinion, Keefe, Bruyette & Woods has reviewed, analyzed and relied upon material bearing upon the financial and operating condition of New Hampshire Thrift Bancshares and First Brandon Financial and the merger.

In the course of its engagement as financial advisor Keefe, Bruyette & Woods has, among other things:

•	reviewed the merger agreement by and between New Hampshire Thrift Bancshares and First Brandon Financial;

•	reviewed the Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2005 for New Hampshire Thrift Bancshares;

•	reviewed certain interim reports and Quarterly Reports on Form 10-Q and certain other communications from New Hampshire Thrift Bancshares to its stockholders;

•	reviewed the Federal Financial Institutions Examination Council Call Reports for the last four quarters through September 30, 2006 for First Brandon National Bank;

•

reviewed other financial information concerning the businesses and operations of New Hampshire Thrift Bancshares and First Brandon Financial furnished to us by New Hampshire Thrift Bancshares, First Brandon Financial, and representatives of First Brandon Financial;

•

held discussions with senior management of New Hampshire Thrift Bancshares and First Brandon Financial with respect to their past and current business operations, regulatory matters, financial condition and future prospects;

•	reviewed and studied the historical stock prices and trading volumes of the common stock of New Hampshire Thrift Bancshares and First Brandon Financial;

•

reviewed the pro forma financial impact of the merger on New Hampshire Thrift Bancshares, based on assumptions relating to transaction costs, purchase accounting adjustments, synergies and financing costs determined by the senior management of New Hampshire Thrift Bancshares and First Brandon Financial;

•

analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared New Hampshire Thrift Bancshares and First Brandon Financial from a financial point of view with certain of those institutions;

•	reviewed the financial terms of certain recent business combinations in the banking industry that Keefe, Bruyette & Woods deemed comparable or otherwise relevant to its inquiry; and

•	conducted such other financial studies, analyses and investigations and reviewed such other information as Keefe, Bruyette & Woods deemed appropriate to enable it to render its opinion.

In conducting its review and arriving at its opinion, Keefe, Bruyette & Woods has relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available. Keefe, Bruyette & Woods has not assumed any responsibility for independently verifying the accuracy or completeness of any such information. With respect to anticipated transaction costs, purchase accounting adjustments, expected synergies, financing costs and other information prepared by and/or reviewed with the management of New Hampshire Thrift Bancshares and First Brandon Financial and used by Keefe, Bruyette & Woods in its analyses, New Hampshire Thrift Bancshares’ and First Brandon Financial’s management confirmed to Keefe, Bruyette & Woods that they reflected the best currently available estimates and judgments of the respective management with respect thereto and Keefe, Bruyette & Woods assumed that such performances would be achieved. Keefe, Bruyette & Woods expresses no opinion as to such matters or the assumptions on which they are based. Keefe, Bruyette & Woods is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and Keefe, Bruyette & Woods has assumed, with New Hampshire Thrift Bancshares’ consent, that the aggregate allowances for loan and lease losses for New Hampshire Thrift Bancshares and First Brandon Financial are adequate to cover such losses. In rendering its opinion, Keefe, Bruyette & Woods has not made or obtained any evaluations or appraisals of the property of New Hampshire Thrift Bancshares or First Brandon Financial, nor has Keefe, Bruyette & Woods examined any individual credit files.

In connection with rendering its opinion, Keefe, Bruyette & Woods also has assumed that there has been no change material to its analysis in New Hampshire Thrift Bancshares’ or First Brandon Financial’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Keefe, Bruyette & Woods. Keefe, Bruyette & Woods also has assumed in all respects material to its analysis that New Hampshire Thrift Bancshares and First Brandon Financial will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the merger agreement will perform all of the covenants required to be performed by such party under the merger agreement, that the conditions precedent in the merger agreement are not waived and that the merger will qualify as a tax-free reorganization for federal income tax purposes. Keefe, Bruyette & Woods also has assumed that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

Keefe, Bruyette & Woods has considered such financial and other factors as it has deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of New Hampshire Thrift Bancshares and First Brandon Financial; (ii) the assets and liabilities of New Hampshire Thrift Bancshares and First Brandon Financial; and (iii) the nature and terms of certain other merger transactions involving financial institutions. Keefe, Bruyette & Woods also has taken into account its assessment of general economic, market and financial conditions and our experience in other transactions, as well as its experience in securities valuation and knowledge of the financial services industry generally. Keefe, Bruyette & Woods’ opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to Keefe, Bruyette & Woods through the date hereof. Events occurring after the date hereof could materially affect this opinion. Keefe, Bruyette & Woods has not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

Keefe, Bruyette & Woods further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Keefe, Bruyette & Woods’ opinion is not an expression of an opinion as to the prices at which shares of New Hampshire Thrift Bancshares common stock or First Brandon Financial common stock will trade following the announcement of the merger or the actual value of the New Hampshire Thrift Bancshares common shares when issued pursuant to the merger, or the prices at which the New Hampshire Thrift Bancshares common shares will trade following the completion of the merger.

In performing its analyses, Keefe, Bruyette & Woods made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Keefe, Bruyette & Woods, New Hampshire Thrift Bancshares and First Brandon Financial. Any estimates contained in the analyses performed by Keefe, Bruyette & Woods are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Keefe, Bruyette & Woods opinion was among several factors taken into consideration by the New Hampshire Thrift Bancshares Board in making its determination to adopt the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the New Hampshire Thrift Bancshares Board or management of New Hampshire Thrift Bancshares with respect to the fairness of the consideration offered in the merger.

Summary of Analyses by Keefe, Bruyette & Woods

The following is a summary of the material analyses presented by Keefe, Bruyette & Woods to the New Hampshire Thrift Bancshares Board on December 14, 2006, in connection with its opinion. The summary is not a complete description of the analyses underlying the Keefe, Bruyette & Woods opinion or the presentation made by Keefe, Bruyette & Woods to the New Hampshire Thrift Bancshares Board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Keefe, Bruyette & Woods did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Keefe, Bruyette & Woods believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not complete description of the financial analyses.

Transaction Overview. Keefe, Bruyette & Woods presented a summary of transaction terms and pricing information. Keefe, Bruyette & Woods noted that the consideration in the transaction was structured so that each outstanding share of First Brandon Financial common stock is to be converted into the right to receive $44.01 in cash or 2.67 shares of New Hampshire Thrift Bancshares common stock. First Brandon Financial stockholders will have the right to elect either cash or stock with the constraint that the overall transaction must be consummated with 80% of the First Brandon Financial shares being exchanged for New Hampshire Thrift Bancshares common stock and 20% being exchanged for cash. The aggregate deal value to First Brandon Financial common stockholders was $21.2 million, based on New Hampshire Thrift Bancshares’ closing price of $15.76 on December 13, 2006.

Contribution Analysis. Keefe, Bruyette & Woods analyzed the relative contributions of New Hampshire Thrift Bancshares and First Brandon Financial to the pro forma balance sheet and income statement items of the combined entity, including assets, gross loans, deposits, common equity, tangible common equity, 2005 net income, estimated 2006 net income, estimated 2007 net income, estimated 2007 net income with estimated cost savings added to First Brandon Financial’s net income total, and market capitalization. Keefe, Bruyette & Woods compared the relative contribution of balance sheet and income statement items with the pro forma ownership for New Hampshire Thrift Bancshares and First Brandon Financial based on the 80% stock / 20% cash consideration and on the theoretical ownership First Brandon Financial would have received in a 100% stock transaction based on the 2.67 New Hampshire Thrift Bancshares common share per First Brandon Financial common share exchange ratio. Balance sheet data was as of September 30, 2006 and market capitalization data was based on December 13, 2006 closing prices. The results of Keefe, Bruyette & Woods’ analysis are set forth in the following table.

Category	New Hampshire Thrift Bancshares	First Brandon Financial
Total Assets	87%	13%
Gross Loans Held for Investment	88%	12%
Total Deposits	84%	16%
Common Equity	82%	18%
Tangible Common Equity	77%	23%
2005 GAAP Net Income	81%	19%
2006 Estimated GAAP Net Income	81%	19%
2007 Estimated GAAP Net Income	78%	22%
2007 Estimated GAAP Net Income With Cost Saves	70%	30%
Market Capitalization	80%	20%
Pro Forma Ownership (80% stock / 20% cash)	80%	20%
Pro Forma Ownership (100%)	77%	23%

Forecasted Pro Forma Financial Analysis. Keefe, Bruyette & Woods analyzed the estimated financial impact of the merger on New Hampshire Thrift Bancshares’ earnings per share and cash earnings per share for the years 2007 and 2008. Cash earnings per share is determined by adding per share amortization of acquisition-related intangible assets to earnings per share. In the course of this analysis, Keefe, Bruyette & Woods used internal estimates of 2007 and 2008 earnings per share for both companies. Keefe, Bruyette & Woods further assumed, based on management forecasts, that the merger will result in cost savings equal to 30.0% of First Brandon Financial’s estimated pre-tax non-interest expense in 2007 and 2008. The analysis indicated that the transaction is expected to be accretive to New Hampshire Thrift Bancshares’ GAAP earnings per share and cash earnings per share in both 2007 and 2008.

Furthermore, the analysis indicated that New Hampshire Thrift Bancshares’ leverage ratio, tier one risk based capital ratio and total capital ratio, at both the bank level and the holding company level, would all remain well above regulatory minimums for well capitalized institutions. This analysis was based on internal projections provided by New Hampshire Thrift Bancshares’ and First Brandon Financial’s senior management teams. For all of the above analysis, the actual results achieved by New Hampshire Thrift Bancshares following the merger may vary from the projected results, and the variations may be material.

Internal Rate of Return Analysis. Keefe, Bruyette & Woods performed an analysis of the internal rate of return from an acquisition of First Brandon Financial based on a five year projection of First Brandon Financial’s net income, anticipated cost savings from the transaction, and capital needed to fund First Brandon Financial’s asset growth. Keefe, Bruyette & Woods assumed that First Brandon Financial’s capital would be maintained at a tangible equity to tangible assets ratio of 6.0%, a range of terminal multiples would be applied to forward earnings in the fifth year, a range of earnings growth rates would be applied to First Brandon Financial’s 2007 estimated earnings and a range of cost savings from First Brandon Financial’s non interest expense base.

In the first internal rate of return sensitivity table, a range of terminal multiples from 12.0 to 14.0 and a range of post 2007 First Brandon Financial earnings growth rates of 0.0% to 10.0% were presented. The internal rates of return varied from 15.8% to 26.7%.

In the second internal rate of return sensitivity table, a range of terminal multiples from 12.0 to 14.0 and a range of cost savings from 20.0% to 40.0% were presented. The internal rates of return varied from 16.5% to 27.0%.

Keefe, Bruyette & Woods stated that the internal rate of return analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, cost savings, and terminal values. The analysis did not purport to be indicative of the actual values or expected values of First Brandon Financial common stock.

Selected Transaction Analysis. Keefe, Bruyette & Woods reviewed publicly available information related to other New England bank and thrift transactions.

The comparable transactions included acquisitions of New England banks and thrifts announced after January 1, 2004, with announced transaction values less than $50 million. The transactions included in the group were:

Acquirer	Acquiree
New England Bancshares, Inc.	First Valley Bancorp, Inc.
Gardiner Savings Institution, FSB	First Citizens Bank
First Marblehead Corporation	Union Bank
Passumpsic Bancorp	Siwooganock Holding Company, Inc.
Nutmeg Financial MHC, Inc.	Castle Bank & Trust Company
UCBH Holdings, Inc.	Asian American Bank & Trust Company
NewAlliance Bancshares, Inc.	Cornerstone Bancorp, Inc.
LSB Financial	Village Financial Corporation
Benjamin Franklin Bancorp, M.H.C.	Chart Bank
First National Lincoln Corporation	FNB Bancshares
Webster Financial Corporation	First City Bank
Fairfield County Bank Corp.	Bank of Westport
Independent Bank Corp.	Falmouth Bancorp, Inc.

Pricing Measure	New Hampshire Thrift Bancshares/First Brandon Financial Transaction		Transaction Average		Transaction Median
Price / Last Twelve Months EPS	17.0	x	28.9	x	26.9	x
Price / Book	201%		202%		200%
Price / Tang. Book	201%		202%		200%
Core Deposits Premium	13.1%		13.2%		14.6%
1 Day Market Premium	30.7%		44.0%		39.2%
1 Month Market Premium	35.9%		47.2%		37.1%

New Hampshire Thrift Bancshares Peer Group Analysis. Using publicly available information, Keefe, Bruyette & Woods compared the financial performance, financial condition, and market valuations of New Hampshire Thrift Bancshares to banks and thrifts headquartered in Massachusetts, Maine, New Hampshire and Vermont with assets between $400 million and $1 billion.

Banks included in the New Hampshire Thrift Bancshares peer group were:

Enterprise Bancorp, Inc.

Wainwright Bank & Trust Company

Bar Harbor Bankshares

Cambridge Bancorp

Northway Financial, Inc.

Slade’s Ferry Bancorp

Northeast Bancorp

Union Bankshares Company

Merrill Merchants Bancshares, Inc.

Beverly National Corporation

Community Bank & Trust Company

Thrifts included in the New Hampshire Thrift Bancshares peer group were:

Benjamin Franklin Bancorp, Inc.

MASSBANK Corp.

Legacy Bancorp, Inc.

Hingham Institution for Savings

Central Bancorp, Inc.

LSB Corporation

Chicopee Bancorp, Inc.

To perform this analysis, Keefe, Bruyette & Woods used financial information as of and for the quarter ended September 30, 2006. Market price information was as of December 13, 2006.

Keefe, Bruyette & Woods’ analysis showed the following concerning New Hampshire Thrift Bancshares’ financial performance:

Performance Measure	New Hampshire Thrift Bancshares	Bank Peer Group Average	Bank Peer Group Median	Thrift Peer Group Average	Thrift Peer Group Median
Core Return on Assets	0.73%	0.91%	0.80%	0.04%	0.62%
Core Return on Equity	10.20%	11.25%	11.28%	1.93%	4.26%
Net Interest Margin	2.82%	3.73%	3.73%	2.94%	2.91%
Fee Income / Total Revenue	25.6%	21.4%	21.4%	11.3%	9.0%
Efficiency Ratio	68.3%	68.3%	69.5%	88.9%	70.8%

Keefe, Bruyette & Woods’ analysis showed the following concerning New Hampshire Thrift Bancshares’ financial condition:

Performance Measure	New Hampshire Thrift Bancshares	Bank Peer Group Average	Bank Peer Group Median	Thrift Peer Group Average	Thrift Peer Group Median
Equity / Assets	7.20%	8.31%	8.23%	13.28%	12.01%
Tangible Equity / Tangible Assets	5.53%	7.84%	7.96%	12.63%	10.95%
Loans / Deposits	107.0%	98.3%	101.9%	99.7%	111.8%
Loan Loss Reserve / Gross Loans	0.80%	1.23%	1.15%	0.91%	0.82%
Non Performing Assets / Loans + Other Real Estate Owned	0.15%	0.46%	0.34%	0.10%	0.10%
Net Charge Offs / Average Loans	0.05%	0.04%	0.00%	0.00%	0.00%

Keefe, Bruyette & Woods’ analysis showed the following concerning New Hampshire Thrift Bancshares’ market valuation:

Valuation Metric	New Hampshire Thrift Bancshares		Bank Peer Group Average		Bank Peer Group Median		Thrift Peer Group Average		Thrift Peer Group Median
One Year Stock Performance	13.4%		-2.0%		-6.3%		0.8%		0.8%
Stock Price / Book Value per Share	1.36	x	1.56	x	1.53	x	1.23	x	1.24	x
Stock Price / Tangible Book Value per Share	1.81	x	1.66	x	1.69	x	1.33	x	1.32	x
Stock Price / Last Twelve Months EPS	12.1	x	15.0	x	14.1	x	35.2	x	24.9	x
Dividend Yield	3.3%		2.9%		2.7%		1.9%		2.3%
2006 Dividend Payout	43.3%		43.4%		43.4%		16.9%		25.0%

First Brandon Peer Group Analysis. Using publicly available information, Keefe, Bruyette & Woods compared the financial performance, financial condition, and market valuations of First Brandon Financial to banks headquartered in Maine, New Hampshire and Vermont with assets less than $500 million.

Companies included in the First Brandon Financial peer group were:

Merrill Merchants Bancshares, Inc.

Community Bank & Trust Company

Katahdin Bankshares Corporation

Union Bankshares, Inc.

Factory Point Bancorp, Inc.

Community Bancorp

Centrix Bank & Trust

Ledyard National Bank

Connecticut River Bancorp, Inc.

Middlebury National Corporation

Peoples Trust Company of St. Albans

LyndonBank

Damariscotta Bankshares, Inc.

Central Financial Corporation

Border Bancshares, Inc.

Rivergreen Bank

To perform this analysis, Keefe, Bruyette & Woods used financial information as of and for the quarter ended September 30, 2006 or the most recent quarter available. Market price information was as of December 13, 2006.

Keefe, Bruyette & Woods’ analysis showed the following concerning First Brandon’s financial performance:

Performance Measure	First BrandonFinancial	Bank Peer Group Average	Bank Peer Group Median
Core Return on Assets	1.36%	1.00%	0.93%
Core Return on Equity	12.62%	11.45%	11.62%
Net Interest Margin	4.62%	4.46%	4.47%
Fee Income / Total Revenue	20.0%	14.4%	14.1%
Efficiency Ratio	68.8%	69.0%	69.5%

Keefe, Bruyette & Woods’ analysis showed the following concerning First Brandon Financial’s financial condition:

Performance Measure	First Brandon Financial	Thrift Peer Group Average	Thrift Peer Group Median
Equity / Assets	10.65%	8.81%	8.56%
Tangible Equity / Tangible Assets	10.65%	8.71%	8.56%
Loans / Deposits	75.5%	91.8%	92.1%
Loan Loss Reserve / Gross Loans	1.33%	1.19%	1.14%
Non Performing Assets / Loans + Other Real Estate Owned	0.86%	0.66%	0.42%
Net Charge Offs / Average Loans	-0.01%	0.04%	0.01%

Keefe, Bruyette & Woods’ analysis showed the following concerning First Brandon Financial’s market valuation:

Valuation Metric	First Brandon Financial		Thrift Peer Group Average		Thrift Peer Group Median
One Year Stock Performance	11.6%		-1.7%		-6.4%
Stock Price / Book Value per Share	1.54	x	1.69	x	1.77	x
Stock Price / Tangible Book Value per Share	1.54	x	1.71	x	1.77	x
Stock Price / Last Twelve Months EPS	13.0	x	13.5	x	13.2	x
Dividend Yield	2.1%		2.1%		1.1%
2006 Dividend Payout	27.1%		43.4%		43.4%

The New Hampshire Thrift Bancshares Board has retained Keefe, Bruyette & Woods as an independent contractor to act as financial advisor to New Hampshire Thrift Bancshares regarding the merger. As part of its investment banking business, Keefe, Bruyette & Woods is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate corporate and other purposes. As specialists in the securities of banking companies, Keefe, Bruyette & Woods has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe, Bruyette & Woods may, from time to time, purchase securities from, and sell securities to, New Hampshire Thrift Bancshares and First Brandon Financial. As a market maker in securities Keefe, Bruyette & Woods may from time to time have a long or short position in, and buy or sell, debt or equity securities of New Hampshire Thrift Bancshares and First Brandon Financial for Keefe, Bruyette & Woods’ own account and for the accounts of its customers.

New Hampshire Thrift Banchsares and Keefe, Bruyette & Woods have entered into an agreement relating to the services to be provided by Keefe, Bruyette & Woods in connection with the merger. For the services described above, New Hampshire Thrift Bancshares agreed to pay Keefe, Bruyette & Woods a cash fee of $25,000 concurrently with the execution of a definitive agreement contemplating the consummation of the transaction, and upon the mailing of this joint Proxy Statement/Prospectus, a cash fee of $25,000. New Hampshire Thrift Bancshares will also pay to Keefe, Bruyette & Woods at the time of closing a cash fee equal to $100,000. Pursuant to the Keefe, Bruyette & Woods engagement agreement, New Hampshire Thrift Bancshares also agreed to reimburse Keefe, Bruyette & Woods for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

Merger Consideration; Cash or Stock Election

Merger Consideration. Under the terms of the merger agreement, at the effective time of the merger, each outstanding share of First Brandon Financial common stock (other than dissenting shares and shares held by New Hampshire Thrift Bancshares or by First Brandon Financial as treasury stock) will be converted into the right to receive, at the election of the holder of such share, either:

•	$44.01 in cash (without interest); or

•	2.67 shares of New Hampshire Thrift Bancshares common stock; or

•	a combination of cash plus New Hampshire Thrift Bancshares common stock.

No fractional shares of New Hampshire Thrift Bancshares common stock will be issued in connection with the merger. Instead, First Brandon Financial stockholders will receive, without interest, a cash payment from New Hampshire Thrift Bancshares equal to the fractional share interest they otherwise would have received, multiplied by the value of New Hampshire Thrift Bancshares common stock. For this purpose, New Hampshire Thrift Bancshares common stock will be valued at the average of its daily closing sales prices during the ten consecutive trading days immediately preceding the close of business on the fifth business day prior to the completion date of the merger.

Based on the closing price of $[__] per share of New Hampshire Thrift Bancshares common stock on [__], 2007, the latest practicable date prior to the mailing of this Proxy Statement/Prospectus, the value of 2.67 shares of New Hampshire Thrift Bancshares common stock would be $[__]. New Hampshire Thrift Bancshares and First Brandon Financial cannot give you any assurance as to whether or when the merger will be completed, and you are advised to obtain current market quotations for New Hampshire Thrift Bancshares common stock. For more information about the stock prices of New Hampshire Thrift Bancshares, see “New Hampshire Thrift Bancshares Stock Trading and Dividend Information” below.

Cash or Stock Election. All elections by First Brandon Financial stockholders are subject to the allocation and proration procedures described in the merger agreement. These procedures are intended to ensure that 80% of the outstanding shares of First Brandon Financial common stock will be converted into the right to receive New Hampshire Thrift Bancshares common stock, and the remaining 20% of the outstanding shares of First Brandon Financial common stock will be converted into the right to receive cash.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if First Brandon Financial stockholders in the aggregate elect to receive more or less of New Hampshire Thrift Bancshares common stock than New Hampshire Thrift Bancshares has agreed to issue. These procedures are summarized below.

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If New Hampshire Thrift Bancshares common stock is oversubscribed: If First Brandon Financial stockholders elect to receive more New Hampshire Thrift Bancshares common stock than New Hampshire Thrift Bancshares has agreed to issue in the merger, then all First Brandon Financial stockholders who have elected to receive cash or who have made no election will receive cash for their First Brandon Financial shares and all stockholders who elected to receive New Hampshire Thrift Bancshares common stock will receive a pro rata portion of the available New Hampshire Thrift Bancshares shares plus cash for those shares not converted into New Hampshire Thrift Bancshares common stock.

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If New Hampshire Thrift Bancshares common stock is undersubscribed: If First Brandon Financial stockholders elect to receive fewer shares of New Hampshire Thrift Bancshares common stock than New Hampshire Thrift Bancshares has agreed to issue in the merger, and

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this shortfall is less than or equal to the number of shares as to which First Brandon Financial stockholders have made no election, then all First Brandon Financial stockholders who have elected to receive New Hampshire Thrift Bancshares common stock will receive New Hampshire Thrift Bancshares common stock, all First Brandon Financial stockholders who have elected to receive cash will receive cash, and First Brandon Financial stockholders who have made no election will receive a pro rata portion of New Hampshire Thrift Bancshares shares plus cash for those shares not converted into New Hampshire Thrift Bancshares common stock; or if

•

this shortfall is greater than the number of no election shares, then all First Brandon Financial stockholders who have elected to receive New Hampshire Thrift Bancshares common stock will receive New Hampshire Thrift Bancshares common stock, all First Brandon Financial stockholders who have made no election will receive New Hampshire Thrift Bancshares common stock, and First Brandon Financial stockholders who have elected to receive cash will receive a pro rata portion of the remaining available cash consideration plus New Hampshire Thrift Bancshares’ shares for those First Brandon Financial shares not converted into cash.

Neither First Brandon Financial nor New Hampshire Thrift Bancshares is making any recommendation as to whether First Brandon Financial stockholders should elect to receive cash or New Hampshire Thrift Bancshares common stock in the merger. Each First Brandon Financial stockholder must make his or her own decision with respect to such election.

No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive New Hampshire Thrift Bancshares common stock or cash in amounts that vary from the amounts you elect to receive.

Employees who hold allocated shares of First Brandon Financial common stock in their ESOP accounts will be able to direct the ESOP Trustee to make an election to receive cash, New Hampshire Thrift Bancshares common stock or a combination of cash and New Hampshire Thrift Bancshares common stock for their allocated shares. For any allocated shares for which no directions are received, the ESOP Trustee will make an election to receive cash or New Hampshire Thrift Bancshares common stock, in the same proportion with respect to which the ESOP Trustee received elections, unless the ESOP Trustee determines that it may not, consistent with its fiduciary duties, make such election for the allocated shares for which no written instructions have been given in the same proportion, in which case it will make elections for the shares in the manner as it, in its discretion, determined to be in the best interests of the participants.

Election Procedures; Surrender of Stock Certificates

If you are a record holder of First Brandon Financial common stock, an election form will be provided to you under separate cover. The election form will entitle you to elect to receive cash, New Hampshire Thrift Bancshares common stock, or a combination of cash and New Hampshire Thrift Bancshares common stock, or to make no election with respect to the merger consideration that you wish to receive.

To make a valid election, you must submit a properly completed election form to Registrar & Transfer Company, which will be acting as the exchange agent, on or before 5:00 p.m., Eastern time, on the twenty-fifth day following the mailing of the election form. Registrar & Transfer Company will act as exchange agent in the merger and in that role will process the exchange of First Brandon Financial common stock certificates for cash and/or New Hampshire Thrift Bancshares common stock. Shortly after the merger, the exchange agent will allocate cash and shares of New Hampshire Thrift Bancshares common stock among First Brandon Financial stockholders, consistent with their elections, the allocation and proration procedures and the tax-related adjustment. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your First Brandon Financial stock certificates after the merger is completed. Please do not forward your First Brandon Financial stock certificates and election form with your proxy cards. Stock certificates and election forms should be returned to the exchange agent in accordance with the instructions contained in the election form.

An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of First Brandon Financial common stock covered by the election form (or an appropriate guarantee of delivery). You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. You may revoke your election by written notice received by the exchange agent prior to the election deadline. All elections will be revoked, and share certificates returned, automatically if the merger agreement is terminated. If you have a preference for receiving either New Hampshire Thrift Bancshares common stock and/or cash for your First Brandon Financial common stock, you should complete and return the election form. If you do not make an election, you will be allocated New Hampshire Thrift Bancshares common stock and/or cash depending on the elections made by other First Brandon Financial stockholders. You should be aware, however, that if you make an election you will not be able to sell or otherwise transfer your shares of First Brandon Financial common stock unless you properly withdraw your election prior to the election deadline.

If stock certificates for First Brandon Financial common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, First Brandon Financial shares may be properly exchanged provided that:

1.	such exchanges are made by or through a member firm of the National Association of Securities Dealers, Inc., or another registered national securities exchange, or by a commercial bank or trust company having an office, branch or agency in the United States;

2.	the exchange agent receives, prior to the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

3.	the exchange agent receives, prior to the election deadline, the certificates for all exchanged First Brandon Financial shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

First Brandon Financial stockholders who do not submit a properly completed election form accompanied by stock certificates representing all shares of First Brandon Financial common stock covered by the election form or an appropriate guarantee of delivery or revoke their election form prior to the election deadline will have their shares of First Brandon Financial common stock designated as non-election shares.

First Brandon Financial stockholders who hold their shares of common stock in “street name” through a bank, broker or other financial institution, and who wish to make an election, should seek instructions from the institution holding their shares concerning how to make the election.

New Hampshire Thrift Bancshares will deposit with the exchange agent the shares representing New Hampshire Thrift Bancshares’ common stock and cash to be issued to First Brandon Financial stockholders in exchange for their shares of First Brandon Financial common stock. Within five business days after the completion of the merger, the exchange agent will mail to First Brandon Financial stockholders who have not submitted election forms accompanied by stock certificates representing all shares of First Brandon Financial common stock covered by the election form or an appropriate guarantee of delivery or who have revoked such forms, a letter of transmittal, together with instructions for the exchange of their First Brandon Financial stock certificates for the merger consideration. Upon surrendering his or her certificate(s) representing shares of First Brandon Financial common stock, together with the signed letter of transmittal, the First Brandon Financial stockholder shall be entitled to receive, as applicable: (i) certificate(s) representing a number of whole shares of New Hampshire Thrift Bancshares common stock (if any) determined in accordance with the exchange ratio or (ii) a check representing the amount of cash (if any) to which such holder shall have become entitled to and (iii) a check representing the amount of cash in lieu of fractional shares, if any. Until you surrender your First Brandon Financial stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any New Hampshire Thrift Bancshares common stock into which your shares have been exchanged. No interest will be paid or accrued to First Brandon Financial stockholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of First Brandon Financial common stock. First Brandon Financial stock certificates presented for transfer will be canceled and exchanged for the merger consideration.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, Registrar & Transfer Company will send you instructions on how to provide evidence of ownership.

If any certificate representing shares of New Hampshire Thrift Bancshares’ common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

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pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the cash or shares of New Hampshire Thrift Bancshares common stock made available to the exchange agent that remains unclaimed by First Brandon Financial stockholders for six months after the effective time of the merger will be returned to New Hampshire Thrift Bancshares. After six months after the effective time, any First Brandon Financial stockholder who has not exchanged shares of First Brandon Financial common stock for the merger consideration in accordance with the merger agreement may look only to New Hampshire Thrift Bancshares for payment of the merger consideration for these shares and any unpaid dividends or distributions. Nonetheless, New Hampshire Thrift Bancshares, First Brandon Financial, the exchange agent or any other person will not be liable to any First Brandon Financial stockholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Employee Matters

Employee Stock Ownership Plan. The First Brandon Financial ESOP was terminated effective January 31, 2007, and any unvested benefits thereunder vested immediately. Upon the receipt of a favorable determination letter for termination of the ESOP from the Internal Revenue Service, the assets of the ESOP will be distributed to the ESOP participants in accordance with the terms of the ESOP and applicable law. However, this is not expected to occur prior to the merger and therefore it is expected that all shares of First Brandon Financial common stock held by the ESOP will be converted into the right to receive the merger consideration in accordance with the merger agreement and the merger consideration will be distributed to the ESOP participants after the merger.

Employee Plans. New Hampshire Thrift Bancshares will review all other First Brandon Financial compensation and employee benefit plans that do not otherwise terminate (whether pursuant to the terms of any such plan or the merger agreement) to determine whether to maintain, terminate or continue such plans. In the event employee compensation or benefits as currently provided by First Brandon Financial or First Brandon National Bank are changed or terminated for which there is a comparable benefit plan of general applicability at New Hampshire Thrift Bancshares or Lake Sunapee Bank, New Hampshire Thrift Bancshares will take all reasonable action so that former First Brandon Financial or First Brandon National Bank employees will be entitled to participate in the New Hampshire Thrift Bancshares or Lake Sunapee Bank benefit plan to the same extent as similarly situated employees of New Hampshire Thrift Bancshares or Lake Sunapee Bank. New Hampshire Thrift Bancshares will continue to maintain First Brandon Financial or First Brandon National Bank benefit plans to be terminated and for which there is a comparable plan at New Hampshire Thrift Bancshares or Lake Sunapee Bank until such time as the First Brandon Financial or First Brandon National Bank employees are permitted to participate in the New Hampshire Thrift Bancshares or Lake Sunapee Bank benefit plan.

All First Brandon Financial or First Brandon National Bank employees who become employees of New Hampshire Thrift Bancshares or Lake Sunapee Bank at the effective time will generally be given credit for service at First Brandon Financial or First Brandon National Bank for eligibility to participate in and the satisfaction of vesting requirements (but not for benefit accrual purposes) under New Hampshire Thrift Bancshares’ or Lake Sunapee Bank’s compensation and benefit plans (but not to the extent that providing such credit would result in a duplication of benefits).

If First Brandon Financial or First Brandon National Bank employees become eligible to participate in a medical, dental or health plan of New Hampshire Thrift Bancshares or Lake Sunapee Bank, New Hampshire Thrift Bancshares will make all commercially reasonable efforts to cause such plans to (i) waive any preexisting condition limitations to the extent such conditions are covered under such plans, (ii) honor any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to participation, and (iii) waive any waiting period limitation or evidence of insurability requirement otherwise applicable, to the extent the employee satisfied any similar limitation or requirement under the analogous First Brandon Financial or First Brandon National Bank plan.

Vacation Policies. If the vacation policies of First Brandon Financial are more favorable to employees than the vacation policies of New Hampshire Thrift Bancshares, the First Brandon Financial vacation policies will be continued with respect to former First Brandon Financial or First Brandon National Bank employees employed by New Hampshire Thrift Bancshares or Lake Sunapee Bank. Any accrued but unused vacation time of First Brandon Financial employees at the effective time of the merger will be assumed and honored by New Hampshire Thrift Bancshares.

Severance Plan. Employees of First Brandon Financial or First Brandon National Bank (other than the officers covered by an employment agreement or settlement agreement with New Hampshire Thrift Bancshares) whose employment is terminated (other than for cause) prior to the effective time of the merger at the request of New Hampshire Thrift Bancshares or within one year thereafter will be entitled to receive severance payments in an amount equal to two (2) weeks pay for each year of service, with a minimum of four (4) and a maximum of twenty-six (26) weeks of pay.

Retention Bonuses. The merger agreement provides that New Hampshire Thrift Bancshares and First Brandon Financial may wish to provide retention bonuses to employees of First Brandon Financial who remain employed at First Brandon Financial through the effective time of the merger, or at New Hampshire Thrift Bancshares for an interim period following the effective time. Any such retention bonuses would be paid pursuant to a retention agreement to be agreed upon by New Hampshire Thrift Bancshares and First Brandon Financial.

See “—Interests of Directors and Officers In the Merger” below for a discussion of employment agreements and settlement agreements.

Interests of Directors and Executive Officers in the Merger

Employment Agreement. In connection with the merger agreement, Lake Sunapee Bank and First Brandon Financial’s President and Chief Executive Officer, Scott A. Cooper, have entered into an employment agreement providing that Mr. Cooper will be employed as a Senior Officer of Lake Sunapee Bank, serving as the Regional President of the First Brandon Division. The employment agreement is effective on the effective date of the merger for an initial three year term. Beginning with the first anniversary of the effective date and each anniversary thereafter, the employment agreement may be extended an additional year, after review and approval of the Board of Directors. The employment agreement provides for initial annual base salary equal to $155,000 per year, which will be reviewed at least annually, a performance-based bonus linked to performance of the First Brandon Division as determined each year by the Board, participation in all qualified and nonqualified employee benefit plans and compensation programs made available to senior executives, and reimbursement for all reasonable travel and other expenses. The employment agreement also provides for the payment of severance benefits in the event of termination other than for cause, disability, death or retirement, and in the event of resignation within 120 days following (a) a material diminution in the executive’s function, duties or responsibilities; (b) relocation of the executive’s principal place of business by more than 30 miles; (c) the liquidation or dissolution of Lake Sunapee Bank or New Hampshire Thrift Bancshares; (d) any breach of the agreement that is not cured within 30 days of notification by the executive.

Settlement Agreements. Prior to entry into the merger agreement, First Brandon Financial had entered into change of control agreements with each of the President and Chief Executive Officer, the Chief Financial Officer and Chief Operating Officer, the Senior Lending and Credit Officer, and the Senior Vice President of Retail and Marketing of First Brandon Financial, providing for certain severance benefits upon a change of control.

Contemporaneously with the execution of the merger agreement, each of the four officers entered into a settlement agreement with New Hampshire Thrift Bancshares and First Brandon Financial, agreeing to the termination of each officer’s existing change of control agreement, in exchange for a lump sum cash payment at the merger effective date of $100,000 to the President and Chief Executive Officer and $278,728 in the aggregate to the other officers. In addition, the officers, not including the President and Chief Executive Officer, will receive insurance coverage continuation for one year after closing.

Severance Pay. Employees of First Brandon Financial or First Brandon National Bank (other than the officers covered by an employment agreement or settlement agreement with New Hampshire Thrift Bancshares) whose employment is terminated (other than for cause) prior to the effective time of the merger at the request of New Hampshire Thrift Bancshares or within one year thereafter will be entitled to receive severance payments in an amount equal to two (2) weeks pay for each year of service, with a minimum of four (4) and a maximum of twenty-six (26) weeks of pay.

Retention Bonuses. The merger agreement provides that New Hampshire Thrift Bancshares and First Brandon Financial may wish to provide retention bonuses to employees of First Brandon Financial who remain employed at First Brandon Financial through the effective time of the merger, or at New Hampshire Thrift Bancshares for an interim period following the effective time. Any such retention bonuses would be paid pursuant to a retention agreement to be agreed upon by New Hampshire Thrift Bancshares and First Brandon Financial.

Employee Stock Ownership Plan. The First Brandon Financial ESOP was terminated effective January 31, 2007, and any unvested benefits thereunder vested immediately. Upon the receipt of a favorable determination letter for termination of the ESOP from the Internal Revenue Service, the assets of the ESOP will be distributed to the ESOP participants in accordance with the terms of the ESOP and applicable law. However, this is not expected to occur prior to the merger and therefore it is expected that all shares of First Brandon Financial common stock held by the ESOP will be converted into the right to receive the merger consideration in accordance with the merger agreement and the merger consideration will be distributed to the ESOP participants after the merger.

Indemnification. Pursuant to the merger agreement, New Hampshire Thrift Bancshares has agreed that, after the effective date of the merger, it will indemnify, defend and hold harmless, for a period of six years from the effective time of the merger, each present and former officer or director of First Brandon Financial against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments and amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of First Brandon Financial if such action or proceeding pertains to any matter of fact arising, existing or occurring before the closing date of the merger to the fullest extent permitted under New Hampshire Thrift Bancshares’ bylaws.

Directors’ and Officers’ Insurance. New Hampshire Thrift Bancshares has further agreed to use its reasonable best efforts to ensure that, for a six-year period following the effective time of the merger, the persons serving as officers and directors of First Brandon Financial immediately prior to the effective date continue to be covered by First Brandon Financial’s current directors’ and officers’ liability insurance policies, or by a policy which is not materially less advantageous than such policy, or by single premium tail coverage with policy limits equal to First Brandon Financial’s existing coverage limits, with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. However, in no event will New Hampshire Thrift Bancshares be required to expend more than 150% of the annual cost currently expended by First Brandon Financial with respect to such insurance.

Appointment of Two First Brandon Financial Board Member to the Boards of Directors of New Hampshire Thrift Bancshares and Lake Sunapee Bank As of the closing of the merger, two members of the current Board of Directors of First Brandon Financial, one of whom will be Mr. Scott A. Cooper, the current President and Chief Executive Officer of First Brandon Financial, who will be employed as a Senior Officer of Lake Sunapee Bank serving as the Regional President of the First Brandon Division, will be appointed to the Board of Directors of New Hampshire Thrift Bancshares and to the Board of Directors of Lake Sunapee Bank, to serve until at least the third anniversary of the merger. As an employee of Lake Sunapee Bank, Mr. Cooper will not receive any additional compensation for serving as a member of the Board of Directors of New Hampshire Thrift Bancshares and the Board of Directors of Lake Sunapee Bank. The other director will receive compensation commensurate with his or her duties and responsibilities in the same amounts and subject to the same conditions as paid to the other members of the Boards of Directors of New Hampshire Thrift Bancshares and Lake Sunapee Bank.

First Brandon Division Advisory Board. The members of the current Board of Directors of First Brandon Financial, other than the two directors invited to serve on the Boards of Directors of New Hampshire Thrift Bancshares and Lake Sunapee Bank, will be invited to serve as members of the First Brandon Division Advisory Board to be established and maintained by New Hampshire Thrift Bancshares for at least three years following the merger. Each member of the First Brandon Division Advisory Board will receive an annual retainer of $5,525.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of First Brandon Financial and New Hampshire Thrift Bancshares before the effective time of the merger. In general, the merger agreement obligates First Brandon Financial and New Hampshire Thrift Bancshares to conduct their businesses in the usual, regular and ordinary course of business and to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights and franchises. In addition, First Brandon Financial has agreed that, except as expressly contemplated by the merger agreement, without the prior written consent of New Hampshire Thrift Bancshares, it will not, among other things:

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issue, sell or otherwise permit to become outstanding any additional shares of capital stock, or authorize the creation of, or permit any shares of capital stock to become subject to, any options, warrants, rights, convertible securities or other arrangements obligating First Brandon Financial to issue or dispose of its capital stock;

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declare or pay any dividend other than its regular quarterly dividend consistent with past practice, provided the declaration of the last quarterly dividend by First Brandon Financial prior to the consummation of the merger will be coordinated with New Hampshire Thrift Bancshares so that stockholders do not receive dividends on both First Brandon Financial common stock and New Hampshire Thrift Bancshares common stock received in the merger in respect of such quarter or fail to receive a dividend on at least one of either First Brandon Financial common stock or New Hampshire Thrift Bancshares common stock received in the merger;

•	adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of First Brandon Financial capital stock;

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enter into, amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of First Brandon Financial or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except for normal increases and incentive and bonus payments in the ordinary course of business consistent with past practice, provided that increases shall not result in an annual adjustment in the aggregate of more than three percent (3%) of First Brandon Financial’s total salary expense, that the aggregate amount of incentive and bonus payments shall not exceed $150,000 and that no incentive or bonus payments shall be non-deductible under Section 280G of the Internal Revenue Code;

•

hire any person as an employee of First Brandon Financial or promote any employee, except that First Brandon Financial may hire or promote persons in accordance with contractual obligations existing as of the date of the merger agreement and may hire persons to fill vacancies arising after the date of the merger agreement, provided the annual salary is less than $50,000 and such employment is terminable at will.

•

enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of First Brandon Financial, except to satisfy contractual obligations existing as of the date of the merger agreement;

•

pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice, and except pursuant to agreements or arrangements in effect on the date of the merger agreement;

•

sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to First Brandon Financial taken as a whole.

•

acquire all or any portion of the assets, business, deposits or properties of any other entity, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice;

•

make any capital expenditures other than capital expenditures previously disclosed to New Hampshire Thrift Bancshares, or in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate;

•	amend First Brandon Financial’s articles of incorporation or bylaws;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP;

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enter into, amend, modify or terminate any material contract, lease or insurance policy, except in the ordinary course of business consistent with past practice or as otherwise permitted by the merger agreement;

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enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which First Brandon Financial is or becomes a party after the date of the merger agreement, unless the settlement, agreement or action involves an amount less than $25,000 and would not impose any material restriction on the business of First Brandon Financial;

•

enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; or file any application or make any contract with respect to branching or site location or branching or site relocation;

•	enter into any derivatives transactions, except in the ordinary course of business consistent with past practice;

•

incur any indebtedness for borrowed money, other than deposits, federal funds purchased, borrowings from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

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acquire any debt security or equity investment of a type or in an amount that is not permissible for a national bank; any debt security or equity investment of a type or in an amount that is not permissible under the Home Owners’ Loan Act of 1933, as amended, and the rules and regulations of the Office of Thrift Supervision; any debt security or equity investment with a final maturity of more than three years; or any debt security, including mortgage-backed and mortgage related securities, other than U.S. Government and U.S. Government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements;

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restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes;

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make, renegotiate, renew, increase, extend, modify or purchase any loan other than in accordance with First Brandon Financial’s loan policies and procedures, except to satisfy contractual obligations existing as of the date of the merger agreement;

•	make any investment or commitment to invest in real estate or in any real estate development project other than as previously disclosed to New Hampshire Thrift Bancshares or by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice;

•

make, change, file, enter into, settle, compromise, agree to or consent to any tax election, amended tax return, closing agreement, liability with respect to taxes, adjustment of any tax attribute, claim for a refund of taxes, extension or waiver of the limitation period applicable to any tax claim or assessment, in each case unless affecting or relating to less than $25,000 of taxable income;

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commit any act or omission which constitutes a material breach or default by First Brandon Financial under any agreement with any governmental authority or under any material contract, lease or other material agreement or material license to which it is a party or by which it or its properties is bound;

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foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a hazardous substance in amounts which, if such foreclosure were to occur, would be material; or

•

take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, (ii) any of the conditions to the merger in the merger agreement not being satisfied or (iii) a material violation of any provision of the merger agreement, except, in each case, as may be required by applicable law or regulation.

New Hampshire Thrift Bancshares has agreed that, without the prior written consent of First Brandon Financial, it will not, among other things:

•

take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, (ii) any of the conditions to the merger in the merger agreement not being satisfied or (iii) a material violation of any provision of the merger agreement, except, in each case, as may be required by applicable law or regulation.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information, each party’s efforts to cause its representations and warranties to be true and correct on the closing date; and each party’s agreement to use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization for federal income tax purposes.

Representations and Warranties

The merger agreement contains a number of representations and warranties by New Hampshire Thrift Bancshares and First Brandon Financial regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:

•	the organization, existence, corporate power and authority and capitalization of each of the companies;

•	the consents and approvals and filings with governmental entities required in connection with the merger agreement and the consummation of the merger;

•	the financial statements of each of the companies;

•	the absence of any event or circumstance which is reasonably likely to be materially adverse to the companies;

•	the financial controls and procedures of First Brandon Financial;

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the timely filing of all reports, registrations and statements with governmental authorities, and the absence of any proceedings, investigations, orders, decrees, agreements or memorandum of understanding by or with governmental authorities;

•	the absence of materially adverse litigation;

•	compliance with applicable laws;

•	the existence, performance and legal effect of certain contracts and the absence of any default under any contract;

•	the use of brokers in connection with the proposed merger;

•	labor and employee benefit matters;

•	compliance with applicable environmental laws;

•	the filing of tax returns, payment of taxes and other tax matters;

•	loan and investment portfolio matters;

•	derivative transactions;

•	existence of properties and assets, absence of encumbrances, existence of good title, and leased property;

•	ownership or existence of valid license for First Brandon Financial intellectual property;

•	administration of fiduciary accounts;

•	maintenance of insurance;

•	receipt of “fairness opinion” from FinPro;

•	preparation of this proxy statement/prospectus;

•	New Hampshire Thrift Bancshares’ ability to pay the merger consideration; and

•	issuance of the New Hampshire Thrift Bancshares’ common stock in accordance with the merger agreement.

All representations, warranties and covenants of the parties, other than the covenants in specified sections that relate to continuing matters, terminate upon the closing of the merger.

Conditions to the Merger

The respective obligations of New Hampshire Thrift Bancshares and First Brandon Financial to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

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approval of the merger agreement by the affirmative vote of a majority of the issued and outstanding shares of New Hampshire Thrift Bancshares and by the affirmative vote of a majority of the issued and outstanding shares of First Brandon Financial;

•	approval of the merger by all applicable federal and state regulatory authorities and the expiration of all applicable waiting periods;

•

effectiveness of the registration statement filed with the Securities and Exchange Commission with respect to the common stock to be issued by New Hampshire Thrift Bancshares in accordance with the merger agreement;

•	the absence of any litigation, statute, law, regulation, order or decree that would enjoin or prohibit the merger;

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the receipt of tax opinions delivered by counsel to New Hampshire Thrift Bancshares and First Brandon Financial, respectively, to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code;

•

the absence of any condition, restriction or requirement to a required regulatory approval that would individually or in the aggregate materially reduce the benefits of the merger to such a degree that New Hampshire Thrift Bancshares or First Brandon Financial would not have entered into the merger agreement had such condition, restriction or requirement been known on the date of the merger agreement;

•	the accuracy of the representations and warranties of the parties, and the performance by the parties of all agreements and covenants, subject to the standards set forth in the merger agreement;

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Stockholder and regulatory approvals may not be legally waived.

Regulatory Approvals Required for the Merger

General. First Brandon Financial and New Hampshire Thrift Bancshares have agreed to use all reasonable efforts to obtain all permits, consents, approvals, non-objections and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger. This includes the approval or non-objection of, or notice to, the Office of Thrift Supervision, the Federal Reserve Bank of Boston and the Office of the Comptroller of the Currency. New Hampshire Thrift Bancshares has filed the application or notice materials necessary to obtain these regulatory approvals. The merger cannot be completed without such approvals and non-objections. New Hampshire Thrift Bancshares and First Brandon Financial cannot assure you that all required regulatory approvals and non-objection will be obtained, when they will be received or whether there will be conditions in the approvals or any litigation challenging the approvals. New Hampshire Thrift Bancshares and First Brandon Financial also cannot assure you that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

New Hampshire Thrift Bancshares and First Brandon Financial are not aware of any material governmental approvals or actions that are required prior to the merger other than those described herein. New Hampshire Thrift Bancshares and First Brandon Financial presently contemplate seeking any additional governmental approvals or actions that may be required in addition to those requests for approval currently pending; however, New Hampshire Thrift Bancshares and First Brandon Financial cannot assure you that any such additional approvals or actions will be obtained.

Office of Thrift Supervision. The merger is subject to approval by the Office of Thrift Supervision. New Hampshire Thrift Bancshares and First Brandon Financial have filed the required application, but the Office of Thrift Supervision’s approval has not yet been received.

The Office of Thrift Supervision may not approve any transaction that would result in a monopoly or otherwise substantially reduce competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Office of Thrift Supervision considers the financial and managerial resources of the companies and their subsidiary institutions, the effectiveness of the institutions involved in combating money laundering and the convenience and needs of the communities to be served. Under the Community Reinvestment Act, the Office of Thrift Supervision must take into account the record of performance of each company in meeting the credit needs of its entire community, including low-and moderate-income neighborhoods, served by each company. Lake Sunapee Bank has a “satisfactory” Community Reinvestment Act rating with the Office of Thrift Supervision. First Brandon National Bank also has a “satisfactory” Community Reinvestment Act rating with the Office of the Comptroller of the Currency.

Federal law requires publication of notice of, and the opportunity for public comment on, the applications submitted by New Hampshire Thrift Bancshares and Lake Sunapee Bank for approval of the merger, and authorizes the Office of Thrift Supervision to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Office of Thrift Supervision within which period the Department of Justice may file objections to the merger under the federal antitrust laws. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of Office of Thrift Supervision approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than the Office of Thrift Supervision, and thus it is possible that the Department of Justice could reach a different conclusion than the Office of Thrift Supervision regarding the merger’s competitive effects.

Federal Reserve Bank of Boston. New Hampshire Thrift Bancshares has requested a waiver from the requirement to file an application with the Board of Governors of the Federal Reserve System to be a bank holding company under the Bank Holding Company Act of 1956, as amended, with respect to its temporary ownership of

First Brandon National Bank prior to its merger with Lake Sunapee Bank. The Federal Reserve Bank of Boston has not yet granted this waiver.

Office of the Comptroller of the Currency. The merger does not require the approval of the Office of the Comptroller of the Currency because, following the merger of First Brandon National Bank with and into Lake Sunapee Bank, Lake Sunapee Bank will be a federal savings bank, regulated by the Office of Thrift Supervision, and Lake Sunapee Bank has submitted an application to the Office of Thrift Supervision for approval of the merger. However, First Brandon National Bank is required to submit a notice to the Office of the Comptroller of the Currency of its intention to merge with and into Lake Sunapee Bank. First Brandon National Bank has filed a preliminary notice with the Office of the Comptroller of the Currency regarding the merger. Upon consummation of the merger, a Notice of Termination will be filed with the Office of the Comptroller of the Currency, and First Brandon National Bank’s national bank charter, along with other authorities, will be surrendered.

No Solicitation

Until the merger is completed or the merger agreement is terminated, First Brandon Financial has agreed that it, its subsidiaries, its officers and its directors will not:

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Solicit, initiate or encourage, or take any other action designed to facilitate any inquiries or the making of any proposal to acquire First Brandon Financial, whether by merger, consolidation, business combination, tender offer or exchange offer for 10% or more of First Brandon Financial’s stock or otherwise;

•	enter into or participate in any discussions or negotiations regarding any such acquisition proposal; or

•	make or authorize any statement in support of any such other acquisition proposal.

First Brandon Financial may, however, furnish information regarding First Brandon Financial to, enter into discussions or negotiations with, any person or entity in response to, or authorize any statement or recommendation in support of an unsolicited acquisition proposal if:

•

First Brandon Financial’s Board of Directors determines in good faith, after consultation with its financial advisors, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable from a financial point of view to First Brandon Financial’s stockholders than the merger with New Hampshire Thrift Bancshares;

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First Brandon Financial’s Board of Directors determines in good faith, after consultation with its outside legal counsel, that such actions would be required in order for First Brandon Financial’s directors to comply with their fiduciary obligations under applicable law;

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First Brandon Financial promptly notifies New Hampshire Thrift Bancshares of such inquiries, proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer; and

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During the three day period following New Hampshire Thrift Bancshares’ notification, First Brandon Financial negotiates in good faith with New Hampshire Thrift Bancshares to make adjustments to the merger agreement such that the other acquisition proposal is not reasonably likely to result in a transaction more favorable from a financial point of view to First Brandon Financial’s stockholders than the merger with New Hampshire Thrift Bancshares, and such negotiations fail to result in the necessary adjustments to the merger agreement.

Termination; Amendment; Waiver

The merger agreement may be terminated prior to the closing, before or after approval by First Brandon Financial’s stockholders, as follows:

•	by mutual agreement of New Hampshire Thrift Bancshares and First Brandon Financial, if the Board of Directors of each so determines by vote of a majority of the members of the entire Board;

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by either party if any required regulatory approvals for consummation of the merger or the bank merger are denied in a final nonappealable action or are permanently withdrawn at the request of a governmental authority;

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by either party if the stockholders of New Hampshire Thrift Bancshares or the stockholders of First Brandon Financial do not approve the merger agreement, provided that the terminating party is not in material breach of its obligation to convene a meeting of stockholders to vote upon the merger agreement and to solicit and recommend the stockholders’ approval of the merger agreement;

•

by a non-breaching party if the other party breaches any covenants, agreements, representations or warranties contained in the merger agreement such that the terminating party would not be obligated to complete the merger and such breach has not been cured within thirty days after notice from the terminating party;

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by either party if the closing of the merger has not occurred on or before September 30, 2007, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

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by First Brandon Financial if the average of the daily closing sales prices of New Hampshire Thrift Bancshares common stock for the twenty consecutive trading days immediately preceding the date of final regulatory approval of the merger is less than $13.19 and the decrease in the trading price of New Hampshire Thrift Bancshares common stock over a specified period exceeds by 15% or more the decrease in the trading prices of an index group of financial institution holding companies over that period, provided that New Hampshire Thrift Bancshares will have the option to increase the ratio of New Hampshire Thrift Bancshares common stock to be exchanged for First Brandon Financial common stock pursuant to either of two formulas prescribed in the merger agreement, in which case no termination will be deemed to have occurred;

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by either party if, prior to the First Brandon Financial stockholder meeting and the New Hampshire Thrift Bancshares stockholder meeting, First Brandon breaches its obligation not to solicit another acquisition proposal, as discussed above under “No Solicitation,” breaches its obligation to recommend approval of the merger with New Hampshire Thrift Bancshares to the First Brandon Financial stockholders, recommends, proposes or publicly announces the intention to recommend or propose to engage in an acquisition transaction with any party other than New Hampshire Thrift Bancshares or Lake Sunapee Bank, or breaches its obligation to convene the meeting of First Brandon Financial stockholders to vote upon the merger agreement.

If the merger agreement is terminated under the last scenario described above, First Brandon Financial shall pay to New Hampshire Thrift Bancshares a fee of 4% of the aggregate value of the acquisition transaction with New Hampshire Thrift Bancshares. The fee would also be payable to New Hampshire Thrift Bancshares if First Brandon Financial enters into a merger agreement with a third party within eighteen months of the termination of the merger agreement by New Hampshire Thrift Bancshares, due to a willful breach of a representation, warranty, covenant or agreement by First Brandon Financial after another acquisition proposal has been publicly announced or otherwise made known to First Brandon Financial.

The merger agreement may be amended by an agreement in writing between the parties at any time before or after approval of the merger agreement by the New Hampshire Thrift Bancshares stockholders and the First Brandon Financial stockholders. However, after approval by the New Hampshire Thrift Bancshares stockholders, no amendment, which by law requires further approval of the New Hampshire Thrift Bancshares stockholders, may be made without the approval of the New Hampshire Thrift Bancshares stockholders. Similarly, after approval by the First Brandon Financial stockholders, no amendment which by law requires further approval of the First Brandon Financial stockholders, may be made without the approval of the First Brandon Financial stockholders.

The parties may waive any of their conditions to closing, unless they may not be waived under law.

Management and Operations After the Merger

Upon closing of the merger between First Brandon Financial and New Hampshire Thrift Bancshares, First Brandon Financial will be merged into New Hampshire Thrift Bancshares and the separate existence of First Brandon Financial will cease. Immediately thereafter, First Brandon National Bank will merge into Lake Sunapee Bank, whereupon the separate existence of First Brandon National Bank will cease. However, Lake Sunapee Bank will operate the branches of the former First Brandon National Bank under the name “First Brandon Bank, a division of Lake Sunapee Bank, fsb.” The directors and officers of New Hampshire Thrift Bancshares and Lake Sunapee Bank immediately prior to the merger will continue as directors and officers of New Hampshire Thrift Bancshares and Lake Sunapee Bank after the merger. Additionally, upon the closing of the merger, Mr. Scott A. Cooper, the current President and Chief Executive Officer of First Brandon Financial, will be employed as a Senior Officer of Lake Sunapee Bank, serving as the Regional President of the First Brandon Division. Two First Brandon Financial directors will be added to the Boards of New Hampshire Thrift Bancshares and Lake Sunapee Bank. The remaining First Brandon Financial directors will be invited to serve on the First Brandon Division Advisory Board to be established and maintained by New Hampshire Thrift Bancshares for a period of three years.

Effective Date of Merger

The parties expect that the merger will be effective in the second calendar quarter of 2007 or as soon as possible after the receipt of all regulatory and stockholder approvals and all regulatory waiting periods expire. The merger will be legally completed by the filing of a certificate of merger with the Secretary of State of the State of Delaware and upon the filing of articles of merger with the Secretary of State of the State of Vermont. If the merger is not consummated by September 30, 2007, the merger agreement may be terminated by either First Brandon Financial or New Hampshire Thrift Bancshares, unless the failure to consummate the merger by this date is due to the breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement. See “—Conditions to the Merger” above.

Under the terms of the merger agreement, the certificate of incorporation and bylaws of New Hampshire Thrift Bancshares will be the certificate of incorporation and bylaws of the combined entity which will retain the name of New Hampshire Thrift Bancshares, Inc. New Hampshire Thrift Bancshares, as the resulting entity, will continue to operate under the policies, practices and procedures currently in place. All assets and property owned by First Brandon Financial will immediately become the property of New Hampshire Thrift Bancshares. Immediately following consummation of the merger, First Brandon National Bank will merge with and into Lake Sunapee Bank, with Lake Sunapee Bank surviving this merger, but operating the branches of the former First Brandon National Bank under the name “First Brandon Bank, a division of Lake Sunapee Bank, fsb.” New Hampshire Thrift Bancshares does not currently anticipate closing any branches of Lake Sunapee Bank or First Brandon National Bank.

Public Trading Markets

New Hampshire Thrift Bancshares common stock is currently traded on the Nasdaq Global Market under the symbol “NHTB.” First Brandon Financial common stock is currently quoted on the Pink Sheets under the symbol “FBDN.” Upon completion of the merger, First Brandon Financial common stock will no longer be quoted on the Pink Sheets. The shares of New Hampshire Thrift Bancshares common stock issued pursuant to the merger agreement will be traded on the Nasdaq Global Market.

The shares of New Hampshire Thrift Bancshares common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any stockholder who may be deemed to be an affiliate of First Brandon Financial, as discussed in “—Resale of New Hampshire Thrift Bancshares Common Stock,” below.

New Hampshire Thrift Bancshares may from time to time repurchase shares of its common stock and purchase shares of First Brandon Financial common stock. If consented to by New Hampshire Thrift Bancshares, First

Brandon Financial may from time to time repurchase shares of First Brandon Financial common stock and purchase shares of New Hampshire Thrift Bancshares common stock.

New Hampshire Thrift Bancshares Dividends

In the first and second quarters of 2006, New Hampshire Thrift Bancshares paid on its common stock a quarterly cash dividend of $0.125 per share. The quarterly dividend increased to $0.13 per share for the third and fourth quarters of 2006. New Hampshire Thrift Bancshares currently expects to continue to pay a quarterly cash dividend of at least $0.13 per share of common stock, although the New Hampshire Thrift Bancshares Board of Directors may change this dividend policy at any time. First Brandon Financial currently pays a quarterly cash dividend of $0.17 per share, which is expected to continue through closing but may not be increased without New Hampshire Thrift Bancshares’ prior approval.

New Hampshire Thrift Bancshares stockholders will be entitled to receive dividends when and if declared by the New Hampshire Thrift Bancshares Board of Directors out of funds legally available for dividends. The New Hampshire Thrift Bancshares Board of Directors will periodically consider the payment of dividends, taking into account New Hampshire Thrift Bancshares’ financial condition and level of net income, changing opportunities to deploy capital effectively, operating trends, future income tax rates and general economic conditions, as well as various legal and regulatory limitations.

Fees and Expenses

New Hampshire Thrift Bancshares and First Brandon Financial will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated thereby except for the payment by First Brandon Financial to New Hampshire Thrift Bancshares of a termination fee in certain circumstances, as described above.

In addition, if either party willfully breaches the merger agreement, such party will be liable for all damages, costs and expenses sustained by the other party as a result of such breach.

Material United States Federal Income Tax Consequences of the Merger

General. The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of First Brandon Financial common stock. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that First Brandon Financial stockholders hold their shares of First Brandon Financial common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to First Brandon

Financial stockholders in light of their particular circumstances or that may be applicable to such stockholders if they are subject to special treatment under the United States federal income tax laws, including if they are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a First Brandon Financial stockholder subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a First Brandon Financial stockholder who received First Brandon Financial common stock as compensation or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any First Brandon Financial benefit plan; or

•	a First Brandon Financial stockholder who holds First Brandon Financial common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds First Brandon Financial common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

New Hampshire Thrift Bancshares and First Brandon Financial have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to the closing of the merger that New Hampshire Thrift Bancshares and First Brandon Financial will receive opinions from Thacher Proffitt & Wood LLP and Cranmore, FitzGerald & Meaney, respectively, dated as of the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Although the merger agreement allows New Hampshire Thrift Bancshares and First Brandon Financial to waive this condition, the companies currently do not anticipate doing so. If either of New Hampshire Thrift Bancshares or First Brandon Financial does waive this condition and the tax consequences of the merger are materially different from those described in this document, New Hampshire Thrift Bancshares and First Brandon Financial will inform you of this decision and ask you to vote on the merger taking this into consideration. In rendering these opinions, counsel may require and rely upon representations contained in representation letters to be received from New Hampshire Thrift Bancshares and First Brandon Financial. Neither of these tax opinions will be binding on the Internal Revenue Service. New Hampshire Thrift Bancshares and First Brandon Financial have not and do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material United States federal income tax consequences of the merger are as follows:

•

if First Brandon Financial common stock is exchanged solely for New Hampshire Thrift Bancshares common stock, the First Brandon Financial stockholder will not recognize gain or loss except with respect to any cash received in lieu of a fractional share of New Hampshire Thrift Bancshares common stock;

•

if First Brandon Financial common stock is exchanged solely for cash, the First Brandon Financial stockholder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the tax basis in the shares of First Brandon Financial common stock surrendered;

•

if First Brandon Financial common stock is exchanged for a combination of New Hampshire Thrift Bancshares common stock and cash and the tax basis in the First Brandon Financial common stock surrendered is less than the sum of the fair market value of the New Hampshire Thrift Bancshares common stock and the amount of cash received, the First Brandon Financial stockholder generally will recognize gain in an amount equal to the lesser of (1) the sum of the cash (excluding any cash received in lieu of a fractional share of New Hampshire Thrift Bancshares common stock) and the fair market value of the New Hampshire Thrift Bancshares common stock received (including any fractional share of New Hampshire Thrift Bancshares common stock deemed received and exchanged for cash), minus the tax basis in the First Brandon Financial common stock surrendered in the merger; and (2) the amount of cash receive by the First Brandon Financial stockholder in the merger. However, if the First Brandon Financial stockholder’s tax basis in the First Brandon Financial common stock surrendered in the merger is greater than the sum of the amount of cash and the fair market value of the New Hampshire Thrift Bancshares common stock received, the First Brandon Financial stockholder’s loss will not be recognized for tax purposes until the shares received in the merger are disposed of.

•

the First Brandon Financial stockholder’s tax basis in the New Hampshire Thrift Bancshares common stock received in the merger (including any fractional shares deemed received and exchange for cash), will equal the tax basis in the First Brandon Financial common stock surrendered, increased by the amount of taxable gain, if any, recognized on the exchange (excluding any gain recognized with respect to any cash received in lieu of a fractional share of New Hampshire Thrift Bancshares common stock) and decreased by the amount of any cash received by the First Brandon Financial stockholder in the merger (excluding any cash received in lieu of a fractional share of New Hampshire Thrift Bancshares common stock); and

•

the First Brandon Financial stockholder’s holding period of the New Hampshire Thrift Bancshares common stock that received in the merger (including any fractional shares deemed received and exchanged for cash) will include the First Brandon Financial stockholder’s holding period for the shares of First Brandon Financial common stock exchanged in the merger.

If the First Brandon Financial stockholder acquired different blocks of First Brandon Financial common stock at different times or at different prices, any gain or loss recognized will be determined separately with respect to each block of First Brandon Financial common stock, and the cash and New Hampshire Thrift Bancshares common stock received will be allocated pro rata to each such block of common stock. In addition, the First Brandon Financial stockholder’s tax basis and holding period in the New Hampshire Thrift Bancshares common stock received in the merger may be determined with reference to each block of First Brandon Financial common stock exchanged.

Cash in Lieu of Fractional Shares. If a First Brandon Financial stockholder receives cash in lieu of a fractional share of New Hampshire Thrift Bancshares common stock, the stockholder will be treated as having first received such fractional New Hampshire Thrift Bancshares share in the merger and then as having received cash in exchange for the fractional share. Thus, the First Brandon Financial stockholder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the basis allocated to such fractional share.

Dissenting Stockholders. Holders of First Brandon Financial common stock who dissent with respect to the merger as discussed in “—Dissenters’ Rights of Appraisal,” below, and who receive cash in respect of their shares of First Brandon Financial common stock generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and their aggregate tax basis in their shares of First Brandon Financial common stock.

Taxation of Capital Gain. Subject to the discussion under “—Additional Considerations—Recharacterization of Gain as a Dividend” below, any gain or loss recognized by a First Brandon Financial stockholder in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if the stockholder’s holding period in their First Brandon Financial common stock is greater than one year as of the date of the merger. The deductibility of capital losses is subject to limitations.

Additional Considerations—Recharacterization of Gain as a Dividend. In some cases, if a First Brandon Financial stockholder actually owns or, under constructive ownership rules is deemed to own, shares of New

Hampshire Thrift Bancshares stock, other than those received as a result of the merger, all or a portion of the gain recognized in connection with the merger could be taxable as a dividend rather than capital gain under the tests set forth in Section 302 of the Internal Revenue Code. Because the possibility of dividend treatment depends upon the stockholder’s particular circumstances, including the application of certain constructive ownership rules, First Brandon Financial stockholders should consult their own tax advisor regarding the potential tax consequences of the merger to them.

Information Reporting and Backup Withholding. Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a holder of First Brandon Financial common stock or other payee is entitled pursuant to the merger, unless the stockholder or other payee (i) provides his or her taxpayer identification number (social security number or employer identification number) and certifies that such stockholder or other payee is not subject to backup withholding on the substitute Form W-9 that will be included as part of the election form transmittal letter or (ii) otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the stockholder’s or other payee’s federal income tax liability, provided they furnish the required information to the Internal Revenue Service.

First Brandon Financial Employee Stock Ownership Plan. Under the First Brandon Financial ESOP, participant accounts are invested in First Brandon Financial common stock. The instruction by a participant in the ESOP to convert the common stock into cash, into New Hampshire Thrift Bancshares common stock, or partly into cash and partly into New Hampshire Thrift Bancshares common stock pursuant to the merger will not result in a taxable event for the plan participant at the time of the merger. However, the decision may have a long-term tax impact on the plan participant. The ESOP has been terminated. Upon the receipt of a favorable determination letter for termination of the ESOP from the Internal Revenue Service, which is expected to occur after the merger, participants will receive a distribution of their ESOP account in cash or shares of New Hampshire Thrift Bancshares common stock or a combination of cash and New Hampshire Thrift Bancshares common stock, in accordance with their elections.

Under the terms of the ESOP, the common stock may be distributed in kind at the election of the plan participant. In the event that the common stock is distributed in kind as part of a benefit payment which qualifies as a “lump sum distribution” to a participant who is over age 59 1/2 or has separated from employment with the employer sponsoring the plan, and the participant so elects, only the ESOP’s original cost or basis of the common stock will be taxed at that time to the participant; any unrealized appreciation will not be taxed until such time as the common stock is disposed of by the participant in a subsequent taxable transaction. To the extent that gain recognized from the disposition does not exceed the net unrealized appreciation at the time of the distribution from the ESOP, the gain recognized will be taxed as long-term capital gain, even if the disposition occurs shortly after the distribution from the ESOP. Any additional unrealized appreciation, such as growth in value subsequent to the distribution, will also be taxed as a long-term capital gain if the stock has been held for more than one year after the distribution date.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax consequences that may be important to First Brandon Financial stockholders. Thus, First Brandon Financial stockholders are urged to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Resale of New Hampshire Thrift Bancshares Common Stock

All shares of New Hampshire Thrift Bancshares common stock received by First Brandon Financial stockholders in the merger will be registered under the Securities Act of 1933, and listed on the Nasdaq Global Market, and will be freely transferable, except for shares of New Hampshire Thrift Bancshares common stock received by persons who are deemed to be “affiliates,” as the term is defined under the Securities Act of 1933, of New Hampshire Thrift Bancshares or First Brandon Financial at the time of the annual meetings. The term “affiliate” generally means any person who controls, is controlled by or is under common control with, and for purposes hereof could be deemed to include all executive officers, directors and 10% or greater stockholders of, New Hampshire Thrift Bancshares or First Brandon Financial.

Shares of New Hampshire Thrift Bancshares common stock received by persons who are deemed to be “affiliates,” of New Hampshire Thrift Bancshares or First Brandon Financial at the time of the annual meetings may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Generally speaking, during the one year period following the effective time of the merger, those persons who are affiliates of First Brandon Financial at the time of the annual meetings, provided they do not become affiliates of New Hampshire Thrift Bancshares at or following the consummation of the merger, may publicly resell any amount of New Hampshire Thrift Bancshares common stock received by them in the merger, subject to certain limitations, including, among other things, that the amount of New Hampshire Thrift Bancshares common stock sold by them in any three-month period may not exceed the greater of 1% of the outstanding shares of New Hampshire Thrift Bancshares common stock or the average weekly reported volume of trading in New Hampshire Thrift Bancshares common stock, and that the stock must be sold through a registered broker/dealer. After the one-year period, such affiliates generally may resell their shares without such restrictions. Persons who are affiliates of New Hampshire Thrift Bancshares after the consummation of the merger may publicly resell the New Hampshire Thrift Bancshares common stock received by them in the merger subject to similar limitations (except that the restrictions do not lapse after the one-year period) and subject to certain filing requirements specified in Rule 144. Affiliates also would be permitted to resell the New Hampshire Thrift Bancshares shares received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act’s registration requirements.

Affiliates of both parties have previously been notified of their status. Each affiliate of First Brandon Financial has delivered to New Hampshire Thrift Bancshares a written agreement restricting the transferability of any shares of New Hampshire Thrift Bancshares common stock to be received in the merger.

This Proxy Statement/Prospectus does not cover resales of New Hampshire Thrift Bancshares common stock received by any person who may be deemed to be an affiliate of First Brandon Financial or New Hampshire Thrift Bancshares.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States of America, the merger will be accounted for using the purchase method. As a result, the recorded assets and liabilities of New Hampshire Thrift Bancshares will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities from the acquisition of First Brandon Financial will be adjusted to fair value at the date of the merger. In addition, all identified intangible assets (such as a core deposit intangible) will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of New Hampshire Thrift Bancshares common stock to be issued to former First Brandon Financial stockholders at fair value, exceeds the fair value of the net assets, including identifiable intangibles, of First Brandon Financial at the merger date, that amount will be reported as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but will be evaluated for impairment periodically. Identified intangibles will be amortized over their estimated lives. Further, the purchase accounting method results in the operating results of First Brandon Financial being included in the consolidated income of New Hampshire Thrift Bancshares beginning from the date of consummation of the merger.

Dissenters’ Rights

Under Vermont law, stockholders of First Brandon Financial, including ESOP participants with respect to the shares allocated to their accounts, have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of First Brandon Financial common stock instead of the merger consideration. Fair value for these purposes means the value of the shares immediately before the consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger unless such exclusion would be inequitable. First Brandon Financial stockholders electing to do so must comply with the provisions of Chapter 13 of the Vermont Business

Corporation Act in order to perfect their dissenters’ rights. A copy of the applicable Vermont statute is attached as Appendix D of this document.

Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. A First Brandon Financial stockholder who does not comply with these procedural rules may not be entitled to payment of the fair value of his or her shares under Chapter 13 of the Vermont Business Corporation Act.

The following is intended as a brief summary of the material provisions of the Vermont statutory procedures that a First Brandon Financial stockholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of First Brandon Financial common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the Vermont Business Corporation Act, the full text of which appears in Appendix D of this Proxy Statement/Prospectus.

Under Section 13.20 of Vermont Business Corporation Act, the notice of First Brandon Financial’s special meeting, at which the approval of the proposed merger will be submitted to First Brandon Financial’s stockholders, must state that stockholders are or may be entitled to assert dissenter’s rights under Chapter 13 of the Vermont Business Corporation Act and include a copy of Chapter 13 of the Vermont Business Corporation Act with the notice. First Brandon Financial intends that this Proxy Statement/Prospectus constitutes this notice.

First Brandon Financial stockholders who wish to exercise their dissenters’ rights must satisfy the provisions of Subchapter II of Chapter 13 of the Vermont Business Corporation Act. Subchapter II requires the following:

Dissenting First Brandon Financial stockholders must deliver to First Brandon Financial written notice of intent to demand payment—First Brandon Financial stockholders who intend to demand payment of the fair value of their First Brandon Financial common stock must deliver, before the vote on the merger agreement is taken at the First Brandon Financial annual meeting of stockholders, a written notice of intent to demand payment for their shares if the proposed merger is consummated. This written notice of intent must be separate from the proxy card. A vote against the merger agreement alone will not constitute a written notice of intent to demand payment.

First Brandon Financial stockholders who elect to exercise dissenters’ rights should mail or deliver a written notice of intent to demand payment to: First Brandon Financial Corporation, 2 Park Street, P.O. Box 9, Brandon, Vermont 05733, Attention: Scott A. Cooper, President and Chief Executive Officer.

It is important that First Brandon Financial receive all written notices of intent before the vote concerning the merger agreement is taken at the First Brandon Financial special meeting of stockholders. The written notice of intent should specify the stockholder’s name and mailing address, the number of shares of common stock owned, and that the stockholder intends to demand payment for such stockholder’s shares under Chapter 13 of the Vermont Business Corporation Act.

Dissenting First Brandon Financial stockholders must NOT vote for approval of the merger agreement—First Brandon Financial stockholders who intend to demand payment of the fair value of their First Brandon Financial common stock must not vote for approval of the merger agreement. If a First Brandon Financial stockholder votes, by proxy or in person, in favor of the merger agreement, this will terminate his or her right to demand payment for his or her shares under Chapter 13 of the Vermont Business Corporation Act. A First Brandon Financial stockholder will also terminate his or her right to demand payment if he or she returns a signed proxy card and:

•	fails to vote against adoption of the merger agreement; or

•	fails to note that he or she is abstaining from voting.

If a First Brandon Financial stockholder does either of these two things, his or her dissenters’ rights will terminate even if he or she previously filed a written notice of intent to demand payment. However, if no proxy card is returned, a First Brandon Financial stockholder will not have terminated his or her right to demand payment.

Dissenting First Brandon Financial stockholders must demand payment for their First Brandon Financial common stock and deposit certificates for certificated shares—If the proposed merger is approved by First Brandon Financial’s stockholders, First Brandon Financial will be required to deliver a written dissenters’ notice to all stockholders who delivered a written notice of intent to demand payment for their shares of First Brandon Financial common stock and who did not vote for the approval of the merger agreement. The written dissenters’ notice must be sent by First Brandon Financial no later than ten days after the approval of the merger agreement and must state where a demand for payment must be sent, where and when certificates for certificated shares must be deposited, and to what extent transfer of uncertificated shares will be restricted after the payment demand is received. The written dissenters’ notice must also supply a form for demanding payment, indicating the date of the first announcement to news media of the terms of the proposed merger, which was December 15, 2006, and set a date by which First Brandon Financial must receive the payment demand, which date must be no less than 30 and no more than 60 days after the date the written dissenters’ notice is delivered.

Dissenting First Brandon Financial stockholders must demand payment for their First Brandon Financial common stock using the form provided with First Brandon Financial’s written dissenters’ notice, certifying whether or not they acquired beneficial ownership of their shares before December 15, 2006, and depositing certificates for certificated shares in accordance with the terms of the written dissenters’ notice. If dissenting First Brandon Financial stockholders do not demand payment or deposit their certificates for certificated shares as required by the written dissenters’ notice, they will not be entitled to payment for their shares under Chapter 13 of the Vermont Business Corporation Act.

If First Brandon Financial stockholders fail to comply with any of these conditions and the merger becomes effective, they will only be entitled to receive the consideration provided in the merger agreement for their shares.

If the merger is completed, each holder of First Brandon Financial common stock who acquired those shares prior to December 15, 2006 and who has perfected dissenters’ rights in accordance with Chapter 13 of the Vermont Business Corporation Act will be paid by New Hampshire Thrift Bancshares for such stockholder’s shares of First Brandon Financial common stock the fair value in cash of those shares, as estimated by New Hampshire Thrift Bancshares, plus accrued interest from the date of the consummation of the merger until the date of the payment, at the average rate paid by New Hampshire Thrift Bancshares on its principal bank loans, or, if none, a rate that is fair and equitable under all the circumstances. The payment must be accompanied by First Brandon Financial’s balance sheet, income statement, and statement of changes in stockholders’ equity as of and for the fiscal year ended not more than 16 months before the date of payment, and the latest available interim financial statements. The payment must also be accompanied by a statement of New Hampshire Thrift Bancshares’ estimate of the fair value of the shares and how such estimate was calculated, an explanation of how the interest was calculated and a statement of the dissenting stockholder’s right to demand payment if dissatisfied with the amount of the payment.

If the merger is completed, New Hampshire Thrift Bancshares may elect to withhold payment from holders of First Brandon Financial common stock who acquired those shares after December 15, 2006 and who perfected dissenters’ rights in accordance with Chapter 13 of the Vermont Business Corporation Act. If New Hampshire Thrift Bancshares elects to withhold payment, New Hampshire Thrift Bancshares will be required to estimate the fair value of the dissenting stockholders’ shares of First Brandon Financial common stock, plus accrued interest and to send an offer to pay this amount in full satisfaction of the stockholder’s demand, accompanied by a statement of the estimate and calculation of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenting stockholder’s right to demand payment if dissatisfied with the amount of the offer. Dissenting First Brandon Financial stockholders who agree to accept the offer of payment in full satisfaction of their demand will be sent that amount in payment by New Hampshire Thrift Bancshares.

If a dissenting First Brandon Financial stockholder believes that the amount paid or offered to be paid by New Hampshire Thrift Bancshares is less than the fair value of their shares or that the interest due is incorrectly calculated, the dissenting stockholder may, within 30 days of receipt of the payment or offer or payment, notify New Hampshire Thrift Bancshares in writing of their own estimate of the fair value of the their shares and amount of interest due and demand payment of their estimate of the fair value of their shares and interest due, less any payment received. If such a demand for payment is not settled within 60 days of New Hampshire Thrift Bancshares’ receipt thereof, New Hampshire Thrift Bancshares is required to petition the court to determine the fair value of the shares and accrued interest, or if such petition is not made, to pay the amount demanded to each dissenter whose demand remains unsettled.

Stockholders considering demanding payment of the fair value of their shares should note that the fair value of their shares determined under Chapter 13 of the Vermont Business Corporation Act could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not demand payment of the fair value of their shares. If New Hampshire Thrift Bancshares petitions the court to determine the fair value of the shares and accrued interest, the court will assess costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the court, against New Hampshire Thrift Bancshares, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts in amounts the court finds equitable against New Hampshire Thrift Bancshares if the court finds that New Hampshire Thrift Bancshares did not substantially comply with the requirements of Chapter 13 of the Vermont Business Corporation Act, or against either New Hampshire Thrift Bancshares or the dissenters if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. In addition, if the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against New Hampshire Thrift Bancshares, the court may award reasonable fees to such counsel to be paid out of the amounts awarded to the dissenters who benefited.

If First Brandon Financial stockholders fail to comply strictly with the procedures described above they will lose their dissenters’ rights. Consequently, if First Brandon Financial stockholders wish to exercise their dissenters’ rights, they are strongly urged to consult a legal advisor before attempting to do so.

First Brandon Financial Stock Trading and Dividend Information

First Brandon Financial common stock is currently quoted on the Pink Sheets under the symbol “FBDN.pk.” Prior to October 3, 2005, First Brandon Nation Bank was quoted on the Pink Sheets under the symbol “FBNA.pk.” The following table sets forth the high and low sales prices for a share of First Brandon Financial and First Brandon National Bank common stock and cash dividends paid per share for the periods indicated. As of [__], 2007, there were 499,860 shares of First Brandon Financial common stock issued and outstanding, and approximately [__] stockholders of record.

Quarter Ended	High	Low	Dividend Paid Per Share
March 31, 2007	$ [__]	$ [__]	$0.17

Year Ended December 31, 2006	High	Low	Dividend Paid Per Share
Quarter Ended:
December 31, 2006	$42.00	$31.25	$0.17
September 30, 2006	34.00	30.00	0.17
June 30, 2006	30.25	29.75	0.17
March 31, 2006	29.75	28.25	0.17

Year Ended December 31, 2005	High	Low	Dividend Paid Per Share
Quarter Ended:
December 31, 2005	$26.50	$26.50	$0.15
September 30, 2005	26.50	26.50	0.15
June 30, 2005	26.50	23.00	0.15
March 31, 2005	24.00	23.00	0.15

Year Ended December 31, 2004	High	Low	Dividend Paid Per Share
Quarter Ended:
December 31, 2004	$23.50	$22.73	$0.14
September 30, 2004	24.00	23.00	0.14
June 30, 2004	26.00	20.00	0.14
March 31, 2004	20.50	17.50	0.14

On December 14, 2006, the business day immediately preceding the public announcement of the merger, the closing price of First Brandon Financial common stock as reported on the Pink Sheets was $32.50 per share. Based on the closing price of $15.76 per share of New Hampshire Thrift Bancshares common stock on that date, the equivalent per share market value of each share of First Brandon Financial common stock to be exchanged solely for New Hampshire Thrift Bancshares common stock would be $42.08 per share, based on the exchange ratio of 2.67 shares of New Hampshire Thrift Bancshares common stock for each share of First Brandon Financial common stock, and the equivalent per share market value of each share of First Brandon Financial common stock to be exchanged solely for cash would be $44.01. On [__], 2007, the closing price of First Brandon Financial was $[__] per share. Based on the closing price of $[__] per share of New Hampshire Thrift Bancshares common stock on that date, the equivalent per share market value of each share of First Brandon Financial common stock to be exchanged solely for New Hampshire Thrift Bancshares common stock would be $[__], based on the exchange ratio of 2.67 shares of New Hampshire Thrift Bancshares common stock for each share of First Brandon Financial common stock, and the equivalent per share market value of each share of First Brandon Financial common stock to be exchanged solely for cash would be $44.01.

New Hampshire Thrift Bancshares Stock Trading and Dividend Information

New Hampshire Thrift Bancshares common stock is currently listed on the Nasdaq Global Market under the symbol “NHTB.” The following table sets forth the high and low trading prices for a share of New Hampshire Thrift Bancshares common stock and cash dividends paid per share for the periods indicated. As of [__], 2007, there were [__] shares of New Hampshire Thrift Bancshares common stock issued and outstanding, and approximately [__] stockholders of record. Amounts below have been adjusted for the 2 for 1 stock split paid on February 28, 2005.

Quarter Ended	High	Low	Dividend Paid Per Share
March 31, 2007	$ [__]	$ [__]	$ [__]

Year Ended December 31, 2006	High	Low	Dividend Paid Per Share
Quarter Ended:
December 31, 2006	$16.95	$14.64	$0.13
September 30, 2006	16.99	14.99	0.13
June 30, 2006	16.50	15.19	0.125
March 31, 2006	16.19	14.30	0.125

Year Ended December 31, 2005	High	Low	Dividend Paid Per Share
Quarter Ended:
December 31, 2005	$14.99	$12.50	$0.125
September 30, 2005	15.51	13.76	0.125
June 30, 2005	20.25	13.00	0.125
March 31, 2005	18.45	16.00	0.125

Year Ended December 31, 2004	High	Low	Dividend Paid Per Share
Quarter Ended:
December 31, 2004	$16.50	$13.805	$0.1125
September 30, 2004	15.875	13.95	0.1125
June 30, 2004	16.50	14.25	0.1125
March 31, 2004	17.835	13.83	0.1125

On December 14, 2006, the business day immediately preceding the public announcement of the merger, the closing price of New Hampshire Thrift Bancshares common stock as reported on the Nasdaq Global Market was $15.76 per share. On [__], 2007, the closing price was $[__] per share. Based on the closing price of $[__] per share of New Hampshire Thrift Bancshares common stock on that date, the equivalent per share market value of each share of First Brandon Financial common stock to be exchanged solely for New Hampshire Thrift Bancshares common stock would be $[__], based on the exchange ratio of 2.67 shares of New Hampshire Thrift Bancshares common stock for each share of First Brandon Financial common stock, and the equivalent per share market value of each share of First Brandon Financial common stock to be exchanged solely for cash would be $44.01.

Comparison of Stockholders’ Rights for Existing Stockholders of First Brandon Financial

As a result of the acquisition of First Brandon Financial, certain stockholders of First Brandon Financial will receive shares of common stock of New Hampshire Thrift Bancshares as merger consideration and will, therefore, become stockholders of New Hampshire Thrift Bancshares. The rights of First Brandon Financial stockholders are governed by First Brandon Financial’s articles of incorporation, as currently in effect, First Brandon Financial’s bylaws, as currently in effect, and by Vermont law because First Brandon Financial is organized under the laws of Vermont. The rights of New Hampshire Thrift Bancshares stockholders are governed by New Hampshire Thrift Bancshares’ certificate of incorporation, as currently in effect, New Hampshire Thrift Bancshares’ bylaws, as currently in effect, and by Delaware law because New Hampshire Thrift Bancshares is organized under the laws of Delaware. The rights and privileges of stockholders of a Delaware corporation are in many instances comparable to those of stockholders of a Vermont corporation, although there are also differences.

The following discussion of the similarities and material differences between the rights of First Brandon Financial stockholders under Vermont law and the articles of incorporation and bylaws of First Brandon Financial and the rights of New Hampshire Thrift Bancshares stockholders under Delaware law and the certificate of incorporation and bylaws of New Hampshire Thrift Bancshares is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences affecting the rights of stockholders. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This discussion is qualified in its entirety by reference to Vermont law and Delaware law and the full texts of the articles of incorporation and certificate of incorporation and bylaws of both First Brandon Financial and New Hampshire Thrift Bancshares. Please see “Where You Can Find Additional Information” on page [__].

Capitalization. The total authorized capital stock of First Brandon Financial consists of 500,000 shares of common stock, par value $0.40 per share. As of [__], 2007, there were 499,860 shares of common stock issued and outstanding. All shares of First Brandon Financial common stock are generally non-assessable.

The total authorized capital stock of New Hampshire Thrift Bancshares consists of 10,000,000 shares of common stock, par value $0.01 per share, and 2,500,000 shares of preferred stock, par value $0.01 per share. New Hampshire Thrift Bancshares can issue preferred stock without stockholder approval. As of [__], 2007, there were [__] shares of common stock and no shares of preferred stock issued and outstanding. All shares of New Hampshire Thrift common stock are generally non-assessable.

Notice of Stockholder Meetings. In accordance with Vermont law, First Brandon Financial’s bylaws provide that written notice of any stockholders meeting must be given to each stockholder entitled to vote not less than 10 nor more than 60 days before the meeting.

While Delaware law provides that written notice of any stockholders meeting must be given to each stockholder entitled to vote not less than 10 nor more than 60 days before the meeting, New Hampshire Thrift Bancshares’ bylaws reduce the window for providing notice to not less than 20 nor more than 50 days before the meeting.

Special Meetings of Stockholders. First Brandon Financial Corporation’s bylaws provide, consistent with the Vermont Business Corporation Act, that special meetings of stockholders may be called by (i) the Board of Directors or (ii) by stockholders owning in the aggregate not less than 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

New Hampshire Thrift Bancshares stockholders are not entitled to call special meetings of stockholders. Under the Delaware General Corporation Law, special meetings of the stockholders may be called by the Board of Directors or such other person or persons as may be authorized by the charter or bylaws. The New Hampshire Thrift Bancshares’ certificate of incorporation provides that special meetings of stockholders may be called by the chairman of the board, the president or a majority of the Board of Directors.

Actions by Written Consent of Stockholders. In accordance with the provisions of the Vermont Business Corporation Act, First Brandon Financial’s articles of incorporation provide that action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting by written consent of the stockholders holding at least a majority of all the shares entitled to vote on the action, if each stockholder is given prior notice of the action proposed to be taken. In addition, the articles of incorporation require that prompt notice of any action taken by less than unanimous written consent in lieu of a meeting must be given to all stockholders entitled to vote on the action.

Under the Delaware General Corporation law, unless a corporation’s certificate of incorporation provides otherwise, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action and delivered to the corporation. Stockholders may act by written consent to elect directors; provided, however, that, if the consent is less than unanimous, action by written consent may be used only if all of the directorships to which directors could be elected at the effective time of such action are vacant and are filled by such action. New Hampshire Thrift Bancshares’ certificate of incorporation does not contradict stockholders’ right to take action by written consent.

Inspection of List of Stockholders. The Vermont Business Corporation Act provides that stockholders are entitled to inspect and copy, during regular business hours at the corporation’s principal office, its articles of incorporation, bylaws, any resolutions adopted by the Board of Directors creating one or more classes or series of shares, minutes of all stockholder meetings, all consent actions taken by stockholders without a meeting, all written communications to stockholders generally within the past three years, the names and business addresses of all directors and officers and its most recent annual report to the secretary of state. It also provides that a stockholder may inspect and copy the corporation’s accounting records or the record of stockholders if the stockholder gives at least five day’s written notice to the corporation, the stockholder establishes that the demand to inspect and copy the records is made in good faith and for a proper purpose, the stockholder describes its purpose and the records to be inspected are directly connected with such purpose.

In addition, the Vermont Business Corporation Act provides that a list of all stockholders who are entitled to notice of a meeting of stockholders must be made available for inspection by any stockholder beginning two days after notice of the meeting is given and continuing through the meeting at First Brandon Financial’s principal office or a location identified in the notice in the city where the meeting will be held. The list must also be available at the meeting for inspection by any stockholder at any time during the meeting or at any adjournment.

The Delaware General Corporation Law provides that any stockholder shall, upon written demand under oath stating the purpose thereof, have the right during usual business hours to inspect for any proper purpose the corporation’s stock ledger, a list of stockholders, and its other books and records, and to make copies or extracts therefrom. New Hampshire Thrift Bancshares’ bylaws provide that, at least 10 days before each meeting of stockholders, a list of the stockholders of New Hampshire Thrift Bancshares entitled to vote at that meeting shall be on file in the city where the meeting is to be held and subject to inspection by any stockholder during usual business hours.

Classification of the Board of Directors. First Brandon Financial’s bylaws provide that the Board of Directors consists of not less than 5 nor more than 25 directors, the exact number to be determined by the Board of Directors or stockholders. Each director holds office for one year and until a successor is elected and qualified. Accordingly, First Brandon Financial’s Board of Directors is not classified.

New Hampshire Thrift Bancshares’ Board of Directors is classified. New Hampshire Thrift Bancshares’ bylaws provide that the Board of Directors consists of 8 directors who are divided into 3 classes as nearly equal in number as possible. The members of each class are elected for a term of 3 years and until a successor is elected and qualified, or until earlier resignation or removal. One class is elected each year.

Cumulative Voting for Directors. The Vermont Business Corporation Act provides that stockholders do not have a right to cumulate their votes for directors unless the corporation’s articles of incorporation so provide. First Brandon Financial’s articles of incorporation provide that a stockholder is entitled to cumulate votes with respect to the election of directors by giving one candidate a number of votes equal to the number of directors multiplied by the number of shares of First Brandon Financial common stock held by the stockholder, or by distributing his or her votes among any number of director candidates on the same principal. In accordance with the Vermont Business Corporation Act, First Brandon Financial shares otherwise entitled to vote cumulatively may not be voted cumulatively at a particular meeting unless: (i) the meeting notice or proxy statement accompanying the notice states conspicuously that cumulative voting is authorized; or (ii) a stockholder who has the right to cumulate his or her votes gives notice to the corporation not less than 48 hours before the time set for the meeting of his or her intent to cumulate his or her votes during the meeting, and if one stockholder gives this notice all other stockholders are entitled to cumulate their votes without giving further notice.

The Delaware General Corporation Law provides that the certificate of incorporation of any corporation may provide for cumulative voting for directors. New Hampshire Thrift Bancshares’ certificate of incorporation states that there shall be no cumulative voting rights in the election of directors of New Hampshire Thrift Bancshares.

Pre-emptive Rights. Preemptive rights allow a stockholder to maintain its proportionate share of ownership of that corporation by permitting the stockholder to purchase a proportionate share of any new stock issuances. Preemptive rights protect the stockholder from dilution of value and control upon new stock issuances. First Brandon Financial’s articles of incorporation provide that, in the event of the issuance of any of the authorized common stock of First Brandon Financial, or in the event of the increase of the authorized common stock of First Brandon Financial, the holders of the common stock at that time outstanding shall have a pre-emptive right to subscribe pro rata to their holdings for the common stock issued.

The certificate of incorporation of New Hampshire Thrift Bancshares provides that the holders of the capital stock of New Hampshire Thrift Bancshares are not entitled to pre-emptive rights with respect to any shares of New Hampshire Thrift Bancshares which may be issued.

Qualification of Directors. Under First Brandon Financial’s bylaws, directors are required to be stockholders of First Brandon Financial, owning, as of the date of purchase or the date the person became a director, an equity interest in First Brandon Financial equal to or greater than $1,000. Directors must be residents of a town village or municipality within the primary service are of First Brandon Financial prior to election as a director. Directors may not beneficially own or control, directly or indirectly, more than 10% of the outstanding shares of any bank, depository institution, banking corporation, affiliate or subsidiary thereof, other than First Brandon National Bank, or bank holding company engaged in business in Vermont. Directors may not be directors, officers, employees, agents, nominees, or attorneys of any other bank, depository institution, banking corporation, affiliate or subsidiary thereof, or bank holding company engaged in business in Connecticut, Massachusetts, Rhode Island, Vermont, New Hampshire, Maine or New York, except if the Board of Directors determines that no conflict of interest exists that should disqualify such person. Persons who have, or who are the nominee of anyone who has, or who are acting in concert with anyone who has, any contract, arrangement or understanding with any other bank, depository institution, banking corporation, or affiliate or subsidiary thereof, or bank holding company, or with any officer, director, employee, agent, nominee, attorney or other representative thereof to reveal or in any way utilize information obtained as a director or to attempt to effect or encourage any action, or influence the management or control of, First Brandon Financial may not be directors of First Brandon Financial.

The bylaws of New Hampshire Thrift Bancshares provide that each director shall hold at least 100 shares of the capital stock of New Hampshire Thrift Bancshares.

Removal of Directors. Under the Vermont Business Corporation Act, a director may be removed by the stockholders with or without cause unless the articles of incorporation provide that directors may be removed only for cause. Because First Brandon Financial’s articles of incorporation do not address removal of directors, directors may be removed with or without cause. A director may not be removed if the number of stockholder votes cast sufficient to elect the director under cumulative voting is voted against the director’s removal. The vote must be held at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.

The Delaware General Corporation Law provides that directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that, in the case of a corporation whose Board is classified, stockholders may effect such removal only for cause, unless the certificate of incorporation otherwise provides. New Hampshire Thrift Bancshares’ certificate of incorporation does not address removal of directors and, as discussed above, New Hampshire Thrift Bancshares has a classified Board. Accordingly, the New Hampshire Thrift Bancshares bylaws permit the removal of a director only for cause and then only by an affirmative vote of a majority of the total votes eligible to be cast at a meeting of stockholders held upon at least 30 days notice expressly for such purpose.

Vacancies on the Board of Directors. The Vermont Business Corporation Act provides that, unless otherwise provided in the articles of incorporation, vacancies, including a vacancy resulting from an increase in the number of directors, may be filled by the stockholders, by the Board of Directors, or, if the remaining directors constitute less than a quorum of the Board, by a majority of the directors then in office. First Brandon Financial Corporation’s bylaws provide that, when a vacancy occurs on the Board, the remaining members of the Board may appoint a director to fill such vacancy at any regular meeting or at any special meeting of the Board called for that purpose. Because First Brandon Financial Corporation’s articles of incorporation do not address vacancies on the Board of Directors, vacancies may also be filled by the stockholders, in accordance with the Vermont Business Corporation Act.

New Hampshire Thrift Bancshares’ bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled, for the unexpired term, by the vote of a majority of the directors then in office, whether or not a quorum.

Advance Notice Requirements for Business at the Annual Meeting. First Brandon Financial’s bylaws provide that only such business shall be conducted at an annual meeting of stockholders as shall have been properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must provide notice of the business in writing to the president of First Brandon Financial not less than 30 nor more than 90 days prior to the meeting, except that if less than 45 days prior notice or prior disclosure of the date of the meeting is given or made to stockholders, the stockholder must provide notice of the business in writing not later than the close of business on the 15th day following the day notice of the date of the annual meeting was given or made. The stockholder’s written notice must contain (i) a description of the business to be brought before the annual meeting; (ii) the name and address, as it appears on First Brandon Financial’s books, of the stockholder proposing such business; (iii) the class and number of shares of First Brandon Financial beneficially owned by the stockholder; and (iv) any material interest of the stockholder in the business proposed.

New Hampshire Thrift Bancshares’ bylaws also provide that only such business shall be conducted at an annual meeting of stockholder as shall have been properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must provide notice of the business in writing to the corporate secretary of New Hampshire Thrift Bancshares not less than 30 nor more than 90 days prior to the meeting, except that if less than 40 days prior notice of the date of the meeting is given to stockholders, the stockholder must provide notice of the business in writing not later than the close of business on the 10th day following the day notice of the date of the annual meeting was given. The stockholder’s written notice must contain the same information required by First Brandon Financial.

Advance Notice Requirements for Nominations. First Brandon Financial’s bylaws provide that stockholders who wish to nominate or cause to have nominated any candidate to the Board of Directors must notify the president of First Brandon Financial and the Comptroller of the Currency in writing not less than 14 nor more than 50 days prior to the meeting of stockholders called for the election of directors, except that if less than 21 days notice of the meeting is given to stockholders, the nomination must be delivered to the president of First Brandon Financial and the Comptroller of the Currency not later than the close of business of the 7th day following the day notice of the date of the meeting was mailed. The stockholder’s notice must contain (i) the names and addresses of the proposed nominees; (ii) the principal occupation of each proposed nominee; (iii) the total number of shares that to the knowledge of the stockholder will be voted for each of the proposed nominees; (iv) the name and residence address of the notifying stockholder; and (v) the number of shares owned by the notifying stockholder. In addition the notice must contain certain other statements and information concerning the notifying stockholder and the proposed nominees.

New Hampshire Thrift Bancshares’ bylaws provide that stockholders who wish to nominate persons for election to the Board of Directors of New Hampshire Thrift Bancshares must provide notice in writing to the corporate secretary of New Hampshire Thrift Bancshares not less than 30 nor more than 90 days prior to the meeting, except that if less than 40 days prior notice of the date of the meeting is given to stockholders, the stockholder must provide notice of the nomination in writing not later than the close of business on the 10th day following the day notice of the date of the meeting was given. The stockholder’s notice must contain (i) the name, age, business address and residence address of the person to be nominated; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of New Hampshire Thrift Bancshares beneficially owned by such person; and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee as to serving as a director if elected. In addition, the notice must contain, with respect to the nominating stockholder (i) the stockholder’s name and address, as they appear on the books of New Hampshire Thrift Bancshares and (ii) the class and number of shares of New Hampshire Thrift Bancshares common stock beneficially owned by the stockholder.

Amendments to Articles/Certificate of Incorporation. The articles of incorporation of First Brandon Financial provide that the articles of incorporation may be amended only upon the affirmative vote of a majority, or written consent of all members, of the Board of Directors, followed by the affirmative vote of a majority, or unanimous written consent, of the issued and outstanding shares of common stock of First Brandon Financial. However, if the amendment is listed in section 10.02 of the Vermont Business Corporation Act as one not requiring stockholder action, then the Board of Directors alone may adopt the amendment. Section 10.02 amendments not requiring stockholder approval are certain non-material amendments to the articles of incorporation.

The certificate of incorporation of New Hampshire Thrift Bancshares provides that no amendment, addition, alteration, change or repeal of the certificate of incorporation may be made, unless first proposed by the Board of Directors and thereafter approved by the stockholders by a majority of the total votes eligible to be cast at a legal meeting. However, any amendment, addition, alteration, change or repeal of Article 8 of the certificate of incorporation, “Certain Business Combinations,” discussed below, must be first proposed by the Board of Directors and thereafter approved by the stockholder by no less than 75% of the total votes eligible to be cast at a legal meeting.

Amendments to Bylaws. First Brandon Financial’s bylaws provide that the bylaws may be amended, altered or repealed at any regular meeting of the Board of Directors by vote of a majority of the total number of the directors. The Vermont Business Corporation Act provides that stockholders may also amend or repeal the bylaws.

Under New Hampshire Thrift Bancshares’ certificate of incorporation and bylaws, the bylaws may be amended from time to time by the Board of Directors or the stockholders. Such action by the Board of Directors requires the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the Board called for such purpose. Such action by the stockholders requires the affirmative vote of at least two-thirds of the total votes eligible to be voted at a duly constituted meeting of stockholders called for such purpose.

Description of Capital Stock of New Hampshire Thrift Bancshares

New Hampshire Thrift Bancshares is authorized to issue 10,000,000 shares of common stock, par value $0.01 per share, and 2,500,000 shares of preferred stock, par value $0.01 per share. At [__], 2007, there were [__] shares of New Hampshire Thrift Bancshares common stock issued and outstanding. New Hampshire Thrift Bancshares has no outstanding shares of preferred stock. Each share of New Hampshire Thrift Bancshares common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Common Stock. The common stock of New Hampshire Thrift Bancshares represents nonwithdrawable capital, is not an account of an insurable type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

Dividends. New Hampshire Thrift Bancshares may pay dividends out of statutory surplus or from net earnings if, as and when declared by its Board of Directors. The payment of dividends by New Hampshire Thrift Bancshares is subject to limitations that are imposed by law and applicable regulations. The holders of common stock of New Hampshire Thrift Bancshares will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of New Hampshire Thrift Bancshares out of funds legally available for the payment of dividends. If New Hampshire Thrift Bancshares issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of New Hampshire Thrift Bancshares have exclusive voting rights in New Hampshire Thrift Bancshares. They elect New Hampshire Thrift Bancshares’ Board of Directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If New Hampshire Thrift Bancshares issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require a two-thirds or 75% stockholder vote. Additionally, a provision in New Hampshire Thrift Bancshares’ certificate of incorporation provides that stockholders who acquire more than 10% of the stock of New Hampshire Thrift Bancshares without approval of the Board of Directors and the applicable regulatory agency are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity.

Liquidation. In the event of any liquidation, dissolution or winding up of Lake Sunapee Bank, New Hampshire Thrift Bancshares, as the holder of 100% of New Hampshire Thrift Bancshares’ capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Lake Sunapee Bank, including all deposit accounts and accrued interest thereon, all assets of Lake Sunapee Bank available for distribution. In the event of liquidation, dissolution or winding up of New Hampshire Thrift Bancshares, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of New Hampshire Thrift Bancshares available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of New Hampshire Thrift Bancshares are not entitled to preemptive rights with respect to any additional shares that may be issued. The common stock is not subject to redemption.

Preferred Stock. None of the shares of New Hampshire Thrift Bancshares’ authorized preferred stock are outstanding. Preferred stock may be issued with preferences and designations as the Board of Directors may from time to time determine. New Hampshire Thrift Bancshares’ Board of Directors may, without stockholder approval, authorize the issuance of shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Provisions of the New Hampshire Thrift Bancshares’ Certificate of Incorporation and Bylaws

The following discussion is a general summary of the material provisions of New Hampshire Thrift Bancshares’ certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect, thereby possibly discouraging a third party from seeking control of New Hampshire Thrift Bancshares. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in New Hampshire Thrift Bancshares’ certificate of incorporation and bylaws, reference should be made in each case to the document in question.

New Hampshire Thrift Bancshares’ certificate of incorporation and bylaws contain a number of provisions, relating to corporate governance and rights of stockholders, which might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of New Hampshire Thrift Bancshares more difficult.

The following description is a summary of the provisions of the certificate of incorporation and bylaws. See “Where You Can Find More Information” as to how to review a copy of these documents.

Directors. The Board of Directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of New Hampshire Thrift Bancshares’ Board of Directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

Restrictions on Call of Special Meetings. The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the chairman of the board, the president or a majority of the Board of Directors. Stockholders are not authorized to call a special meeting of stockholders.

Prohibition of Cumulative Voting. The certificate of incorporation prohibits cumulative voting for the election of directors.

Limitation of Voting Rights. The certificate of incorporation does not restrict beneficial ownership. The certificate of incorporation, however, provides that any person who acquires more than 10% of the stock of New

Hampshire Thrift Bancshares without approval of the Board of Directors and the applicable regulatory agency is not entitled to vote any of the shares held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The certificate of incorporation provides that directors may only be removed only for cause and then only by an affirmative vote of a majority of the total votes eligible to be cast (after giving effect to the limitation on voting rights discussed above in “Limitation of Voting Rights”) at a meeting of stockholders held upon at least 30 days notice expressly for such purpose.

Authorized but Unissued Shares. New Hampshire Thrift Bancshares has authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of New Hampshire Thrift Bancshares” above. The certificate of incorporation authorizes 2,500,000 shares of serial preferred stock. New Hampshire Thrift Bancshares is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of New Hampshire Thrift Bancshares that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future attempt to gain control of New Hampshire Thrift Bancshares. The Board of Directors has no present plan to issue any preferred stock.

Amendments to Certificate of Incorporation and Bylaws. The certificate of incorporation of New Hampshire Thrift Bancshares provides that no amendment, addition, alteration, change or repeal of the certificate of incorporation may be made, unless first proposed by the Board of Directors and thereafter approved by the stockholders by a majority of the total votes eligible to be cast at a legal meeting. However, any amendment, addition, alteration, change or repeal of Article 8 of the certificate of incorporation, “Certain Business Combinations,” discussed below, must be first proposed by the Board of Directors and thereafter approved by the stockholder by no less than 75% of the total votes eligible to be cast at a legal meeting.

The bylaws may be amended by the Board of Directors or the stockholders. Such action by the Board of Directors requires the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the Board called for such purpose. Such action by the stockholders requires the affirmative vote of at least two-thirds of the total votes eligible to be voted (after giving effect to the limitation on voting rights discussed under the caption “Limitation of Voting Rights”) at a duly constituted meeting of stockholders called for such purpose.

Business Combinations with Interested Stockholders. New Hampshire Thrift Bancshares’ certificate of incorporation provides that any “business combination” (as defined below) involving New Hampshire Thrift Bancshares and an “interested stockholder” must be approved by (i) the holders of at least 75% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class and (ii) the holders of at least a majority of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, excluding for purposes of calculating the affirmative vote and the number of outstanding shares of stock all shares of voting stock of which the beneficial owner is an “interested stockholder” or an affiliate of an “interested stockholder.” The higher vote requirement, however, is not applicable if the “continuing directors” have approved the “business combination” or if the transaction meets certain “fair price” provisions set forth in the certificate of incorporation.

For purposes of these provisions, an “interested stockholder” includes:

•	any person (with certain exceptions) who is the “beneficial owner” (as defined in the certificate of incorporation) of more than 10% of New Hampshire Thrift Bancshares outstanding common stock;

•	any affiliate of New Hampshire Thrift Bancshares which is the beneficial owner of more than 10% of New Hampshire Thrift Bancshares outstanding common stock at anytime during the prior two years; or

•	any transferee of any shares of New Hampshire Thrift Bancshares common stock that were beneficially owned by an “interested stockholder” during the prior two years.

For purposes of these provisions, a “business combination” is defined to include:

•	any merger or consolidation of New Hampshire Thrift Bancshares or any subsidiary with or into an interested stockholder or affiliate of an interested stockholder;

•

the disposition of the assets of New Hampshire Thrift Bancshares or any subsidiary having an aggregate value of $1,000,000 or more to or with any interested stockholder or affiliate of an interested stockholder;

•

the issuance or transfer by New Hampshire Thrift Bancshares or any subsidiary of any of its securities to any interested stockholder or affiliate of an interested stockholder in exchange for cash, securities or other property having an aggregate value of $1,000,000 or more;

•	the adoption of any plan for the liquidation or dissolution of New Hampshire Thrift Bancshares proposed by, or on behalf of, an interested stockholder or an affiliate of an interested stockholder; and

•

any reclassification of securities or recapitalization or merger or consolidation of New Hampshire Thrift Bancshares with any subsidiary or any other transaction that would increase the proportionate share of any class of equity or convertible securities owned by an interested stockholder or affiliate of an interested stockholder.

This provision is intended to deter an acquiring party from utilizing two-tier pricing and similar coercive tactics in an attempt to acquire control of New Hampshire Thrift Bancshares. However, it is not intended to, and will not, prevent or deter all tender offers for shares of New Hampshire Thrift Bancshares.

Evaluation of Offers. New Hampshire Thrift Bancshares’ certificate of incorporation provides that the Board of Directors, when evaluating any offer to (i) make a tender or exchange offer for New Hampshire Thrift Bancshares’ common stock; (ii) merge or consolidate New Hampshire Thrift Bancshares with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of New Hampshire Thrift Bancshares may, in connection with the exercise of its judgment in determining what is in the best interest of New Hampshire Thrift Bancshares and its stockholders, consider all relevant factors, including the possible effects on the business of New Hampshire Thrift Bancshares and its subsidiaries, on depositors, borrowers, employees, its financial institution subsidiary, and on the communities in which New Hampshire Thrift Bancshares’ and its subsidiaries’ facilities are located. By having these standards in the certificate of incorporation, the Board of Directors may be in a stronger position to oppose a transaction if the Board concludes that the transaction would not be in the best interest of New Hampshire Thrift Bancshares, even if the price offered is significantly greater than the market price of New Hampshire Thrift Bancshares’ common stock.

Anti-Greenmail. The certificate of incorporation provides that any direct or indirect purchase or other acquisition by New Hampshire Thrift Bancshares of any voting stock of New Hampshire Thrift Bancshares from the beneficial owner of more than 5% of New Hampshire Thrift Bancshares’ common stock who has been the beneficial owner of such common stock for less than two years shall require the vote of at least a majority of the total number of the outstanding voting stock, excluding shares held by such beneficial owner, except with respect to a purchase or other acquisition of voting stock made as part of a tender or exchange offer on the same terms from all holders of the same class of voting stock and complying with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder or with respect to any purchase of voting stock determined by the Board of Directors to not exceed the fair market value of the voting stock.

Business Combination Statutes and Provisions. Section 203 of the Delaware General Corporation Law prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is someone who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•	the transaction that caused the person to become an interested stockholder was approved by the Board of Directors of the target prior to the transaction;

•

after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by persons who are both officers and directors of the issuing corporation and (b) shares held by specified employee benefit plans;

•	the business combination is approved by the Board of Directors and holders of at least two-thirds of the outstanding voting stock, excluding shares held by the interested stockholder; or

•

the transaction is one of certain business combinations that are proposed after the corporation had received other acquisition proposals and that are approved or not opposed by a majority of certain continuing members of the Board of Directors, as specified in the Delaware General Corporation Law.

Neither of New Hampshire Thrift Bancshares’ certificate of incorporation or bylaws contains an election, as permitted by Delaware law, to exempt New Hampshire Thrift Bancshares from the requirements of Section 203.

NEW HAMPSHIRE THRIFT BANCSHARES PROPOSAL II—ELECTION OF DIRECTORS OF

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

General

New Hampshire Thrift Bancshares’s Board of Directors currently consists of eight members. New Hampshire Thrift Bancshares’s Board of Directors is divided into three classes. The directors of each class serve for a term of three years, with one class elected each year. In all cases, directors serve until their successors are duly elected and qualified.

The nominating committee of the Board of Directors of New Hampshire Thrift Bancshares has nominated Peter R. Lovely, Stephen R. Theroux and Joseph B. Willey to be re-elected at the annual meeting, each to serve for a three-year term expiring at the 2010 annual meeting and until their successors are duly elected and qualified. All of the nominees currently serve as directors of New Hampshire Thrift Bancshares. Each nominee has consented to being named in this proxy statement and to serve if elected. If for any reason these nominees prove unable or unwilling to stand for election or cease to qualify to serve as directors, the Board will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy. If any nominee is unable or does not qualify to serve, New Hampshire Thrift Bancshares stockholders’ proxy may vote for another nominee proposed by the Board. The Board has no reason to believe that either nominee would prove unable to serve if elected.

Information as to Nominees and Continuing Directors

The following table sets forth certain information with respect to each nominee for election as a director and each continuing director whose term does not expire at the annual meeting. There are no arrangements or understandings between New Hampshire Thrift Bancshares and any director or nominee pursuant to which such person was elected or nominated to be a director of New Hampshire Thrift Bancshares. All of New Hampshire Thrift Bancshares’ current directors are, and all of New Hampshire Thrift Bancshares’ directors following the merger, will be independent as defined by the rules in the National Association of Securities Dealer’s Manual, which sets forth the listing standards for companies whose common stock is quoted on The Nasdaq Stock Market, with the exception of Directors Ensign and Theroux, who are executive officers of New Hampshire Thrift Bancshares, and Mr. Scott A. Cooper who will be an employee of Lake Sunapee Bank.

The Board of Directors unanimously recommends that stockholders vote “FOR” all of the nominees for election as directors. For information with respect to security ownership of directors, see “The New Hampshire Thrift Bancshares, Inc. Annual Meeting - Beneficial Stock Ownership of Management” on page [__].

Nominees	Age(1)	Director Since	Term Expires	Position(s) Held with New Hampshire Thrift Bancshares, Inc.
Peter R. Lovely	63	1996	2007	Director
Stephen R. Theroux	57	1989	2007	Director, Vice Chairman of the Board, Executive Vice President, Chief Financial Officer, and Corporate Secretary
Joseph B. Willey	65	1997	2007	Director

Continuing Directors
Leonard R. Cashman	64	1997	2008	Director
Stephen W. Ensign	59	1989	2008	Director, Chairman of the Board President and Chief Executive Officer
Dennis A. Morrow	70	1989	2008	Director
William C. Horn	68	2003	2009	Director
Jack H. Nelson	62	1997	2009	Director

In addition, as of the closing of the merger, two members of the current Board of Directors of First Brandon Financial, one of whom will be Mr. Scott A. Cooper, the current President and Chief Executive Officer of First Brandon Financial, will be appointed to the Board of Directors of New Hampshire Thrift Bancshares and to the Board of Directors of Lake Sunapee Bank, to serve until at least the third anniversary of the merger. The identity of the additional director has not yet been determined. The appointment is to be agreed upon by New Hampshire Thrift Bancshares and First Brandon Financial.

The principal occupation and business experience of each nominee for election as director and each continuing director are set forth below.

Class III Director Nominees – Terms to Expire in 2010

Peter R. Lovely, age 63, has been associated with Lake Sunapee Bank since 1980. In 1983, he formed the Brokerage Services Department and served as Investment Manager of the Newport, New London, and Upper Valley offices until his retirement in 1998. He has served as a director of New Hampshire Thrift Bancshares and Lake Sunapee Bank since 1996.

Stephen R. Theroux, age 57, was elected Executive Vice President effective May 1987. He has served as a director of Lake Sunapee Bank since 1986. Mr. Theroux is Executive Vice President and director of New Hampshire Thrift Bancshares, having served in such capacities since 1989. Mr. Theroux has served as Chief Operating Officer of Lake Sunapee Bank since 1997 and as Corporate Secretary since 2001. Mr. Theroux served as the Chief Financial Officer of New Hampshire Thrift Bancshares and was elected Vice Chairman of the Board of Directors of New Hampshire Thrift Bancshares in 2002.

Joseph B. Willey, age 65, is a principal owner, partner and Chief Executive Officer of Pro-Cut International, LLC., a company engaged in the manufacture, sale and export of automotive repair products. He has served as a director of Lake Sunapee Bank since 1997 and a director of New Hampshire Thrift Bancshares since 1999.

Class I Directors – Terms to Expire in 2008

Leonard R. Cashman, age 64, is an owner and a partner of C.O.H. Properties. He is also involved in the marketing of specialized group medical insurance products. He was formerly Vice President and General Manager of P&C Foods, Inc. Mr. Cashman has been a director of Lake Sunapee Bank and New Hampshire Thrift Bancshares since 1997.

Stephen W. Ensign, age 59, has been associated with Lake Sunapee Bank since 1971 and served as Senior Vice President, Senior Loan Officer and Executive Vice President prior to his election as President, Chief Operating Officer and director, effective May 1987. On January 1, 1992 he was elected Chief Executive Officer of Lake Sunapee Bank. Mr. Ensign is a director of New Hampshire Thrift Bancshares, having served in such capacity since 1989. Formerly Lake Sunapee Bank’s Executive Vice President, he was elected President and Chief Executive Officer of New Hampshire Thrift Bancshares effective January 1, 1992. In 1997, Mr. Ensign was elected Vice Chairman of the Board of Directors of both New Hampshire Thrift Bancshares and Lake Sunapee Bank. In 2002, Mr. Ensign was elected Chairman of the Board of Directors of New Hampshire Thrift Bancshares.

Dennis A. Morrow, age 70, is retired. He was formerly the Sales Manager of Cote and Reney Lumber Company in Grantham, New Hampshire. He held this position for 23 years. He has served as a director of Lake Sunapee Bank since 1984 and New Hampshire Thrift Bancshares since 1989.

Class II Directors – Terms to Expire in 2009

William C. Horn, age 68, is currently a director of Charter Trust Company, a company engaged in the business of trust and investment management. Mr. Horn was previously the President and Chief Executive Officer of Charter Trust Company from 1995 to 2001. Mr. Horn has been a director of New Hampshire Thrift Bancshares and Lake Sunapee Bank since 2003.

Jack H. Nelson, age 62, is the retired Chairman of the Board of Directors of North East Environmental Products Inc., a manufacturer and distributor of water treatment equipment. Mr. Nelson has been a director of New Hampshire Thrift Bancshares and Lake Sunapee Bank since 1997.

Additional Directors To Be Appointed Pursuant to the Merger Agreement– Terms to Expire in 2010

Scott A. Cooper, age 47, is currently the President and Chief Executive Officer of First Brandon Financial and First Brandon National Bank, a position he has held since 1997.

One additional director will be appointed to the Board of Directors of New Hampshire Thrift Bancshares pursuant to the merger agreement. Although the identity of this additional director has not yet been determined, the appointment is to be agreed upon by New Hampshire Thrift Bancshares and First Brandon Financial, and the individual will be one of the directors currently serving on the Board of First Brandon Financial.

Board Meetings, Board Committees and Corporate Governance Matters

The Board of Directors oversees New Hampshire Thrift Bancshares’s business and monitors the performance of New Hampshire Thrift Bancshares’s management. In accordance with New Hampshire Thrift Bancshares’s corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of New Hampshire Thrift Bancshares. New Hampshire Thrift Bancshares’s executive officers and management oversee the day-to-day operations of New Hampshire Thrift Bancshares. New Hampshire Thrift Bancshares’s directors fulfill their duties and responsibilities by attending regular meetings of the Board, which are held on a monthly basis. New Hampshire Thrift Bancshares’s directors also discuss business and other matters with the Chairman and the President, other key executives, and New Hampshire Thrift Bancshares’s principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The Board of Directors held 12 regular meetings and no special meetings during the fiscal year ended December 31, 2006. Each incumbent Director attended at least 75% of the total of (i) the meetings of the Board of Directors during this period and (ii) the meetings of the committee(s) on which that particular Director served during this period.

It is New Hampshire Thrift Bancshares’s policy that all Directors and nominees should attend the Annual Meeting. At the 2006 Annual Meeting, all members of the Board of Directors were in attendance.

Committees of the Board

The Board of Directors of New Hampshire Thrift Bancshares maintains committees, the nature and composition of which are described below.

Executive Committee. The executive committee considers strategic, planning and industry issues and is authorized to act as appropriate between meetings of the Board of Directors. Directors Cashman, Ensign, Horn, and Theroux served as members of the committee in 2006. Director Ensign serves as Chairman of the committee. The executive committee met 11 times during the 2006 fiscal year.

Corporate Governance Committee. The corporate governance committee reviews the corporate structure of New Hampshire Thrift Bancshares and the committees of the Board and makes recommendations to management for improvements to corporate structure. Directors Cashman, Ensign, Morrow, Horn and Theroux served as members of the Committee in 2006. Director Ensign serves as Chairman of the Committee. The Corporate Governance Committee met 3 times in the 2006 fiscal year.

Nominating Committee. The nominating committee formulates New Hampshire Thrift Bancshares’s policies regarding the qualification and independence of New Hampshire Thrift Bancshares’s Directors and committee members. The Committee is responsible for nominating persons for election to the Board of Directors and also reviews if stockholder nominations (if any) comply with the notice procedures set forth in New Hampshire Thrift

Bancshares’s bylaws. All members of the nominating committee are independent directors as defined under the National Associations of Securities Dealer’s Manual. The Board of Directors adopted a written charter for the nominating committee at its regularly scheduled Board meeting held on May 13, 2004, a copy of which was attached as Appendix A to New Hampshire Thrift Bancshares’s proxy statement for its 2005 Annual Meeting of Stockholders and filed with the Securities and Exchange Commission on April 8, 2005.

In accordance with New Hampshire Thrift Bancshares’s bylaws and the nominating committee charter, nominations and recommendations of individuals for election to the Board at an annual meeting of stockholders may be made by any stockholder of record of New Hampshire Thrift Bancshares entitled to vote for the election of directors at such meeting who provides timely notice in writing to the corporate secretary of New Hampshire Thrift Bancshares at the principal executive offices of New Hampshire Thrift Bancshares. To be timely, the notice must be received not less than 30 days nor more than 90 days prior to the date of the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made. The stockholder’s notice to the corporate secretary must set forth certain information regarding the proposed nominee and the stockholder making such nomination or recommendation. If a nomination is not properly brought before the meeting in accordance with New Hampshire Thrift Bancshares’s bylaws, the Chairman of the meeting may determine that the nomination was not properly brought before the meeting and shall not be considered. For additional information about New Hampshire Thrift Bancshares’s Director nomination requirements, please see New Hampshire Thrift Bancshares’s Bylaws.

It is the policy of the nominating committee to select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders. Stockholder nominees are analyzed by the committee in the same manner as nominees that are identified by the committee. New Hampshire Thrift Bancshares does not pay a fee to any third party to identify or evaluate nominees.

Peter R. Lovely, Stephen R. Theroux, and Joseph B. Willey were each nominated by the nominating committee. As of [__], 2006, the nominating committee had not received any stockholder nominations or recommendations for nominees in connection with the Annual Meeting.

Directors Lovely, Morrow and Nelson served as members of the nominating committee. Director Lovely serves as Chairman of the nominating committee.

The nominating committee met 1 time during the year ended December 31, 2006.

Compensation Committee. The compensation committee assesses the structure of the management team and the overall performance of Lake Sunapee Bank and New Hampshire Thrift Bancshares. It oversees executive compensation by approving salary increases and reviews general personnel matters such as staff performance evaluations. Directors Cashman, Horn, and Morrow served as members of the committee in 2006. Director Cashman served as Chairman of the committee. All members of the compensation committee are independent directors as defined under the National Associations of Securities Dealer’s Manual. The compensation committee met 5 times in the 2006 fiscal year.

Audit Committee. The audit committee oversees and monitors New Hampshire Thrift Bancshares’s financial reporting process and internal control system, reviews and evaluates the audit performed by New Hampshire Thrift Bancshares’s outside auditors and reports any substantive issues found during the audit to the Board. The audit committee is directly responsible for the appointment, compensation and oversight of the work of New Hampshire Thrift Bancshares’s independent registered public accountants. The committee will also review and approve all transactions with affiliated parties. Directors Horn, Morrow, Nelson and Lovely served as members of the committee in 2006. Director Horn served as Chairman of the committee. All members of the compensation committee are independent directors as defined under the National Associations of Securities Dealer’s Manual. The compensation committee met 13 times in the 2006 fiscal year. The Audit Committee believes that Directors Horn and Lovely each qualify as an “audit committee financial expert” as that term is defined by applicable rules of the

Securities and Exchange Commission and each has been so designated by the Board of Directors. The Board of Directors of New Hampshire Thrift Bancshares has adopted a written charter for the audit committee, a copy of which is attached as Appendix F to this Proxy Statement/Prospectus.

Relationship with Independent Registered Public Accounting Firm

Audit Committee Report

The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the Securities and Exchange Commission, subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of section 18 of the Securities Exchange Act of 1934, as amended.

New Hampshire Thrift Bancshares’s audit committee has reviewed and discussed the audited financial statements of New Hampshire Thrift Bancshares for the fiscal year ended December 31, 2006 with management. New Hampshire Thrift Bancshares’s audit committee has discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committee) with Shatswell, MacLeod & Co., P.C., its independent registered public accountants.

New Hampshire Thrift Bancshares’s audit committee has also received the written disclosures and the letter from Shatswell, MacLeod & Co., P.C. required by Independence Standards Board Standard No. 1 (entitled: “Independence Discussions with Audit Committees”), has discussed the independence of Shatswell, MacLeod & Co., P.C. and considered whether the provision of non-audit services by Shatswell, MacLeod & Co., P.C. is compatible with maintaining the auditor’s independence.

Based on the review and the discussions noted above, New Hampshire Thrift Bancshares’s audit committee recommended to the Board that New Hampshire Thrift Bancshares’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission on or before March 31, 2007.

Audit Committee of New Hampshire Thrift Bancshares, Inc.

/s/ William C. Horn (Chairman)

/s/ Dennis A. Morrow

/s/ Jack H. Nelson

/s/ Peter R. Lovely

During the fiscal years ended December 31, 2005 and December 31, 2006, New Hampshire Thrift Bancshares retained and paid Shatswell, MacLeod & Co., P.C. to provide audit and other services as follows:

Fees	2006	2005
Audit fees (1)	$117,575	$115,960
Audit-Related Fees	—	—
Tax Fees (2)	8,825	9,838
All Other Fees	—	—
Total	$126,400	$125,798

(1)	Audit fees consisted of audit work performed in the preparation of financial statements as well as work generally only the independent auditors can reasonably be expected to provide, such as statutory audits.

(2)	Tax fees consisted of assistance with matters related to tax compliance and counseling.

Audit Committee Preapproval Policy

Preapproval of Services. The audit committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms) to be performed for New Hampshire Thrift Bancshares by its independent registered public accountants, subject to the de minimis exception for non-audit services described below which are approved by the committee prior to completion of the audit.

Exception. The preapproval requirement set forth above, shall not be applicable with respect to non-audit services if:

•

The aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by New Hampshire Thrift Bancshares to its auditor during the fiscal year in which the services are provided;

•	Such services were not recognized by New Hampshire Thrift Bancshares at the time of the engagement to be non-audit services; and

•

Such services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the committee.

Delegation. The committee may delegate to one or more designated members of the committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated under this paragraph to pre-approve activities under this subsection shall be presented to the full Committee at its next scheduled meeting.

The Audit Committee pre-approved 100% of the services performed by Shatswell, MacLeod & Co., P.C. pursuant to the policies outlined above.

Stockholder Communications with the Board of Directors

Stockholders may contact New Hampshire Thrift Bancshares’s Board by contacting Stephen R. Theroux, Corporate Secretary, at New Hampshire Thrift Bancshares, Inc., 9 Main Street, P.O. Box 9, Newport, NH 03773 or at (603) 863-0886. All comments will be forwarded directly to the Board of Directors.

Executive Officers

The following individuals are executive officers of New Hampshire Thrift Bancshares and hold the offices set forth opposite their names.

Name	Position Held with New Hampshire Thrift Bancshares
Stephen W. Ensign	Chairman of the Board of Directors, President and Chief Executive Officer

Stephen R. Theroux	Vice Chairman of the Board of Directors, Executive Vice President, Chief Operating Officer, Chief Financial Officer and Corporate Secretary

The Board of Directors elects the executive officers of New Hampshire Thrift Bancshares and Lake Sunapee Bank annually. The elected officers hold office until their respective successors have been elected and qualified, or until death, resignation or removal by the Board of Directors. New Hampshire Thrift Bancshares has entered into Employment Agreements with certain of its executive officers, which set forth the terms of their employment. See “Proposal II – Election of Directors of New Hampshire Thrift Bancshares, Inc. - Termination and Change in Control Benefits” on page [__].

Compensation Discussion and Analysis

Overview. New Hampshire Thrift Bancshares’ executive compensation packages are intended to attract and retain qualified executives, to recognize and reward individual contributions and achievements, and to provide financial packages for our executive team that are competitive within the greater New England region. Components of these compensation packages may include base salary, a bonus, participation in retirement plan(s) and a 401(k) plan, expense reimbursement, use of a company owned vehicle, awards of stock options, and/or any other form of compensation deemed to be appropriate.

Executive compensation levels are designed to be consistent and competitive with the practices of other comparable depository institutions, taking into consideration individual levels of responsibility and performance. In making its determinations, the compensation committee utilizes industry-based compensation surveys prepared annually by both regional and national trade associations. In addition, New Hampshire Thrift Bancshares engages an outside consulting firm to periodically review all salary and benefit levels, including those of the named executive officers. Any adjustments to compensation amounts are based on the overall contribution of the executive to the attainment of the financial and/or strategic goals of Lake Sunapee Bank and New Hampshire Thrift Bancshares. In addition to stock price performance, earnings per share and book value per share, the compensation committee utilizes individual executive performance factors such as the furtherance of New Hampshire Thrift Bancshares’ interests in the communities it serves, the advancement of the banking franchise into new markets and the maintenance of the cultural integrity of the institution.

Base Salary. The compensation committee understands that the executive’s base salary is the major component underlying a supportive and competitive positioning for those of comparable responsibilities with the regional marketplace. Accordingly, the base salaries of the named executive officers are reflective of both the operational value and general expectations placed upon these individuals holding this level of responsibility.

Cash Bonus. Generally, the compensation committee considers the awarding of bonuses to the named executive officers on an annual basis. When awarded, a bonus is meant as a reward for excellence in individual performance and/or the attainment of certain strategic goals for the preceding year.

Tax Qualified Defined Benefit Retirement Plan. A tax-qualified defined benefit retirement plan has been provided for all eligible employees of Lake Sunapee Bank and New Hampshire Thrift Bancshares. Subject to certain prevailing rules and regulations, the retirement benefits attributable to each named executive officer is a function of both their length of employment in terms of years and their respective salary levels. In 2006, a decision was made by the Board to freeze the accrual of benefits under this defined benefit retirement plan in order to provide enhanced benefits in the future under the tax-qualified 401(k) plan. Any accrued benefits attributable to employees (including those of the named executive officers) remain in place under the defined benefit retirement plan at the time of the freeze.

Tax-Qualified 401(k) Plan. While New Hampshire Thrift Bancshares has sponsored a 401(k) plan for a number of years, it has never guaranteed that a matching contribution would be made. Generally, New Hampshire Thrift Bancshares has made a discretionary contribution to the 401(k) plan following the close of a calendar year and this contribution has been distributed on a pro-rata basis among those employees participating in the plan. In conjunction with the decision to freeze accruals under the tax-qualified defined benefit retirement plan, New Hampshire Thrift Bancshares has chosen to enhance the existing 401(k) plan to provide enhanced retirement benefits for all eligible employees, including the named executive officers beginning in calendar 2007. Utilizing outside benefit plan and actuarial consultants, New Hampshire Thrift Bancshares is currently developing a comprehensive plan to fulfill its previously-identified obligations through a systematic matching formula under the 401(k) plan using both age and length of employment as underlying criteria. It is anticipated that the enhanced 401(k) plan will be a safe harbor plan under applicable IRS classifications such that all eligible employees will receive a base contribution of three percent of their salary whether or not they elect to contribute their own compensation into the plan.

Supplemental Executive Retirement Plan. New Hampshire Thrift Bancshares has established a Supplemental Executive Retirement Plan as a non-qualified deferred compensation plan for the named executive officers. Under this plan, annual contributions are made during the first quarter of each year equal to a specified percentage of each named executive officer’s base salary. The specified percentage was ten percent for the contributions made in 2006. Additional annual contributions may be made under this plan in the future in an effort to lessen, but not entirely eliminate, the negative financial impact caused the existing named executive officers by the decision to freeze accruals under the tax-qualified defined benefit retirement plan.

Stock Options and Restricted Stock Awards. Incentive stock options and restricted stock may be awarded to executive officers of New Hampshire Thrift Bancshares. Equity awards are viewed as a way to keep the interests of an executive in line with the interests of the shareholders on a current and going-forward basis. While New Hampshire Thrift Bancshares does not maintain a set of established criteria for equity awards, the compensation committee reviews the equity holdings of New Hampshire Thrift Bancshares’ named executive officers and makes equity grants to such officers on a periodic basis to ensure that an appropriate balance of interests is being maintained.

Other Benefits. It is the policy of New Hampshire Thrift Bancshares to provide for the payment of certain club dues for named executive officers as part of the effort to advance the market penetration of New Hampshire Thrift Bancshares. Further, executive officers are reimbursed for any out-of-pocket expense associated with their activities on behalf of New Hampshire Thrift Bancshares and have the use of a company-owned vehicle. The named executive officers are obligated to account for the economic value their personal use of said vehicle as reflected as an addition to their reportable base salary.

Employment Agreements. New Hampshire Thrift Bancshares has entered into Employment Agreements with each of the existing named executive officers. By using these Employment Agreements, the compensation committee acknowledges its commitment to ensuring that stable and consistent management is in place to meet the daily operating needs of New Hampshire Thrift Bancshares, while at the same time guiding New Hampshire Thrift Bancshares into the future through strategic planning for the appropriate deployment of available resources. In order to promote the interests of both New Hampshire Thrift Bancshares and the named executive officers, the current Employment Agreements contain specific change of control language that would recognize their future economic value to New Hampshire Thrift Bancshares and which would indemnify each named executive officer in the event that any promised severance benefits would trigger excise taxes.

Conclusion. New Hampshire Thrift Bancshares believes that all of the above-noted elements of compensation play an interrelated role in securing, maintaining and advancing the interests of New Hampshire Thrift Bancshares through the leadership positions held by its named executive officers. Recognizing its need to act in a manner consistent with the expectations of all concerned parties, the compensation committee focuses its efforts on exercising this standard of duty in both a responsible and business-like way.

Based on the fiscal year ended December 31, 2006, no bonuses were awarded to the named executive officers and no grants of stock options or restricted stock were made. The base-salary for executive officers for 2007 has been incrementally increased by an across-the-board three percent adjustment consistent with the increases made in compensation to all employees of New Hampshire Thrift Bancshares.

Executive Compensation

The table below sets forth for 2006 the compensation of each of New Hampshire Thrift Bancshares’ named executive officers. “Named executive officers” includes New Hampshire Thrift Bancshares’ President and Chief Executive Officer, Mr. Ensign, and New Hampshire Thrift Bancshares’ Chief Financial Officer, Mr. Theroux. Executive officers with total compensation under $100,000 are not included.

SUMMARY COMPENSATION TABLE

Name and Principal Positions	Year	Salary(1) ($)	Bonus(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
Stephen W. Ensign, Chairman, President and Chief Executive Officer	2006	264,711	0	85,073	29,272	379,056

Stephen R. Theroux, Vice Chairman, Executive Vice President, Chief Operating Officer, Chief Financial Officer and Corporate Secretary	2006	201,279	0	63,976	23,108	288,363

(1)	The figures shown for salary and bonus represent amounts earned for the fiscal year, whether or not actually paid during such year.

(2)	Includes for each named executive officer the increase (if any) for the fiscal year in the present value of the individual’s accrued benefit (whether not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with Statement of Financial Accounting Standards 87 (“FAS 87”) as of the plan’s measurement date in such fiscal year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year as follows: Mr. Ensign $85,073 and Mr. Theroux $63,976. For the mortality, discount rate and other assumptions used for this purpose, please refer to the discussion under the caption “Note 12: Employee Benefit Plans” in the footnotes to the audited financial statements, included in the 2006 Annual Report on Form 10-K.

(3)	The named executive officers participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. The figure shown for each named executive officer includes: 401(k) contributions of $1,580 and $1,800 to Mr. Ensign and Mr. Theroux, respectively; preferential life insurance premiums of $1,192 and $1,158 to Mr. Ensign and Mr. Theroux, respectively; and nonqualified deferred compensation plan (“SERP”) contributions of $26,500 and $20,150 to Mr. Ensign and Mr. Theroux, respectively.

(4)	We provide certain non-cash perquisites and personal benefits to each named executive officer that do not exceed $10,000 in the aggregate for any individual, and are not included in the reported figures.

1998 Stock Option Plan and 2004 Stock Incentive Plans.

Long-term incentives are provided to the Named Executive Officers through awards made under the equity plans established by New Hampshire Thrift Bancshares from time to time. Currently, 16,510 shares remain available for the issuance of option awards under New Hampshire Thrift Bancshares’s 1998 Stock Option Plan and 209,000 shares remain available for issuance under New Hampshire Thrift Bancshares’s 2004 Stock Incentive Plan (collectively, the “Equity Plans”). All salaried employees and directors are eligible to be granted awards under the Equity Plans. The Equity Plans provide for the issuance of “incentive stock options” qualified under Section 422 of the Internal Revenue Code and “non-qualified stock options.” In addition, the 2004 Stock Incentive Plan may grant restricted stock awards and performance-based restricted stock awards; provided however, that no more than 208,000 restricted stock awards or performance-based restricted stock awards may be granted under the 2004 Stock Incentive Plan. The Equity Plans are administered by a committee of the Board of Lake Sunapee Bank, which has the authority to select the employees and Directors who will be awarded stock-based incentives and determine the amount and other conditions of such awards subject to the terms of the Equity Plans.

No option issued under the Equity Plans is exercisable after the tenth anniversary from the date it was granted. During the optionee’s lifetime, only the optionee can exercise the option. The optionee cannot transfer or assign any option other than by will or in accordance with the laws of descent and distribution. Pursuant to Section 422 of the Internal Revenue Code as to incentive stock options, the aggregate fair market value of the stock for which any employee may be granted options, which first become exercisable in any calendar year generally may not exceed $100,000. In addition, no grant may be made to any employee owning more than 10% of the shares of New

Hampshire Thrift Bancshares unless the exercise price is at least 110% of the share’s fair market value and such option is not exercisable more than five years following the option grant.

New Hampshire Thrift Bancshares will receive no monetary consideration for the granting of awards under the Equity Plans. Upon the exercise of options, New Hampshire Thrift Bancshares receives payment from optionees in exchange for shares issued. During the last fiscal year, New Hampshire Thrift Bancshares did not adjust or amend the exercise price of stock options previously awarded.

The number of shares available under the Equity Plans, the maximum limits on awards to individual officers and Directors and any outstanding awards will be adjusted to reflect any merger, consolidation or business reorganization in which New Hampshire Thrift Bancshares is the surviving entity, and to reflect any stock split, stock dividend or other event where the committee determines an adjustment is appropriate in order to prevent the enlargement or dilution of an award recipient’s rights. If a merger, consolidation or other business reorganization occurs and New Hampshire Thrift Bancshares is not the surviving entity, outstanding awards may be exchanged for awards linked to the equity of the surviving entity that are designed to neither increase or diminish the rights of the holders of the outstanding awards or may be settled for a monetary or other payment when the merger, consolidation or reorganization occurs.

No grants were made to named executive officers in the last fiscal year. In addition, no stock options were exercised by the named executive officers in the last fiscal year.

Stock Awards and Stock Option Grants Outstanding

The following tables set forth information regarding stock awards, stock options and similar equity compensation outstanding at December 31, 2006, whether granted in 2006 or earlier, including awards that have been transferred other than for value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Stephen W. Ensign	30,000	0	13.25	12/31/2015
	7,000	0	10.50	1/2/2008
	7,000	0	7.375	6/22/2009
	17,000	0	9.125	6/28/2012
	27,000	0	13.05	10/10/2013
Stephen R. Theroux	25,000	0	13.25	12/31/2015
	7,000	0	10.50	1/2/2008
	15,000	0	9.125	6/28/2012
	20,000	0	13.05	10/10/2013

Post-Employment Compensation

Retirement Plan. Lake Sunapee Bank provides eligible employees with a qualified defined benefit plan (the “Retirement Plan”) designed to meet the requirements of Section 401(a) of the Internal Revenue Code and the Employee Retirement Income Security Act (“ERISA”). Eligible employees must be at least 21 years of age and must have been employed by Lake Sunapee Bank for at least one year. Eligible employees are 100% vested after six years participation. Directors of Lake Sunapee Bank are not eligible to participate in the Retirement Plan. During 2006, all eligible employees of Lake Sunapee Bank and its subsidiaries participated in the Retirement Plan. After attainment of normal retirement age (i.e., age 65), a vested participant is entitled to receive normal retirement benefits based upon years of service and level of compensation. The Retirement Plan is funded entirely by contributions from Lake Sunapee Bank. The amounts of annual contributions are determined based on an actuarial analysis of an annual census of Lake Sunapee Bank’s eligible employees and their salaries at December 31 of each year.

The following table sets forth information regarding pension benefits accrued by the named executive officers during the last fiscal year.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Stephen W. Ensign	Retirement Plan for Employees	34	510,176	—
Stephen R. Theroux	Retirement Plan for Employees	19	342,024	—

(1)	The figures shown are determined as of the plan’s measurement date during 2006 under FAS 87 for purposes of New Hampshire Thrift Bancshares’s audited financial statements. For the mortality, discount rate and other assumptions used for this purpose, please refer to the discussion under the caption “Note 12: Employee Benefit Plans” in the footnotes to the audited financial statements, included in the 2006 Annual Report on Form 10-K.

Other Benefits

Supplemental Executive Retirement Plan. New Hampshire Thrift Bancshares has established the Supplemental Executive Retirement Plan of New Hampshire Thrift Bancshares, Inc. (“SERP”) for the benefit of certain executives. Under the SERP, each participant may make an annual election to defer receipt of all or a portion of his or her compensation received from New Hampshire Thrift Bancshares and Lake Sunapee Bank. The deferred amounts are allocated to a deferral account and credited with the investment return of assets as may be selected by the Board of Directors. In addition, amounts are contributed to the SERP on behalf of certain executives each year equal to 10% of compensation.

The SERP is an unfunded, non-qualified plan that provides for distribution of the amounts deferred to participants or their designated beneficiaries upon the occurrence of certain events such as death, retirement, disability or termination of employment (as those terms are defined in the SERP).

The following table sets forth information regarding nonqualified deferred compensation earned by our named executive officers during the last fiscal year under non-qualified defined contribution plans.

NONQUALIFIED DEFERRED COMPENSATION TABLE(1)

Name	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Stephen W. Ensign	—	26,500	43,704	—	420,830
Stephen R. Theroux	—	20,150	32,203	—	310,523

(1)	Non-qualified deferred compensation includes benefits provided under our SERP.

(2)	Executive contributions are included in the Summary Compensation Table under the captions “Salary” and “Non-Equity Incentive Pan Compensation,” as applicable.

(3)	Registrant contributions are included under the caption “All Other Compensation” in the Summary Compensation Table.

(4)	Earnings did not accrue at above-market or preferential rates and are not reflected in the Summary Compensation Table.

Termination and Change in Control Benefits.

Employment Agreements. New Hampshire Thrift Bancshares and Lake Sunapee Bank have entered into parallel employment agreements with Stephen W. Ensign as Chief Executive Officer. The employment agreements are for a period of five years and the agreement with New Hampshire Thrift Bancshares extends automatically daily unless either New Hampshire Thrift Bancshares or Mr. Ensign gives contrary written notice in advance. For 2007, the Board has set Mr. Ensign’s salary at $272,950. The employment agreements provide for participation in discretionary bonuses, retirement and employment benefit plans and other fringe benefits available to executive employees of New Hampshire Thrift Bancshares and Lake Sunapee Bank.

The Board of Directors may terminate the employment agreements of Mr. Ensign at any time with or without cause. However, termination without cause or following a change in control of New Hampshire Thrift Bancshares or Lake Sunapee Bank would subject New Hampshire Thrift Bancshares to liability for severance benefits in an amount equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional five years. It is anticipated that the total amount of cash severance and other benefits to be received under such circumstance by Mr. Ensign would equal approximately $1,551,402 if such termination or change in control had occurred on December 31, 2006. These same severance benefits would be payable to the executive if the executive resigns during the term of his employment agreement due to a material reduction in the executive’s position, authority, duties or responsibilities; involuntary relocation of the executive’s place of employment to a location more than 30 miles from his current place of employment; a liquidation or dissolution of New Hampshire Thrift Bancshares or Lake Sunapee Bank; or any material breach of the employment agreement by New Hampshire Thrift Bancshares or Lake Sunapee Bank. Change in control for purposes of the agreement occurs when any person becomes the beneficial owner of 20% or more of the voting shares of New Hampshire Thrift Bancshares’s outstanding securities undergoes a change of control within the meaning of certain applicable laws or, if as a result of or in connection with any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, a majority of the Board of Directors is not constituted by individuals who were directors before such transaction. If the executive’s employment terminates due to disability as defined in the agreements, the executive shall be entitled to a maximum of three-fourths of the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional five years (valued at approximately $921,772 if disability had occurred on December 31, 2006).

New Hampshire Thrift Bancshares and Lake Sunapee Bank have also entered into parallel employment agreements with Stephen R. Theroux, Vice Chairman, Executive Vice President, Chief Financial Officer and Corporate Secretary of New Hampshire Thrift Bancshares and Lake Sunapee Bank. The benefits provided for in Mr. Theroux’s agreements are identical to those provided to Mr. Ensign except for the level of base salary. Change in control has the same meaning in Mr. Theroux’s employment agreements as it does in Mr. Ensign’s employment agreements. Mr. Theroux’s annual base salary for fiscal 2007 has been set at $207,545. It is anticipated that the total amount of cash severance and other benefits to be received under such circumstance by Mr. Theroux would equal approximately $1,195,447 if such termination or change in control had occurred on December 31, 2006 and would equal approximately $713,949 if disability had occurred on such date.

If New Hampshire Thrift Bancshares or Lake Sunapee Bank experiences a change in ownership or control as contemplated under Section 280G of the Internal Revenue Code, a portion of the severance benefits provided under the employment agreements might constitute an “excess parachute payment” under current federal tax laws. Federal tax laws impose a 20 percent excise tax, payable by the executive, on excess parachute payments. Under the employment agreements, New Hampshire Thrift Bancshares would reimburse the executive for the amount of the excise tax and all income and excise taxes imposed on the reimbursement so that he will retain approximately the same net-after tax amounts under the employment agreement that he would have retained if there was no 20 percent excise tax. The effect of this provision is that New Hampshire Thrift Bancshares, rather than the executive, bears the financial cost of the excise tax. Neither New Hampshire Thrift Bancshares, nor Lake Sunapee Bank could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment. It is estimated that had a change in control occurred on December 31, 2006, an indemnity of approximately $606,931 and $470,171 would be paid on behalf of Mr. Ensign and Mr. Theroux, respectively.

Directors’ Compensation

All of the directors of New Hampshire Thrift Bancshares also serve as directors of Lake Sunapee Bank. Each non-employee director of Lake Sunapee Bank receives an annual retainer of $18,000 plus an additional $200 for each committee meeting attended. In addition, Director Horn received $1,000 as Chairman of the audit committee during the fiscal year ended December 31, 2006 and Director Morrow receives interest on compensation previously deferred under a Deferred Compensation Plan for his benefit. The amounts credited to Director Morrow’s account will be paid pursuant to the terms of this plan in the future. Non-employee directors are also eligible for awards under New Hampshire Thrift Bancshares’s 1998 Stock Option Plan and 2004 Stock Incentive Plan.

Mr. Scott A. Cooper, once appointed to the Board of New Hampshire Thrift Bancshares, will not be eligible to receive compensation for his services as a director because he will be an employee of Lake Sunapee Bank. It is anticipated that the second director to be appointed to the Board of New Hampshire Thrift Bancshares pursuant to the merger agreement will not be employed by New Hampshire Thrift Bancshares or Lake Sunapee Bank and will therefore receive the same annual retainer and per meeting fees, and be eligible for awards under New Hampshire Thrift Bancshares’ 1998 Stock Option Plan and 2004 Stock Incentive Plan, as for non-employee directors of New Hampshire Thrift Bancshares generally.

Total directors’ meeting and committee fees for fiscal 2006 were $133,900. Directors are also entitled to the protection of certain indemnification provisions in New Hampshire Thrift Bancshares’ certificate of incorporation and bylaws.

The following table sets forth information regarding compensation earned by the non-employee directors of New Hampshire Thrift Bancshares, Inc. during the last fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	All Other Compensation ($)(2)	Total ($)
Leonard R. Cashman	27,400	—	27,400
William C. Horn	31,800	—	31,800
Peter R. Lovely	20,600	—	20,600
Dennis A. Morrow	21,000	6,474	27,474
Jack H. Nelson	20,400	—	20,400
Joseph B. Willey	18,000	—	18,000

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year, whether such fees were paid currently or deferred.

(2)	No other compensation is paid or perquisite provided to our non-employee directors, other than market rate interest paid on compensation previously deferred and reflected in the table above.

Compensation Decision-Making Policies and Procedures.

Decision-Making and Policy-Making. New Hampshire Thrift Bancshares’ by-laws require that executive officer compensation be set by the Board of Directors or a Board committee to which decision-making authority has been delegated. As a Nasdaq Stock Market listed company, New Hampshire Thrift Bancshares must observe governance standards that require executive officer compensation decisions to be made by the independent director members of the Board or by a committee of independent directors. Consistent with these requirements, the Board of Directors has established a compensation committee all of whose members are independent directors.

The compensation committee has been delegated authority from the New Hampshire Thrift Bancshares Board to oversee executive compensation by approving salary increases and by reviewing general personnel matters such as staff performance evaluations. The compensation committee has established a compensation program but does not have a formal charter. The compensation program consists of three components: (1) base salary; (2) bonuses; and (3) long-term incentives (e.g., stock options, deferred compensation and fringe benefits).

The compensation committee met 5 times in 2006. It considers the expectations of the Chief Executive Officer with respect to his own compensation and his recommendations with respect to the compensation of more junior executive officers, as well as empirical data and the recommendations of advisors. The compensation committee does not delegate its duties to others.

Use of Outside Advisors and Survey Data. The compensation committee uses its own criteria coupled with a peer comparison based on similar companies to establish the Chief Executive Officer’s base salary. Executive compensation levels are designed to be consistent and competitive with the practices of other comparable depository institutions, taking into consideration individual levels of responsibility and performance. In making its determinations, the compensation committee utilizes industry-based compensation surveys prepared annually by both regional and national trade associations. In addition, New Hampshire Thrift Bancshares engages an outside consulting firm to periodically review all salary and benefit levels, including those of the named executive officers. Any adjustments to compensation amounts are based on the overall contribution of the executive to the attainment of the financial and/or strategic goals of Lake Sunapee Bank and New Hampshire Thrift Bancshares. In addition to stock price performance, earnings per share and book value per share, the compensation committee utilizes individual executive performance factors such as the furtherance of New Hampshire Thrift Bancshares’ interests in the communities it serves, the advancement of the banking franchise into new markets and the maintenance of the cultural integrity of the institution.

Compensation Committee Interlocks. During 2006, none of New Hampshire Thrift Bancshares’ executive officers served as a director or member of the compensation committee (or equivalent body) of another entity where a director or member of New Hampshire Thrift Bancshares’ compensation committee served as an executive officer or director.

Compensation Committee Report

The following Compensation Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the Securities and Exchange Commission, subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of section 18 of the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement/Prospectus and has discussed it with management. Based on such review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement/Prospectus.

Compensation Committee of New Hampshire Thrift Bancshares, Inc.

/s/ Leonard R. Cashman (Chairman)

/s/ William C. Horn

/s/ Dennis A. Morrow

Certain Transactions With Management And Others

Lake Sunapee Bank maintains a policy that loans to directors, executive officers and principal stockholders must be made in the ordinary course of business on substantially the same terms, including interest and collateral, as those prevailing for loans to unrelated parties, and must not involve more than the normal risk of repayment or present other unfavorable features. Such loans are submitted to the executive committee or to the loan review committee for approval before being made, subject to ratification at the next meeting of the full Board of Directors. Board of Directors’ approval (with the interested person abstaining) is required on aggregate loans to such persons in excess of 5% of Lake Sunapee Bank’s unimpaired capital and surplus, or more than $500,000. In addition, a limit has been imposed on aggregate loans to an executive officer of the higher of 2.5% of Lake Sunapee Bank’s capital and unimpaired surplus but no more than $100,000 excluding certain home and education loans. None of such loans have been disclosed by Lake Sunapee Bank as nonaccrual, past due, restructured or potential problems.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that New Hampshire Thrift Bancshares’s directors, executive officers, and any person holding more than ten percent of New Hampshire Thrift Bancshares’s Common Stock file with the Securities and Exchange Commission initial reports of ownership and reports of ownership changes, and that such individuals furnish New Hampshire Thrift Bancshares with copies of the reports.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no other reports were required during the fiscal year ended December 31, 2006, New Hampshire Thrift Bancshares believes that, during the 2006 fiscal year, all of New Hampshire Thrift Bancshares’s executive officers and directors complied with all Section 16(a) filing requirements applicable to them.

NEW HAMPSHIRE THRIFT BANCSHARES PROPOSAL III—RATIFICATION OF APPOINTMENT

OF NEW HAMPSHIRE THRIFT BANCSHARES, INC.’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

New Hampshire Thrift Bancshares’s Audit Committee has appointed Shatswell, MacLeod & Co., P.C. as New Hampshire Thrift Bancshares’s independent registered public accountants for New Hampshire Thrift Bancshares for the fiscal year ending December 31, 2006 and New Hampshire Thrift Bancshares is asking stockholders to ratify the appointment.

One or more representatives of Shatswell, MacLeod & Co., P.C. are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMEND THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF SHATSWELL, MACLEOD & CO., P.C. AS NEW HAMPSHIRE THRIFT BANCSHARES’ INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

A majority of the votes cast is required for ratification. If the stockholders fail to ratify the appointment, such action will be considered as a direction to the audit committee to select another independent registered public accounting firm.

NEW HAMPSHIRE THRIFT BANCSHARES PROPOSAL IV – AUTHORIZATION TO VOTE ON

ADJOURNMENT OR OTHER MATTERS

New Hampshire Thrift Bancshares knows of no other business, which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the meeting, it is the intention of the persons named as proxies in the enclosed proxy card to vote the shares represented thereby in accordance with the determination of a majority of New Hampshire Thrift Bancshares’ Board of Directors, including, without limitation, a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement or otherwise. In order to allow proxies that have been received by New Hampshire Thrift Bancshares at the time of the Annual Meeting to be voted for an adjournment, if necessary, New Hampshire Thrift Bancshares has submitted the question of adjournment to its stockholders as a separate matter for consideration. If it is necessary to adjourn the annual meeting, no notice of the adjourned meeting is required to be given to New Hampshire Thrift Bancshares’ stockholders, other than an announcement at the annual meeting of the hour, date and place to which the annual meeting is adjourned. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement.

ADDITIONAL INFORMATION

Stockholder Proposals For 2008 Annual Meeting

Stockholder proposals to be included in the proxy statement for the 2008 Annual Meeting of New Hampshire Thrift Bancshares must be received by the corporate secretary of New Hampshire Thrift Bancshares by no later than [December 7, 2007 – date 120 days before the mailing date of this Proxy Statement/Prospectus]. Any such proposal will be subject to Rule 14a-8, 17 C.F.R. §240.14a-8, of the rules and regulations of the Securities and Exchange Commission. Nothing in this paragraph shall be deemed to require New Hampshire Thrift Bancshares to include in its proxy statement and proxy card relating to any annual meeting any stockholder proposal or nomination which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Notice of Business to be Conducted at an Annual Meeting

If a stockholder wishes to submit a proposal for presentation at the next annual meeting of stockholders, without including such proposal in the proxy materials, the stockholder must deliver timely notice thereof in writing to the corporate secretary of New Hampshire Thrift Bancshares. To be timely, the notice must be received not less than 30 days nor more than 90 days prior to the date of the 2008 Annual Meeting, that is, between February 8, 2008 and April 8, 2008; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the 2008 Annual Meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made. The stockholder’s written notice must contain certain information specified in New Hampshire Thrift Bancshares’ bylaws.

FIRST BRANDON FINANCIAL PROPOSAL II—AUTHORIZATION TO VOTE ON ADJOURNMENT

OR OTHER MATTERS

First Brandon Financial knows of no other business which will be presented for consideration at the special meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the meeting, it is the intention of the persons named as proxies in the enclosed proxy card to vote the shares represented thereby in accordance with the determination of a majority of First Brandon Financial’s Board of Directors, including, without limitation, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement or otherwise. In order to allow proxies that have been received by First Brandon Financial at the time of the special meeting to be voted for an adjournment, if necessary, First Brandon Financial has submitted the question of adjournment to its stockholders as a separate matter for consideration. If it is necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to First Brandon Financial’s stockholders, other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement.

ADDITIONAL INFORMATION

Stockholder Proposals For 2007 Annual Meeting

First Brandon Financial will hold a 2007 annual meeting only if the merger with New Hampshire Thrift Bancshares is not consummated before the time of the meeting. If such a meeting is to be held, written notice of any stockholder proposal must be delivered to the President at least 30 but not more than 90 days in advance of the date of the 2007 annual meeting, except that if less than 45 days prior notice of the date of the annual meeting is given to stockholders, the stockholder must provide written notice of the proposal not later than the close of business on the 15th day following the day notice of the date of the annual meeting was given. A stockholder’s notice shall set forth such information as required by the bylaws of First Brandon Financial.

HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

If you share an address with another stockholder, unless you have provided contrary instructions, you may receive only one Proxy Statement/Prospectus and New Hampshire Thrift Bancshares annual report. If you wish to receive a separate set of proxy materials now or in the future, you may write or call to request a separate copy of these materials from:

New Hampshire Thrift Bancshares, Inc.

9 Main Street, P.O. Box 9

Newport, New Hampshire 03773

Attention: Stephen R. Theroux, Corporate Secretary

Telephone number: 603-863-0886

Also, if you share an address with another stockholder and have received multiple copies of this Proxy Statement/Prospectus and New Hampshire Thrift Bancshares annual report, you may write or call New Hampshire Thrift Bancshares at the above address and phone number to request delivery of a single copy of these materials.

EXPERTS

The consolidated financial statements of New Hampshire Thrift Bancshares, Inc. as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein in reliance upon the reports of Shatswell, MacLeod & Co., P.C., independent registered public accounting firm, which reports are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of First Brandon Financial Corporation as of December 31, 2006, and for each of the years in the two-year period ended December 31, 2006, have been included herein in reliance upon the report of Shatswell, MacLeod & Co., P.C., independent registered public accounting firm, which report appears elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

The validity of the common stock to be issued in the merger will be passed upon by Thacher Proffitt & Wood LLP, Washington, D.C., counsel to New Hampshire Thrift Bancshares. Thacher Proffitt & Wood LLP. and Cranmore, FitzGerald & Meaney, special counsel to First Brandon Financial, will each deliver its opinion to New Hampshire Thrift Bancshares and First Brandon Financial, respectively, as to material federal income tax consequences of the merger.

WHERE YOU CAN FIND MORE INFORMATION

This Proxy Statement/Prospectus is accompanied by a copy of the annual report to stockholders of New Hampshire Thrift Bancshares for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission on March 20, 2007. You should carefully review and consider the information in the annual report as it includes important business and financial information about New Hampshire Thrift Bancshares.

New Hampshire Thrift Bancshares has filed with the Securities and Exchange Commission a registration statement on Form S-4 to register the New Hampshire Thrift Bancshares common stock to be issued to First Brandon Financial stockholders in the merger. This Proxy Statement/Prospectus is a part of that registration statement and constitutes a prospectus of New Hampshire Thrift Bancshares in addition to being a proxy statement of New Hampshire Thrift Bancshares and First Brandon Financial. The registration statement, including the attached exhibits and schedules, contains additional relevant information about New Hampshire Thrift Bancshares and First Brandon Financial’s stock. The rules and regulations of the Securities and Exchange Commission permit the omission of certain information included in the registration statement from this Proxy Statement/Prospectus. Statements made in this Proxy Statement/Prospectus as to the content of any contract, agreement or other document referenced are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

In addition, New Hampshire Thrift Bancshares files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet website that contains reports, proxy and information statements and other information about issuers, like New Hampshire Thrift Bancshares, that file electronically with the Securities and Exchange Commission. The address of the site is www.sec.gov. The reports and other information filed by New Hampshire Thrift Bancshares with the Securities and Exchange Commission are also available at New Hampshire Thrift Bancshares’ web site. The address is www.lakesunbank.com. Except as specifically incorporated by reference into this Proxy Statement/Prospectus, information on New Hampshire Thrift Bancshares’ web site is not part of this Proxy Statement/Prospectus.

You should also be able to inspect reports, proxy statements and other information about New Hampshire Thrift Bancshares at the offices of the Nasdaq Global Market, located at 1735 K Street, N.W., Washington, D.C. 20006.

Additional financial information about First Brandon Financial and its subsidiary is included in Appendix F to this Proxy Statement/Prospectus. In addition, First Brandon Financial has filed a copy of its articles of incorporation and bylaws as exhibits to the registration statement filed with the Securities and Exchange Commission registering the New Hampshire Thrift Bancshares common stock to be issued to First Brandon Financial stockholders in the merger. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission or through the internet website maintained by the Securities and Exchange Commission at http://www.sec.gov, as described above.

The Securities and Exchange Commission allows New Hampshire Thrift Bancshares to incorporate certain information into this document by reference to other information that has been filed with the Securities and Exchange Commission. Incorporation by reference means that New Hampshire Thrift Bancshares can disclose important information by referring to other documents filed separately with the Securities and Exchange Commission that are legally considered to be part of this document, and later information that is filed by New Hampshire Thrift Bancshares with the Securities and Exchange Commission will automatically update and supersede the information in this document and the documents listed below. The documents that are incorporated by reference contain important information about New Hampshire Thrift Bancshares and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by New Hampshire Thrift Bancshares (File No. 0-17859):

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Current Reports on Form 8-K filed with the Securities and Exchange Commission on [__];

•

The description of New Hampshire Thrift Bancshares common stock set forth in the registration statement on Form 8-A, as amended, filed on June 30, 1989 pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description.

In addition, New Hampshire Thrift Bancshares is incorporating by reference any documents it may file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the later of the date of the New Hampshire Thrift Bancshares annual meeting and the First Brandon Financial annual meeting or the date on which the offering of shares of New Hampshire Thrift Bancshares common stock under this document is completed or terminated.

You can obtain, at no cost, any of the documents incorporated by reference into this document, and any exhibits specifically incorporated by reference as an exhibit in this document, as well as additional copies of this Proxy Statement/Prospectus, and related Appendices, by contacting New Hampshire Thrift Bancshares at:

New Hampshire Thrift Bancshares, Inc.

9 Main Street, PO Box 9

Newport, New Hampshire 03773

Attention: Stephen R. Theroux, Corporate Secretary

You should rely only on the information contained or incorporated by reference in this document. New Hampshire Thrift Bancshares has supplied all information contained or incorporated by reference in this document relating to New Hampshire Thrift Bancshares, and First Brandon Financial has supplied all information contained in this document relating to First Brandon Financial. We have not authorized anyone to provide you with information that is different from what is contained in this document.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This document is dated [__], 2007. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 14, 2006

BY AND BETWEEN

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

AND

FIRST BRANDON FINANCIAL CORPORATION

EXHIBITS AND SCHEDULES

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Plan of Bank Merger
Exhibit C	Form of Employment Agreement By and Among NHTB, the Surviving Corporation and FBFC CEO
Exhibit D	Form of Affiliate Agreement

FBFC Disclosure Schedules
Schedule 4.01(b)	Organization, Standing and Authority of First Brandon National Bank
Schedule 4.01(i)	Absence of Certain Changes or Events
Schedule 4.01(k)	Regulatory Matters
Schedule 4.01(l)	Legal Proceedings
Schedule 4.01(m)	Compliance With Laws
Schedule 4.01(n)	Material Contracts; Defaults
Schedule 4.01(p)	Employee Benefit Plans
Schedule 4.01(t)	Investment Securities
Schedule 4.01(u)	Derivative Transactions
Schedule 4.01(v)	Loans; Nonperforming and Classified Assets
Schedule 4.01(w)	Tangible Properties and Assets
Schedule 4.01(x)	Intellectual Property
Schedule 4.01(z)	Insurance
Schedule 5.01(d)	Hiring
Schedule 5.01(e)	Benefit Plans
Schedule 5.01(f)	Transactions with Affiliates
Schedule 5.01(i)	Capital Expenditures
Schedule 5.01(r)	Loans
Schedule 5.01(s)	Investments in Real Estate
Schedule 5.14(b)	Employees; Benefit Plans
Schedule 5.14(f)	Settlement Agreements
Schedule 5.14(g)	Retention Bonus

NHTB Disclosure Schedules
Schedule 4.02(b)	Organization, Standing and Authority of Lake Sunapee Bank
Schedule 4.02(k)	Regulatory Matters
Schedule 4.02(l)	Legal Proceedings
Schedule 4.02(m)	Compliance With Laws

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 14, 2006, by and among New Hampshire Thrift Bancshares, Inc., a Delaware corporation (“NHTB”), and First Brandon Financial Corporation, a Vermont corporation (“FBFC”).

WITNESSETH

WHEREAS, the Board of Directors of NHTB, and the Board of Directors of FBFC has each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) has approved this Agreement; and

WHEREAS, in accordance with the terms of this Agreement, FBFC will merge with and into NHTB (the “Merger”) and it is anticipated that immediately thereafter First Brandon National Bank, which is a wholly owned subsidiary of FBFC, will be merged with and into Lake Sunapee Bank, fsb (“Lake Sunapee Bank”) a wholly owned subsidiary of NHTB; and

WHEREAS, as a material inducement to NHTB to enter into this Agreement, each of the directors and executive officers of FBFC has entered into an agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with NHTB, pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of FBFC Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement (individually, a “Voting Agreement” and collectively, the “Voting Agreements”); and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement):

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving FBFC: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of FBFC in a single transaction or series of transactions; (c) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (i) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (ii) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the relevant companies in a single transaction or series of transactions; (iii) a tender offer or exchange offer for 10% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (iv) an agreement or commitment by the relevant companies to take any action referenced above.

“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 8.02.

“Bank Merger” has the meaning set forth in Section 2.01(b).

“BOLI” has the meaning set forth in Section 4.01(z).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the States of New Hampshire or Vermont are authorized or obligated to close.

“Cash Consideration” has the meaning set forth in Section 3.03.

“Cash Election Shares” has the meaning set forth in Section 3.07(a).

“Certificate” means any certificate which immediately prior to the Effective Time represents shares of FBFC Stock.

“Change in Recommendation” has the meaning set forth in Section 5.05.

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 5.10(b).

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” means the close of business on the fifth (5th) Business Day prior to the Effective Date.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 3.06.

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Election Deadline” has the meaning set forth in Section 3.07(c).

“Election Form” has the meaning set forth in Section 3.07(b).

“Election Form Record Date” has the meaning set forth in Section 3.07(b).

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.01(p)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means such exchange agent as may be designated by NHTB and reasonably acceptable to FBFC to act as agent for purposes of conducting the exchange procedures described in Article III.

“Exchange Ratio” has the meaning set forth in Section 3.02.

“FDIC” means the Federal Deposit Insurance Corporation.

“FBFC” has the meaning set forth in the preamble to this Agreement.

“FBFC Benefit Plans” has the meaning set forth in Section 4.01(p)(i).

“FBFC Board” means the Board of Directors of FBFC.

“FBFC Disclosure Schedule” means the disclosure schedule delivered by FBFC to NHTB on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article V.

“FBFC Division” has the meaning set forth in Section 2.01(b).

“FBFC Division Advisory Board” has the meaning set forth in Section 2.01(g).

“FBFC Employees” has the meaning set forth in Section 4.01(p)(i).

“FBFC Financial Statements” has the meaning set forth in Section 4.01(h).

“FBFC Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of FBFC.

“FBFC Loan Property” has the meaning set forth in Section 4.01(r).

“FBFC Meeting” has the meaning set forth in Section 5.05.

“FBFC Pension Plan” has the meaning set forth in Section 4.01(p)(ii).

“FBFC Stock” means the common stock, $0.40 par value per share, of FBFC.

“FHLB” means the Federal Home Loan Bank of Boston, or any successor thereto.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any substance that is: (a) listed, classified or regulated pursuant to any Environmental Law, (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (c) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

“Indemnified Party” and “Indemnifying Party” have the meanings set forth in Section 5.13(a).

“Informational Systems Conversion” has the meaning set forth in Section 5.18.

“Insurance Amount” has the meaning set forth in Section 5.13(c).

“Insurance Policies” has the meaning set forth in Section 4.01(z)(i).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement/Prospectus” means the proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as jointly prepared by NHTB and FBFC and as delivered to holders of NHTB Stock and to the holders of FBFC Stock in connection with the solicitation of their respective approval of this Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the senior officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority or any other written notice received by that Person.

“Leases” has the meaning set forth in Section 4.01(w)(ii).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.01(v)(i).

“Mailing Date” has the meaning set forth in Section 3.07(b).

“Material Adverse Effect” means (a) with respect to FBFC, any effect that is material and adverse to the financial position, results of operations or business of FBFC or which would materially impair the ability of FBFC to perform its obligations under this Agreement or otherwise materially impairs the ability of FBFC to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (iii) changes in general economic conditions (including interest rates) affecting banks or bank holding companies generally, (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated by this Agreement or restructuring charges taken in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP, (v) reasonable expenses incurred in connection with the transactions contemplated by this Agreement and (vi) the effects of any action or omission taken with the prior consent of NHTB or as otherwise expressly permitted or contemplated by this Agreement; and (b) with respect to NHTB, any effect that materially impairs the ability of NHTB to make payment at the Effective Time of the aggregate Merger Consideration or otherwise materially impairs the ability of NHTB to consummate the transactions contemplated by this Agreement.

“Merger” has the meaning set forth in the preamble to this Agreement.

“Merger Consideration” means the cash or NHTB Stock, or combination thereof, in an aggregate per share amount to be paid by NHTB for each share of FBFC Stock, pursuant to the terms of Article III.

“Merger Registration Statement” has the meaning set forth in Section 5.07.

“Mixed Election” has the meaning set forth in Section 3.07(b).

“NHTB” has the meaning set forth in the preamble to this Agreement.

“NHTB Benefit Plan” has the meaning set forth in Section 5.14(a).

“NHTB Board” means the Board of Directors of NHTB.

“NHTB Disclosure Schedule” means the disclosure schedule delivered by NHTB to FBFC on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article V.

“NHTB Financial Statements” has the meaning set forth in Section 4.02(h).

“NHTB Meeting” has the meaning set forth in Section 5.06.

“NHTB Option Plans” means the Lake Sunapee Bank 1987 Stock Option Plan, the New Hampshire Thrift Bancshares, Inc. 1996 Stock Option Plan, the New Hampshire Thrift Bancshares, Inc. 1998 Stock Option Plan, and the New Hampshire Thrift Bancshares, Inc. 2004 Stock Incentive Plan.

“NHTB Share Price” means the average of the closing sales prices of one share of NHTB Stock for the ten (10) trading days immediately preceding the Determination Date on the Nasdaq Global Market as reported by The Wall Street Journal.

“NHTB Stock” means the common stock, par value $0.01 per share, of NHTB.

“Non-Election Shares” has the meaning set forth in Section 3.07(a).

“OREO” has the meaning set forth in Section 4.01(v)(i).

“OCC” means the Office of the Comptroller of the Currency.

“OTS” means the Office of Thrift Supervision.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Regulatory Order” has the meaning set forth in Section 4.01(k)(ii).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shortfall Number” has the meaning set forth in Section 3.07(e).

“Stock Consideration” has the meaning set forth in Section 3.02.

“Stock Conversion Number” has the meaning set forth in Section 3.07(a).

“Stock Election Shares” has the meaning set forth in Section 3.07(a).

“Stock Election Number” has the meaning set forth in Section 3.07(a).

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of FBFC Stock then outstanding or all or substantially all of the assets of FBFC and otherwise (a) on terms which the FBFC Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to FBFC’s shareholders than the transactions contemplated by this Agreement, (b) that constitutes a transaction that, in the FBFC Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, and (c) for which financing, to the extent required, is then committed or which, in the good faith judgment of the FBFC Board based on a written opinion, with only customary qualifications, from a recognized investment banking firm, is highly likely to be obtained by such third party.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Termination Date” has the meaning set forth in Section 7.01(f).

“VBCA” means the Vermont Business Corporation Act.

“Voting Agreement” and “Voting Agreements” have the meanings set forth in the preamble to this Agreement.

ARTICLE II

THE MERGER

Section 2.01 The Merger.

(a) Terms. Subject to the terms and conditions of this Agreement, at the Effective Time, FBFC shall merge with and into NHTB, and NHTB shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware. As part of the Merger, shares of FBFC Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

(b) Bank Merger. Immediately following the merger referenced in Section 2.01(a), and pursuant to a Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit B which NHTB shall cause Lake Sunapee Bank, and FBFC shall cause First Brandon National Bank, to execute and deliver, First Brandon National Bank shall merge with and into Lake Sunapee Bank, with Lake Sunapee Bank as the surviving institution (the “Bank Merger”). For marketing purposes, Lake Sunapee Bank shall operate the former First Brandon National Bank using the name “First Brandon National Bank, a division of Lake Sunapee Bank” (hereinafter referred to as the “FBFC Division”).

(c) Alternative Structure. NHTB may, at any time prior to the Effective Time, change the method of effecting the combination of NHTB and FBFC (including the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Merger Consideration; (ii) adversely affect the tax treatment of NHTB’s shareholders or FBFC’s shareholders pursuant to this Agreement; (iii) adversely affect the tax treatment of NHTB or FBFC pursuant to this Agreement; or (iv) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event NHTB makes such a change, FBFC agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

(d) Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Section 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. FBFC and NHTB each hereby agree to deliver a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable its counsel to deliver the legal opinion contemplated by Section 6.01(e), which certificate shall be dated as of the date of such opinion and shall be true and correct as of such date.

(e) Name. The name of the Surviving Corporation upon consummation of the Merger shall be “New Hampshire Thrift Bancshares, Inc.”

(f) Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of the Surviving Corporation upon consummation of the Merger shall be the Certificate of Incorporation and Bylaws of NHTB as in effect immediately prior to consummation of the Merger.

(g) Directors and Officers of the Surviving Corporation. The directors of the Surviving Corporation and Lake Sunapee Bank immediately after the Effective Time shall consist of the directors of NHTB and Lake Sunapee Bank, respectively, in office immediately prior to the Effective Time. The officers of the Surviving Corporation and Lake Sunapee Bank shall consist of the officers of NHTB and Lake Sunapee Bank, respectively, in office immediately prior to the Effective Time. In addition, at the Effective Time:

(i) the number of persons constituting the Board of Directors of the Surviving Corporation and Lake Sunapee Bank shall each be increased by two members and two individuals to be selected by NHTB and agreed to by FBFC, one of whom shall be the current President of FBFC, shall be appointed to the Board of Directors of the Surviving Corporation and Lake Sunapee Bank and shall serve as members of the Board of Directors of NHTB and Lake Sunapee Bank until at least the third anniversary of the Effective Date and the election and qualification of their successors;

(ii) NHTB shall establish a FBFC Division Advisory Board (the “FBFC Division Advisory Board”), which shall operate pursuant to a written Charter consistent with this Section 2.01(g), and which shall meet quarterly; at or prior to the Effective Time, all of the directors of FBFC in office immediately prior to the Effective Time, excluding those FBFC directors appointed to the Board of Directors of the Surviving Corporation and Lake Sunapee Bank, shall be invited to serve as members of such FBFC Division Advisory Board until at least the third anniversary of the Effective Date; each member of the FBFC Division Advisory Board shall receive an annual retainer of $5,525; and

(iii) the Chief Executive Officer of FBFC in office immediately prior to the Effective Time shall be named Regional President of the FBFC Division, a senior officer of Lake Sunapee Bank, and shall execute the employment agreement referenced in Section 5.14(d).

(iv) Each of the directors and executive officers of the Surviving Corporation immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(h) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Certificate of Incorporation of NHTB immediately prior to the Merger.

(i) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the DGCL and the VBCA and the regulations promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of FBFC shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of FBFC shall be vested in and assumed by NHTB.

Section 2.02 Effective Date and Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, NHTB will make all such filings as may be required to consummate the Merger by applicable laws and regulations. The Merger provided for herein shall become effective upon the acceptance by the Office of the Secretary of State of the State of Delaware of the filing of a certificate of merger as provided in Section 251 of the DGCL and upon the acceptance by the Office of the Secretary of State of the State of Vermont of the filing of articles of merger as provided in Section 11.05 of the VBCA. The date of such filings or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be 11:59 p.m. on the Effective Date.

(b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the principal offices of Thacher Proffitt & Wood LLP in Washington, DC, or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to NHTB and FBFC the certificates and other documents required to be delivered under Article VI hereof.

Section 2.03 Additional Actions. If, at any time after the Effective Time, NHTB shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, or record or otherwise, in NHTB its right, title or interest in, to or under any of the rights, properties or assets of FBFC, or (ii) otherwise carry out the purposes of this Agreement, FBFC and its officers and directors shall be deemed to have granted to NHTB an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in NHTB its right, title or interest in, to or under any of the rights, properties or assets of FBFC or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of NHTB are authorized in the name of FBFC or otherwise to take any and all such action.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

Section 3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, all shares of FBFC Stock held in the treasury of FBFC and each share of FBFC Stock owned by NHTB or any direct or indirect wholly owned subsidiary of NHTB or of FBFC immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor. All remaining shares of FBFC Stock, excluding Dissenting Shares, issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive the Merger Consideration, pursuant to the terms of this Article III.

Section 3.02 Stock Consideration. Each outstanding share of FBFC Stock that under the terms of Section 3.07 is to be converted into the right to receive shares of NHTB Stock (the “Stock Consideration”) shall be converted into and become the right to receive from NHTB 2.67 shares of NHTB Stock (the “Exchange Ratio”).

Section 3.03 Cash Consideration. Each outstanding share of FBFC Stock that under the terms of Section 3.07 is to be converted into the right to receive cash (the “Cash Consideration”) shall be converted into the right to receive a cash payment of $44.01.

Section 3.04 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of FBFC Stock shall cease to be, and shall have no rights as, shareholders of FBFC other than the right to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of FBFC of shares of FBFC Stock.

Section 3.05 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of NHTB Stock shall be issued in the Merger. Each holder of a Certificate who otherwise would have been entitled to a fraction of a share of NHTB Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of FBFC Stock owned by such holder at the Effective Time) by the NHTB Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 3.06 Dissenting Shares. Each outstanding share of FBFC Stock the holder of which has perfected his or her right to dissent from the Merger under Chapter 13 of the VBCA and has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the VBCA. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 3.07 hereof. FBFC shall give NHTB prompt notice upon receipt by FBFC of any such written demands for payment of the fair value of shares of FBFC Stock and of withdrawals of such demands and any other instruments provided pursuant to the VBCA. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

Section 3.07 Election Procedures.

(a) Holders of FBFC Stock may elect to receive shares of NHTB Stock or cash (in either case without interest) in exchange for their shares of FBFC Stock in accordance with the following procedures, provided that, in the aggregate, eighty percent (80%) of the total number of shares of FBFC Stock issued and outstanding at the Effective Time, including any Dissenting Shares (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of FBFC Stock shall be converted into the Cash Consideration. Shares of FBFC Stock as to which a holder of FBFC Stock has elected to receive the Cash Consideration (including, pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of FBFC Stock as to which a holder of FBFC Stock has elected to receive the Stock Consideration (including, pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of FBFC Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of Stock Election Shares is referred to herein as the “Stock Election Number.”

(b) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as FBFC and NHTB shall mutually agree (an “Election Form”), shall be mailed no more than forty (40) Business Days and no less than twenty (20) Business Days prior to the anticipated Effective Date or on such earlier date as FBFC and NHTB shall mutually agree (the “Mailing Date”) to each holder of record of FBFC Stock as of five (5) Business Days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.07, (i) to elect to receive all cash with respect to each share of FBFC Stock held by such holder, (ii) to elect to receive all NHTB Stock with respect to each share of FBFC Common Stock held by such holder, (iii) to elect to receive cash with respect to a part of such holder’s FBFC Stock and NHTB Stock with respect to the remaining part of such holder’s FBFC Stock (a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or NHTB Stock for such shares. A holder of record of shares of FBFC Stock who holds such shares as nominee, trustee or in another representative capacity may submit multiple Election Forms, provided that each such Election Form covers all the shares of FBFC Stock held by such nominee, trustee or held in another representative capacity for a particular beneficial owner. Any shares of FBFC Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. All Dissenting Shares shall be deemed Cash Election Shares, and with respect to such shares the holders thereof shall in no event receive consideration comprised of NHTB Stock, subject to Section 3.06; provided, however, that for purposes of making the proration calculations provided for in this Section 3.07 only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

(c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Eastern time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as NHTB and FBFC may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. FBFC shall make available up to two separate Election Forms, or such additional Election Forms as NHTB may permit, to all Persons who become holders (or beneficial owners) of FBFC Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline. FBFC shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of FBFC Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a FBFC shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of FBFC Stock held by such shareholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. NHTB shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

(d) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

(e) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(i) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(ii) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

Section 3.08 Exchange of Certificates; Payment of the Consideration.

(a) Exchange Agent. Until the six (6) month anniversary of the Effective Time, NHTB shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required pursuant to this Article III, and (ii) certificates, or at NHTB’s option, evidence of shares in book entry form, representing the shares of NHTB Stock, sufficient to pay the aggregate Stock Consideration required pursuant to this Article III, each to be given to the holders of FBFC Stock in exchange for Certificates pursuant to this Article III. Upon such six (6) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to NHTB. Any holder of Certificates who has not theretofore exchanged his or her Certificates for the Merger Consideration pursuant to this Article III shall thereafter be entitled to look exclusively to NHTB, and only as a general creditor thereof, for the Merger Consideration to which he or she may be entitled upon exchange of such Certificates pursuant to this Article III. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of NHTB (and to the extent not in its possession shall be delivered to it), free and clear of all Liens of any Person previously entitled to such property. Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of FBFC Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. NHTB and the Exchange Agent shall be entitled to rely upon the stock transfer books of FBFC to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.

(b) Withholding. The Exchange Agent or NHTB shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent or NHTB such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

(c) Exchange Procedures. Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, NHTB shall cause the Exchange Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of FBFC Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall promptly be provided in exchange therefor, but in no event later than ten (10) Business Days after due surrender, a check in the amount of the Cash Consideration to which such holder is entitled pursuant to this Article III, plus any amounts due pursuant to Section 3.05 above, as well as a certificate representing the Stock Consideration to which such holder is entitled pursuant to this Article III, and the Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates. Certificates surrendered for exchange by any person who is an “affiliate” of FBFC for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of NHTB until NHTB has received the written agreement of such Person contemplated by Section 5.19 hereof.

(d) Transfer to Holder other than Existing Holder. If any cash payment is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the making of such payment of the Cash Consideration in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any certificate representing shares of NHTB Stock is to be issued in the name of other than the registered holder of the

Certificate surrendered in exchange therefore, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of NHTB Stock in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Dividends. No dividends or other distributions with a record date after the Effective Time with respect to NHTB Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article III. After the surrender of a Certificate in accordance with this Article III, the recordholder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of NHTB Stock.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the Merger Consideration deliverable in respect of the shares of FBFC Stock formerly represented by such Certificate pursuant to this Article III.

Section 3.09 Reservation of Shares. Effective upon the date of this Agreement, NHTB shall reserve for issuance a sufficient number of shares of the NHTB Stock for the purpose of issuing shares of NHTB Stock to FBFC shareholders in accordance with this Article III.

Section 3.10 Listing of Additional Shares. Prior to the Effective Time, NHTB shall notify the Nasdaq Global Market of the additional shares of NHTB Stock to be issued by NHTB in exchange for the shares of FBFC Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of FBFC. Except as set forth in the FBFC Disclosure Schedule, FBFC hereby represents and warrants to NHTB that the statements contained in this Section 4.01 are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.01), except as to any representation or warranty which specifically relates to an earlier date, which only need by correct as of such earlier date. Unless otherwise specified, any reference to FBFC in this Section 4.01 shall include FBFC and First Brandon National Bank.

(a) Organization, Standing and Authority of FBFC. FBFC is a Vermont corporation duly organized, validly existing and in good standing under the laws of the State of Vermont, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. FBFC has full corporate power and authority to carry on its business as now conducted. FBFC is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

(b) Organization, Standing and Authority of First Brandon National Bank. First Brandon National Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. First Brandon National Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by First Brandon National Bank when due. First Brandon National Bank is a member in good standing of each of the Federal Reserve System and the FHLB and owns the requisite amount of stock of each as set forth on FBFC Disclosure Schedule 4.01(b).

(c) FBFC Capital Stock. The authorized capital stock of FBFC consists solely of 500,000 shares of FBFC Stock, of which 499,860 shares are outstanding as of the date hereof. As of the date hereof, there are 140 shares of FBFC Stock held in treasury by FBFC. The outstanding shares of FBFC Stock have been duly authorized and validly issued and are fully paid and non-assessable. FBFC does not have any Rights issued or outstanding with respect to FBFC Stock and FBFC does not have any commitment to authorize, issue or sell any FBFC Stock or Rights.

(d) Subsidiaries. FBFC has no Subsidiaries, other than First Brandon National Bank.

(e) Corporate Power; Minute Books. FBFC has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and FBFC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of FBFC’s shareholders of this Agreement. The minute books of FBFC contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of FBFC and the FBFC Board (including committees of the FBFC Board).

(f) Corporate Authority. Subject to the approval of this Agreement by the shareholders of FBFC, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of FBFC and the FBFC Board on or prior to the date hereof. The FBFC Board has directed that this Agreement be submitted to FBFC’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of FBFC Stock, no other vote of the shareholders of FBFC is required by law, the Articles of Incorporation of FBFC, the Bylaws of FBFC or otherwise to approve this Agreement and the transactions contemplated hereby. FBFC has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by NHTB, this Agreement is a valid and legally binding obligation of FBFC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(g) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FBFC in connection with the execution, delivery or performance by FBFC of this Agreement or to consummate the transactions contemplated hereby, except for (A) filings of applications or notices with, and consents, approvals or waivers by the OTS, the OCC and FRB, and (B) the approval of this Agreement by the a majority of the holders of the outstanding shares of FBFC Stock. As of the date hereof, FBFC is not aware of any reason why the approvals set forth above and referred to in Section 6.01(b) will not be received in a timely manner.

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by FBFC, as applicable, and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of FBFC, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FBFC, or any of its properties or assets or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of FBFC under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which FBFC is a party, or by which it or any of its properties or assets may be bound or affected.

(h) Financial Statements. FBFC has previously made available to NHTB copies of (i) the statements of condition of FBFC as of December 31 for the fiscal year 2005, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal year 2005 in each case accompanied by the audit report of Shatswell, MacLeod & Company, P.C., the registered public accounting firm of FBFC; (ii) the statements of condition of First Brandon National Bank as of December 31 for the fiscal years 2004 and 2003, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2004 and 2003, in each case accompanied by the audit report of Shatswell, MacLeod & Company, P.C., the registered public accounting firm of First Brandon National Bank; and (iii) the unaudited statements of condition of FBFC as of September 30, 2006 and the related unaudited statements of income, cash flows and changes in shareholders’ equity for the three and nine-month periods then ended (the “FBFC Financial Statements”). The FBFC Financial Statements (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of FBFC or First Brandon National Bank, as applicable, for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of FBFC have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Shatswell, MacLeod & Company, P.C. has not resigned or been dismissed as independent public accountants of FBFC as a result of or in connection with any disagreements with FBFC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Any financial statements of FBFC included in the FBFC Board packages to be delivered by FBFC to NHTB pursuant to Section 5.17 of this Agreement will be complete and not misleading.

(i) Absence of Certain Changes or Events.

(i) Except as reflected in FBFC’s unaudited balance sheet as of September 30, 2006, since December 31, 2005, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FBFC.

(ii) Since December 31, 2005, FBFC has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for the incurrence of expenses in connection with this Agreement).

(iii) Except as set forth in FBFC Disclosure Schedule 4.01(i), since December 31, 2005, FBFC has not (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2005 (which amounts are included in FBFC Disclosure Schedule 4.01(i)), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (B) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property)

with respect to any of FBFC’s capital stock, (C) effected or authorized any split, combination or reclassification of any of FBFC’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of FBFC’s capital stock, (D) changed any accounting methods (or underlying assumptions), principles or practices of FBFC affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (E) made any tax election by FBFC or any settlement or compromise of any income tax liability by FBFC, (F) made any material change in FBFC’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (G) suffered any strike, work stoppage, slow-down, or other labor disturbance, (H) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (I) had any union organizing activities or (J) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

(j) Financial Controls and Procedures. During the periods covered by the FBFC Financial Statements, FBFC has had in place internal controls over financial reporting which are designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of FBFC’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of FBFC or its accountants.

(k) Regulatory Matters.

(i) FBFC has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2003 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of FBFC, and except as set forth in FBFC Disclosure Schedule 4.01(k), no Governmental Authority has initiated any proceeding, or to the Knowledge of FBFC, investigation into the business or operations of FBFC, since December 31, 2003. Other than as set forth in FBFC Disclosure Schedule 4.01(k), there is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of First Brandon National Bank. First Brandon National Bank is “well capitalized” as defined in applicable laws and regulations, and First Brandon National Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(ii) Other than as set forth in FBFC Disclosure Schedule 4.01(k), neither FBFC, nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each a “Regulatory Order”) from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. FBFC has not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

(l) Legal Proceedings.

(i) Other than as set forth in FBFC Disclosure Schedule 4.01(l), there are no pending or, to FBFC’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FBFC.

(ii) FBFC is not a party to any, nor are there any pending or, to FBFC’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FBFC in which, to the Knowledge of FBFC, there is a reasonable probability of any material recovery against or other Material Adverse Effect on FBFC or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(iii) There is no injunction, order, judgment or decree imposed upon FBFC, or the assets of FBFC, and FBFC has not been advised of, or is aware of, the threat of any such action.

(m) Compliance With Laws. FBFC:

(i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(ii) has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental

Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to FBFC’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii) other than as set forth in FBFC Disclosure Schedule 4.01(m), has received, since December 31, 2003, no notification or communication from any Governmental Authority (A) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to FBFC’s Knowledge, do any grounds for any of the foregoing exist).

(n) Material Contracts; Defaults.

(i) Other than as set forth in FBFC Disclosure Schedule 4.01(n), FBFC is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of FBFC to indemnification from FBFC, (C) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum or (D) which materially restricts the conduct of any business by FBFC. FBFC has previously delivered to NHTB true, complete and correct copies of each such document.

(ii) To its Knowledge, FBFC is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by FBFC is currently outstanding.

(o) Brokers. Neither FBFC nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that FBFC has engaged, and will pay a fee or commission to, FinPro, Inc. in accordance with the terms of a letter agreement between FinPro, Inc. and FBFC, a true, complete and correct copy of which has been previously delivered by FBFC to NHTB.

(p) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of FBFC (the “FBFC

Employees”) and current or former directors of FBFC including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “FBFC Benefit Plans”), are identified in FBFC Disclosure Schedule 4.01(p). True and complete copies of all FBFC Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any FBFC Benefit Plans and all amendments thereto, have been provided to NHTB.

(ii) All FBFC Benefit Plans other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, covering FBFC Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each FBFC Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “FBFC Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and FBFC is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such FBFC Pension Plan under Section 401(a) of the Code. There is no pending or, to FBFC’s Knowledge, threatened litigation relating to the FBFC Benefit Plans. FBFC has not engaged in a transaction with respect to any FBFC Benefit Plan or FBFC Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject FBFC to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by FBFC with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with FBFC under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). FBFC has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any FBFC Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the Transactions contemplated by this Agreement.

(iv) All contributions required to be made under the terms of any FBFC Benefit Plan have been timely made or have been reflected on the financial statements of FBFC. No FBFC Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. FBFC has not provided, or is required to provide, security to any FBFC Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) FBFC has no obligations for retiree health and life benefits under any FBFC Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. FBFC may amend or terminate any such FBFC Benefit Plan at any time without incurring any liability thereunder.

(vi) Other than as set forth in FBFC Disclosure Schedule 4.01(p), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (A) entitle any employees of FBFC to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the FBFC Benefit Plans, (C) result in any breach or violation of, or a default under, any of the FBFC Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(q) Labor Matters. FBFC is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is FBFC the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel FBFC to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to FBFC’s Knowledge, threatened, nor is FBFC aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(r) Environmental Matters.

(i) To FBFC’s Knowledge, FBFC is in compliance with applicable Environmental Law;

(ii) to FBFC’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by FBFC, or any property in which FBFC has held a security interest, Lien or a fiduciary or management role (“FBFC Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Law;

(iii) FBFC has not been deemed the owner or operator of, or has participated in the management regarding Hazardous Substances of, any FBFC Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Law;

(iv) to FBFC’s Knowledge, FBFC has no liability for any Hazardous Substance disposal or contamination on any third party property;

(v) FBFC has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law;

(vi) FBFC is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law;

(vii) to FBFC’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving FBFC, any currently or formerly owned or operated property, or any FBFC Loan Property, that could reasonably be expected to result in any claims, liability or investigations against FBFC result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any FBFC Loan Property; and

(viii) FBFC has delivered to NHTB copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to FBFC and any currently or formerly owned or operated property or any FBFC Loan Property.

(s) Tax Matters.

(i) FBFC has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by FBFC (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of FBFC and which FBFC is contesting in good faith. FBFC is not the beneficiary of any extension of time within which to file any Tax Return, and neither FBFC nor any of its subsidiaries currently has any open tax years except 2006. No claim has ever been made by an authority in a jurisdiction where FBFC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of FBFC.

(ii) FBFC has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(iii) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of FBFC are pending with respect to FBFC. FBFC has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where FBFC has not filed Tax Returns) any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against FBFC.

(iv) FBFC has provided NHTB with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to FBFC for taxable periods ended December 31, 2005, 2004 and 2003. FBFC has delivered to NHTB correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by any of FBFC filed for the years ended December 31, 2005, 2004 and 2003. FBFC has timely and properly taken such actions in response to and in compliance with notices FBFC has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(v) FBFC has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(vi) FBFC has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). FBFC has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. FBFC is not a party to or bound by any Tax allocation or sharing agreement, other than a Tax allocation or sharing agreement between FBFC and First Brandon National Bank. FBFC (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was FBFC) and (B) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than FBFC) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vii) The unpaid Taxes of FBFC (A) did not, as of the end of the most recent period covered by First Brandon National Bank’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in First Brandon National Bank’s call reports filed on or prior to the date hereof (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of FBFC in filing its Tax Returns. Since the end of the most recent period covered by First Brandon National Bank’s call reports filed prior to the date hereof, FBFC has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(viii) FBFC shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(t) Investment Securities. FBFC Disclosure Schedule 4.01(t) sets forth the book and market value as of September 30, 2006 of the investment securities, mortgage backed securities and securities held for sale of FBFC, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates.

(u) Derivative Transactions.

(i) All Derivative Transactions entered into by FBFC or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by FBFC, and were entered into with counterparties believed in the reasonable judgment of FBFC at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. FBFC has duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of FBFC, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(ii) Except as set forth in FBFC Disclosure Schedule 4.01(u), no Derivative Transactions, were it to be a Loan held by First Brandon National Bank, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of FBFC under or with respect to each such Derivative Transactions has been reflected in the books and records of FBFC in accordance with GAAP consistently applied, and no open exposure of FBFC with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $50,000.

(v) Loans; Nonperforming and Classified Assets.

(i) Except as set forth in FBFC Disclosure Schedule 4.01(v), as of the date hereof, First Brandon National Bank is not a party to any written or oral (A) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of October 31, 2006, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (B) Loan with any director, executive officer or five percent or greater shareholder of FBFC, or to the Knowledge of First Brandon National Bank, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. FBFC Disclosure Schedule 4.01(v) identifies (A) each Loan that as of October 31, 2006 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by First Brandon National Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (B) each asset of First Brandon National Bank that as of October 31, 2006 was classified as other real estate owned (“OREO”) and the book value thereof.

(ii) Each Loan (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) to the Knowledge of First Brandon National Bank, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(iii) The loan documents with respect to each Loan were in material compliance with applicable laws and regulations and First Brandon National Bank’s lending policies at the time of origination of such Loans and are complete and correct.

(iv) Except as set forth in FBFC Disclosure Schedule 4.01(v), FBFC is not a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates FBFC to repurchase from any such Person any Loan or other asset of FBFC.

(w) Tangible Properties and Assets.

(i) FBFC Disclosure Schedule 4.01(w) sets forth a true, correct and complete list of all real property owned by FBFC. Except as set forth in FBFC Disclosure Schedule 4.01(w), and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, FBFC has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (A) statutory Liens for amounts not yet delinquent and (B) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(ii) FBFC Disclosure Schedule 4.01(w) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which FBFC uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, FBFC has not received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by FBFC of, or material default by FBFC in, the performance of any covenant, agreement or condition contained in any Lease, and to FBFC’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on FBFC Disclosure Schedule 4.01(w), there is no pending or, to FBFC’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that FBFC uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. FBFC has paid all rents and other charges to the extent due under the Leases.

(x) Intellectual Property. FBFC Disclosure Schedule 4.01(x) sets forth a true, complete and correct list of all FBFC Intellectual Property other than off the shelf Software. FBFC owns or has a valid license to use all FBFC Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). FBFC Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of FBFC as currently conducted. FBFC Intellectual Property owned by FBFC, and to the Knowledge of FBFC, all other FBFC Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and FBFC has not received notice challenging the validity or enforceability of FBFC Intellectual Property. To the Knowledge of FBFC, the conduct of the business of FBFC does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party.

The consummation of the Transactions will not result in the loss or impairment of the right of FBFC to own or use any of the FBFC Intellectual Property.

(y) Fiduciary Accounts. Since December 31, 2003, First Brandon National Bank has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither First Brandon National Bank nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(z) Insurance.

(i) FBFC Disclosure Schedule 4.01(z) identifies all of the material insurance policies, binders, or bonds currently maintained by FBFC, other than credit-life policies and other policies identified in FBFC Disclosure Schedule 4.01(p) (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $50,000. FBFC is insured with reputable insurers against such risks and in such amounts as the management of FBFC reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, FBFC is not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(ii) FBFC Disclosure Schedule 4.01(z) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by First Brandon National Bank, including the value of BOLI as of the end of the month prior to the date hereof. The value of such BOLI as of the end of the month prior to the date hereof is fairly and accurately reflected in the FBFC Financial Statements in accordance with GAAP.

(aa) Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

(bb) Fairness Opinion. The FBFC Board has received the written opinion of FinPro, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of FBFC Stock from a financial point of view.

(cc) Joint Proxy Statement/Prospectus. As of the date of the Joint Proxy Statement/Prospectus and the dates of the meeting of the shareholders of FBFC and of the meeting of the shareholders of NHTB to which such Joint Proxy Statement/Prospectus relates, the Joint Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to NHTB included in the Joint Proxy Statement/Prospectus pursuant to Section 4.02(v) hereof.

(dd) Disclosure. The representations and warranties contained in this Section 4.01, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4.01 not misleading.

Section 4.02 Representations and Warranties of NHTB. Except as set forth in the NHTB Disclosure Schedule, NHTB hereby represents and warrants to FBFC that the statements contained in this Section 4.02 are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.02), except as to any representation or warranty which specifically relates to an earlier date, which only need by correct as of such earlier date. Unless otherwise specified, any reference to NHTB in this Section 4.02 shall include NHTB and Lake Sunapee Bank.

(a) Organization, Standing and Authority of NHTB. NHTB is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended. NHTB has full corporate power and authority to carry on its business as now conducted. NHTB is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

(b) Organization, Standing and Authority of Lake Sunapee Bank. Lake Sunapee Bank is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States. Lake Sunapee Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Lake Sunapee Bank when due. Lake Sunapee Bank is a member in good standing of each of the Federal Reserve System and the FHLB and owns the requisite amount of stock of each as set forth on NHTB Disclosure Schedule 4.02(b).

(c) NHTB Capital Stock. The authorized capital stock of NHTB consists of 10,000,000 shares of NHTB Stock, of which 4,176,580 shares are outstanding as of the date hereof, and 2,500,000 shares of preferred stock, of which no shares have been issued or are outstanding. As of the date hereof 113,500 shares of NHTB Stock are held in treasury by NHTB. The outstanding shares of NHTB Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for (i) the NHTB Option Plans pursuant to which there are outstanding options to acquire 446,800 shares of NHTB Stock, and (ii) the NHTB Stock to be issued pursuant to this Agreement, NHTB does not have any Rights issued or outstanding with respect to NHTB Stock and NHTB does not have any commitments to authorize, issue or sell any NHTB Stock or Rights.

(d) Subsidiaries. NHTB has no Subsidiaries, other than Lake Sunapee Bank, NHTB Capital Trust II, and NHTB Capital Trust III. Lake Sunapee Bank has no Subsidiaries, other than Lake Sunapee Bank Group, Inc., and Lake Sunapee Bank Financial Services Corp.

(e) Corporate Power; Minute Books. Each of NHTB and Lake Sunapee Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of NHTB and Lake Sunapee Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of NHTB’s shareholders of this Agreement. The minute books of NHTB contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of NHTB and the NHTB Board (including committees of the NHTB Board).

(f) Corporate Authority. Subject to the approval of this Agreement by the shareholders of NHTB, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of NHTB and the NHTB Board on or prior to the date hereof. The NHTB Board has directed that this Agreement be submitted to NHTB’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of NHTB Stock, no other vote of the shareholders of NHTB is required by law, the Certificate of Incorporation of NHTB, the Bylaws of NHTB or otherwise to approve this Agreement and the transactions contemplated hereby. NHTB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by FBFC, this Agreement is a valid and legally binding obligation of NHTB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(g) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by NHTB or any of its Subsidiaries in connection with the execution, delivery or performance by NHTB or Lake Sunapee Bank of this Agreement, or to consummate the transactions contemplated hereby, except for (A) filings of applications or notices with, and consents, approvals or waivers by, the OTS, the OCC and the FRB and (B) the approval of this Agreement by a majority of the holders of the outstanding shares of NHTB Stock. As of the date hereof, NHTB is not aware of any reason why the approvals set forth above and referred to in Section 6.01(b) will not be received in a timely manner.

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by NHTB, and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, the charter or bylaws (or similar governing documents) of NHTB or any of its Subsidiaries, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NHTB or any of its Subsidiaries, or any of their respective properties or assets or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NHTB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which NHTB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

(h) Financial Statements. NHTB has previously made available to FBFC copies of (i) the consolidated statements of condition of NHTB and its Subsidiaries as of December 31 for the fiscal years 2005, 2004, and 2003, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2005, 2004, and 2003, in each case accompanied by the audit report of Shatswell, MacLeod & Company, P.C., NHTB’s registered public accounting firm, and (ii) the unaudited consolidated statements of condition of NHTB and its Subsidiaries as of September 30, 2006 and the related unaudited consolidated statements of income, cash flows and changes in shareholders’ equity for the three and nine-month periods then ended (the “NHTB Financial Statements”). The NHTB Financial Statements (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of NHTB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of NHTB and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Shatswell, MacLeod & Company, P.C. has not resigned or been dismissed as independent public accountants of NHTB as a result of or in connection with any disagreements with NHTB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(i) Absence of Certain Changes or Events. Except as reflected in NHTB’s unaudited balance sheet as of September 30, 2006, since December 31, 2005, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NHTB.

(j) Financial Controls and Procedures. During the periods covered by the NHTB Financial Statements, NHTB has had in place internal controls over financial reporting which are designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of NHTB’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of NHTB or its accountants.

(k) Regulatory Matters.

(i) NHTB has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2003 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of NHTB, and except as set forth in NHTB Disclosure Schedule 4.02(k), no Governmental Authority has initiated any proceeding, or to the Knowledge of NHTB, investigation into the business or operations of NHTB, since December 31, 2003. Other than as set forth in NHTB Disclosure Schedule 4.02(k), there is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Lake Sunapee Bank. Lake Sunapee Bank is “well capitalized” as defined in applicable laws and regulations, and Lake Sunapee Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(ii) NHTB has timely filed with the SEC and NASDAQ all Securities Documents required by the Securities Laws, and such Securities Documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Laws.

(iii) Other than as set forth in NHTB Disclosure Schedule 4.02(k), neither NHTB, nor any of its properties is a party to or is subject to any Regulatory Order from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. NHTB has not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

(l) Legal Proceedings.

(i) Other than as set forth in NHTB Disclosure Schedule 4.02(l), there are no pending or, to NHTB’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NHTB.

(ii) NHTB is not a party to any, nor are there any pending or, to NHTB’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NHTB in which, to the Knowledge of NHTB, there is a reasonable probability of any material recovery against or other Material Adverse Effect on NHTB or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(iii) There is no injunction, order, judgment or decree imposed upon NHTB, or the assets of NHTB, and NHTB has not been advised of, or is aware of, the threat of any such action.

(m) Compliance With Laws. NHTB:

(i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(ii) has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to NHTB’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii) other than as set forth in NHTB Disclosure Schedule 4.02(m), has received, since December 31, 2003, no notification or communication from any Governmental Authority (A) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to NHTB’s Knowledge, do any grounds for any of the foregoing exist).

(n) Material Contracts; Defaults.

(i) NHTB is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) which materially restricts the conduct of any business by NHTB.

(ii) To its Knowledge, NHTB is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by NHTB is currently outstanding.

(o) Brokers. Neither NHTB nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that NHTB has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc. in accordance with the terms of a letter agreement between Keefe, Bruyette & Woods, Inc. and NHTB, a true, complete and correct copy of which has been previously delivered by NHTB to FBFC.

(p) Employee Benefit Plans.

(i) All benefit and compensation Plans, contracts, policies or arrangements covering current or former employees of NHTB (the “NHTB Employees”) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights , stock based, incentive and bonus plans (the “NHTB Benefit Plans”) other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, covering NHTB Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each NHTB Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “NHTB Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and NHTB is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such NHTB Pension Plan under Section 401(a) of the Code. There is no pending or, to NHTB’s Knowledge, threatened litigation relating to the NHTB Benefit Plans. NHTB has not engaged in a transaction with respect to any NHTB Benefit Plan or NHTB Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject NHTB to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(ii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by NHTB with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with NHTB under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). NHTB has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any NHTB Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the Transactions contemplated by this Agreement.

(iii) All contributions required to be made under the terms of any NHTB Benefit Plan have been timely made or have been reflected on the financial statements of NHTB. No NHTB Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. NHTB has not provided, or is required to provide, security to any NHTB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(q) Labor Matters. NHTB is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is NHTB the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel NHTB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to NHTB’s Knowledge, threatened, nor is NHTB aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(r) Environmental Matters.

(i) to NHTB’s Knowledge, NHTB is in compliance with applicable Environmental Law;

(ii) to NHTB’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by NHTB, or any property in which NHTB has held a security interest, Lien or a fiduciary or management role (“NHTB Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Law;

(iii) NHTB has not been deemed the owner or operator of, or has participated in the management regarding Hazardous Substances of, any NHTB Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Law;

(iv) to NHTB’s Knowledge, NHTB has no liability for any Hazardous Substance disposal or contamination on any third party property;

(v) NHTB has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law;

(vi) NHTB is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; and

(vii) to NHTB’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving NHTB, any currently or formerly owned or operated property, or any NHTB Loan Property, that could reasonably be expected to result in any claims, liability or investigations against NHTB result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any NHTB Loan Property.

(s) Tax Matters.

(i) NHTB has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by NHTB (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of NHTB and which NHTB is contesting in good faith. NHTB is not the beneficiary of any extension of time within which to file any Tax Return, and neither NHTB nor any of its subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where NHTB does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of NHTB.

(ii) NHTB has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(iii) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of NHTB are pending with respect to NHTB. NHTB has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where NHTB has not filed Tax Returns) any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against NHTB.

(iv) The unpaid Taxes of NHTB (A) did not, as of the end of the most recent period covered by Lake Sunapee Bank’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in Lake Sunapee Bank’s call reports filed on or prior to the date hereof (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of NHTB in filing its Tax Returns. Since the end of the most recent period covered by Lake Sunapee Bank’s call reports filed prior to the date hereof, NHTB has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(v) NHTB shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(t) Derivative Transactions. All Derivative Transactions entered into by NHTB or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by NHTB, and were entered into with counterparties believed in the reasonable judgment of NHTB at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. NHTB has duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of NHTB, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(u) Fiduciary Accounts. Since December 31, 2003, NHTB has not engaged in any trust business, nor does it administer or maintain accounts for which it acts as a fiduciary (other than individual retirement accounts and Keogh accounts), including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(v) Joint Proxy Statement/Prospectus. As of the date of the Joint Proxy Statement/Prospectus and the dates of the meeting of the shareholders of FBFC and of the meeting of the shareholders of NHTB to which such Joint Proxy Statement/Prospectus relates, the Joint Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to FBFC included in the Joint Proxy Statement/Prospectus pursuant to Section 4.01(cc) hereof.

(w) Financial Ability. On the Effective Date, NHTB will have all funds necessary to consummate the Merger and pay the aggregate Merger Consideration to holders of FBFC Stock pursuant to Article III hereof.

(x) NHTB Stock. The shares of NHTB Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

(y) Disclosure. The representations and warranties contained in this Section 4.02, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4.02 not misleading.

ARTICLE V

COVENANTS

Section 5.01 Covenants of FBFC. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of NHTB, FBFC shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. FBFC will use its reasonable best efforts to (i) preserve its business organization intact, (ii) keep available to itself and NHTB the present services of the current officers and employees of FBFC and (iii) preserve for itself and NHTB the goodwill of the customers of FBFC and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the FBFC Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by NHTB, FBFC shall not:

(a) Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights or (ii) permit any additional shares of capital stock to become subject to grants of employee or director stock options or other Rights.

(b) Dividends; Etc. (i) Except as permitted by Section 5.02, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of FBFC Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of FBFC or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal increases in compensation to employees in the ordinary course of business consistent with past practice, provided that such increases shall not result in an annual adjustment in the aggregate of more than three percent (3%) of FBFC’s total salary expense, (ii) for normal incentive and bonus payments to employees in the ordinary course of business consistent with past practice, provided, however, that the aggregate amount of these payments shall not exceed $150,000 and none of such payments shall be non-deductible under Section 280G of the Code. FBFC shall be permitted to make cash contributions to the FBFC 401(k) Plan in the ordinary course of business consistent with past practice.

(d) Hiring. Hire any person as an employee of FBFC or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on FBFC Disclosure Schedule 5.01(d) and (ii) persons hired to fill any vacancies arising after the date hereof at an annual salary of less than $50,000 and whose employment is terminable at the will of FBFC, as applicable.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice and consultation with respect thereto to NHTB, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on FBFC Disclosure Schedule 5.01(e)), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of FBFC.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof or set forth on FBFC Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange

Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to FBFC taken as a whole.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures (i) set forth on FBFC Disclosure Schedule 5.01(i) or (ii) in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j) Governing Documents. Amend FBFC’s Articles of Incorporation or Bylaws.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which FBFC is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by FBFC of an amount which exceeds $25,000 and/or would impose any material restriction on the business of FBFC.

(n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o) Derivatives Transactions. Enter into any Derivatives Transactions, except in the ordinary course of business consistent with past practice.

(p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, borrowings from the FHLB and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank; (ii) any debt security or equity investment of a type or in an amount that is not permissible under the Home Owners’ Loan Act of 1933, as amended, and the rules and regulations of the OTS; (iii) any debt security or equity investment with a final maturity of more than three (3) years; or (iv) any debt security, including mortgage-backed and mortgage related securities, other than U.S. Government and U.S. Government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

(r) Loans. Except to satisfy contractual obligations existing as of the date hereof and set forth on FBFC Disclosure Schedule 5.01(r), make, renegotiate, renew, increase, extend, modify or purchase any Loan other than in accordance with FBFC’s loan policies and procedures in effect as of the date hereof. For purposes of this Section 5.01(r), NHTB’s consent shall be deemed to have been granted if NHTB does not object within two business days of receipt of telephonic notice from FBFC of its intent to make such loan.

(s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than (i) as set forth on FBFC Disclosure Schedule 5.01(s) or (ii) by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice.

(t) Taxes. Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that, for purposes of this subsection (t), “material” shall mean affecting or relating to $25,000 of taxable income.

(u) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by FBFC under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.

(v) Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(x) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02 Dividends. FBFC agrees that, from and after the date hereof until the Effective Time, FBFC may in the ordinary course of business pay regular quarterly cash dividends on outstanding shares of FBFC Stock in amounts consistent with past practice on substantially the same record and payment date schedules as have been utilized in the past; provided, however, that the declaration of the last quarterly dividend of FBFC prior to the Effective Time and the payment thereof shall be coordinated with NHTB so that holders of FBFC Stock do not receive dividends on both FBFC Stock and NHTB Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the FBFC Stock or the NHTB Stock received in the Merger in respect of such quarter.

Section 5.03 Covenants of NHTB. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of FBFC, NHTB will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.04 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.05 FBFC Shareholder Approval. FBFC agrees to take, in accordance with applicable law, the Articles of Incorporation of FBFC and the Bylaws of FBFC, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by FBFC’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “FBFC Meeting”) and, subject to Section 5.08, shall take all lawful action to solicit such approval by such shareholders. FBFC agrees to use its best efforts to convene the FBFC Meeting within thirty-five (35) days after the initial mailing of the Joint Proxy Statement/Prospectus to shareholders of FBFC pursuant to Section 5.08, and in any event shall convene the FBFC Meeting within forty-five (45) days after such mailing. Except with the prior approval of NHTB, no other matters shall be submitted for the approval of FBFC shareholders at the FBFC Meeting. The FBFC Board shall at all times prior to and during the FBFC Meeting recommend adoption of this Agreement by the shareholders of FBFC and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to NHTB or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.11 (a “Change in Recommendation”). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of FBFC for their approval at the FBFC Meeting and nothing contained herein shall be deemed to relieve FBFC of such obligation.

Section 5.06 NHTB Shareholder Approval. NHTB agrees to take, in accordance with applicable law, the Certificate of Incorporation of NHTB and the Bylaws of NHTB, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by NHTB’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “NHTB Meeting”) and, subject to Section 5.08, shall take all lawful action to solicit such approval by such shareholders. NHTB agrees to use its best efforts to convene the NHTB Meeting within thirty-five (35) days after the initial mailing of the Joint Proxy Statement/Prospectus to shareholders of NHTB pursuant to Section 5.08, and in any event shall convene the NHTB Meeting within forty-five (45) days after such mailing. The NHTB Board shall at all times prior to and during the NHTB Meeting recommend adoption of this Agreement by the shareholders of NHTB and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to FBFC or take any other action or make any other public statement inconsistent with such recommendation.

Section 5.07 Merger Registration Statement; Joint Proxy Statement/Prospectus.

(a) Preparation and Filing. For the purposes of (x) registering NHTB Stock to be offered to holders of FBFC Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the FBFC Meeting and the NHTB Meeting, NHTB, at its expense, shall draft and prepare, and FBFC shall cooperate in the preparation of, an S-4 registration statement for the registration of the shares to be issued by NHTB in the Merger (the “Merger Registration Statement”), including the Joint Proxy Statement/Prospectus. NHTB shall provide FBFC and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Joint Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. NHTB shall file the Merger Registration Statement with the SEC. Each of NHTB and FBFC shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of NHTB and FBFC shall thereafter promptly mail the Joint Proxy Statement/Prospectus to their respective shareholders. NHTB shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FBFC shall furnish to NHTB all information concerning FBFC and the holders of FBFC Stock as may be reasonably requested in connection with such action.

(b) Cooperation and Information Sharing. FBFC shall provide NHTB with any information concerning FBFC and First Brandon National Bank that NHTB may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Joint Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Joint Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to FBFC promptly copies of all correspondence between it or any of its representatives and the SEC. NHTB shall provide FBFC and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Joint Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of NHTB and FBFC agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Joint Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of NHTB Stock entitled to vote at the NHTB Meeting and to the holders of FBFC Stock entitled to vote at the FBFC Meeting, at the earliest practicable time.

(c) Supplements or Amendments; Comfort Letters. FBFC and NHTB shall promptly notify the other party if at any time it becomes aware that the Joint Proxy Statement/Prospectus or the Merger Registration Statement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, FBFC shall cooperate with NHTB in the preparation of a supplement or amendment to such Joint Proxy Statement/Prospectus which corrects such misstatement or omission, and NHTB shall file an amended Merger Registration Statement with the SEC, and each of NHTB and FBFC shall mail an amended Joint Proxy Statement/Prospectus to their respective shareholders. FBFC, on the one hand, and NHTB on the other shall each provide to the other a “comfort” letter from its independent registered public accountant, dated as of the date of the Joint Proxy Statement/Prospectus and updated as of the Effective Date of the Merger, with respect to certain financial information regarding FBFC and NHTB in the Joint Proxy Statement/Prospectus, respectively, each in form and substance which is customary in transactions such as the Merger, unless waived by the parties.

Section 5.08 Regulatory Approvals. Each of FBFC and NHTB will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. FBFC and NHTB will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Joint Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of NHTB, Lake Sunapee Bank, FBFC or First Brandon National Bank to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, NHTB, Lake Sunapee Bank, FBFC and First Brandon National Bank shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

Section 5.09 Press Releases. FBFC and NHTB shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. FBFC and NHTB shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 5.10 Access; Information.

(a) FBFC agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford NHTB and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of FBFC and to such other information relating to FBFC as NHTB may reasonably request and, during such period, it shall furnish promptly to NHTB all information concerning the business, properties and personnel of FBFC as NHTB may reasonably request.

(b) All information furnished to NHTB by FBFC pursuant to Section 5.10(a) shall be subject to, and NHTB shall hold all such information in confidence in accordance with, the provisions of the Mutual Agreement of Confidentiality, dated as of August 29, 2006, by and between FBFC and NHTB (the “Confidentiality Agreement”).

(c) No investigation by NHTB of the business and affairs of FBFC shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of NHTB to consummate the transactions contemplated by this Agreement.

Section 5.11 No Solicitation by FBFC.

(a) From the date of this Agreement through the Effective Time, FBFC shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iv) make or authorize any statement or recommendation in support of any Acquisition Proposal. If, and only to the extent that the FBFC Board reasonably determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of FBFC to comply with their respective fiduciary duties under applicable law in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 5.11(a) that the FBFC Board believes in good faith is a Superior Proposal; provided, however, that no Acquisition Proposal shall be considered a Superior Proposal unless, during the three (3) day period following NHTB’s notification of the Superior Proposal, FBFC and its advisors shall have negotiated in good faith with NHTB to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and such negotiations fail to result in the necessary adjustments to this Agreement; and (z) FBFC provides notice to NHTB of its decision to take such action in accordance with the requirements of Section 5.11(b), FBFC may (1) furnish information with respect to FBFC to any Person making such an Acquisition Proposal pursuant to a customary confidentiality agreement (as determined by FBFC after consultation with its outside legal counsel) on terms substantially similar to, and no less favorable to NHTB than, the terms contained in any such agreement between FBFC and NHTB, (2) participate in discussions or negotiations regarding such an Acquisition Proposal and (3) authorize any statement or recommendation in support of such an Acquisition Proposal and withhold, withdraw, amend or modify the recommendation referred to in Section 5.05.

(b) FBFC shall notify NHTB promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to FBFC or for access to the properties, books or records of FBFC by any Person that informs the FBFC Board or a member of the senior management of FBFC that it is considering making, or has made, an Acquisition Proposal. Such notice to NHTB shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of FBFC, and the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. FBFC shall keep NHTB fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. FBFC also shall promptly, and in any event within twenty-four (24) hours, notify NHTB, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 5.11(a).

(c) FBFC shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than NHTB) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than NHTB who have been furnished confidential information regarding FBFC in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date hereof promptly to return or destroy such information. FBFC agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which FBFC is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

(d) FBFC shall ensure that the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of FBFC are aware of the restrictions described in this Section 5.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 5.11 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of FBFC, at the direction or with the consent of FBFC, shall be deemed to be a breach of this Section 5.11 by FBFC.

Section 5.12 Certain Policies. Prior to the Effective Date, FBFC shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of NHTB; provided, however, that FBFC shall not be obligated to take any action pursuant to this Section 5.12 unless and until NHTB acknowledges, and FBFC is satisfied, that all conditions to FBFC’s obligation to consummate the Merger have been satisfied and that NHTB shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by FBFC pursuant to this Section 5.12 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of FBFC or its management with any such adjustments.

Section 5.13 Indemnification.

(a) From and after the Effective Time, NHTB (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of FBFC, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of FBFC or is or was serving at the request of FBFC as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of FBFC, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the Transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Bylaws of NHTB as in effect on the date hereof (subject to change as required by law). NHTB’s obligations under this Section 5.13(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the

Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction, unless counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

(c) Prior to the Effective Time, NHTB shall use its reasonable best efforts to cause the persons serving as directors and officers of FBFC immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by FBFC (provided that NHTB may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to FBFC’s existing coverage limits) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall NHTB be required to expend in any one year more than an amount equal to 150% of the current annual amount expended by FBFC to maintain such insurance (the “Insurance Amount”), and further provided that if NHTB is unable to maintain or obtain the insurance called for by this Section 5.13(c) as a result of the preceding provision, NHTB shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(d) If NHTB or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such Merger or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of NHTB shall assume the obligations set forth in this Section 5.13.

Section 5.14 Employees; Benefit Plans.

(a) Following the Closing Date, NHTB may choose to maintain any or all of the FBFC Benefit Plans in its sole discretion. However, for any FBFC Benefit Plan terminated for which there is a comparable benefit plan of general applicability at NHTB or any Subsidiary of NHTB (each, a “NHTB Benefit Plan”), NHTB shall take all reasonable action so that employees of FBFC shall be entitled to participate in such NHTB Benefit Plan to the same extent as similarly-situated employees of NHTB (it being understood that inclusion of the employees of FBFC in the NHTB Benefit Plans may occur at different times with respect to different plans). NHTB shall cause each NHTB Benefit Plan in which employees of FBFC are eligible to participate to take into account for purposes of eligibility and vesting under the NHTB Benefit Plans (but not for purposes of benefit accrual) the service of such employees with FBFC to the same extent as such service was credited for such purpose by FBFC; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of NHTB to amend or terminate any of the FBFC Benefit Plans or NHTB Benefit Plans (including any defined benefit plan maintained by NHTB) in accordance with their terms at any time; provided, however, that NHTB shall continue to maintain the FBFC Benefit Plans (other than stock-based or incentive plans) for which there is a comparable NHTB Benefit Plan until the FBFC Employees are permitted to participate in the NHTB Benefit Plans, unless such NHTB Benefit Plan has been frozen or terminated with respect to similarly situated employees of NHTB or any Subsidiary of NHTB.

(b) To the extent that the vacation policies of FBFC, as set forth on FBFC Disclosure Schedule 5.14(b), are more favorable to employees than are the vacation policies of NHTB, the FBFC vacation policies will be continued with respect to employees of the Surviving Corporation or a Subsidiary thereof who were employees of FBFC or its Subsidiary prior to the Effective Time. NHTB shall assume and honor, under the vacation policies of FBFC, as disclosed on FBFC Disclosure Schedule 5.14(b), the accrued but unused vacation time of employees of the Surviving Corporation or a Subsidiary thereof who were employees of FBFC or its Subsidiary prior to the Effective Time.

(c) If employees of FBFC become eligible to participate in a medical, dental or health plan of NHTB upon termination of such plan of FBFC, NHTB shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of NHTB, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous FBFC Benefit Plan prior to the Effective Time.

(d) NHTB, the Surviving Corporation and FBFC CEO shall enter into an employment agreement, substantially in the form of Exhibit C hereto, which shall supersede and replace any existing employment or change of control agreement to which FBFC CEO is a party; provided, however, that no such existing or proposed arrangement shall result in or require the payment of any “excess parachute payment” as defined under Section 280G of the Code.

(e) Any employee of FBFC or First Brandon National Bank (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments) whose employment is terminated (other than for cause) prior to the Effective Time at the request of NHTB or within one year thereafter shall be entitled to receive (i) severance payments in an amount equal to two (2) weeks pay for each year of service, with a minimum of four (4) and a maximum of twenty-six (26) weeks of pay.

(f) FBFC shall obtain from each of the individuals named in FBFC Disclosure Schedule 5.14(f) an agreement (a “Settlement Agreement”) to accept in full settlement of his or her rights under the specified programs the amounts and benefits determined under his or her Settlement Agreement (the aggregate amount of such payment to be specified in FBFC Disclosure Schedule 5.14(f)) and pay such amounts to such individuals who are employed at the Effective Time. As to, and only as to, each individual who enters into a Settlement Agreement, NHTB acknowledges and agrees that (i) the Merger constitutes a “change of control” or “change in control” for all purposes pursuant to such change of control agreements; and (ii) in light of NHTB’s plans relating to management assignments and responsibilities with respect to the business of NHTB from and after the Effective Time, each officer or employee who is a party to, or is otherwise subject to, any such agreement will, upon consummation of the Merger, be considered to have terminated employment thereunder and receive the severance or other similar benefits as if there was a termination of employment for “good reason,” regardless of whether such termination of employment has occurred or subsequently occurs. Any officer or employee of FBFC who is a party to a Settlement Agreement shall be entitled to receive the benefits payable or to be otherwise provided under such Settlement Agreement as a result of such deemed termination on the Closing Date, and NHTB agrees to provide the non-cash benefits provided in the Settlement Agreement. In the case of any employee whose is an employee as of the Effective Time and who has executed and delivered a Settlement Agreement, payment of the monetary amounts specified for such person in FBFC Disclosure Schedule 5.14(f) shall be made on the Closing Date.

(g) In addition, NHTB and FBFC may wish to provide retention bonuses to employees of FBFC who remain employed at FBFC through the Effective Time, or at the Surviving Corporation for an interim period following the Effective Time as disclosed in FBFC Disclosure Schedule 5.14(g), and pursuant to a retention agreement to be agreed upon by NHTB and FBFC.

(h) Subject to the occurrence of the Effective Time, the tax-qualified employee stock ownership plan maintained by First Brandon National Bank shall be terminated immediately prior to, and effective as of, the Effective Time (all shares of FBFC Stock held by this plan shall be converted into the right to receive the Merger Consideration as elected by the participants in this plan) with the amounts contained in this plan to be distributed to plan participants in accordance with the plan terms (subject to a receipt of a favorable determination letter from the IRS). Prior to the Effective Time, FBFC and First Brandon National Bank, and following the Effective Time, NHTB shall use their respective best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the tax-qualified employee stock ownership plan maintained by First Brandon National Bank as may be requested by the IRS as a condition to the issuance of a favorable determination letter). First Brandon National Bank, and following the Effective Time, NHTB, will adopt such amendments to the plan to effect the provisions of this Section 5.14(h).

Section 5.15 Notification of Certain Changes. NHTB and FBFC shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article IV in order to determine the fulfillment of the conditions set forth in Sections 6.02(a) or 6.03(a) hereof, as the case may be, or the compliance by FBFC or NHTB, as the case may be, with the respective covenants and agreements of such parties contained herein.

Section 5.16 Current Information. During the period from the date of this Agreement to the Effective Time, FBFC will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of NHTB and to report the general status of the ongoing operations of FBFC. Without limiting the foregoing, FBFC agrees to provide NHTB (i) a copy of each report filed by FBFC with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) monthly updates of the information required to be set forth in FBFC Disclosure Schedule 4.01(v).

Section 5.17 Board Packages. FBFC shall distribute a copy of the FBFC Board package, including the agenda and any draft minutes, to NHTB at the same time and in the same manner in which it distributes a copy of such packages to the FBFC Board; provided, however, that FBFC shall not be required to copy NHTB on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of FBFC or any other matter that the FBFC Board has been advised of by counsel that such distribution to NHTB may violate a confidentiality obligation or fiduciary duty or any law or regulation.

Section 5.18 Transition; Informational Systems Conversion. From and after the date hereof, NHTB and FBFC shall use their reasonable best efforts to facilitate the integration of FBFC with the business of NHTB following consummation of the Transactions, and shall meet on a regular basis to discuss and plan for the conversion of FBFC’s its Subsidiaries’ data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by NHTB and its Subsidiaries, which planning shall include, but not be limited to, (a) discussion of FBFC’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by FBFC in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. FBFC shall take all action which is necessary and appropriate to facilitate the Informational Systems Conversion; provided, however, that NHTB shall indemnify FBFC for any reasonable out-of-pocket fees, expenses or charges that FBFC may incur as a result of taking, at the request of NHTB, any action to facilitate the Informational Systems Conversion. If this Agreement is terminated by NHTB and/or FBFC in accordance with Sections 7.01(a), (b), (c), or (f), or by FBFC only in accordance with Sections 7.01(d), (e) or (g), NHTB shall indemnify FBFC for any reasonable fees, expenses or charges related to reversing the Informational Systems Conversion.

Section 5.19 Affiliates. FBFC shall use its reasonable best efforts to cause each director, executive officer and other Person who is an “affiliate” (for purposes of Rule 145(c) under the Securities Act) of FBFC to deliver to NHTB, as soon as practicable after the date of this Agreement and in no event later than thirty (30) days after the date of this Agreement, a written agreement in the form of Exhibit D hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of NHTB Stock to be received by such “affiliate” as a result of the Merger except in compliance with the appropriate provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of FBFC and NHTB to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of FBFC Stock and this Agreement shall have been approved by the requisite vote of the holders of outstanding shares of NHTB Stock.

(b) Regulatory Approvals. All consents and approvals of a Governmental Authority required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(c) Registration Statement Effective. The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

(d) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.

(e) Tax Opinions. NHTB shall have received a letter setting forth the written opinion of Thacher Proffitt & Wood llp, in and form and substance reasonably satisfactory to NHTB, dated as of the Closing Date, and FBFC shall have received a letter setting forth the written opinion of Cranmore, FitzGerald & Meaney, in form and substance reasonably satisfactory to FBFC, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a)(i)(A) of the Code, and the Bank Merger will not adversely affect the Merger from qualifying as a reorganization within the meaning of Section 368(a)(i)A)of the Code.

(f) Adverse Regulatory Conditions. No regulatory approval referred to in Section 6.01(b) hereof shall contain any condition, restriction or requirement which the Board of Directors of NHTB or the Board of Directors of FBFC reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that NHTB or FBFC would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof.

Section 6.02 Conditions to Obligations of FBFC. The obligations of FBFC to consummate the Merger also are subject to the fulfillment or written waiver by FBFC prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of NHTB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on NHTB. FBFC shall have received a certificate, dated the Closing Date, signed on behalf of NHTB by the Chief Executive Officer and the Chief Financial Officer of NHTB to such effect.

(b) Performance of Obligations of NHTB. NHTB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FBFC shall have received a certificate, dated the Closing Date, signed on behalf of NHTB by the Chief Executive Officer and the Chief Financial Officer of NHTB to such effect.

(c) Other Actions. NHTB shall have furnished FBFC with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as FBFC may reasonably request.

Section 6.03 Conditions to Obligations of NHTB. The obligations of NHTB to consummate the Merger also are subject to the fulfillment or written waiver by NHTB prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of FBFC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on FBFC or the Surviving Corporation. NHTB shall have received a certificate, dated the Closing Date, signed on behalf of FBFC by the Chief Executive Officer of FBFC to such effect.

(b) Performance of Obligations of FBFC. FBFC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NHTB shall have received a certificate, dated the Closing Date, signed on behalf of FBFC by the Chief Executive Officer of FBFC to such effect.

(c) Voting Agreements. The Voting Agreements shall have been executed and delivered by each director and executive officer of FBFC concurrently with FBFC’s execution and delivery of this Agreement.

(d) Other Actions. FBFC shall have furnished NHTB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as NHTB may reasonably request.

Section 6.04 Frustration of Closing Conditions. Neither NHTB nor FBFC may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to Section 5.04.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the Transactions may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of NHTB and FBFC if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) No Regulatory Approval. By FBFC or NHTB, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval. By either NHTB or FBFC (provided, in the case of FBFC, that it shall not be in material breach of any of its obligations under Section 5.05, and, in the case of NHTB, that is shall not be in material breach of its obligations under Section 5.06), if the approval of the shareholders of FBFC or the approval of the shareholders of NHTB required for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either NHTB or FBFC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 6.02(a) (in the case of a breach of a representation or warranty by NHTB) or Section 6.03(a) (in the case of a breach of a representation or warranty by FBFC).

(e) Breach of Covenants. By either NHTB or FBFC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by NHTB) or Section 6.03(b) in the case of a breach of a representation or warranty by FBFC).

(f) Delay. By either NHTB or FBFC if the Merger shall not have been consummated on or before September 30, 2007 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Price Decline. By FBFC, if the FBFC Board so determines by a majority vote of the members of the entire FBFC Board, at any time during the five business-day period commencing on the Regulatory Approval Date if both of the following conditions are satisfied:

(i) The NHTB Market Value on the Regulatory Approval Date is less than $13.19, adjusted as indicated in the last sentence of this Section 7.01(g); and

(ii) the number obtained by dividing the NHTB Market Value on the Regulatory Approval Date by the Initial NHTB Market Value shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.15;

(iii) subject, however, to the following three sentences. If FBFC elects to exercise its termination right pursuant to this Section 7.01(g), it shall give prompt written notice thereof to NHTB. During the five Business Day period commencing with its receipt of such notice, NHTB shall have the option to increase the consideration to be received by the holders of FBFC Stock who elect to receive NHTB Stock hereunder by adjusting the Exchange Ratio to one of the following quotients at its sole discretion: (i) a quotient, the numerator of which is equal to the product of the Initial NHTB Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the NHTB Market Value on the Regulatory Approval Date; or (ii) the quotient determined by dividing $16.49 by the NHTB Market Value on the Regulatory Approval Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and .80. If NHTB so elects, it shall give, within such five business-day period, written notice to FBFC of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 7.01(g) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 7.01(g), the following terms shall have the meanings indicated below:

(iv) “Regulatory Approval Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).

(v) “Final Index Price” means the sum of the Final Prices for each company comprising the Index Group multiplied by the weighting set forth opposite such company’s name in the definition of Index Group below.

(vi) “Final Price,” with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the twenty consecutive trading days immediately preceding the Regulatory Approval Date.

(vii) “Index Group” means the NASDAQ Bank Index.

(viii) “Index Ratio” shall be the Final Index Price divided by the Initial Index Price.

(ix) “Initial Index Price” means the sum of the per share closing sales price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded on the trading day immediately preceding the public announcement of this Agreement.

(x) “Initial NHTB Market Value” means the average of the daily closing sales prices of a share of NHTB Stock, as reported on the Nasdaq Global Market, for the twenty consecutive trading days immediately preceding the public announcement of this Agreement, adjusted as indicated in the last sentence of this Section 7.01(g).

(xi) “NHTB Market Value” shall be the average of the daily closing sales prices of a share of NHTB Stock as reported on the Nasdaq Global Market for the twenty consecutive trading days immediately preceding the Regulatory Approval Date.

(xii) If NHTB or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Regulatory Approval Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 7.01(g).

(h) Failure to Recommend; Third-Party Acquisition Transaction; Etc. By NHTB or FBFC, if at any time prior to the FBFC Meeting and the NHTB Meeting (i) FBFC shall have breached its obligations under Section 5.11, (ii) the FBFC Board shall have failed to make its recommendation referred to in Section 5.05, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of NHTB, (iii) the FBFC Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than NHTB or a Subsidiary of NHTB or (iv) FBFC shall have materially breached its obligations under Section 5.05 by failing to call, give notice of, convene and hold the FBFC Meeting in accordance with Section 5.05.

Section 7.02 Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by NHTB while structuring and pursuing the Merger, the parties hereto agree that FBFC shall pay to NHTB a termination fee of 4% of the aggregate transaction value within three (3) Business Days after written demand for payment is made by NHTB, following the occurrence of any of the events set forth below:

(a) NHTB or FBFC terminates this Agreement pursuant to Section 7.01(h); or

(b) FBFC enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving FBFC within eighteen (18) months following the termination of this Agreement by NHTB pursuant to Section 7.01(d) or Section 7.01(e) because of a willful breach by FBFC after an Acquisition Proposal has been publicly announced or otherwise made known FBFC.

Section 7.03 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.02 and Section 8.01 and (ii) that termination will not relieve a breaching party from liability for money damages for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination. Nothing in Section 7.02 or this Section 7.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 5.10(b), 7.02 and this Article VIII, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 8.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the FBFC Meeting no amendment shall be made which by law requires further approval by the shareholders of FBFC without obtaining such approval, and after the NHTB Meeting no amendment shall be made which by law requires further approval by the shareholders of NHTB without obtaining such approval.

Section 8.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 8.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard for conflict of law provisions.

Section 8.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transactions, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 8.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to NHTB:

New Hampshire Thrift Bancshares, Inc.
Attention:	Stephen W. Ensign
Chairman, President and Chief Executive Officer

9 Main Street
Newport, NH 03773
Fax:	603-863-9571

With a copy to:
Thacher Proffitt & Wood LLP
1700 Pennsylvania Avenue, NW
Suite 800
Washington, DC 20006
Attention:	Richard A. Schaberg, Esq.
Fax:	(202) 626-1930

If to FBFC:
First Brandon Financial Corporation
Attention:	Scott Cooper
President and Chief Executive Officer
Two Park Street
Brandon, VT 05733
Fax:	802-247-5561

With a copy to:
Cranmore, FitzGerald & Meaney
49 Wethersfield Avenue
Hartford, Connecticut 06114
Attention:	J.J. Cranmore, Esq.
Fax:	(860) 522-3379

Section 8.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Plan of Bank Merger, the Voting Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement, the Plan of Bank Merger, the Voting

Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce NHTB’s obligation under Section 5.13, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.08 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:	/s/ Stephen W. Ensign
Name:	Stephen W. Ensign
Title:	Chairman, President and CEO

FIRST BRANDON FINANCIAL CORPORATION

By:	/s/ Scott Cooper
Name:	Scott Cooper
Title:	President & Chief Executive Officer

December 14, 2006

Board of Directors

First Brandon Financial Corporation

Two Park Street

Brandon, VT 05733

Dear Board Members:

You have requested our written opinion, as an independent financial advisor to First Brandon Financial Corporation (“FBDN”) as to the fairness, from a financial point of view to FBDN and its stockholders, of the consideration to be paid for the shares as proposed in the Agreement by and between New Hampshire Thrift Bancshares, Inc. and FBDN dated December 14, 2006 (the “Agreement”), pursuant to which New Hampshire Thrift Bancshares, Inc. and its wholly-owned subsidiary Lake Sunapee Bank, fsb (the two entities collectively referred to as “NHTB”) will acquire FBDN.

Pursuant to the Agreement and subject to certain limitations, FBDN stockholders shall have the right to elect to receive (i) cash of $44.01 per share, (ii) 2.67 shares of NHTB or (iii) a combination thereof. The overall consideration mix shall be 80% NHTB common shares and 20% cash. The Agreement also provides for potential adjustment in the event the price of NHTB declines in excess of a specified double trigger mechanism and certain other actions occur.

In general, FinPro, Inc. (“FinPro”) provides investment banking and consulting services to the bank and thrift industry, including appraisals and valuations of bank and thrift institutions and their securities in connection with mergers, acquisitions and other securities transactions. FinPro has knowledge of and experience with the New England bank and thrift market and financial institutions operating in this market. FBDN’s Board chose FinPro because of its expertise, experience and familiarity with the bank and thrift industry.

FBDN retained FinPro to advise the Board of Directors of FBDN in connection with its merger and acquisition activities. Pursuant to its engagement, FinPro will be paid a fee for rendering its fairness opinion relating to the merger. FBDN will pay FinPro a fee equal to 1.00% of the Aggregate Purchase Price, as defined in the engagement letter, or approximately $220,000 in the aggregate for rendering its fairness opinion and for its financial advisory assistance. The majority of FinPro’s fee is contingent upon the consummation of the proposed acquisition. Additionally, FBDN has agreed to reimburse FinPro for its out-of-pocket expenses and has agreed to indemnify FinPro and certain related persons against certain liabilities possibly incurred in connection with the services performed.

Prior to being retained as FBDN’s financial advisor for this transaction, FinPro provided professional services to FBDN and has been paid for such services. The fees paid to FinPro by FBDN, prior to being retained as FBDN’s financial advisor, are not material relative to FinPro’s annual gross revenues. FinPro has never provided professional services to NHTB.

20 Church Street • P.O. Box 323 • Liberty Corner, NJ 07938-0323 • Tel: 908.604.9336 • Fax: 908.604.5951

Fairness Opinion as December 14, 2006	Page: 2

In connection with its opinion, FinPro reviewed and considered, among other things:

(i)	the Agreement and the exhibits thereto;

(ii)	historic changes in the market for bank and thrift stocks;

(iii)	the trading history and performance of NHTB’s and FBDN’s common stock;

(iv)	trends and changes in the financial condition of FBDN and NHTB beginning with the twelve month period ended December 31, 2001;

(v)	the most recent annual report to stockholders of FBDN and NHTB;

(vi)	the most recent 10-K of NHTB;

(vii)	quarterly reports on Form 10-Q of NHTB and quarterly earnings reports of FBDN;

(viii)	the most recent audit letter to FBDN and NHTB; and

(ix)	recent regulatory exam reports of FBDN and NHTB.

We also had discussions with the management of FBDN and NHTB regarding their respective financial results and have analyzed the most current financial data available for FBDN and NHTB. In addition, we considered financial studies, analyses and investigations and economic and market information that we deemed relevant. We also considered the potential pro forma financial impact of the acquisition, including assumed operating synergies.

We considered certain financial data of FBDN and compared that data to other banks and their holding companies that were recently merged or acquired. Furthermore, we considered the financial terms of these business combinations involving these banks and their holding companies.

FinPro did not independently verify the financial data provided by or on behalf of FBDN and NHTB, but instead relied upon and assumed the accuracy and completeness of the data provided.

In reaching our opinion, we took into consideration the financial benefits of the proposed transaction to FBDN stockholders. Based on all factors deemed relevant and assuming the accuracy and completeness of the information and data provided by FBDN and NHTB, it is FinPro’s opinion as of this date, the merger consideration being offered by NHTB is fair, from a financial point of view, to FBDN and its stockholders.

Respectfully Submitted,

/s/ FinPro, Inc.

FinPro, Inc.
Liberty Corner, New Jersey

20 Church Street • P.O. Box 323 • Liberty Corner, NJ 07938-0323 • Tel: 908.604.9336 • Fax: 908.604.5951

B-2

[Letterhead of Keefe, Bruyette & Woods, Inc.]

December 14, 2006

The Board of Directors

New Hampshire Thrift Bancshares, Inc.

Nine Main Street

Newport, NH 03773

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to New Hampshire Thrift Bancshares, Inc. (“New Hampshire Thrift”) of the consideration offered in the proposed merger (“the Merger”) with First Brandon Financial, Inc. (“First Brandon”) pursuant to the Agreement and Plan of Merger, dated as of December 14, 2006, among New Hampshire Thrift and First Brandon (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.40 per share, of First Brandon will be converted into cash or New Hampshire Thrift common stock, par value $0.01 per share. In the aggregate, 80% of the First Brandon common shares will receive 2.67 New Hampshire Thrift common shares per First Brandon common share and 20% of the First Brandon common shares will receive $44.01 in cash per share (the “Merger Consideration”). Each holder of First Brandon common shares may elect to receive shares of New Hampshire Thrift common stock or cash subject to proration adjustments further described in the Agreement.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, First Brandon and New Hampshire Thrift, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Brandon and New Hampshire Thrift for our own account and for the accounts of our customers. To the extent we have any such positions as of the date of this opinion it has been disclosed to New Hampshire Thrift. We have acted exclusively for the Board of Directors of New Hampshire Thrift in rendering this fairness opinion and will receive a fee from New Hampshire Thrift for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Brandon and New Hampshire Thrift and the Merger, including among other things, the following: (I) the Agreement; (ii) the Annual report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2005 of New Hampshire Thrift; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of New Hampshire Thrift; (iv) the FFIEC call reports for the last four quarters ended September 30, 2005 for First Brandon; and (v) other financial information concerning the businesses and operations of First Brandon and New Hampshire Thrift furnished to us by First Brandon and New Hampshire Thrift for purposes of our analysis. We have also held discussions with senior management of First Brandon and New Hampshire Thrift regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for First Brandon and New Hampshire Thrift with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of First Brandon and New Hampshire Thrift as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for First Brandon and New Hampshire Thrift are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of First Brandon or New Hampshire Thrift, nor have we examined any individual credit files.

C-2

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of First Brandon and New Hampshire Thrift; (ii) the assets and liabilities of First Brandon and New Hampshire Thrift; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the per share merger consideration in the Merger is fair, from a financial point of view, to New Hampshire Thrift.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

C-3

TITLE 11A

Vermont Business Corporations

CHAPTER 13. DISSENTERS’ RIGHTS

Subchapter I. Right to Dissent and Obtain Payment for Shares

§ 13.01. Definitions

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 13.02 of this title and who exercises that right when and in the manner required by sections 13.20 through 13.28 of this title.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 13.02. Right to dissent

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Merger. Consummation of a plan of merger to which the corporation is a party

(A) if shareholder approval is required for the merger by section 11.03 of this title or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B) if the corporation is a subsidiary that is merged with its parent under section 11.04 of this title;

(2) Share exchange. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Sale of assets. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) Amendment to articles. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) alters or abolishes a preferential right of the shares;

(B) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04 of this title; or

(5) Market exception. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 13.03. Dissent by nominees and beneficial owners

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if:

(1) he or she submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) he or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

Subchapter II. Procedure for Exercise of Dissenters’ Rights

§ 13.20. Notice of dissenters’ rights

(a) If proposed corporate action creating dissenters’ rights under section 13.02 of this title is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under section 13.02 of this title is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 13.22 of this title.

§ 13.21. Notice of intent to demand payment

(a) If proposed corporate action creating dissenters’ rights under section 13.02 of this title is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights

(1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated; and

(2) must not vote his or her shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his or her shares under this chapter.

§ 13.22. Dissenters’ notice

(a) If proposed corporate action creating dissenters’ rights under section 13.02 of this title is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 13.21 of this title.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken, and must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

(5)	be accompanied by a copy of this chapter.

§ 13.23. Duty to demand payment

(a) A shareholder sent a dissenters’ notice described in section 13.22 of this title must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to section 13.22(b)(3) of this title, and deposit his or her certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his or her share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under this chapter.

§ 13.24. Share restrictions

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 13.26 of this title.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

§ 13.25. Payment

(a) Except as provided in section 13.27 of this title, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13.23 of this title the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares and how such estimate was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand payment under section 13.28 of this title; and

(5) a copy of this chapter.

§ 13.26. Failure to take action

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 13.22 of this title and repeat the payment demand procedure.

§ 13.27. After-acquired shares

(a) A corporation may elect to withhold payment required by section 13.25 of this title from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate and calculation of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under section 13.28 of this title.

§ 13.28. Procedure if shareholder dissatisfied with payment or offer

(a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate (less any payment under section 13.25 of this title), or reject the corporation’s offer under section 13.27 of this title and demand payment of the fair value of his or her shares and interest due, if:

(1) the dissenter believes that the amount paid under section 13.25 or offered under section 13.27 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

(2) the corporation fails to make payment under section 13.25 within 60 days after the date set for demanding payment; or

(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this section within 30 days after the corporation made or offered payment for his or her shares.

Subchapter III. Judicial Appraisal of Shares

§ 13.30. Court action

(a) If a demand for payment under section 13.28 of this title remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the superior court of the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment

(1) for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation; or

(2) for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 13.27 of this title.

§ 13.31. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under section 13.30 of this title shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 13.28 of this title.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 13.20 through 13.28 of this title; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Audit Committee of the Board of Directors of

New Hampshire Thrift Bancshares, Inc.

Charter

I.	Statement of Policy

The primary function of the Audit Committee of the Board of Directors of New Hampshire Thrift Bancshares, Inc. (“Company”) is to oversee the accounting and financial reporting process of the Company and audits of the Company’s financial statements. In addition, the Audit Committee must provide assistance to the Company’s Board of Directors in fulfilling its responsibilities to the Company’s shareholders and the investment community relating to the Company’s accounting and reporting practices and the quality and integrity of the Company’s financial reports. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication among the Company’s Board of Directors, independent auditors, internal auditors and senior management.

II.	Composition of the Audit Committee

The Audit Committee shall consist of no fewer than three members, each of whom shall meet the criteria for independence established by the rules and regulations of the Nasdaq Stock Market listing standards and who the Board has affirmatively determined does not have a material relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment as an Audit Committee member. At least one Committee member must be an “Audit Committee financial expert,” as defined by the rules and regulations of the Securities and Exchange Commission. Audit Committee members and the Audit Committee chairman shall be appointed by the Chairman of the Board on the recommendation of the Nominating Committee. If an Audit Committee chairman is not designated or present, the members of the Audit Committee may designate a chairman by majority vote of the Audit Committee membership.

III.	Meetings

The Audit Committee shall meet at least four times a year or more frequently as circumstances require. The Audit Committee shall maintain minutes of each meeting of the Audit Committee and shall report the actions of the Audit Committee to the Board of Directors, with such recommendations as the Audit Committee deems appropriate. The Audit Committee may meet periodically with the internal auditor, the independent auditors and the Company’s financial management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee. The Audit Committee should meet with financial management quarterly to review the Company’s quarterly report on Form 10-Q, along with the review statement from the independent auditors, before it is filed with the Securities and Exchange Commission. The Audit Committee shall meet with the independent auditors any time the Audit Committee deems it appropriate. The Audit Committee will review any public announcement of the Company’s financial results, audited or unaudited, before such announcement is made.

IV.	Responsibilities and Duties of the Audit Committee

The primary duties and responsibilities of the Audit Committee are to oversee and monitor the Company’s financial reporting process and internal control system and review and evaluate the performance of the Company’s independent auditors and internal auditing staff. In fulfilling these duties and responsibilities, the Audit Committee shall take the following actions, in addition to performing such functions as may be assigned by law, the Company’s charter or bylaws or the Board of Directors:

1.	The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any independent auditor engaged (including, resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditor must report directly to the Audit Committee.

2.	The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms) to be performed for the Company by its independent auditor, subject to the deminimis exception for non-audit services described below which are approved by the Committee prior to completion of the audit.

Exception: The pre-approval requirement set forth above, shall not be applicable with respect to non-audit services if:

(i)	The aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Company to its auditor during the fiscal year in which the services are provided;

(ii)	Such services were not recognized by the Company at the time of the engagement to be non-audit services; and

(iii)	Such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee.

Delegation. The Audit Committee may delegate to one or more designated members of the Committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated under this paragraph to pre-approve activities under this subsection shall be presented to the full Audit Committee at its next scheduled meeting.

3.	The Audit Committee, in its capacity as a committee of the Board, shall determine, and the Company shall provide, funding for payment of: (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any advisers employed by the Audit Committee, and as permitted by this Charter; and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

4.	As part of the audit process, the Audit Committee shall meet with the independent auditors to discuss and decide the audit’s scope. The Audit Committee shall determine that the independent audit team engaged to perform the external audit consists of competent, experienced, financial institution auditing professionals.

5.	The Audit Committee shall require the independent auditors to submit, on an annual basis, a formal written statement setting forth all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard 1, that may affect the objectivity and independence of the independent auditors, and the Audit Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor. The Audit Committee shall take, or recommend that the full Board take, appropriate action to ensure the independence of the independent auditors.

6.	The Audit Committee shall require the independent auditors to advise the Company of any fact or circumstance that might adversely affect the independent auditors’ independence or judgment with respect to the Company under applicable auditing standards, including any significant changes to the Company’s accounting principles and any items required to be communicated by the Independent Auditors in accordance with SAS 61, as amended.

7.	The Audit Committee shall require the independent auditors to advise the Company if it becomes aware that any officer or employee of the Company, or its direct or indirect subsidiaries or affiliates, is related to a partner, employee or other representative of the independent auditors, to the extent that such relationship might adversely affect the Company under applicable auditing standards.

8.

The Audit Committee shall periodically meet with the independent auditors, with no management in attendance, to discuss the quality of the Company’s accounting principles as applied in its financial reporting, including issues such as (a) the appropriateness, not just the acceptability, of the accounting principles and financial disclosure practices used or proposed to be used by the Company, (b) the clarity of the Company’s financial disclosures and (c) the degree of aggressiveness or conservatism that exists in the Company’s accounting principles and underlying estimates and other significant decisions made by the Company’s management in preparing the financial disclosure as reviewed by the independent auditors. The Audit Committee shall then meet among themselves, without operating management or the independent auditors being present, to discuss the information presented to them.

9.	The Audit Committee shall require the independent auditors, in reviewing the Company’s financial reporting and in advising the Audit Committee, to take into account the requirements imposed by, and the interpretations of, the applicable federal and state banking regulators.

10.	The Audit Committee shall meet with the independent auditors and management to review the Company’s annual report on Form 10-K and discuss any significant adjustments, management judgments and accounting estimates and any significant new accounting policies before such form is filed with the Securities and Exchange Commission.

11.	Upon the completion of the annual audit, the Audit Committee shall review the audit findings, including any comments or recommendations of the independent auditors, with the entire Board of Directors and state its recommendation to the Board of Directors as to whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

12.	The Audit Committee shall meet at least annually with the Company’s internal auditor to assure itself that the Company has a strong internal auditing function by reviewing the internal audit program and assessing (grading) risk areas along with a proper control environment that promotes accuracy and efficiency in the Company’s operations.

13.	The Audit Committee must assure itself that the internal auditor is free from operational duties, and that the internal auditor reports directly to the Board of Directors or the Audit Committee regarding any audit concerns or problems.

14.	The Audit Committee shall receive from the Company’s internal auditor a quarterly report, which includes a summary of findings from completed internal audits and a progress report on the internal audit plan, together with explanations for any deviations from the original plan.

15.	The Audit Committee shall review the regular internal reports to management prepared by the internal auditing department and management’s response.

16.	The Audit Committee shall review the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

17.	The Audit Committee shall consider and review with management and the internal auditor: (a) significant findings during the year and management’s responses thereto, including the status of previous audit recommendations, (b) any difficulties encountered in the course of their audits, including any restrictions on the scope of activities or access to required information, (c) any changes required in the planned scope of the internal audit plan and (d) the internal auditing department budget and staffing.

18.	The Audit Committee may consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices, as suggested by the independent auditors, the internal auditor or management, and the Audit Committee shall review with the independent auditors, the internal auditor and management the extent to such changes have been implemented (to be done at an appropriate amount of time subsequent to the implementation of such changes, as decided by the Audit Committee).

19.	The Audit Committee shall inquire of the Company’s chief executive officer and chief financial officer as to the existence of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

20.	The Audit Committee shall investigate or consider such other matters within the scope of its responsibilities and duties as the Audit Committee may, in its discretion, determine to be advisable, and the Audit Committee shall have the authority to engage independent counsel and other advisers as it deems necessary to carry out its duties.

21.	The Audit Committee shall prepare a report for inclusion in the Company’s proxy statement describing the discharge of the Audit Committee’s responsibilities.

22.	The Audit Committee shall update this Charter annually and ascertain that it is reported in the Company’s proxy statement at least once every three years.

23.	The Audit Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters.

24.	The Audit Committee shall establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

25.	The Audit Committee shall approve all related party transactions. For such purpose, a “related party transaction” shall mean any transaction to be disclosed pursuant to SEC Regulation S-K, Item 404.

New Hampshire Thrift Bancshares, Inc.

Audit Committee

Audit Committee Members

At least 3 members, all of whom must be independent

Full Board designates committee members at the annual meeting of the Board of Directors on the recommendation of the Nominating Committee

Full Board designates one member as chairman on the recommendation of the Nominating Committee

Committee Tasks

Annually

Appoint and recommend to Board the engagement and/or replacement of independent auditors

Determine independent auditors compensation

Pre-approve all auditing services and permitted non-audit services by independent auditors

Require written statement from independent auditors attesting to their independence

Require independent auditors to advise NHTB of any fact that may compromise its independence

Require independent auditors to disclose any relationships between auditors and employees

Meet with independent auditors:

•	Discuss audit scope with independent auditors

•	Review Form 10-K and discuss significant adjustments, before filing

•	Privately, to discuss fullness and accuracy of financial reports

•	Privately, to discuss internal controls

Review audit findings with the entire Board

Make recommendation to Board to include financial statements in annual report on 10-K

Review internal audit function including internal audit plans

Prepare a report for inclusion in the proxy statement, describing discharge of duties

Quarterly

Hold meetings, keep minutes

Meet with CFO

Review Form 10-Q along with review statement from independent auditors

Review internal audit reports along with management’s response

Meet with management and internal auditor

•	Review significant findings along with management’s response

•	Review status of previous audit recommendations

•	Discuss any difficulties encountered in conducting the audit

•	Consider changes in planned scope of internal audit plans

•	Consider internal audit staffing and budget

Prior to public announcement of financial results

Review announcement before it is released

Discretionary

Meet in separate executive sessions to discuss matters privately

Meet with internal auditor, independent auditors, financial management

Consider changes to Company accounting principals & practices and auditing

Authority

The Audit Committee may, at its discretion, retain independent counsel, accountants, or others for assistance with matters within the scope of its responsibilities and duties.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section is intended to help you understand the financial performance of First Brandon through a discussion of the factors affecting its financial condition at December 31, 2006 and 2005 and its consolidated results of operations for the years ended December 31, 2006, 2005 and 2004. This section should be read in conjunction with the Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements beginning on page [__] of this proxy statement-prospectus.

General

First Brandon Financial Corporation (“First Brandon”) is a Vermont corporation that became the holding company of First Brandon National Bank (“Bank”) on September 30, 2005. The Bank is a nationally chartered bank, which was incorporated in 1863 and is headquartered in Brandon, Vermont. The bank operates three full service retail bank branches, a drive up facility and a limited service facility. First Brandon’s consolidated results of operations depend primarily on net interest income. Net interest income is the difference between the interest income earned on interest-earning assets and the interest paid on interest-bearing liabilities. Interest earning assets consist primarily of real estate mortgage loans, commercial loans, installment loans, mortgage-backed securities and investment securities. Interest-bearing liabilities consist primarily of certificates of deposit, money market accounts, savings accounts, and NOW accounts, repurchase agreements and borrowings from the Federal Home Loan Bank of Boston. The consolidated results of operations are also affected by provisions for loan losses, non-interest income and non-interest expense. Non-interest expense includes salaries and employee benefits, occupancy expenses and other general and administrative expenses. Non-interest income primarily includes service charges and gains (losses) on sales of securities.

Overview

First Brandon recorded net income of $1.3 million, or $2.60 per share, for the year ended December 31, 2006. This compares to net income of $1.2 million, or $2.42 per share for the year ended December 31, 2005. Results in 2006 have been positively impacted by a $275 thousand reduction in the allowance for loan and lease losses (ALLL) and adversely impacted by the charge-off of $146 thousand in premiums from the prepayment of several SBA and USDA loans that had been purchased in the secondary market. 2006 operating results also include merger related costs totaling approximately $65 thousand.

Summary of Critical Accounting Policies

Management’s discussion and analysis of First Brandon’s financial condition is based on the consolidated financial statements which are prepared in accordance with U.S. generally accepted accounting principles, which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. While First Brandon bases its estimates on historical experience, current information and other factors deemed to be relevant, actual results could differ from those estimates.

First Brandon considers the following accounting policies to be most critical in their potential effect on its financial position or results of operation: the allowance for loan losses, other than temporary impairment of securities and accounting for income taxes.

In addition to the information disclosed in the Notes to the Consolidated Financial Statements, each of these accounting policies is described in detail in the applicable sections of the Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Allowance for Loan Losses. During 2006, First Brandon updated the allowance for loan and lease loss methodology in keeping with revised regulatory and accounting guidelines. The allowance for loan losses represents management’s estimate of an amount deemed adequate to provide for probable losses which may be incurred on loans currently outstanding. The allowance is increased by provisions charged to expense and reduced by net charge-offs.

The level of the allowance, including charge-offs, is based on management’s evaluation of probable losses in the portfolio after consideration of prevailing economic conditions, the volume and nature of the loan portfolio, historical loan loss experience and individual credit situations.

The allowance for loan and lease losses is comprised of specific allocations for individual loans plus a general allocation which is determined by loss factors associated with homogenous loan types (i.e. commercial, consumer or mortgage) and allocated accordingly. The allowance for loan and lease losses is calculated quarterly to determine adequacy.

Other Than Temporary Impairment of Securities. First Brandon evaluates all of its investment securities on an individual basis no less frequently than quarterly for “other-than-temporary” impairment. Declines in fair value of available-for-sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of First Brandon to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in value.

Income Taxes. First Brandon recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates expected to be applied to taxable income in the years in which the differences are expected to be settled. The determination of whether deferred tax assets will be realizable is predicated on estimates of future taxable income. Such estimates are subject to management’s judgment. A valuation reserve is established when management is unable to conclude that is more likely than not that it will realize deferred tax assets based on the nature and timing of these items.

Average Balance Sheet and Analysis of Net Interest income and Rates

The following table sets forth certain information for the years ended December 31, 2006, 2005, and 2004. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. Average balances are year-end average balances.

	For the Year Ended December 31,
	2006			2005			2004
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Federal funds sold	$5,476	$278	5.08%	$1,877	$57	3.04%	$1,914	$31	1.62%
Investment securities and other	21,554	866	4.02%	24,437	940	3.85%	24,353	932	3.83%
Loans	64,516	4,652	7.21%	64,496	4,300	6.67%	60,112	3,941	6.56%
Total interest- earning assets	91,546	5,796	6.33%	90,810	5,297	5.83%	86,379	4,904	5.68%
Non-interest earning assets:
Cash and due from banks	2,356			2,515			2,381
Allowance for loan losses	(792)			(883)			(860)
Other assets	4,613			4,446			4,312

Total non-interest- earning assets	6,177			6,078			5,833
Total Assets	$97,723			$96,888			$92,212

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest bearing liabilities:
NOW	$8,267	$17	0.21%	$8,215	$12	0.15%	$7,271	$12	0.17%
Money market accounts	19,314	443	2.29%	20,221	249	1.23%	19,292	125	0.65%
Regular savings accounts	14,110	71	0.50%	14,915	61	0.41%	13,631	54	0.40%
Time deposits	28,524	954	3.34%	25,521	525	2.06%	25,774	458	1.78%

Total interest bearing deposits	70,215	1,485	2.11%	68,872	847	1.23%	65,968	649	0.98%
Repurchase Agreements	2,021	43	2.13%	1,980	25	1.26%	1,197	9	0.75%
Federal Home Loan Bank advances	1,158	44	3.80%	2,657	97	3.65%	3,536	105	2.97%
Total interest-bearing liabilities	73,394	1,572	2.14%	73,509	969	1.32%	70,701	763	1.08%
Demand deposits	13,078			12,952			11,774
Other liabilities	888			840			933
Stockholders’ equity	10,363			9,587			8,804

Total liabilities and stockholders’ equity	$97,723			$96,888			$92,212

Net interest income		4,224			4,328			4,141
Interest rate spread			4.19%			4.51%			4.60%
Net yield on earning assets			4.61%			4.77%			4.79%

Rate/Volume Analysis. The following table shows how changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected First Brandon’s net interest income for the years ended December 31, 2006, 2005, and 2004. Information is provided in each category with respect to (1) changes attributable to changes in volume (changes in volume multiplied by prior rate); (2) interest changes attributable to changes in rate (changes multiplied by prior volume); and (3) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

	Year ended December 31, 2006 Compared to Year Ended December 31, 2005 Increase/(Decrease)			Year ended December 31, 2005 Compared to Year Ended December 31, 2004 Increase/(Decrease)			Year ended December 31, 2004 Compared to Year Ended December 31, 2003 Increase/(Decrease)
	Due to		Net	Due to		Net	Due to		Net
	Volume	Rate		Volume	Rate		Volume	Rate
	(In thousands)
ASSETS:
Interest-earning assets:
Federal funds sold	$164	$57	$221	$—	$26	$26	$130	$(145)	$(15)
Investment securities and other	(119)	45	(74)	3	5	8	85	16	101
Loans	2	350	352	291	68	359	357	(126)	231
Total interest-earning assets	47	452	499	294	99	393	572	(255)	317
Interest bearing liabilities:
NOW	—	5	5	1	—	1	2	(7)	(5)
Money market accounts	(11)	205	194	3	191	194	23	(154)	(131)
Regular savings accounts	(3)	13	10	13	(78)	(65)	10	33	43
Time deposits	68	361	429	(4)	72	68	(53)	(180)	(233)
Total interest bearing deposits	54	584	638	13	185	198	(18)	(308)	(326)
Repurchase Agreements	1	17	18	8	8	16	2	(1)	1
Federal Home Loan Bank advances	(57)	4	(53)	(100)	92	(8)	14	(8)	6
Total interest-bearing liabilities	(2)	605	603	(79)	285	206	(2)	(317)	(319)
Change in net interest income	$49	$(153)	$(104)	$373	$(186)	$187	$574	$62	$636

Comparison of Financial Condition at December 31, 2006 and December 31, 2005

At December 31, 2006, assets totaled $104.2 million, a 5.3% increase from the $98.9 million in total assets at December 31, 2005. Total loans, net of allowance for loan losses, equaled $64.4 million, a decrease of $696 thousand from year end 2005. Total investment securities equaled $19.6 million, representing a decrease of $2.4 million compared to $22 million at December 31, 2005. Total deposits increased to $87.9 million at December 31, 2006, representing an increase of 7.6% over the $81.7 million in total deposits at December 31, 2005. Shareholders equity increased $975 thousand or 9.8% to $10.9 million at December 31, 2006.

Loans. Total loans, net of allowance for loan losses, totaled $64.4 million, a decrease of $696 thousand from year end 2005. The decrease was experienced in commercial and industrial and residential real estate loans.

The following table summarizes total loans outstanding by loan category and amount at December 31, 2006 and 2005:

	At December 31, 2006	At December 31, 2005
	(In thousands)
Loan Type:
Construction and land development	$4,058	$2,783
Agricultural	1,093	1,155
Residential real estate	29,723	31,741
Commercial real estate	13,348	13,216
Commercial and industrial	5,951	7,804
Obligations of states & political subdivisions	5,340	4,206
Consumer	5,218	4,624

	64,731	65,529
Allowance for loan losses	(588)	(854)
Net deferred loan costs	291	455

	$64,434	$65,130

The decrease in loan balances was primarily due to the prepayment of $2.0 million of purchased SBA and/or USDA loans during 2006. Residential real estate loans decreased by $2 million due to the refinancing of variable rate loans to fixed rate loans through the Bank’s secondary market program. Loan balance increases were experienced in construction, municipal and consumer loans.

Investment Securities. At December 31, 2006 the total investment portfolio equaled $19.6 million representing a decrease of $2.4 million compared to $22 million at December 31, 2005. The decline was attributable to redirecting cash flows from investments to Federal Funds Sold to fund future loan growth.

Deposits. Total deposits increased to $87.9 million at December 31, 2006, representing an increase of 7.6% over the $81.7 million in total deposits at December 31, 2005. The increase in deposits was primarily the result of marketing promotions to increase time deposits and an increase in seasonal public funds. Time deposits increased by $5.9 million to $32.4 million at December 31, 2006 from $26.5 million at December 31, 2005. Noninterest bearing accounts decreased $458 thousand to $12.3 million at December 31, 2006 from $12.8 million at December 31, 2005. Interest-bearing demand deposits decreased $1.2 million to $7.7 million at December 31, 2006 from $8.9 million at December 31, 2005 which was attributable to low rates relative to time deposit rates. Savings accounts decreased $2 million to $12.5 million at December 31, 2006 from $14.6 million at December 31, 2005 which was also attributed to low rates relative to time deposit rates.

The following table summarizes categories of First Brandon’s deposits at December 31, 2006 and 2005:

	At December 31, 2006		At December 31, 2005
	Amount	% of Total	Amount	% of Total
	(In thousands)
Demand deposits	$12,309	14.0%	$12,766	15.6%
Savings	12,518	14.3%	14,565	17.8%
NOW	7,650	8.7%	8,939	11.0%
Money Market	22,972	26.1%	18,950	23.2%
Time Deposits	32,420	36.9%	26,477	32.4%

	$87,869	100.0%	$81,697	100.0%

Borrowed Funds. First Brandon raises funds through a variety of sources including retail deposits, certificates of deposits, repurchase agreements, and Federal Home Loan Bank advances. This funding flexibility limits dependence on any one source of funds and generally lowers the cost of funds. In making funding decisions, management considers market conditions, prevailing interest rates, liquidity needs and the maturity profile of the balance sheet. At December 31, 2006, repurchase agreements equaled $3.9 million compared to $5 million at December 31, 2005. Federal Home Loan Bank advances equaled $524 thousand at December 31, 2006 compared to $1.4 million at December 31, 2005.

Shareholders’ Equity. Shareholders’ equity at December 31, 2006 and 2005 was $10.9 million and $9.9 million, respectively, which represented 10.47% of total assets at December 31, 2006 and 10.0% at December 31. 2005. The change is primarily comprised of net income of $1.3 million at December 31, 2006, offset by the payment of dividends of $425 thousand. Other comprehensive income, attributable to the fair value adjustment recorded for the available-for-sale investment securities portfolio, decreased by $106 thousand to $158 thousand at December 31, 2006 compared to $264 thousand at December 31, 2005.

First Brandon’s book value per common share at December 31, 2006 increased 9.9% to $21.83 compared to $19.87 at December 31, 2005. This increase in book value per share was due to retained net income plus the change in other comprehensive income noted above less dividends paid.

Non-performing Assets. Non-performing assets, defined as loans on nonaccrual status and other real estate acquired through foreclosure, totaled $798 thousand at December 31, 2006 and $318 thousand at December 31, 2005. Loans on non-accrual status equaled 1.2% of total loans at December 31, 2006 and ..48% at December 31, 2005 due to an increase in borrowers that are more than 90 days past due. A loan is placed on nonaccrual status when principal or interest becomes 90 days or more past due (unless the loan is well secured and in the process of collection) or First Brandon does not expect the loan to be fully repaid according to the terms of the loan agreement. Interest is not accrued on loans 90 days or more past due, except on certain residential first mortgage loans that contain adequate equity. A nonaccrual loan may not be restored to accrual status until principal and interest are no longer due and unpaid or it otherwise becomes well secured. At December 31, 2006, First Brandon did not own or hold any other real estate acquired through foreclosure. At December 31, 2005, other real estate owned equaled $370 thousand.

Allowance for Loan Losses and Related Provision. The allowance for loan losses equaled $588 thousand at December 31, 2006 or .91% of total loans, compared to $854 thousand or 1.30% of total loans at December 31, 2005.

During 2006, First Brandon updated its allowance for loan and lease loss methodology in keeping with revised regulatory and accounting guidelines. The level of the allowance, including charge-offs, is based on management’s evaluation of probable losses in the loan portfolio after consideration of prevailing economic conditions, the volume and nature of the loan portfolio, historical loss experience and individual credit situations.

This change in methodology resulted in a reversal of loan provision expense of $275 thousand for the year ended December 31, 2006. The provision for loan loss was $130 thousand for the year ended December 31, 2005.

Comparison of Operating Results for Years Ended December 31, 2006 and 2005

General. Net income was $1.3 million, or $2.60 per share, for the year ended December 31, 2006 compared to $1.2 million or $2.42 per share, for the year ended December 31, 2005. Net interest and dividend income was $4.2 million for the year ended December 31, 2006, compared to $4.3 million for the year ended December 31, 2005.

Interest and Dividend Income. Interest and dividend income increased $499 thousand, or 9.41% to $5.8 million for the year ended December 31, 2006, compared to $5.3 million for the year ended December 31, 2005. The most significant component contributing to the increase in interest income was a $736 thousand increase in the volume of earning assets augmented by a high percentage mix of variable rate loans that were re-priced upwards under the rising rate environment during much of 2006.

The yield on earnings assets increased 50 basis points to 6.33% for the year ended December 31, 2006, from 5.83% for 2005. The increase in yields was attributable to higher rates on Federal Funds sold and the re-pricing of variable rate loans.

Interest Expense. Interest expense for the year ended December 31, 2006 increased $603 thousand to $1.6 million from the year ended December 31, 2005. This was attributable to an increase of 82 basis points in the average cost of interest bearing liabilities to 2.14% for the year ended December 31, 2006, from 1.32% for the year ended December 31, 2005. First Brandon operates in a highly competitive market and marketing promotions used to both increase market share and as a deposit retention tool caused an increase in interest expense.

As the rates paid on time deposits increased, customers shifted funds out of lower cost core deposits into higher cost time deposits. Management believes that in a period of rising rates, rate sensitive customers will continue to move funds into time deposits, resulting in a higher cost of funds.

Net Interest and Dividend Income. Net interest and dividend income was $4.2 million for the year ended December 31, 2006, compared to $4.3 million for the year ended December 31, 2005. The net interest margin was 4.61% for the year ended December 31, 2006 compared to 4.77% for the year ended 2005. The decrease in the margin was the result of a higher cost of funds tied to the rise in the level of general market interest rates during 2006.

Noninterest Income. Noninterest income increased $22 thousand to $799 thousand for the year ended December 31, 2006, compared to $777 thousand for the year ended 2005.

Service charges on deposit accounts were essentially unchanged at $509 thousand for the year ended December 31, 2006.

Other income, consisting of miscellaneous loan fee income, ATM fees, safe deposit fees, and gains on the sale of assets increased to $199 thousand for the year ended December 31, 2006, from $192 thousand for the year ended 2005. This increase was attributable to $8 thousand in higher ATM fee income and an $8 thousand gain on the sale of a bank owned vehicle and was offset, in part, by lower loan origination fees under First Brandon’s secondary market mortgage loan program.

Noninterest income also includes changes in the cash surrender value of life insurance policies, gains/losses on sales of other real estate owned and gains/losses on the sale of securities. The change in the cash surrender value of life insurance policies was $87 thousand for the year ended December 31, 2006, compared to $83 thousand for the year 2005. A loss on the sale of other real estate owned of $5 thousand was recorded for the year ended December 31, 2006, compared to a gain of $1 thousand for the year 2005. Gains on the sale of securities equaled $9 thousand for the year ended December 31, 2006, compared to losses totaling $6 thousand for the year 2005.

Noninterest Expense. Noninterest expense for the year ended December 31, 2006 was $3.5 million, compared to $3.3 million for 2005. The increase was experienced in salaries and employee benefits, director’s fees, marketing, data processing expense and postage and was offset, in part, by lower costs in occupancy, equipment, professional fees and supplies.

The largest component of noninterest expense is salary and benefit costs. For the year ended December 31, 2006, this category equaled $1.8 million compared to $1.7 million for the year ended 2005 due to annual merit increases, higher payroll taxes and employee benefit costs, and bonus accruals. Salaries and benefit costs equaled 51.8% of total noninterest expense for the year ended December 31, 2006 compared to 52.16% for the year ended 2005.

Occupancy expense for the year ended December 31, 2006 was essentially unchanged at $229 thousand. Equipment expense for the year ended December 31, 2006 equaled $182 thousand, compared to $198 thousand for the year ended 2005 due to lower depreciation charges and lower repair and maintenance costs. Data processing expense for the year ended December 31, 2006 equaled $202 thousand, compared to $189 thousand for the year ended 2005. The increase is attributable to the introduction of Internet banking and a new contract for network security in 2006. Professional fees equaled $138 thousand for the year ended December 31, 2006, compared to $162 thousand for the year 2005 due to a reduced need for outside assistance from consultants.

Other expense consists mainly of corporate insurance, regulatory examination expense, Vermont franchise taxes, and merger related expenses. Such expenses for the year ended December 31, 2006 equaled $506 thousand, compared to $420 thousand for the year ended December 31, 2005, due primarily to the payment of $65 thousand in merger related expenses in 2006.

Income Taxes. For the year ended December 31, 2006, First Brandon recorded a tax provision of $524 thousand, compared to $473 thousand for the year ended 2005, due to increased net income for the year ended 2006. The effective tax rate was 28.7% for the year ended December 31, 2006, compared to 28.1% for the year ended 2005.

Comparison of Operating Results for Years Ended December 31, 2005 and 2004

General. Net income was $1.2 million, or $2.42 per share, for the year ended December 31, 2005 compared to $1.1 million, or $2.23 per share, for the year ended December 31, 2004. Net interest and dividend income was $4.3 million for the year ended December 31, 2005 compared to $4.1 million for the year ended December 31, 2004.

Interest and Dividend Income. Interest and dividend income increased $400 thousand or 8.04% to $5.3 million for the year ended December 31, 2005, compared to $4.9 million for the year ended December 31, 2004. The increase is primarily due to a $4.4 million increase in the volume of loans from the purchase in December 2004 of $2.4 million of SBA and USDA whole loans in the secondary market.

Interest Expense. Interest expense increased $207 thousand to $970 thousand for the year ended December 31, 2005 from $763 thousand at year end December 31, 2004. The increase can be attributed to a $2.8 million increase in the volume of interest bearing liabilities to $73.5 million at December 31, 2005 from $70.7 million at December 31, 2004. The average cost of interest-bearing liabilities increased from 1.08% at December 31, 2004 to 1.32% at December 31, 2005, primarily due to rate increases in certificates of deposit, money markets and repurchase agreements.

Net Interest and Dividend Income. Net interest and dividend income was $4.3 million for the year ended December 31, 2005, compared to $4.1 million for the year ended December 31, 2004. The net interest margin decreased slightly to 4.77% for the year ended December 31, 2005, from 4.79% for the year ended December 31, 2004. The decrease in the margin was the result of interest costs rising faster than interest income. The amortization of high SBA and/or USDA purchase premiums and prepayments also had a negative impact on loan yields in 2005.

Noninterest Income. Noninterest income increased by $66 thousand to $777 thousand for the year ended December 31, 2005, compared to $711 thousand for the year ended December 31, 2004. The increase is attributable to a 14.6% increase in service charges on deposits to $508 thousand for the year ended December 31, 2005, from $443 thousand for the year ended December 31, 2004. Other income consisting of miscellaneous loan fee income, ATM fees, and safe deposit fees increased by $14 thousand to $192 thousand for the year ended December 31, 2005 from $178 thousand for the year ended December 31, 2004 due to an increase in ATM transaction volume and the fees associated with it.

Noninterest Expense. Noninterest expense for the years ended December 31, 2005 and 2004 were essentially equal at $3.3 million. Noninterest expense for 2005 increased in the sectors of occupancy, professional fees and data processing while noninterest expense for the year ended December 31, 2004 included a non-recurring expense item relative to the write-down of an impaired security.

Occupancy expense for the year ended December 31, 2005 amounted to $230 thousand, compared to $224 thousand for the year ended December 31, 2004 due to increased depreciation expense relative to the opening of the West Rutland branch in 2004. Equipment expense for the year ended December 31, 2005 amounted to $198 thousand, compared to $177 thousand for the year ended December 31, 2004 due to higher depreciation charges from software upgrades to deposit and loan platform and item processing software and the outfitting of the West Rutland branch in 2004. Professional fees for the year ended December 31, 2005 amounted to $162 thousand compared to $133 thousand for the year ended December 31, 2004 due to new consulting contracts relative to information technology projects and support. Data processing expense for the year ended December 31, 2005 amounted to $189 thousand, compared to $170 thousand for the year ended December 31, 2004 due to an increase in costs for software contracts and other maintenance contracts.

In December 2004, management determined that its investment in a variable rate preferred stock issued by the Federal National Mortgage Association was impaired. The issue’s dividend rate was reset from 6.295% to 1.37% in 2004 which resulted in a significant decline in market value. Management’s analysis indicated that the issue’s market value would not recover to its original issue price. The amount of $135,000 was written down to reflect this impairment. The issue was re-priced in 2006 to a 4.56% dividend rate and the Bank continues to hold this investment for its tax preferred income.

Income Taxes. For the year ended December 31, 2005, First Brandon recorded a tax provision of $473 thousand, compared to $391 thousand for the year ended December 31, 2004. The effective tax rate was 28.1% for the year ended December 31, 2005, compared to 26.0% for the year ended December 31, 2004, as a result of a decrease in tax preferred income.

Liquidity and Capital Resources.

Liquidity represents First Brandon’s ability to generate funds to support asset growth, meet deposit withdrawals, maintain reserve requirements and otherwise operate on an ongoing basis. It is important to maintain an adequate level of liquidity to meet the needs of First Brandon’s customers and the requirements of creditors. Deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace, thereby reducing the predictability of these sources of funds.

Liquidity needs are primarily met by growing deposits and repurchase agreements, and cash flows from the loan and investment portfolios. First Brandon maintains a level of cash and cash equivalents which management believes is adequate. At December 30, 2006 cash and cash equivalents equaled $14.6 million, compared to $6 million at December 31, 2005.

Changes in cash and cash equivalents are measured by the three major classifications of cash defined as operating, investing and financing activities.

At December 31, 2006, net cash provided by operating activities equaled $1.4 million that consisted of net income adjusted for non-cash charges and the net change in other assets and other liabilities. Net cash provided by investing activities equaled proceeds of maturities and sales of investment securities, offset by $1.4 million of cash received from net loan originations and principal collections, offset by $633 thousand of loans purchased and $342 thousand of incremental capital expenditures. Net cash provided in financing activities equaled $3.7 million and consisted mainly of a $5.9 million increase in time deposits, offset, in part, by the repayment of Federal Home Loan Bank advances of $918 thousand and a decrease in repurchase agreements of $1.2 million.

At December 31, 2005, net cash provided by operating activities equaled $1.7 million that consisted of net income adjusted for non cash charges and the net change in other assets and other liabilities. Net cash used in investing activities consumed $1.3 million that consisted of $6.3 million of cash received from proceeds of maturities and sales of investment securities and $1.2 million of net loan origination and principal collections, offset by the purchase of investment securities of $6 million, the purchase of loans in the secondary market of $2.5 million and $238 thousand of incremental capital expenditures. Net cash used in financing activities equaled $76 thousand that consisted mainly of the repayment of other borrowings, offset in part, by the net proceeds received from an increase in deposits and repurchase agreements.

First Brandon was contractually obligated to make payments as of December 31, 2006 as follows:

	Within 1 Year	After 1 Year But Within 3 Years	After 3 Years But within 5 Years	After 5 Years	Total
	(In thousands)
Borrowings
Federal Home Loan Bank	$435	$89	$—	$—	$524
Credit Commitments
Available lines of credit	$6,658	$—	$—	$—	$6,658
Other loan commitments	2,473	—	—	—	2,473
Letter of Credits	17	—	—	—	17
Total credit commitments	9,148	—	—	—	9,148
TOTAL	$9,583	$89	—	—	$9,672

First Brandon reviews capital adequacy on an ongoing basis in conjunction with regulatory guidelines, asset size, balance sheet composition and risk profile characteristics, including asset quality, interest rate risk and liquidity needs. An adequate capital base supports growth and expansion and protects against unexpected losses that cannot be covered by current year earnings. Capital is generated through retained earnings and the issuance of common stock.

Regulations of the Office of the Comptroller of the Currency (the “OCC”) require banks to maintain levels of regulatory capital. Under the regulations in effect, the Bank was required to maintain (i) a minimum leverage ratio of Tier 1 capital to average quarterly assets of 4.0 percent and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0 percent and 8.0 percent, respectively. Under its prompt corrective action regulations, the OCC is required to take certain regulatory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution’s financial statements. The regulations establish a framework for the classification of institutions into five categories: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage Tier 1 capital ratio of 5.0 percent; a Tier 2 risk-based capital ratio of at least 6 percent; and a total risk-based capital ratio of at least 10 percent.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OCC about capital components, risk weightings and other factors. Management believes that the Bank meets all capital adequacy requirements to which it is subject.

The following is a summary of First Brandon’s actual capital accounts and ratios as of December 31, 2006, 2005 and 2004, compared to the OCC minimum capital adequacy requirements and the OCC requirements for classification as a well-capitalized institution.

	Bank Actual		FDIC Requirements
			Minimum Capital Adequacy		For Classification as Well-Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2006
Leverage (Tier I Capital)	$10,994	10.63%	$4,135	4.00%	$5,169	5.00%
Risk-based capital:
Tier I	10,994	19.50%	2,255	4.00%	3,383	6.00%
Tier II	11,607	20.58%	4,511	8.00%	5,639	10.00%

December 31, 2005
Leverage (Tier I Capital)	$10,064	10.17%	$3,958	4.00%	$4,948	5.00%
Risk-based capital:
Tier I	10,064	18.79%	2,142	4.00%	3,213	6.00%
Tier II	10,736	20.05%	4,284	8.00%	5,355	10.00%

December 31, 2004
Leverage (Tier I Capital)	$9,282	9.57%	$3,880	4.00%	$4,851	5.00%
Risk-based capital:
Tier I	9,282	17.16%	2,164	4.00%	3,246	6.00%
Tier II	9,960	18.41%	4,328	8.00%	5,410	10.00%

Off-Balance Sheet Arrangements

In the normal course of meeting the financing needs of its customers, First Brandon is a party to financial instruments with off-balance sheet risk. These financial instruments, which consist of commitments to originate loans, standby letters of credit, and unadvanced funds on loans, include elements of credit risk in excess of the amount recognized in the consolidated financial statements included in this proxy statement/prospectus. These financial instruments do not have, nor are they reasonably likely to have, a current or future material effect on First Brandon’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. An Allowance for Off-Balance Sheet Credit Risk was established in 2006 to reserve against this risk. At December 31, 2006, the amount of the Off-Balance Sheet Credit Risk Allowance equaled $25 thousand.

Management of Market Risk

As a financial institution, First Brandon’s primary market risk is interest rate risk since substantially all transactions are denominated in U.S. dollars with no direct foreign exchange or changes in commodity price exposure. The primary objective of First Brandon’s asset/liability management activities is to increase net interest income while undertaking acceptable levels of interest rate risk. The Asset/Liability Management Committee actively manages interest rate risk by establishing policies to limit its exposure to interest rate risk. These policies require the use of sophisticated risk analysis tools in order to understand, measure, and monitor interest rate risk positions and to ensure compliance with policy guidelines. These policies are reviewed and approved annually by the Board of Directors.

Interest rate risk can be defined either by the effect it has on profits or how it affects the value of capital. Profits are affected by changes in interest rates and net interest income due to the re-pricing characteristics and maturity structure of interest-sensitive assets and liabilities. Changes in the value of capital are measured by calculating the economic value of assets and liabilities under various rate environments. To maintain consistent profit performance and acceptable levels of economic capital in changing interest rate environments, First Brandon actively monitors and manages the re-pricing characteristics and maturity structure of assets and liabilities within established policy guidelines.

Historically, the most common method of analyzing interest rate risk was to measure the maturity and re-pricing relationships between interest-earning assets and interest-bearing liabilities at a specific point-in-time, typically referred to as “Gaps”. A bank is considered liability-sensitive when the amount of interest-bearing liabilities exceeds the amount of interest-earning assets.

However, assets and liabilities with similar re-pricing and maturity characteristics may not re-price at the same time or to the same degree. Although the Gap position does give a measure of the magnitude of risk, it cannot accurately predict the impact of changes in prevailing interest rates on net income.

The following table reflects First Brandon’s Interest Sensitivity Gap at December 31, 2006:

(dollars in thousands)	90 Days or less	91 to 180 Days	181 to 365 Days	1 to 5 Years	Thereafter	Total
Assets:
Cash and Due From Banks	$—	$—	$—	$—	$2,066	$2,066
Federal funds sold	12,534	—	—	—	—	12,534
Investment Securities	1,590	1,055	3,010	12,986	1,351	19,992
Loans, net	8,812	7,559	10,562	30,482	7,019	64,434
Other Assets	—	—	—	—	5,155	5,155

Total Assets	$22,936	$8,614	$13,572	$43,468	$15,591	$104,181

Liabilities:
Deposits:
Demand deposits	$2,589	—	—	—	9,720	$12,309
MMDAs	19,863	—	—	—	3,109	22,972
Savings & NOW	5,650	—	92	—	14,425	20,167
Time	7,402	8,805	8,198	8,016	—	32,421
Borrowed Funds	4,065	197	30	88	—	4,380
Other Liabilities	—	—	—	—	1,022	1,022
Shareholder’s Equity	—	—	—	—	10,910	10,910

Total Liabilities	$39,569	$9,002	$8,320	$8,104	$39,186	$104,181

Period Gap	$(16,633)	$(388)	$5,252	$35,364	$(23,595)	$—

Cumulative gap	$(16,633)	$(17,021)	$(11,769)	$23,595	$—	$—

Cumulative gap to total assets	-15.97%	-16.34%	-11.30%	22.65%	0.00%	0.00%

First Brandon believes that the simulation of net interest income and the economic value of capital over varying interest rate cycles provides a more meaningful measure of interest rate risk.

First Brandon uses simulation modeling techniques to analyze the sensitivity of net interest income and the value of capital to movements in interest rates. First Brandon projects net interest income based on a flat rate scenario (base case) and then against varying rate scenarios over a rolling twelve-month time period. First Brandon’s modeling assumptions include contractual maturity and re-pricing characteristics of rate-sensitive assets and liabilities, and various assumptions regarding the impact of changing interest rates on prepayment speeds and other imbedded options of certain assets and liabilities.

Income simulation enables management to measure the probable effects on the balance sheet and earnings not only from changes in interest rates, but also of proposed strategies for responding to them.

Based on First Brandon’s modeling results, an increase, or decrease, in interest rates of 200 basis points over a twelve-month period may reduce net interest income by approximately $219 thousand, or 4.9%, or increase net interest income by approximately $225 thousand, or 5.07%, respectively. An immediate and permanent change of 200 basis points results in a 14.1% reduction in the value of capital if rates rise and an 15.5% increase in the value of capital if rates fall by 200 basis points. At December 31, 2006, test results were acceptable under First Brandon’s policy guidelines. First Brandon cannot provide any assurance about the actual effect of changes in interest rates on net interest income or the value of capital.

The income simulation analysis was based upon a variety of assumptions. These assumptions include but are not limited to balance sheet growth, asset mix, prepayment speeds, the timing and level of interest rates, and the shape of the yield curve. As market conditions vary from the assumptions in the income simulation analysis, actual results will differ. As a result, the income simulation analysis does not serve as a forecast of net interest income, nor do the calculations represent any actions that management may undertake in response to changes in interest rates.

To the Board of Directors and Shareholders

First Brandon Financial Corporation

Brandon, Vermont

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of First Brandon Financial Corporation and Subsidiary as of December 31, 2006 and 2005 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Brandon Financial Corporation and Subsidiary as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the years in the three year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

January 29, 2007

FIRST BRANDON FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2006 and 2005

	2006	2005
ASSETS
Cash and due from banks	$2,057,769	$2,802,343
Interest-bearing demand deposit with other bank	8,404	4,641
Federal funds sold	12,534,000	3,219,000

Cash and cash equivalents	14,600,173	6,025,984
Investments in available-for-sale securities (at fair value)	19,583,336	21,981,459
Federal Home Loan Bank stock, at cost	396,700	480,600
Federal Reserve Bank stock, at cost	12,000	12,000
Loans, net	64,433,586	65,129,906
Premises and equipment	1,782,267	1,640,004
Other real estate owned		370,000
Accrued interest receivable	479,425	410,024
Investment in bank owned life insurance	2,188,201	2,089,958
Deferred income tax asset, net	311,144	423,922
Other assets	394,457	378,307

Total assets	$104,181,289	$98,942,164

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$12,308,726	$12,766,019
Interest-bearing	75,559,927	68,931,863

Total deposits	87,868,653	81,697,882
Securities sold under agreements to repurchase	3,856,722	5,046,388
Federal Home Loan Bank advances	523,606	1,441,728
Other liabilities	1,021,847	821,492

Total liabilities	93,270,828	89,007,490

Commitments and contingencies (Note 12)

Shareholders’ equity:
Common stock, $.40 par value; 500,000 shares authorized and issued, 499,860 shares outstanding in 2006 and 500,000 outstanding in 2005	200,000	200,000
Surplus	200,000	200,000
Retained earnings	10,676,122	9,798,953
Treasury stock, at cost, 140 shares as of December 31, 2006	(7,700)
Accumulated other comprehensive loss	(157,961)	(264,279)

Total shareholders’ equity	10,910,461	9,934,674

Total liabilities and shareholders’ equity	$104,181,289	$98,942,164

The accompanying notes are an integral part of these consolidated financial statements.

FIRST BRANDON FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Interest and dividend income:
Interest and fees on loans	$4,651,947	$4,300,463	$3,940,768
Interest on debt securities:
Taxable	761,273	859,998	842,869
Tax-exempt	66,818	66,779	66,740
Dividends on marketable equity securities	37,678	13,523	22,005
Other interest	278,710	57,112	31,283

Total interest and dividend income	5,796,426	5,297,875	4,903,665

Interest expense:
Interest on deposits	1,485,552	847,393	648,901
Interest on securities sold under agreements to repurchase	42,869	25,443	9,403
Interest on other borrowed funds	43,929	96,682	104,717

Total interest expense	1,572,350	969,518	763,021

Net interest and dividend income	4,224,076	4,328,357	4,140,644
(Benefit) provision for loan losses	(275,000)	130,000	30,000

Net interest and dividend income after (benefit) provision for loan losses	4,499,076	4,198,357	4,110,644

Noninterest income:
Charges and fees on deposit accounts	509,414	507,704	443,105
(Loss) gain on sales of other real estate owned	(5,136)	681	5,509
Increase in cash surrender value of life insurance policies	87,148	83,199	86,785
Gain (loss) on sales of available-for-sale securities, net	8,596	(5,758)	(2,877)
Other income	199,143	191,594	178,117

Total noninterest income	799,165	777,420	710,639

Noninterest expense:
Salaries and employee benefits	1,800,589	1,718,041	1,656,962
Occupancy expense	228,511	230,119	224,204
Equipment expense	181,889	198,230	176,874
Professional fees	137,549	162,459	133,401
Directors fees	71,380	48,300	46,717
Marketing	78,118	64,853	43,170
Supplies and printing	98,743	100,177	119,250
Postage expense	73,867	69,149	69,846
Data processing expense	201,874	188,542	170,286
Franchise taxes	93,721	93,160	68,248
Writedown of impaired securities			135,000
Other expense	506,448	420,462	472,799

Total noninterest expense	3,472,689	3,293,492	3,316,757

Income before income taxes	1,825,552	1,682,285	1,504,526
Income tax expense	523,502	473,384	390,798

Net income	$1,302,050	$1,208,901	$1,113,728

Earnings per common share	$2.60	$2.42	$2.23

The accompanying notes are an integral part of these consolidated financial statements.

FIRST BRANDON FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2006, 2005 and 2004

	Common Stock	Surplus	Retained Earnings	Treasury Stock		Accumulated Other Comprehensive Loss	Total
Balance, December 31, 2003	$200,000	$200,000	$8,056,324	$		$(11,349)	$8,444,975
Comprehensive income:
Net income			1,113,728
Net change in unrealized holding loss on available-for-sale securities, net of tax effect						(2,752)
Comprehensive income							1,110,976
Cash dividends declared ($.56 per share)			(280,000)				(280,000)

Balance, December 31, 2004	200,000	200,000	8,890,052			(14,101)	9,275,951
Comprehensive income:
Net income			1,208,901
Net change in unrealized holding loss on available-for-sale securities, net of tax effect						(250,178)
Comprehensive income							958,723
Cash dividends declared ($.60 per share)			(300,000)				(300,000)

Balance, December 31, 2005	200,000	200,000	9,798,953			(264,279)	9,934,674
Comprehensive income:
Net income			1,302,050
Net change in unrealized holding loss on available-for-sale securities, net of tax effect						106,318
Comprehensive income							1,408,368
Purchase of treasury stock (140 shares)					(7,700)		(7,700)
Cash dividends declared ($.85 per share)			(424,881)				(424,881)

Balance, December 31, 2006	$200,000	$200,000	$10,676,122		$(7,700)	$(157,961)	$10,910,461

Reclassification disclosure for the years ended December 31:

	2006	2005	2004
Net unrealized gains (losses) on available-for-sale securities	$169,684	$(389,090)	$(168,136)
Reclassification adjustment for realized (gains) losses in net income	(8,596)	5,758	137,877

Other comprehensive income (loss) before income tax effect	161,088	(383,332)	(30,259)
Income tax (expense) benefit	(54,770)	133,154	27,507

Other comprehensive income (loss), net of tax	$106,318	$(250,178)	$(2,752)

Accumulated other comprehensive loss as of December 31, 2006, 2005 and 2004 consists of net unrealized holding losses on available-for-sale securities, net of taxes.

The accompanying notes are an integral part of these consolidated financial statements.

FIRST BRANDON FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities:
Net income	$1,302,050	$1,208,901	$1,113,728
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on sales of available-for-sale securities, net	(8,596)	5,758	2,877
Amortization of securities, net	1,565	22,777	91,530
Writedown of impaired securities			135,000
Change in net deferred loan costs	231,282	93,649	(145,066)
(Benefit) provision for loan losses	(275,000)	130,000	30,000
Depreciation and amortization	191,275	194,802	173,803
Gain on sale of equipment	(7,678)
Gain on sale of building			(34)
Increase in interest receivable	(69,401)	(31,457)	(1,227)
Loss (gain) on sales of other real estate owned	5,136	(681)	(5,509)
Net increase in cash surrender value of life insurance policies	(87,148)	(83,199)	(86,785)
Deferred tax expense (benefit)	58,008	(72,763)	46,166
Decrease (increase) in income tax receivable	82,244	133,365	(150,513)
Increase in other liabilities	82,676	67,239	22,382
Increase in interest payable	33,567	11,199	26,451
(Increase) decrease in other assets	(98,394)	63,442	(29,325)

Net cash provided by operating activities	1,441,586	1,743,032	1,223,478

Cash flows from investing activities:
Purchases of available-for-sale securities		(6,007,188)	(2,847,519)
Proceeds from maturities of available-for-sale securities	2,557,646	3,881,434	5,061,791
Proceeds from sales of available-for-sale securities	8,596	2,499,375	1,687,374
Purchases of Federal Home Loan Bank stock		(27,400)	(24,800)
Redemption of Federal Home Loan Bank stock	83,900
Loan originations and principal collections, net	1,351,909	1,162,532	(6,114,667)
Loans purchased	(633,178)	(2,519,470)	(2,363,585)
Recoveries of loans previously charged off	21,307	9,436	18,310
Proceeds from sale of other real estate owned	364,000
Capital expenditures	(342,360)	(237,842)	(410,575)
Proceeds from sale of fixed assets	16,500
Proceeds from sale of building			100,000
Proceeds from sale of other real estate owned			5,000
Investment in limited partnership			(146,291)
Investment in bank owned life insurance	(11,095)	(11,095)	(11,094)

Net cash provided by (used in) investing activities	3,417,225	(1,250,218)	(5,046,056)

FIRST BRANDON FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2006, 2005 and 2004

(continued)

	2006	2005	2004
Cash flows from financing activities:
Net increase (decrease) in demand deposits, savings and NOW accounts	227,611	(905,416)	5,982,095
Net increase (decrease) in time deposits	5,943,160	980,959	(1,542,185)
Net (decrease) increase in securities sold under agreements to repurchase	(1,189,666)	1,153,424	3,056,568
Repayment of Federal Home Loan Bank advances	(918,122)	(1,004,486)	(813,209)
Advances from Federal Home Loan Bank			1,100,000
Net change in short-term Federal Home Loan Bank advances			(152,000)
Purchase of treasury stock	(7,700)
Dividends paid	(339,905)	(300,000)	(280,000)

Net cash provided by (used in) financing activities	3,715,378	(75,519)	7,351,269

Net increase in cash and cash equivalents	8,574,189	417,295	3,528,691
Cash and cash equivalents, beginning of year	6,025,984	5,608,689	2,079,998

Cash and cash equivalents, end of year	$14,600,173	$6,025,984	$5,608,689

Supplemental disclosures:
Interest paid	$1,538,783	$958,319	$736,570
Income taxes paid	383,250	412,782	495,145
Loan originated from sale of other real estate owned		58,600	35,000
Loans transferred to other real estate owned		370,000	52,000
Deferred gain on sale of other real estate owned included in other liabilities		6,600

The accompanying notes are an integral part of these consolidated financial statements.

FIRST BRANDON FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006, 2005 and 2004

NOTE 1 - NATURE OF OPERATIONS

First Brandon Financial Corporation (“Company”) is a Vermont corporation that was incorporated in 2005 to become the holding company of First Brandon National Bank (“Bank”). The Company’s primary activity is to act as the holding company for the Bank. The Bank is a nationally chartered bank, which was incorporated in 1863 and is headquartered in Brandon, Vermont. The Bank provides a variety of financial services to individuals and business customers through its four locations in the Brandon, Pittsford and West Rutland area, which is primarily a small business and agricultural area. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in local residential and commercial real estate loans, and in consumer and small business loans.

NOTE 2 - ACCOUNTING POLICIES

The accounting and reporting policies of the Company and its subsidiary conform to accounting principles generally accepted in the United States of America and predominant practices within the banking industry. The consolidated financial statements of the Company were prepared using the accrual basis of accounting. The significant accounting policies of the Company are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

USE OF ESTIMATES:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF PRESENTATION:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary the Bank. All significant intercompany accounts and transactions have been eliminated.

CASH AND CASH EQUIVALENTS:

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, interest-bearing demand deposit with other bank and federal funds sold. Cash and due from banks as of December 31, 2006 and 2005 includes $365,000 and $391,000, respectively, which is subject to withdrawal and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank.

SECURITIES:

Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed so as to approximate the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

The Company classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading. These security classifications may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if the Company has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

•

Held-to-maturity securities are measured at amortized cost in the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the consolidated financial statements.

•

Available-for-sale securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of capital until realized.

•	Trading securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses for trading securities are included in earnings.

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

LOANS:

Loans receivable that management has the intent and ability to hold until maturity or payoff are reported at their outstanding principal balances adjusted for amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Interest on loans is generally recognized on a simple interest basis.

Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount amortized as an adjustment of the related loan’s yield. The Company is amortizing these amounts over the contractual life of the related loans.

Residential real estate loans are generally placed on nonaccrual when reaching 90 days past due or in process of foreclosure. All closed-end consumer loans 90 days or more past due and any equity line in the process of foreclosure are placed on nonaccrual status. Secured consumer loans are written down to realizable value and unsecured consumer loans are charged-off upon reaching 120 or 180 days past due depending on the type of loan. Commercial real estate loans and commercial business loans and leases which are 90 days or more past due are generally placed on nonaccrual status, unless secured by sufficient cash or other assets immediately convertible to cash. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months.

Cash receipts of interest income on impaired loans are credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

ALLOWANCE FOR LOAN LOSSES:

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

PREMISES AND EQUIPMENT:

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets. Estimated lives are 5 to 40 years for building and leasehold improvements and 3 to 10 years for furniture, fixtures and equipment.

OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Statement of Financial Accounting Standards (SFAS) No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring.” These properties are carried at the lower of cost or estimated fair value less estimated costs to sell. Any writedown from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent writedowns and gains or losses recognized upon sale are included in other expense.

In accordance with SFAS No. 114 “Accounting by Creditors for Impairment of a Loan,” the Company classifies loans as in-substance repossessed or foreclosed if the Company receives physical possession of the debtor’s assets regardless of whether formal foreclosure proceedings take place.

ADVERTISING:

The Company directly expenses costs associated with advertising as they are incurred.

INCOME TAXES:

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

EARNINGS PER SHARE:

Earnings per share are computed using the weighted average number of shares of common stock outstanding during the year which was 499,860 in 2006 and 500,000 shares in both 2005 and 2004.

RECENT ACCOUNTING PRONOUNCEMENTS:

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Instruments” (SFAS 155), which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation in accordance with SFAS 133. The statement also subjects beneficial interests issued by securitization vehicles to the requirements of SFAS No. 133. The statement is effective as of January 1, 2007. The adoption of SFAS 155 is not expected to have a material impact on the Company’s financial condition and results of operations.

In March 2006, the Financial Accounting Standards Board issued SFAS No. 156, “Accounting for Servicing of Financial Assets- an amendment of FASB Statement No. 140” (SFAS 156). SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability shall be initially measured at fair value; however, an entity may elect the “amortization method” or “fair value method” for subsequent balance sheet reporting periods. SFAS 156 is effective as of an entity’s first fiscal year beginning after September 15, 2006. Early adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. The Company does not expect the adoption of this statement to have a material impact on its financial condition, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles (GAAP) and enhances disclosures about fair value measurements. SFAS 157 retains the exchange price notion and clarifies that the exchange price is the price that would be received for an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. SFAS 157 is effective for the Company’s consolidated financial statements for the year beginning on January 1, 2008, with earlier adoption permitted. The Company does not expect the adoption of this statement to have a material impact on its financial condition or results of operations.

NOTE 3 - INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES

Investments in available-for-sale securities have been classified in the consolidated balance sheets according to management’s intent. The amortized cost of securities and their approximate fair values are as follows as of December 31:

	Amortized Cost Basis	Gross Unrealized Gains		Gross Unrealized Losses	Fair Value
December 31, 2006:
U.S. Government and Agency securities	$6,493,289	$		$92,766	$6,400,523
Municipal securities	2,080,869		2,935	81,587	2,002,217
Corporate debt securities	490,338			7,723	482,615
Mortgage-backed securities	10,019,874		18,134	193,027	9,844,981
Marketable equity securities	738,300		114,700		853,000

	$19,822,670		$135,769	$375,103	$19,583,336

December 31, 2005:
U.S. Government and Agency securities	$6,482,871	$		$142,090	$6,340,781
Municipal securities	2,079,416		5,722	85,918	1,999,220
Corporate debt securities	484,028			10,593	473,435
Mortgage-backed securities	12,597,266		32,713	236,556	12,393,423
Marketable equity securities	738,300		36,300		774,600

	$22,381,881		$74,735	$475,157	$21,981,459

The scheduled maturities of available-for-sale debt securities were as follows as of December 31, 2006:

Fair Value
Due within one year	$2,959,619
Due after one year through five years	3,923,519
Due after five through ten years	1,799,003
After ten years	203,214
Mortgage-backed securities	9,844,981

$18,730,336

Total carrying amounts of $15,743,547 and $13,407,474 of debt securities were pledged to secure public funds on deposit and securities sold under agreements to repurchase as of December 31, 2006 and 2005, respectively.

There were no securities of issuers which exceeded 10% of shareholders’ equity as of December 31, 2006.

During 2006, proceeds from the sale of an available-for-sale security amounted to $8,596. Gross realized gain on the sale was $8,596. During 2005, proceeds from sales of available-for-sale securities were $2,499,375. Gross realized gains and gross realized losses on those sales were $21,117 and $26,875, respectively. During 2004, proceeds from sales of available-for-sale securities were $1,687,374. Gross realized gains and gross realized losses on those sales were $1,789 and $4,666, respectively. The tax provision applicable to the gain in 2006 amounted to $2,923. The tax benefit applicable to the net losses in 2005 and 2004 amounted to $1,958 and $978, respectively.

The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized-loss position for less than twelve months and for twelve months or more, and are not other than temporarily impaired, are as follows as of December 31, 2006:

	12 Months or Less		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and Agency securities	—	—	$6,400,523	$92,766	$6,400,523	$92,766
Municipal securities	—	—	1,799,003	81,587	1,799,003	81,587
Mortgage-backed securities	—	—	7,972,362	193,027	7,972,362	193,027
Corporate debt securities	—	—	482,615	7,723	482,615	7,723

Total temporarily impaired securities	$—	$—	$16,654,503	$375,103	$16,654,503	$375,103

The value of the Company’s investments fluctuate in the normal course of business in accordance with market interest rate movements. The Company reviews all investment securities for other than temporary impairment using a combination of independent analysis and securities ratings. Management does not believe that any of the investments reported in the above table are other than temporarily impaired. The securities are classified as available-for-sale for financial flexibility purposes, however, company management has the intent and ability to hold the securities until recovery, thereby avoiding any unplanned recognition of an unrealized loss in the portfolio.

NOTE 4 - LOANS

Loans consisted of the following as of December 31:

	2006	2005
Construction and land development	$4,057,897	$2,783,189
Agricultural	1,093,498	1,155,386
Residential real estate	29,722,591	31,740,735
Commercial real estate	13,348,100	13,215,927
Commercial and industrial	5,950,962	7,804,232
Obligations of states and political subdivisions in the U.S.	5,339,802	4,205,666
Consumer	5,217,685	4,623,655

	64,730,535	65,528,790
Allowance for loan losses	(587,610)	(854,047)
Net deferred loan costs	290,661	455,163

Loans, net	$64,433,586	$65,129,906

Certain directors and executive officers of the Company and companies in which they have significant ownership interest were customers of the Bank during 2006. Total loans to such persons and their companies amounted to $141,724 as of December 31, 2006. During 2006 principal payments totaled $214,950 and advances amounted to $149,102.

Changes in the allowance for loan losses were as follows for the years ended December 31:

	2006	2005	2004
Balance at beginning of period	$854,047	$851,856	$847,382
Recoveries of loans previously charged off	21,307	9,436	18,310
(Benefit) provision for loan losses	(275,000)	130,000	30,000
Loans charged-off	(12,744)	(137,245)	(43,836)

Balance at end of period	$587,610	$854,047	$851,856

The following table sets forth information regarding nonaccrual loans and accruing loans 90 days or more overdue as of December 31:

	2006	2005
Total nonaccrual loans	$798,056	$317,576

Accruing loans which are 90 days or more overdue	$117,545	$0

Information about loans that meet the definition of an impaired loan in Statement of Financial Accounting Standards No. 114 is as follows as of December 31:

	2006		2005
	Recorded Investment In Impaired Loans	Related Allowance For Credit Losses	Recorded Investment In Impaired Loans	Related Allowance For Credit Losses
Loans for which there is a related allowance for credit losses	$267,010	$55,123	$0	$0
Loans for which there is no related allowance for credit losses	0	0	9,495	0

Totals	$267,010	$55,123	$9,495	$0

Average recorded investment in impaired loans during the year ended December 31	$108,726		$299,337

		2006	2005	2004
Related amount of interest income recognized during the time, in the year ended December 31 that the loans were impaired
Total recognized		$26	$0	$7,476

Amount recognized using a cash-basis method of accounting		$26	$0	$7,476

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment as of December 31:

	2006	2005
Land	$387,417	$131,484
Buildings and improvements	1,881,822	1,855,041
Leasehold improvements	25,930	25,930
Furniture, fixtures and equipment	2,086,273	2,050,687

	4,381,442	4,063,142
Accumulated depreciation and amortization	(2,599,175)	(2,423,138)

	$1,782,267	$1,640,004

NOTE 6 - DEPOSITS

Deposits are summarized as follows as of December 31:

	2006	2005
Demand deposits	$12,308,726	$12,766,019
Savings	12,517,508	14,565,270
N.O.W.	7,649,955	8,939,112
Money market	22,972,261	18,950,438
Time deposits	32,420,203	26,477,043

	$87,868,653	$81,697,882

The aggregate amount of time deposit accounts in denominations of $100,000 or more as of December 31, 2006 and 2005 was $7,917,858 and $4,203,725, respectively. Generally deposits in excess of $100,000 are not federally insured.

For time deposits as of December 31, 2006, the scheduled maturities are as follows:

2007	$24,404,540
2008	2,884,913
2009	5,098,227
2010	32,523

$32,420,203

Deposits from related parties held by the Bank as of December 31, 2006 and 2005 amounted to $1,033,500 and $979,478, respectively.

Interest expense by major category of interest-bearing deposits is summarized as follows for the year ended December 31:

	2006	2005	2004
Savings	$71,574	$61,059	$54,163
N.O.W.	16,927	12,548	11,622
Money market	443,204	248,623	125,476
Time deposits	953,847	525,163	457,640

	$1,485,552	$847,393	$648,901

NOTE 7 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The securities sold under agreements to repurchase as of December 31, 2006 and 2005 are securities sold on a short term basis by the Company that have been accounted for not as sales but as borrowings. The securities consisted of U.S. Agencies. The securities were held in the Company’s safekeeping account at the Federal Reserve Bank of Boston and at First Empire Securities, Inc. under the control of the Company and pledged to the purchasers of the securities. The purchasers have agreed to sell to the Company substantially identical securities at the maturity of the agreements.

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

Advances consist of borrowings from the Federal Home Loan Bank of Boston (FHLB).

Maturities of advances from the FHLB for the fiscal years ending after December 31, 2006 are summarized as follows:

2007	$434,722
2008	62,952
2009	25,932

$523,606

Amortizing advances are repaid in equal monthly payments and are being amortized from the date of the advance to the maturity date on a direct reduction basis.

At December 31, 2006, the interest rates on FHLB advances ranged from 2.18% to 4.03%. At December 31, 2006, the weighted average interest rate on FHLB advances was 3.50%.

The Company also maintains an IDEAL Way Line of Credit with the FHLB. The available Ideal Way Line of Credit was $1,750,000 as of December 31, 2006 and 2005, respectively. Interest on these borrowings is chargeable at a rate determined daily by the FHLB and is payable monthly.

Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one to four family properties and other qualified assets.

NOTE 9 - EMPLOYEE STOCK OWNERSHIP PLAN

The Company may make annual contributions to the First Brandon National Bank Employees’ Stock Ownership Plan (ESOP) in amounts determined by the Board of Directors. However, in 2004 the Company froze further enrollment in the ESOP with the intention to provide future contributions only to the 401K retirement plan.

The Plan was open to full time employees who completed one year of qualifying service and attained 21 years of age. Participants become 100% vested in year five with 0% vesting in prior years.

Contributions are allocated among active participants’ ESOP accounts in the same proportion that each active participant’s compensation for the Plan year bears to total compensation of all active participants for the Plan year. Compensation is defined as the participant’s regular salary, wages and contractual bonuses for a Plan year.

There were no contributions to the ESOP Plan by the Company during 2006 and 2005.

Dividends on allocated shares are credited to participants’ accounts.

The number of shares of the Company owned by the ESOP was as follows as of December 31:

	2006	2005
Allocated shares	29,772	29,772

Total ESOP shares	29,772	29,772

All such shares were considered outstanding for purposes of computing earnings per share.

NOTE 10 - EMPLOYEE BENEFITS

The Company sponsors a 401K plan for eligible employees. The Company may contribute a discretionary matching amount based on employee elective contributions. The Company may also make discretionary non-elective contributions. Contributions made by the Company charged to employee benefit expense amounted to $65,038 and $65,944 for the years ended December 31, 2006 and 2005, respectively.

NOTE 11 - INCOME TAX EXPENSE

Income tax expense included in the consolidated statements of income was as follows during the year ended December 31:

	2006	2005	2004
Currently payable	$465,494	$546,147	$344,632
Deferred	58,008	(72,763)	46,166

	$523,502	$473,384	$390,798

The provision for income taxes and the reasons for the differences between tax expense and the amount computed by applying the statutory federal tax rate to income before taxes were as follows:

	Years Ended December 31,
	2006		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent
Federal statutory rate of pre-tax income	$620,688	34.0%	$571,977	34.0%	$511,539	34.0%
Tax exempt income	(111,359)	(6.1)	(84,133)	(5.0)	(70,954)	(4.7)
Tax credits	(9,128)	(0.5)	(8,908)	(0.5)	(72,170)	(4.8)
Other	23,301	1.3	(5,552)	(0.4)	22,383	1.5

Total	$523,502	28.7%	$473,384	28.1%	$390,798	26.0%

Gross deferred tax assets and gross deferred tax liabilities were as follows as of December 31:

	2006	2005
Gross deferred tax assets:
Allowance for loan losses	$143,238	$231,148
Accrued deferred compensation	170,119	163,022
Non accrual interest	8,072	2,214
Write-down of securities	45,900	45,900
Net unrealized holding loss on available-for-sale securities	81,373	136,143
Other		3,234

Gross deferred tax assets	448,702	581,661

Gross deferred tax liabilities:
Deferred loan costs	(39,842)	(49,408)
Depreciation	(97,321)	(108,331)
Other	(395)

Gross deferred tax liabilities	(137,558)	(157,739)

Net deferred tax asset	$311,144	$423,922

Deferred tax assets as of December 31, 2006 and 2005 have not been reduced by a valuation allowance because management believes that it is more likely than not that the full amount of deferred tax assets will be realized.

NOTE 12 - FINANCIAL INSTRUMENTS

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of December 31, 2006 and 2005, the maximum potential amount of the Company’s obligation was $17,500 and $7,500, respectively, for financial and standby letters of credit. The Company’s outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Company may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, the Company may take possession of the collateral, if any, securing the line of credit.

The estimated fair values of the Company’s financial instruments, all of which are held or issued for purposes other than trading, are as follows as of December 31:

	2006
	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$14,600,173	$14,600,173
Available-for-sale securities	19,583,336	19,583,336
Federal Home Loan Bank stock	396,700	396,700
Federal Reserve Bank stock	12,000	12,000
Loans, net	64,433,586	63,901,000
Accrued interest receivable	479,425	479,425
Financial liabilities:
Deposits	87,868,653	88,073,000
Securities sold under agreements to repurchase	3,856,722	3,856,722
Federal Home Loan Bank advances	523,606	517,889

The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

	2006	2005
Commitments to originate loans	$2,472,606	$126,875
Standby letters of credit	17,500	7,500
Unadvanced portions of loans:
Municipal	164,054	551,867
Home equity	1,732,145	1,717,483
Commercial lines of credit	3,595,031	1,496,886
Commercial and residential construction	867,932	1,838,633
Other	298,959	171,419
Agricultural		5,858

	$9,148,227	$5,916,521

There is no material difference between the notional amounts and the estimated fair values of the off-balance sheet liabilities.

NOTE 13 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Bank’s business activity is with customers located in Vermont. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Bank’s loan portfolio is comprised of loans collateralized by real estate located in the state of Vermont.

NOTE 14 - REGULATORY MATTERS

The Company and its subsidiary the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Their capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006 and 2005, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollar amounts in thousands)
As of December 31, 2006:
Total Capital (to Risk Weighted Assets):
Consolidated	$11,681	20.71%	$4,512	>8.0%	N/A
First Brandon National Bank	11,607	20.58	4,511	>8.0	$5,639	>10.0%
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	11,068	19.63	2,256	>4.0	N/A
First Brandon National Bank	10,994	19.50	2,255	>4.0	3,383	>6.0
Tier 1 Capital (to Average Assets):
Consolidated	11,068	10.71	4,136	>4.0	N/A
First Brandon National Bank	10,994	10.63	4,135	>4.0	5,169	>5.0

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollar amounts in thousands)
As of December 31, 2005:
Total Capital (to Risk Weighted Assets):
Consolidated	10,870	20.29	4,285	>8.0	N/A
First Brandon National Bank	10,736	20.05	4,284	>8.0	5,355	>10.0
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	10,198	19.04	2,143	>4.0	N/A
First Brandon National Bank	10,064	18.79	2,142	>4.0	3,213	>6.0
Tier 1 Capital (to Average Assets):
Consolidated	10,198	10.31	3,958	>4.0	N/A
First Brandon National Bank	10,064	10.17	3,958	>4.0	4,948	>5.0

The following is a reconcilement of the Bank’s total equity as presented in the balance sheet to the regulatory capital ratios disclosed in the table above:

	December 31, 2006		December 31, 2005
	Total Capital	Tier 1 Capital	Total Capital	Tier 1 Capital
Total equity	$10,836	$10,836	$9,800	$9,800
Accumulated other comprehensive loss	158	158	264	264
Allowable allowance for loan losses	613		672

	$11,607	$10,994	$10,736	$10,064

The Bank, as a National Bank is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year’s earnings (as defined) plus the retained earnings (as defined) from the prior two years. As of December 31, 2006, the Bank could declare dividends up to $2,537,380, without the approval of the Comptroller of the Currency.

NOTE 15 - MERGER

The Company and New Hampshire Thrift Bancshares, Inc. (NHTB) jointly announced on December 15, 2006 the execution of a definitive agreement in which NHTB will acquire the Company in an exchange of cash and stock (the “Merger”). Immediately following the Merger, the Bank will merge with and into NHTB’s subsidiary bank, Lake Sunapee Bank, fsb, but will operate under the name “First Brandon Bank, a division of Lake Sunapee Bank, fsb”. NHTB, headquartered in Newport, New Hampshire, is the holding company for Lake Sunapee Bank, fsb, which currently operates 17 branches in New Hampshire, in Grafton, Hillsboro, Merrimack and Sullivan counties.

The transaction, approved by the Boards of Directors of both companies, is valued at approximately $21.2 million. The terms of the merger agreement call for each outstanding share of the Company’s common stock to be converted into the right to receive $44.01 in cash or 2.67 shares of NHTB common stock. Company shareholders will have the right to elect either cash or stock with the constraint that the overall transaction must be consummated with 80% of the Company’s shares being exchanged for NHTB stock and 20% being exchanged for cash. If there is an imbalance in elections, there will be a proration of proceeds to achieve the 80/20 split.

The transaction is subject to approval by the shareholders of both NHTB and the Company as well as customary regulatory approvals including the Office of Thrift Supervision, the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System.

NOTE 16 - RECLASSIFICATION

Certain amounts in the prior year have been reclassified to be consistent with the current year’s statement presentation.

NOTE 17 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

The following are condensed balance sheets, statements of income and cash flows for First Brandon Financial Corporation (“Parent Company”) as of and for the years ended December 31:

CONDENSED BALANCE SHEETS

	2006	2005
ASSETS
Cash in First Brandon Bank	$146,932	$122,320
Investment in subsidiary, First Brandon Bank	10,835,745	9,800,421
Other assets	12,760	11,933

Total assets	$10,995,437	$9,934,674

OTHER LIABILITIES
Other liabilities	84,976	—

Total liabilities	84,976	—

SHAREHOLDERS’ EQUITY	10,910,461	9,934,674

Total liabilities and shareholders’ equity	$10,995,437	$9,934,674

CONDENSED STATEMENTS OF INCOME

	2006	2005
Dividends from subsidiary, First Brandon Bank	$439,905	$180,000
Net operating loss including tax benefit	(66,861)	(45,747)

Income before equity in earnings of subsidiaries	373,044	134,253
Equity in undistributed earnings of subsidiaries	929,006	165,463

Net income	$1,302,050	$299,716

CONDENSED STATEMENTS OF CASH FLOWS

	2006	2005
Cash flows from operating activities:
Net income	$1,302,050	$299,716
Decrease (increase) in deferred taxes	1,787	(3,876)
Increase in taxes receivable	(2,614)	(8,057)
Equity in undistributed earnings of subsidiaries	(929,006)	(165,463)

Net cash provided by operating activities	372,217	122,320

Cash flows from financing activities:
Dividends paid	(339,905)	—
Repurchase of treasury stock	(7,700)	—

Net cash used in financing activities	(347,605)	—

Net increase in cash	24,612	122,320
Cash, beginning of year	122,320	—

Cash, end of year	$146,932	$122,320

The Parent Only Statements of Changes in Shareholders’ Equity are identical to the Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2006 and 2005, and therefore are not reprinted here.

NOTE 18 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Summarized quarterly financial data for 2006 and 2005 follows:

	(In thousands, except earnings per share) 2006 Quarters Ended
	March 31	June 30	Sept. 30	Dec. 31
Interest and dividend income	$1,333	$1,405	$1,486	$1,572
Interest expense	309	335	429	499

Net interest and dividend income	1,024	1,070	1,057	1,073
Provision for loan losses	8		(283)
Noninterest income	196	204	218	181
Noninterest expense	858	837	870	907

Income before income taxes	354	437	688	347
Income tax expense	91	128	191	114

Net income	$263	$309	$497	$233

Basic earnings per common share	$.50	$.60	$1.00	$.50

	(In thousands, except earnings per share) 2005 Quarters Ended
	March 31	June 30	Sept. 30	Dec. 31
Interest and dividend income	$1,268	$1,288	$1,350	$1,392
Interest expense	200	217	262	291

Net interest and dividend income	1,068	1,071	1,088	1,101
Provision for loan losses	8	107	8	7
Noninterest income	181	197	209	191
Noninterest expense	818	823	797	856

Income before income taxes	423	338	492	429
Income tax expense	123	78	143	129

Net income	$300	$260	$349	$300

Basic earnings per common share	$.60	$.52	$.70	$.60

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

New Hampshire Thrift Bancshares’ bylaws provide that New Hampshire Thrift Bancshares shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, and any appeal therein, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of New Hampshire Thrift Bancshares) by reason of the fact that he or she is or was a director, officer, trustee, employee or agent of New Hampshire Thrift Bancshares, or is or was serving at the request of New Hampshire Thrift Bancshares as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, and any appeal therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of New Hampshire Thrift Bancshares, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Indemnification will be provided by New Hampshire Thrift Bancshares with respect to actions by or in the right of New Hampshire Thrift Bancshares as stated above, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which the person to be indemnified shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to New Hampshire Thrift Bancshares or against amounts paid in settlement unless and only to the extent that there is a determination that despite the adjudication of liability or the settlement, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement.

Expenses incurred in connection with a threatened or pending action, suit or proceeding, and any appeal therein, may be paid by New Hampshire Thrift Bancshares in advance of the final disposition of such action, suit or proceeding, and any appeal therein, as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer trustee, employee or agent to repay such amount unless it shall be determined that he is entitled to be indemnified by New Hampshire Thrift Bancshares as authorized by the bylaws.

First Brandon Financial’s bylaws provide that First Brandon Financial shall, to the fullest extent that a corporation formed under the laws of the State of Vermont is now or hereafter permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reasons of the fact that such person is or was a director, officer, employee, or agent of First Brandon Financial or is or was serving at the request of First Brandon Financial as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against judgments, fines, penalties, amounts paid in settlement and expenses (including but not limited to attorneys’ and accountants’ fees and disbursements) incurred by such person in connection with such threatened, pending or completed action, suit or proceeding.

To the fullest extent that a corporation formed under the laws of the State of Vermont is now or hereafter permitted by law, First Brandon Financial shall pay in advance of the final disposition of a threatened or pending action, suit or proceeding expenses which may be indemnifiable under First Brandon Financial’s bylaws that are or will be incurred in connection with such threatened or pending action, suit or proceeding.

First Brandon Financial’s articles of incorporation also provide that no director or officer of First Brandon Financial shall be personally liable to First Brandon Financial or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except for liability for: (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional or reckless infliction of harm on First Brandon Financial or its stockholders; (iii) a violation of Section 8.33 of the Vermont Statutes for unlawful distributions; or (iv) an intentional or reckless criminal act.

Pursuant to the merger agreement, New Hampshire Thrift Bancshares has agreed that, after the effective date of the merger, it will indemnify, defend and hold harmless, for a period of six years from the effective time of the merger, each present and former officer or director of First Brandon Financial against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments and amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of First Brandon Financial if such action or proceeding pertains to any matter of fact arising, existing or occurring before the closing date of the merger to the fullest extent permitted under New Hampshire Thrift Bancshares’ bylaws.

New Hampshire Thrift Bancshares has further agreed to use its reasonable best efforts to ensure that, for a six-year period following the effective time of the merger, the persons serving as officers and directors of First Brandon Financial immediately prior to the effective date continue to be covered by First Brandon Financial’s current directors’ and officers’ liability insurance policies, or by a policy which is not materially less advantageous than such policy, or by single premium tail coverage with policy limits equal to First Brandon Financial’s existing coverage limits, with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. However, in no event will New Hampshire Thrift Bancshares be required to expend more than 150% of the annual cost currently expended by First Brandon Financial with respect to such insurance.

Item 21.	Exhibits and Financial Statement Schedules.

The exhibits and financial statements filed as part of this Registration Statement are as follows:

2.1	Agreement and Plan of Reorganization, dated as of July 26, 1996, by and among New Hampshire Thrift Bancshares, Inc., Lake Sunapee Bank, fsb and Landmark Bank, including Annex A, Agreement and Plan of Merger, dated as of July 26, 1996, by and between Landmark Bank and Lake Sunapee Bank, and joined in by New Hampshire Thrift Bancshares (previously filed as Appendix A to New Hampshire Thrift Bancshares’ Form S-4 (file No. 333-12645) filed with the Securities and Exchange Commission (the “Commission”) on November 5, 1996)

2.2	Acquisition Agreement, dated April 12, 1999, by and among Sun Life Assurance Company of Canada (U.S.); New London Trust, FSB, PM Trust Holding Company, Cargill Bank, Mascoma Savings Bank, and Lake Sunapee Bank, fsb. (previously filed as an exhibit to New Hampshire Thrift Bancshares’ March 31, 1999 Form 10-Q filed with the Commission on May 14, 1999)

2.3	Purchase and Assumption Agreement, dated April 12, 1999, among PM Trust Holdings, Inc., PM Trust Holding Company, Cargill Bank, Mascoma Savings Bank, and Lake Sunapee Bank, fsb. (previously filed as an exhibit to New Hampshire Thrift Bancshares’ March 31, 1999 Form 10-Q filed with the Commission on May 14, 1999)

2.4	Asset and Liability Allocation Agreement dated April 12, 1999, by and among Cargill Bank, Mascoma Savings Bank, and Lake Sunapee Bank, fsb. (previously filed as an exhibit to New Hampshire Thrift Bancshares’ March 31, 1999 Form 10-Q filed with the Commission on May 14, 1999)

2.5	Agreement and Plan of Merger by and between New Hampshire Thrift Bancshares, Inc. and First Brandon Financial Corporation dated as of December 14, 2006 (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on December 15, 2006)

3.1.1	Amended and Restated Certificate of Incorporation of New Hampshire Thrift Bancshares (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form S-4 (file No. 333-12645) filed with the Commission on November 5, 1996)

3.1.2	Certificate of Amendment of the Certificate of Incorporation of New Hampshire Thrift Bancshares (previously filed as an exhibit to New Hampshire Thrift Bancshares’ June 30, 2005 Form 10-Q filed with the Commission on August 15, 2005)

3.2.1	Amended and Restated Bylaws of New Hampshire Thrift Bancshares (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form 10-KSB filed with the Commission on March 5, 1998)

3.2.2	Amendment to Bylaws of New Hampshire Thrift Bancshares (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form 8-K filed with the Commission on March 11, 2004)

3.3	Articles of Incorporation of First Brandon Financial Corporation

3.4	Amended and Restated Bylaws of First Brandon Financial Corporation

4.1	Stock Certificate of the Company (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form S-4 (file No. 33-27192) filed with the Commission on March 1, 1989)

4.2	Indenture by and between New Hampshire Thrift Bancshares, Inc., as Issuer and U.S. Bank National Association, as Trustee, dated March 30, 2004 for Floating Rate Junior Subordinated Deferrable Interest Debentures (previously filed as an exhibit to New Hampshire Thrift Bancshares’ December 31, 2004 Form 10-K filed with the Commission on March 29, 2005)

4.3	Form of Floating Rate Junior Subordinated Deferrable Interest Debentures issued by New Hampshire Thrift Bancshares, Inc. to U.S. Bank National Association dated March 30, 2004 (see Exhibit A to Exhibit 4.2)

4.4	Indenture by and between New Hampshire Thrift Bancshares, Inc., as Issuer, and U.S. Bank National Association, as Trustee, dated March 30, 2004 for Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures (previously filed as an exhibit to New Hampshire Thrift Bancshares’ December 31, 2004 Form 10-K filed with the Commission on March 29, 2005)

4.5	Form of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures issued by New Hampshire Thrift Bancshares, Inc. to U.S. Bank National Association dated March 30, 2004 (see Exhibit A to Exhibit 4.4)

5.1	Opinion of Thacher Proffitt & Wood LLP as to the legality of the securities being issued.

8.1	Tax opinion of Thacher Proffitt & Wood LLP

8.2	Tax opinion of Cranmore, FitzGerald & Meaney

10.1	Profit Sharing-Stock Ownership Plan of Lake Sunapee Bank, fsb (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form S-4 (file No. 333-12645) filed with the Commission on November 5, 1996)

10.2	New Hampshire Thrift Bancshares, Inc. 1996 Stock Option Plan (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form S-4 (file No. 333-12645) filed with the Commission on November 5, 1996)

10.3	Lake Sunapee Bank, fsb 1987 Incentive Stock Option Plan (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form S-4 (file No. 33-27192) filed with the Commission on March 1, 1989)

10.4	New Hampshire Thrift Bancshares, Inc. 1986 Incentive Stock Option Plan (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form S-4 (file No. 33-27192) filed with the Commission on March 1, 1989)

10.5	Employment Agreement between the Company and Stephen W. Ensign (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form S-4 (file No. 333-12645) filed with the Commission on November 5, 1996)

10.6	Employment Agreement between the Bank and Stephen R. Theroux (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form S-4 (file No. 333-12645) filed with the Commission on November 5, 1996)

10.7	Guarantee Agreement by and between New Hampshire Thrift Bancshares, Inc. and U.S. Bank National Association dated March 30, 2004 (previously filed as an exhibit to New Hampshire Thrift Bancshares’ December 31, 2004 Form 10-K filed with the Commission on March 29, 2005)

10.8	Guarantee Agreement by and between New Hampshire Thrift Bancshares, Inc. and U.S. Bank National Association dated March 30, 2004 (previously filed as an exhibit to New Hampshire Thrift Bancshares’ December 31, 2004 Form 10-K filed with the Commission on March 29, 2005)

10.9	New Hampshire Thrift Bancshares, Inc. 1998 Stock Option Plan (previously filed as Appendix A to New Hampshire Thrift Bancshares’ Proxy Statement filed with the Commission on March 6, 1998)

10.10	New Hampshire Thrift Bancshares, Inc. 2004 Stock Incentive Plan (previously filed as Appendix B to New Hampshire Thrift Bancshares’ Proxy Statement filed with the Commission on April 8, 2004)

10.11	Amended and Restated Supplemental Executive Retirement Plan of New Hampshire Thrift Bancshares, Inc. (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form 8-K filed with the Commission on December 14, 2005)

10.12	Amendment to the Amended and Restated Supplemental Executive Retirement Plan of New Hampshire Thrift Bancshares, Inc. (previously filed as an exhibit to New Hampshire Thrift Bancshares’ form 8-K filed with the Commission on March 14, 2006)

21	Subsidiaries of New Hampshire Thrift Bancshares, Inc.

23.1	Consent of Shatswell, MacLeod & Co., P.C. with respect to New Hampshire Thrift Bancshares’ financial statements

23.2	Consent of Shatswell, MacLeod & Co., P.C. with respect to First Brandon Financial Corporation’s financial statements

23.3	Consent of Keefe, Bruyette & Woods, Inc.

23.4	Consent of FinPro, Inc.

23.5	Consent of Thacher Proffitt & Wood LLP (set forth in Exhibits 5.1 and 8.1)

23.6	Consent of Cranmore, FitzGerald & Meaney (set forth in Exhibit 8.2)

99.1	Form of Proxy Card for Annual Meeting of Stockholders of New Hampshire Thrift Bancshares, Inc.

99.2	Form of Proxy Card for Special Meeting of Stockholders of First Brandon Financial Corporation

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

1. to file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver of cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)    (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipts of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registrations statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport, State of New Hampshire, on March 20, 2007.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:	/s/ Stephen W. Ensign
Stephen W. Ensign
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen W. Ensign Stephen W. Ensign	Chairman, President and Chief Executive Officer	March 20, 2007

/s/ Stephen R. Theroux Stephen R. Theroux	Vice Chairman, Executive Vice President, Chief Financial Officer and Secretary	March 20, 2007

/s/ Leonard R. Cashman Leonard R. Cashman	Director	March 20, 2007

/s/ William C. Horn William C. Horn	Director	March 20, 2007

/s/ Peter R. Lovely Peter R. Lovely	Director	March 20, 2007

/s/ Dennis A. Morrow Dennis A. Morrow	Director	March 20, 2007

/s/ Jack H. Nelson Jack H. Nelson	Director	March 20, 2007

/s/ Joseph B. Willey Joseph B. Willey	Director	March 20, 2007